As filed with the Securities and Exchange Commission on July 20, 2009

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CAMERON INTERNATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	3533	76-0451843
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1333 W. Loop South, Suite 1700
Houston, TX 77027
(713) 513-3330
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

William C. Lemmer
Senior Vice President and General Counsel
Cameron International Corporation
1333 W. Loop South, Suite 1700
Houston, TX 77027
(713) 513-3330
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard L. Wynne Porter & Hedges, L.L.P. 1000 Main Street, 36th Floor Houston, TX 77002 (713) 226-6647	Katherine P. Ellis Senior Vice President and General Counsel NATCO Group Inc. 11210 Equity Drive, Houston, TX 77041 (713) 849-7500	H. William Swanstrom Locke Lord Bissell & Liddell LLP 600 Travis Street, Suite 3400 Houston, TX 77002 (713) 226-1143

           Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

           If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12B-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, par value $.01 per share	26,799,566	N/A	$689,551,687	$38,477

(1)
The maximum number of shares of Cameron common stock estimated to be issuable upon the completion of the Cameron/NATCO merger described herein. This number is based on the number of shares of NATCO common stock outstanding, or reserved for issuance under various plans, as of July 17, 2009, and the exchange of each share of NATCO common stock, and shares of NATCO common stock reserved for issuance under various plans, for shares of Cameron common stock pursuant to the Agreement and Plan of Merger, dated as of June 1, 2009, among Cameron International Corporation, Octane Acquisition Sub, Inc. and NATCO Group Inc. This registration statement also covers the associated preferred stock purchase rights (the "Rights") issued pursuant to the Rights Agreement dated as of October 1, 2007, between the registrant and Computershare Trust Company, N.A., as rights agent. Until the occurrence of certain events, the Rights will not be exercisable for or evidenced separately from the shares of common stock of the registrant.

(2)
Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rules 457(f)(1), 457(f)(3) and 457(c) under the Securities Act. The proposed maximum aggregate offering price of the common stock of Cameron was calculated based upon the market value of shares of NATCO common stock (the securities to be cancelled in the merger) in accordance with Rule 457(c) under the Securities Act as follows: (A) the product of (1) $30.49, the average of the high and low prices per share of NATCO common stock on July 13, 2009, as quoted on the New York Stock Exchange Composite Transactions Tape, and (2) 22,615,667, the maximum number of shares of NATCO common stock to be cancelled in the merger.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. Cameron International Corporation may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and Cameron International Corporation is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject To Completion, Dated July 20, 2009

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

To NATCO Stockholders:

        On June 1, 2009, Cameron International Corporation ("Cameron"), NATCO Group Inc. ("NATCO") and Octane Acquisition Sub, Inc. ("Acquisition Sub"), a direct, wholly owned subsidiary of Cameron, entered into an Agreement and Plan of Merger which provides that Cameron will acquire all of the issued and outstanding shares of common stock of NATCO. Pursuant to the merger agreement, Acquisition Sub will merge with and into NATCO, with NATCO being the surviving company in the merger. As described in greater detail in this document, we believe the transaction will benefit the stockholders of both companies by creating a larger, more diversified company that is better positioned to compete in the global marketplace.

        In the merger, each NATCO stockholder will receive 1.185 shares of Cameron common stock for each share of NATCO common stock that the stockholder owns. No fractional shares of Cameron common stock will be issued in the merger, and NATCO stockholders will receive cash in lieu of any fractional shares of Cameron common stock. Cameron stockholders will continue to own their existing shares. Based on the number of outstanding shares of NATCO common stock on the record date and the number of outstanding shares of Cameron common stock on                         , 2009, we anticipate that NATCO stockholders will own approximately 10% of the outstanding shares of Cameron common stock immediately following the merger. Shares of common stock of Cameron and NATCO are traded on the New York Stock Exchange under the trading symbols "CAM" and "NTG," respectively. On                         , 2009, the last trading day before the date of this proxy statement/prospectus, Cameron common stock closed at $                        per share as reported on the New York Stock Exchange. We do not expect that NATCO stockholders will recognize any gain or loss for U.S. federal income tax purposes as a result of the merger, except to the extent of the cash consideration they receive in the merger.

        In order to consummate the merger, the merger agreement must be adopted by NATCO stockholders holding at least a majority of the shares of NATCO common stock outstanding on                          , 2009, the record date. The obligations of Cameron and NATCO to complete the merger are also subject to the satisfaction or waiver of several other conditions to the merger, including receiving approvals from regulatory agencies. This proxy statement/prospectus contains detailed information about Cameron and NATCO and the proposed merger. We encourage you to read carefully this entire proxy statement/prospectus before voting. In particular, we encourage you to read carefully the section entitled "Risk Factors" beginning on page 14, which contains a discussion of the risks relating to the merger. You can also obtain information about Cameron and NATCO from documents that have been filed with the Securities and Exchange Commission.

        NATCO's board of directors has unanimously approved the merger agreement and determined that the merger is advisable and in the best interests of NATCO and its stockholders. Accordingly, NATCO's board of directors recommends that NATCO stockholders vote "FOR" the proposal to adopt the merger agreement.

        The proposal is being presented to NATCO stockholders at a special meeting of NATCO stockholders. The date, time and place of the meeting are as follows:

                                , 2009 at             a.m., Houston time at the                        , Houston, Texas            .

        Your vote is very important.    The merger cannot be completed unless NATCO stockholders holding at least a majority of the shares of NATCO common stock outstanding on                         , 2009, the record date, vote to adopt the merger agreement. Whether or not you plan to attend NATCO's special meeting, please take the time to vote by completing and mailing to NATCO the enclosed proxy card or by following the telephone or internet voting instructions included on your proxy card. If your shares are held in an account with a bank, broker or other nominee or if your shares are held in the NATCO Group Profit Sharing and Savings Plan, you must instruct your bank, broker, nominee or the plan trustee how to vote those shares in order to have your shares voted at the special meeting.

                      Sincerely,

                      John U. Clarke
                      Chairman and Chief Executive Officer
                      NATCO Group Inc.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or has passed upon the adequacy or accuracy of the disclosure in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

        This proxy statement/prospectus is dated                         , 2009, and is first being mailed to NATCO stockholders on or about                         , 2009.

NATCO GROUP INC.
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON                 , 2009

To NATCO Stockholders:

        We will hold a special meeting of stockholders of NATCO Group Inc., on                         , 2009 at             a.m., Houston time, at            , in order to consider and to vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of June 1, 2009, by and among Cameron International Corporation, a Delaware corporation ("Cameron"), Octane Acquisition Sub, Inc., a Delaware corporation ("Acquisition Sub") and a direct, wholly owned subsidiary of Cameron, and NATCO Group Inc., a Delaware corporation ("NATCO"), which provides that Acquisition Sub will be merged with and into NATCO and each outstanding share of common stock of NATCO will be converted into the right to receive 1.185 shares of common stock of Cameron, plus cash in lieu of any fractional shares.

        Only stockholders of record at the close of business on                         , 2009, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. A complete list of NATCO stockholders of record entitled to vote at the special meeting will be available for the 10 days before the special meeting at the principal executive offices at 11210 Equity Drive, Houston, Texas 77041 for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting. The list will also be available at the special meeting for examination by any stockholder of record present at the special meeting. Whether or not a quorum of stockholders is present at the special meeting, the presiding officer may choose to adjourn the meeting for any reason, including if he or she determines that it would be in the best interests of NATCO to extend the period of time for solicitation of additional proxies, and the presiding officer may do so until he or she decides conclusively that the business to be conducted at the meeting is completed.

        Your vote is very important.    All NATCO stockholders are cordially invited to attend the special meeting in person. However, to ensure your representation at the special meeting, we request that you return your signed proxy card in the postage-paid envelope provided, or submit your proxy by using the Internet or telephone, in each case following the procedures in the voting instructions provided to you, at your earliest convenience, whether or not you plan to attend the special meeting.

        You may revoke your proxy at any time before it is voted at the special meeting in the manner described in the proxy statement/prospectus. Any stockholder of record present at the special meeting may revoke its proxy and vote personally at the meeting. If your shares are held in an account at a brokerage firm, bank or other nominee, you must instruct them on how to vote your shares and you must contact your broker, bank or nominee to revoke your instructions in order to have your shares voted at the special meeting. If your shares are held in the NATCO Group Profit Sharing and Savings Plan, you must instruct the plan trustee on how to vote your shares. You should follow the directions provided to you by your broker, bank, nominee or the plan trustee in order to have your shares voted at the special meeting.

        This proxy statement/prospectus describes the proposed merger in detail. We encourage you to read carefully the entire proxy statement/prospectus before voting your shares.

        NATCO's board of directors unanimously recommends that NATCO stockholders vote "FOR" the proposal to adopt the merger agreement.

                      BY ORDER OF THE BOARD OF DIRECTORS,

                      Katherine P. Ellis
                      Senior Vice President, Corporate Secretary & General Counsel
                      NATCO Group Inc.

Houston, Texas
                        , 2009

ADDITIONAL INFORMATION

        This proxy statement/prospectus incorporates by reference important business and financial information about Cameron and NATCO from documents filed with the Securities and Exchange Commission, or SEC, that are not included in or delivered with this proxy statement/prospectus. Printed versions of these documents are available to Cameron and NATCO stockholders without charge upon written or oral request, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain printed versions of any of the documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Cameron International Corporation 1333 West Loop South, Suite 1700 Houston, Texas 77027 Attention: Investor Relations Telephone number: (713) 513-3300	NATCO Group Inc. 11210 Equity Drive Houston, Texas 77041 Attention: Investor Relations Telephone number: (713) 849-7500

        See "Where You Can Find More Information" beginning on page 90 for a detailed description of the documents incorporated by reference into this proxy statement/prospectus.

        In order for you to receive timely delivery of the documents in advance of the meeting, Cameron or NATCO, as applicable, should receive your request by no later than                         , 2009.

        Information contained on the websites of Cameron and NATCO is expressly not incorporated by reference into this proxy statement/prospectus.

i

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

        The following are brief answers to some questions that NATCO stockholders may have regarding the special meeting of NATCO stockholders and regarding the proposed merger being considered at the special meeting. You are urged to read and consider carefully the remainder of this proxy statement/prospectus, including the Risk Factors beginning on page 14 and the attached Annexes, because the information in this section does not provide all of the information that might be important to you. Additional important information and descriptions of risks are also contained in the documents incorporated by reference in this proxy statement/prospectus.

Your vote is very important. You are encouraged to submit a proxy as soon as possible.

Q:    Why am I receiving these materials?

A:
Cameron and NATCO have agreed to the merger of NATCO with a wholly owned subsidiary of Cameron under the terms of a merger agreement that is described in this proxy statement/prospectus and attached to this proxy statement/prospectus as Annex A. The merger cannot be completed without obtaining approval for the adoption of the merger agreement from NATCO stockholders. NATCO is holding a special meeting of its stockholders to obtain this approval.

Q:    Why is NATCO proposing the merger?

A:
After careful consideration of a number of factors, NATCO's board of directors approved the merger agreement. For a discussion of the factors considered by NATCO's board of directors, please see "The Merger—NATCO's Reasons for the Merger and Recommendation of NATCO's Board of Directors," beginning on page 37.

Q:    What will happen to NATCO as a result of the merger?

A:
As a result of the merger, a direct, wholly owned subsidiary of Cameron will be merged with and into NATCO, and NATCO will continue as the surviving company. Following completion of the merger NATCO will be a subsidiary of Cameron.

Q:    What will stockholders receive in the merger?

A:
Each NATCO stockholder will receive 1.185 shares of common stock of Cameron for each share of common stock of NATCO that the stockholder owns at the effective time of the merger. Instead of receiving fractional shares, NATCO stockholders will receive cash from Cameron in an amount reflecting the market value of any fractional share.

  Each Cameron stockholder will continue to hold the shares of common stock of Cameron that it held prior to the merger. Those shares will represent a smaller portion of the total outstanding shares of Cameron after the merger.

Q:    What stockholder approvals are needed to complete the merger?

A:
The holders of at least a majority of the shares of common stock of NATCO outstanding on                         , 2009, the record date set for the meeting of NATCO stockholders, must vote in favor of adopting the merger agreement.

Q:    Are any other matters being voted on at the NATCO special meeting?

A:
No.

Q:    How does NATCO's board of directors recommend that I vote?

A:
NATCO's board of directors unanimously recommends that NATCO stockholders vote "FOR" the proposal to adopt the merger agreement.

Q:    When do you expect the merger to be completed?

A:
We are working to complete the merger as soon as possible. A number of conditions must be satisfied before we can complete the merger, including approval by NATCO stockholders, the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and approvals in certain foreign jurisdictions. Once the conditions to consummating the merger are satisfied, we intend to complete the merger as soon as possible.

Q:    What are the material U.S. federal income tax consequences to stockholders of the transaction?

A:
It is generally expected that the merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). The consummation of the merger is conditioned on the receipt by each of Cameron and NATCO of opinions from their respective counsel to that effect.

  Assuming that the merger qualifies as a reorganization under the Internal Revenue Code, NATCO stockholders will neither recognize gain nor loss for U.S. federal income tax purposes as a result of the merger except with respect to any cash received in lieu of a fractional share of Cameron's common stock in the merger. Tax matters are very complicated, and the tax consequences of the merger to a particular NATCO stockholder will depend on the facts and circumstances of each holder's own situation. For a description of the material U.S. federal income tax consequences of the merger, please see the information set forth in "Material U.S. Federal Income Tax Consequences" beginning on page 85. We also urge each NATCO stockholder to consult a tax advisor for a full understanding of the tax consequences of the merger to any stockholder.

Q:    What do I need to do now?

A:
You should read this proxy statement/prospectus carefully. Then, if you are the record holder of your shares and choose to vote by proxy, you should do so as soon as possible by (1) accessing the Internet website specified on your enclosed proxy card; (2) calling the telephone number specified on your proxy card; or (3) completing, signing and mailing your proxy card. If you hold your shares through a brokerage firm, bank or other nominee, you must instruct your broker, bank or nominee how to vote your shares. Each participant in the NATCO Group Profit Sharing and Savings Plan (the "NATCO 401(k) Plan") must instruct the trustee of the NATCO 401(k) Plan how to vote the shares of NATCO common stock credited to the participant's account. The plan trustee can not vote your shares in the NATCO 401(k) Plan unless you instruct the plan trustee how to vote. You should follow the directions provided to you by your broker, bank, nominee or the plan trustee.

Q:    If I am planning on attending the special meeting in person, should I still grant my proxy?

A:
Yes. Whether or not you plan to attend the special meeting, you should grant your proxy as described above. Otherwise your shares will not be voted unless you attend the meeting and vote in person. A failure to vote would have the same effect as a vote against adoption of the merger agreement.

Q:    If my shares are held in "street name" by my broker, will my broker vote my stock for me?

A:
Your broker can not vote your shares for or against adoption of the merger agreement unless you tell the broker how to vote. To tell your broker how to vote, you should follow the directions that your broker provides to you. A non-vote by your broker will have the same effect as a vote against the adoption of the merger agreement.

Q:    Can I change my vote after I have granted my proxy?

A:
Yes. NATCO stockholders who hold shares in their own name can change their vote at any time before their proxy is voted at NATCO's special meeting by:

•
timely delivery by mail of a valid, subsequently dated proxy;

•
submitting another proxy by telephone or the Internet (the latest voting instructions will be followed);

•
delivery to the Secretary of NATCO, at or before the special meeting, of a duly executed revocation of proxy bearing a date later than the proxy; or

•
submitting a vote by ballot at the special meeting (note that your attendance alone will not revoke your proxy).

        If your shares are held in a street name account, you must contact your broker, bank or nominee to change your vote.

Q:    Where and when is the special meeting?

A:
The special meeting of NATCO stockholders is scheduled to be held at            , on                         , 2009, at             a.m., Houston time.

Q:    Should NATCO stockholders send in their certificates representing the common stock of NATCO now?

A:
No. After the merger is completed, NATCO stockholders will receive written instructions for exchanging their certificates representing common stock of NATCO. Please do not send in your certificates representing common stock of NATCO with your proxy card.

Q:    What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote each proxy by (1) accessing the Internet website specified on the proxy card; (2) calling the telephone number specified on the proxy card; or (3) completing, signing and mailing the enclosed proxy card.

Q:    Can I submit my proxy by telephone or the Internet?

A:
Yes. Holders of record may submit their proxies by telephone or by the Internet. See "The Special Meeting of NATCO's Stockholders—Vote Required" beginning on page 29. If you hold your shares through a brokerage firm, bank or other nominee or if you hold shares through the NATCO 401(k) Plan, follow the instructions provided by your broker, bank, nominee or the plan trustee to vote your shares.

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Q:    Do I have appraisal rights?

A:
No, NATCO stockholders are not entitled to appraisal rights in connection with the merger.

Q:    Who will bear the cost of solicitation?

A:
The expense of soliciting proxies of NATCO stockholders will be borne by NATCO. NATCO has retained Morrow & Co., LLC, a proxy solicitation firm, to solicit proxies in connection with the special meeting at a cost not to exceed $25,000, plus reimbursement of out-of-pocket fees and expenses. In addition, NATCO will reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their reasonable expenses in forwarding soliciting materials to beneficial owners. Proxies may also be solicited by certain of NATCO's directors, officers and employees, personally or by telephone, facsimile or other means of communication. No additional compensation will be paid for these services.

Q:    Whom do I call if I have further questions about voting, the special meeting or the merger?

A:
NATCO stockholders who have questions about voting, the special meeting or the merger may call the Investor Relations department of NATCO at (713) 849-7500 or Morrow & Co., LLC toll-free at (800) 607-0088 (from the U.S. or Canada).

        If you need additional copies of this proxy statement/prospectus or the proxy card, please contact:

Morrow & Co., LLC
470 West Avenue
Stamford, CT 06902
(800) 607-0088
(203) 658-9400

You may also obtain additional information about Cameron and NATCO from documents filed with the SEC by following the instructions in the section entitled "Where You Can Find More Information."

SUMMARY

        This summary highlights some of the information in this proxy statement/prospectus. It may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the terms of the merger agreement and the merger, you should read carefully this proxy statement/prospectus, the documents we incorporate by reference and the full text of the merger agreement included as Annex A to this proxy statement/prospectus. Please also read "Where You Can Find More Information." We have included references to other portions of this proxy statement/prospectus to direct you to a more complete description of the topics presented in this summary.

 The Companies

        Cameron International Corporation.    Cameron is a leading provider of flow equipment products, systems and services for worldwide oil, gas and process industries. Cameron's operations are organized into three business segments—Drilling & Production Systems, or DPS, Valves & Measurement, or V&M, and Compression Systems, or CS.

        DPS is one of the world's leading providers of systems and equipment used to control pressures, direct flows of oil and gas wells and separate oil and gas from impurities. V&M is a leading provider of valves and measurement systems primarily used to control, direct and measure the flow of oil and gas as they are moved from individual wellheads through flow lines, gathering lines and transmission systems to refineries, petrochemical plants and industrial centers for processing. CS is a provider of reciprocating and integrally geared centrifugal compression equipment. DPS, V&M and CS all provide aftermarket parts and services.

        Cameron's common stock is traded on the NYSE under the symbol "CAM." Cameron's principal executive offices are located at 1333 West Loop South, Suite 1700, Houston, Texas 77027 and its telephone number is (713) 513-3300.

        NATCO Group Inc.    NATCO designs, manufactures and markets oil and gas production equipment and separation systems. NATCO products and services are used onshore and offshore, upstream and downstream, in most major oil and gas producing regions of the world.

        NATCO's operations are organized into three business segments—Integrated Engineered Solutions, or IES, Standard & Traditional, and Automation & Controls. IES includes NATCO's global build-to-order project business and related activities featuring its oil, water and gas separation technologies, as well as NATCO's West Texas CO2 processing facility. The Standard & Traditional segment includes sales and related activities associated with oil and gas wellhead processing equipment, as well as aftermarket parts, sales and associated services, primarily in the Americas. The Automation & Controls segment includes fabrication and sales of control panels and packaged automation systems primarily for offshore applications, as well as field services associated with the repair, maintenance, inspection and testing of onshore and offshore control systems.

        NATCO's common stock is traded on the NYSE under the symbol "NTG." NATCO's principal executive offices are located at 11210 Equity Drive, Houston, Texas 77041 and its telephone number is (713) 849-7500.

        Octane Acquisition Sub, Inc.    The Acquisition Sub is a direct, wholly owned subsidiary of Cameron. The Acquisition Sub was formed as a corporation under the laws of the State of Delaware on May 28, 2009, solely for the purpose of effecting the merger. The Acquisition Sub has not conducted any business operations other than activities incidental to its formation and in connection with the transaction contemplated by the merger agreement. The Acquisition Sub's principal executive offices and telephone numbers are the same as those for Cameron.

 The Special Meeting of NATCO Stockholders (see page 28)

        Where and when:    The special meeting of NATCO stockholders will take place at on                         , 2009 at             a.m., Houston time.

        What you are being asked to vote on:    At the special meeting, NATCO stockholders will be asked to consider and to vote on the adoption of the Agreement and Plan of Merger, dated as of June 1, 2009, among Cameron, Acquisition Sub, a wholly owned subsidiary of Cameron, and NATCO, which provides that the Acquisition Sub will be merged with and into NATCO and each outstanding share of common stock of NATCO will be converted into the right to receive 1.185 shares of common stock of Cameron, plus cash in lieu of fractional shares.

        Who may vote:    Owners of common stock of NATCO at the close of business on the record date,                          , 2009 may vote at the NATCO special meeting. On that date, there were                         shares of common stock of NATCO outstanding and entitled to vote. You may cast one vote for each share of common stock of NATCO that you owned on the record date.

        What vote is needed:    The affirmative vote of the holders of at least a majority of the shares of outstanding common stock of NATCO on the record date is required to adopt the merger agreement.

        Whether or not a quorum of NATCO stockholders is present at the special meeting, the presiding officer may choose to adjourn the meeting for any reason, including if he or she determines that it would be in the best interests of NATCO to extend the period of time for solicitation of additional proxies, and the presiding officer may do so until he or she decides conclusively that the business to be conducted at the meeting is completed.

        As of the record date, less than 6.0% of the outstanding common stock of NATCO was held by its directors and executive officers and their affiliates.

The Merger (see page 32)

        Under the terms of the merger agreement dated as of June 1, 2009, at the effective time of the merger, Acquisition Sub, a wholly owned subsidiary of Cameron, will merge with and into NATCO, with NATCO being the surviving legal entity. As a result of the merger, each NATCO stockholder will receive 1.185 shares of common stock of Cameron for each share of common stock of NATCO that the stockholder owns at the effective time of the merger. Cameron will not issue any fractional shares. With respect to fractional shares, NATCO stockholders will receive cash from Cameron in an amount that reflects the market value of any fractional share that would have been issued at the effective time of the merger.

        Based on the number of outstanding shares of common stock of NATCO and Cameron as of                         , 2009, we anticipate that Cameron will issue approximately 24.0 million shares of its common stock in the merger and that, upon completion of the merger, NATCO stockholders will own approximately 10% of Cameron and current Cameron stockholders will own approximately 90% of Cameron.

  Recommendation of the Board of Directors of NATCO and Reasons for the Merger (see page 37)

        After careful consideration, NATCO's board of directors determined that the merger is advisable and fair to and in the best interests of NATCO and its stockholders and unanimously approved the merger agreement and the merger. The board unanimously recommends that NATCO stockholders vote "FOR" the adoption of the merger agreement.

        To review the background of and reasons for the merger, as well as certain risks related to the merger, see the sections entitled "The Merger—Background of the Merger" and "The Merger—

NATCO's Reasons for the Merger and Recommendation of NATCO's Board of Directors," beginning on pages 32 and 37, respectively.

  Opinion of Barclays Capital (see page 47)

        Barclays Capital Inc. ("Barclays Capital") rendered its oral opinion to the board of directors of NATCO (which was subsequently confirmed in writing by delivery of Barclays Capital's written opinion dated the same date) to the effect that, as of June 1, 2009, the exchange ratio offered to the holders of shares of common stock of NATCO pursuant to the merger agreement was fair, from a financial point of view, to such holders.

        Barclays Capital's opinion was prepared for the information of the board of directors of NATCO in connection with its consideration of the merger. Barclays Capital's opinion only addressed the fairness from a financial point of view of the exchange ratio to be received by the holders of common stock of NATCO pursuant to the merger agreement, and did not address any other aspect or implication of the merger. The summary of Barclays Capital's opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Barclays Capital in rendering its opinion. However, neither Barclays Capital's written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to any stockholder as to how such stockholder should act or vote with respect to any matter relating to the merger.

        For a more complete description of Barclays Capital's opinion, see "The Merger—Opinion of Barclays Capital—Financial Advisor to NATCO" beginning on page 47.

  Interests of Directors and Executive Officers of NATCO in the Merger (see page 40)

        In considering the recommendation of NATCO's board of directors with respect to the merger, NATCO stockholders should be aware that some of the executive officers and directors of NATCO may have interests in the transactions that differ from, or are in addition to, the interests of NATCO stockholders generally. NATCO's board of directors was aware of these interests and considered them, among other matters, when making its decision to approve the merger agreement and the merger and recommend that NATCO stockholders vote in favor of the adoption of the merger agreement.

        For a more complete description of these interests, see "The Merger—Interests of Directors and Executive Officers of NATCO in the Merger" beginning on page 40.

  Accounting Treatment (see page 59)

        Cameron prepares its financial statements in accordance with accounting principles generally accepted in the United States of America, which is referred to as GAAP. The merger will be accounted for using the purchase method of accounting. Based upon the terms of the merger and other factors, such as the size of Cameron, the payment of the merger consideration (including issuance of Cameron common stock to NATCO stockholders at a premium of the fair market value of NATCO stock on the date preceding the merger announcement) by Cameron, the fact that NATCO will be merged with a subsidiary of Cameron, and the composition of the combined company's board of directors and senior management, Cameron is considered to be the acquirer of NATCO for accounting purposes. Therefore, Cameron will allocate the purchase price to NATCO's assets and liabilities at the acquisition date based on the estimated relative fair value of the assets acquired and liabilities assumed, with the excess purchase price to be recorded as goodwill. Under the purchase method of accounting, goodwill is not amortized but is tested for impairment at least annually.

  Regulatory Approvals Required for the Merger (see page 46)

        The merger is subject to antitrust laws of the U.S. and certain foreign jurisdictions. On June 25, 2009, Cameron and NATCO filed antitrust documents relating to the merger with the Federal Trade Commission, or FTC, and the Antitrust Division of the U.S. Department of Justice, or DOJ.

        Cameron and NATCO have made, or are in the process of making, the required filings relating to the merger with various government authorities in certain foreign jurisdictions in which one or both companies have a sufficient market presence to require filings.

        Cameron and NATCO continue to work with these various governmental agencies regarding the proposed merger. Upon receipt of all required regulatory approvals and satisfaction of all other closing conditions, Cameron and NATCO intend to close the merger as soon as possible thereafter. While Cameron and NATCO expect to resolve matters related to the antitrust review by U.S. and foreign authorities and to receive regulatory clearance, it cannot be assured that these regulatory approvals will be obtained or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the merger. These conditions could result in the conditions to the merger not being satisfied.

The Merger Agreement

  Conditions to the Completion of the Merger (see page 72)

        Cameron and NATCO will complete the merger only if the conditions set forth in the merger agreement are satisfied or, in some cases, waived. These conditions include:

  •
  the adoption by NATCO stockholders of the merger agreement;

  •
  the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

  •
  the declaration of effectiveness of the registration statement, of which this proxy statement/prospectus is a part, by the SEC and the absence of any stop order or proceedings seeking a stop order;

  •
  the absence of any action taken by any governmental regulatory body, court or other entity that is continuing and prevents consummation of the merger or imposes any material restrictions on Cameron or NATCO with respect to the merger;

  •
  the receipt of all consents, approvals, permits and authorizations from governmental entities, the failure of which to obtain is reasonably likely to have a material adverse effect on NATCO;

  •
  the approval for listing on the NYSE of the shares of common stock of Cameron to be issued in the merger, subject to official notice of issuance;

  •
  the continued accuracy of the representations and warranties of Cameron and NATCO contained in the merger agreement, except where the failure of the representations or warranties to be accurate would not reasonably be expected to have a material adverse effect on Cameron or NATCO (subject to certain limited exclusions);

  •
  the performance by Cameron and NATCO in all material respects of their respective obligations under the merger agreement;

  •
  the absence of any events that have had or are reasonably expected to have a material adverse effect on either Cameron or NATCO; and

  •
  the receipt of legal opinions from counsel for each of Cameron and NATCO to the effect that for federal income tax purposes the merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

        Either Cameron or NATCO may choose to waive a condition to its obligations and complete the merger if the necessary approval of NATCO stockholders has been obtained and the law allows them to do so.

  No Solicitation (see page 69)

        The merger agreement contains restrictions on the ability of NATCO and its representatives to solicit or engage in discussions or negotiations with a third party with respect to a proposal to acquire a significant interest in NATCO's equity or assets. Notwithstanding these restrictions, before NATCO stockholders adopt the merger agreement, the merger agreement provides that, under specified circumstances, if NATCO receives an unsolicited proposal from a third party to acquire a significant interest in the company that the board of directors determines in good faith is reasonably likely to lead to a proposal that is superior to the merger and the failure to provide information could reasonably be expected to result in a breach of its fiduciary duties, NATCO may furnish nonpublic information to that third party and engage in negotiations regarding a transaction with that third party.

  Termination of Merger Agreement (see page 75)

        The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after the approval of NATCO's stockholders has been obtained:

  •
  by mutual written consent of Cameron and NATCO;

  •
  by either Cameron or NATCO if:

  •
  any court of competent jurisdiction or other governmental entity has issued an order or ruling enjoining or prohibiting any of the transactions contemplated by the merger agreement, and such order or ruling has become final and non-appealable, except under limited circumstances;

  •
  the parties fail to consummate the merger on or before the outside date of March 31, 2010, unless the failure to perform or comply in all material respects with the covenants in the merger agreement by the party seeking the termination contributed to the failure to consummate the merger by the outside date;

  •
  the NATCO special meeting has been convened, NATCO stockholders have voted, and the adoption of the merger agreement by NATCO stockholders was not obtained; or

  •
  the other party breaches its representations, warranties or covenants set forth in the merger agreement, which breach would result in a failure of certain of the conditions to the completion of the merger being satisfied and such breach is not cured by the earlier of the outside date or 30 days after the receipt of written notice thereof or is incapable of being cured within such period, except under limited circumstances; or

  •
  by Cameron if:

  •
  prior to the receipt of NATCO stockholders' approval of the proposal to adopt the merger agreement, (1) NATCO's board of directors has effected a change of board recommendation or failed to include the board recommendation in the proxy statement/prospectus, (2) NATCO materially breaches its covenant to convene the NATCO special meeting or non-solicitation obligations or obligations to recommend that NATCO stockholders vote in favor of the adoption of the merger agreement, (3) after the expiration of three business days immediately following Cameron's receipt of written notice from NATCO informing Cameron of NATCO's intention to effect a change of board recommendation, (4) NATCO's board of directors recommends or approves, or announces publicly its intention to recommend or enter into an acquisition proposal other than the merger agreement, or (5) a tender offer or exchange offer that would, if consummated, constitute an acquisition proposal with respect to NATCO is commenced by a third party, and NATCO does not make a "stop, look and listen" or similar communication or a recommendation that its stockholders reject such tender or exchange offer within ten business days after such offer is first made; or

  •
  by NATCO if:

  •
  prior to the receipt of NATCO's stockholders' approval of the proposal to adopt the merger agreement, (1) NATCO receives an unsolicited written acquisition proposal, not in violation of its non-solicitation obligations, after the date of the merger agreement, which NATCO's board of directors concludes in good faith constitutes a superior proposal, (2) NATCO provides Cameron with a written notice that it intends to take such action, specifying the material terms of the superior proposal, (3) NATCO's board of directors determines in good faith that the failure to take such action could reasonably be expected to be a breach of its fiduciary duties to NATCO stockholders under applicable law, (4) NATCO thereafter satisfies its obligations to negotiate with Cameron in good faith to make adjustments to the terms and conditions of the merger agreement, and (5) NATCO, concurrently with the termination of the merger agreement, enters into an acquisition agreement for such superior proposal; provided that NATCO pays a $27.3 million termination fee to Cameron.

  Termination Fees and Expenses (see page 76)

        NATCO is required to pay a termination fee of $27.3 million to Cameron under certain circumstances. Cameron and NATCO must under certain circumstances reimburse the other party for its out-of-pocket expenses, not to exceed $6.0 million, incurred in connection with the transaction contemplated by the merger agreement.

        The $27.3 million termination fee would be payable by NATCO to Cameron in the following circumstances:

  •
  Upon termination by Cameron if prior to the receipt of NATCO stockholders' approval of the proposal to adopt the merger agreement (1) NATCO's board of directors has effected a change of board recommendation or failed to include the board recommendation in the proxy statement/prospectus, (2) NATCO has materially breached its covenant to convene the NATCO special meeting or non-solicitation obligations or obligations relating to the NATCO board recommendation that NATCO stockholders vote in favor of the adoption of the merger agreement, (3) after the expiration of three business days immediately following Cameron's receipt of written notice from NATCO informing Cameron of NATCO's intention to effect a change of board recommendation, (4) NATCO's board of directors has recommended or approved, or announced publicly its intention to recommend or enter into an acquisition proposal other than the merger agreement, or (5) if a tender offer or exchange offer that would, if consummated, constitute an acquisition proposal with respect to NATCO is commenced by a third party, and NATCO has not made a "stop, look and listen" or similar communication or recommendation that its stockholders reject such tender or exchange offer within ten business days after such offer is first made.

  •
  At the consummation of a competing acquisition proposal of at least 50% of the assets, net revenues, net income or equity of NATCO and its subsidiaries between NATCO and a third party if:

  •
  a competing acquisition proposal had been announced or made to NATCO's stockholders after the signing of the merger agreement;

  •
  after such competing acquisition proposal had been announced or made and before it had been publicly withdrawn, the merger agreement was terminated (1) due to the failure of the merger to be completed before the outside date or (2) due to the failure to adopt the merger agreement by NATCO's stockholders; and

  •
  within 12 months after such termination, NATCO either consummates a competing acquisition proposal or enters into a definitive agreement for a competing acquisition proposal (and consummates any competing acquisition proposal within the one-year period following the entry into such definitive agreement).

  •
  Upon termination by NATCO to enter into a definitive agreement for a superior proposal prior to the receipt of NATCO stockholders' approval.

        The reimbursement of out-of-pocket costs and expenses (not to exceed $6.0 million) are payable by Cameron or NATCO in the following circumstance:

  •
  upon termination by the other party due to the reimbursing party's breach of its representations, warranties or covenants set forth in the merger agreement resulting in the failure of certain conditions to completion of merger, subject to the 30-day cure right, except under limited circumstances.

  Treatment of NATCO Stock Options and Restricted Stock (see page 62)

        For a discussion of the treatment of stock options and restricted stock, see "The Merger Agreement—Treatment of NATCO Stock Options and Restricted Stock" beginning on page 62.

Risk Factors (see page 14)

        There are risks associated with both the merger and with the operations of Cameron and the combined company after the merger. See "Risk Factors" beginning on page 14 for a discussion of factors you should carefully consider before deciding how to vote at the special meeting of NATCO stockholders.

Material U.S. Federal Income Tax Consequences (see page 85)

        It is generally expected that the merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code so that NATCO stockholders generally will recognize neither gain nor loss for U.S. federal income tax purposes as a result of merger, except with respect to any cash received in lieu of a fractional share of Cameron's common stock in the merger. The consummation of the merger is conditioned on the receipt by each of Cameron and NATCO of opinions from their respective counsel to the effect that the merger will qualify as a tax-free reorganization as described above.

        Tax matters are very complicated, and the tax consequences of the merger to a particular NATCO stockholder will depend on the facts and circumstances of each holder's own situation. For a description of the material U.S. federal income tax consequences of the merger, please see the information set forth in "Material U.S. Federal Income Tax Consequences" beginning on page 85. We also urge each NATCO stockholder to consult a tax advisor for a full understanding of any tax consequences of the merger to the stockholder.

 Other Information Related to the Merger

  Comparison of the Rights of Stockholders of Cameron and NATCO (see page 78)

        NATCO stockholders are being asked to adopt the merger agreement which provides that each share of common stock of NATCO (other than shares of common stock of NATCO held directly or indirectly by Cameron, the Acquisition Sub or NATCO) will be converted into 1.185 shares of common stock of Cameron. Consequently, NATCO stockholders will no longer hold shares of NATCO but will instead hold shares of Cameron and their rights as Cameron stockholders will be governed by Delaware law and the certificate of incorporation and bylaws of Cameron, each as amended to date. There are various differences between the rights of NATCO stockholders and the rights of Cameron stockholders.

  Listing of Common Stock to be Issued in the Merger (see page 68)

        Cameron has agreed to file an application to have the shares of common stock of Cameron to be issued in the merger, including shares of common stock of Cameron to be issued upon the exercise of NATCO stock options assumed by Cameron, listed on the NYSE, the approval of which is a condition to closing the merger.

        After the effective time of the merger, shares of common stock of Cameron will continue to trade on the NYSE under the ticker symbol "CAM."

  No Appraisal Rights (see page 46)

        Holders of shares of NATCO's common stock will not be entitled to demand an appraisal of their shares under the Delaware General Corporation Law, or DGCL.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CAMERON

        Cameron is providing the following information to aid in your analysis of the financial aspects of the merger. The following selected historical financial data for each of the years in the five-year period ended December 31, 2008 has been derived from the audited consolidated financial statements for Cameron. The selected historical financial data for the three months ended March 31, 2009 and 2008 has been derived from unaudited consolidated financial statements for Cameron. In the opinion of the management of Cameron, the unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the interim consolidated financial statements. Results for the interim periods are not necessarily indicative of the results to be expected for the full year.

        The information is only a summary. You should read it along with the historical financial statements and related notes and the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the Current Report on Form 8-K dated July 20, 2009, which reflects certain required accounting adjustments to the financial information set forth in the Annual Report on Form 10-K for Cameron for the year ended December 31, 2008, and the Quarterly Report on Form 10-Q for Cameron for the quarterly period ended March 31, 2009 on file with the SEC and incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 90.

	Year Ended December 31,					Three Months Ended March 31,
	2008(1)	2007(1)	2006(1)	2005(1)	2004(1)	2009	2008(1)
	(In thousands, except per share data)
						(unaudited)
Operation Data:
Revenue	$5,848,877	$4,666,368	$3,742,907	$2,517,847	$2,092,845	$1,257,023	$1,339,254
Income before income taxes	$851,435	$687,943	$474,304	$256,481	$129,246	$167,353	$180,475
Net income	$580,703	$488,181	$308,988	$167,097	$92,147	$114,637	$122,981
Earnings per common share(2):
Basic	$2.67	$2.23	$1.36	$0.75	$0.43	$0.53	$0.57
Diluted	$2.54	$2.11	$1.32	$0.74	$0.43	$0.52	$0.53
Balance Sheet Data (at end of period):
Total assets	$5,902,371	$4,730,819	$4,350,750	$3,098,562	$2,356,430	$5,922,015	$5,001,541
Long-term debt	$1,218,627	$682,443	$662,191	$419,613	$427,002	$1,222,599	$687,665
Stockholders' equity	$2,344,527	$2,133,672	$1,792,826	$1,610,090	$1,247,607	$2,410,915	$2,219,132

(1)
Amounts have been retrospectively revised as a result of the adoption, effective January 1, 2009, of FASB Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (including Partial Cash Settlement) (FSP APB 14-1). Cameron elected to apply the provisions of FSP APB 14-1 to its 1.5% Convertible Debentures issued in 2004 and its 2.5% Convertible Debentures issued in 2006 as these debentures were outstanding during the three-year period ended December 31, 2008, as reflected in the accompanying consolidated financial statements.

(2)
Earnings per common share amounts have been adjusted to reflect the two-for-one stock splits effective December 16, 2005 and December 28, 2007.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF NATCO

        NATCO is providing the following information to aid in your analysis of the financial aspects of the merger. The following selected historical financial data for each of the years in the five-year period ended December 31, 2008 has been derived from audited consolidated financial statements for NATCO. The selected historical financial data for the three months ended March 31, 2009 and 2008 has been derived from unaudited consolidated financial statements for NATCO. In the opinion of the management of NATCO, the unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the interim consolidated financial statements. Results for the interim periods are not necessarily indicative of the results to be expected for the full year.

        The information is only a summary. You should read it along with historical financial statements and related notes and the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the Annual Report on Form 10-K for NATCO for the year ended December 31, 2008 and the Quarterly Report on Form 10-Q for NATCO for the quarterly period ended March 31, 2009 on file with the SEC and incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 90.

	Year Ended December 31,					Three Months Ended March 31,
	2008	2007	2006	2005	2004	2009	2008
	(In thousands, except per share data)
	As adjusted(1)					(unaudited)
Operation Data:
Revenue	$657,404	$570,115	$519,041	$400,486	$321,451	$161,902	$151,970
Income before income taxes and noncontrolling interests	$56,263	$71,839	$57,410	$22,393	$4,138	$14,121	$15,217
Net income (loss)	$34,849	$45,058	$36,212	$12,903	$(580)	$8,722	$9,605
Earnings (loss) per common share:
Basic	$1.79	$2.55	$2.14	$0.80	$(0.04)	$0.44	$0.52
Diluted	$1.76	$2.36	$1.96	$0.78	$(0.04)	$0.44	$0.50
Balance Sheet Data (at end of period):
Total assets	$508,166	$423,713	$322,373	$283,427	$252,385	$490,850	$430,869
Long-term debt excluding current installments	$13,000	$—	$—	$20,964	$38,935	$—	$—
Stockholders' equity	$286,439	$249,496	$172,945	$122,723	$96,527	$299,271	$270,301

(1)
The results for 2005 and 2006 have been adjusted to reflect the adoption of Financial Accounting Standards Board's Staff Position No. AUG AIR-1, "Accounting for Planned Major Maintenance Activities as of January 1, 2007."

UNAUDITED COMPARATIVE SHARE DATA

        The following tables set forth for the periods presented certain per share data separately for Cameron and NATCO on a historical basis, on an unaudited pro forma combined basis per Cameron common share and on an unaudited pro forma combined basis per equivalent share of common stock of NATCO. The following unaudited pro forma condensed consolidated financial data should be read in conjunction with the historical consolidated financial statements and notes thereto of Cameron and NATCO, both of which are incorporated by reference in this proxy statement/prospectus, and the other information contained or incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 90.

        The unaudited pro forma combined data per Cameron common share are based upon the historical weighted average number of Cameron common shares outstanding, adjusted to include the estimated number of shares of NATCO common stock to be issued in the merger. These amounts, however, are not intended to reflect future per share levels of income from continuing operations and book value of Cameron.

        The following unaudited pro forma data are presented for illustrative purposes only and are not necessarily indicative of what Cameron's actual financial position or results of operations would have been had the merger been completed on the dates indicated below. The following unaudited pro forma data does not give effect to (1) Cameron's or NATCO's results of operations or other transactions or developments since March 31, 2009, (2) the synergies, cost savings and one-time charges expected to result from the merger or (3) the effects of transactions or developments that may occur subsequent to the merger.

For the Three Months Ended March 31, 2009:	Cameron	NATCO
Basic net income per common share
Historical	$0.53	$0.44
Pro forma(1)	$0.51	$0.60
Diluted net income per common share
Historical	$0.52	$0.44
Pro forma(1)	$0.51	$0.60
Dividends declared on common stock
Historical	—	—
Pro forma	—	—
Book value per common share(2)
Historical	$11.11	$15.03
Pro forma(3)	$11.26	$13.35
For the Year Ended December 31, 2008:
Basic net income per common share
Historical	$2.67	$1.79
Pro forma(1)	$2.56	$3.03
Diluted net income per common share
Historical	$2.54	$1.76
Pro forma(1)	$2.44	$2.89
Dividends declared on common stock
Historical	—	—
Pro forma	—	—
Book value per common share(2)
Historical	$10.81	$14.46
Pro forma(3)	$10.94	$12.97

(1)
Cameron's pro forma combined earnings per share is calculated by dividing the combined company pro forma net income by the combined company pro forma weighted average number of shares of common stock outstanding during the period. NATCO's equivalent pro forma combined earnings per share is calculated by multiplying the corresponding Cameron pro forma combined earnings per share by 1.185. This NATCO equivalent pro forma per share information shows how each share of NATCO common stock would have participated in the earnings of Cameron had the companies been combined for the periods presented.

(2)
Book value per share is computed by dividing stockholders' equity at March 31, 2009 and December 31, 2008 by the number of shares of common stock outstanding at the end of the period.

(3)
Cameron's pro forma combined book value per share is calculated by dividing the combined company pro forma stockholders' equity at March 31, 2009 and December 31, 2008 by the combined company pro forma number of shares of common stock outstanding at the end of the period. NATCO's equivalent pro forma book value per share is calculated by multiplying the corresponding Cameron pro forma combined book value per share by 1.185. This NATCO equivalent pro forma per share information shows how each share of NATCO common stock would have participated in the book value of Cameron had the companies been combined for the periods presented.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

        Shares of the common stock of Cameron are traded on the NYSE under the symbol "CAM" and shares of the common stock of NATCO are traded on the NYSE under the symbol "NTG." The following table sets forth, for the periods indicated, the range of high and low sales prices per share of common stock of Cameron and common stock of NATCO as reported on the NYSE Composite Transactions Tape.

	Shares of Common Stock of Cameron(1)		Shares of Common Stock of NATCO
	High	Low	High	Low
2006
First Quarter	$25.30	$19.04	$29.37	$20.30
Second Quarter	$28.04	$21.05	$42.00	$27.36
Third Quarter	$26.03	$21.39	$42.63	$27.36
Fourth Quarter	$28.90	$22.30	$36.47	$26.89
2007
First Quarter	$32.01	$24.30	$37.64	$27.78
Second Quarter	$37.21	$31.29	$48.98	$34.00
Third Quarter	$47.95	$35.03	$54.02	$41.38
Fourth Quarter	$53.83	$42.76	$60.40	$45.48
2008
First Quarter	$52.79	$37.00	$56.02	$39.99
Second Quarter	$57.47	$40.80	$56.86	$42.36
Third Quarter	$58.53	$35.06	$54.76	$37.03
Fourth Quarter	$38.54	$16.15	$40.25	$11.52
2009
First Quarter	$25.74	$17.19	$22.82	$12.40
Second Quarter	$33.07	$22.03	$38.41	$18.60
Third Quarter (through July 17, 2009)	$29.27	$24.63	$34.19	$28.81

(1)
Sales prices per share have been adjusted to reflect the two-for-one stock splits effective December 16, 2005 and December 28, 2007.

        Since December 31, 2006, neither Cameron nor NATCO has paid cash dividends on their respective common shares. Any potential future decision regarding the payment of dividends by Cameron would depend on business conditions, Cameron's financial condition, earnings, capital requirements and other factors. Cameron has no immediate plans to declare or pay any dividends.

Recent Closing Prices

        The following table shows the closing sales prices per share of the common stocks of Cameron and NATCO and the equivalent value per share of common stock of NATCO on June 1, 2009 (the last full trading day before Cameron and NATCO announced the proposed merger) and                         , 2009, the most recent practicable date prior to the mailing of this proxy statement/prospectus to NATCO stockholders. The equivalent value per share of common stock of NATCO was determined by reference to the value of the merger consideration to be received in respect of each share of NATCO common stock in the merger. Because the merger consideration per share of common stock of NATCO is fixed at 1.185 shares of common stock of Cameron, the value of the total merger consideration to be received by NATCO stockholders will fluctuate based on the market price of the common stock of Cameron. We urge you to obtain the market prices of the common stocks of Cameron and NATCO before you vote.

Date	Common Stock of Cameron		Common Stock of NATCO		Equivalent Value per Share of Common Stock of NATCO
June 1, 2009		$32.45		$31.03		$38.45
, 2009	$		$		$

RISK FACTORS

        In addition to the other information included in this proxy statement/prospectus, including the matters addressed in "Cautionary Statement Regarding Forward-Looking Statements," you should carefully consider the following risks before deciding whether to vote for adoption of the merger agreement. In addition, you should read and consider the risks associated with each of the businesses of Cameron and NATCO because these risks will also affect the combined company. These risks can be found in Cameron's and NATCO's respective Annual Reports on Form 10-K for the year ended December 31, 2008, and the Quarterly Reports on Form 10-Q for the three-month period ended March 31, 2009, which reports are filed with the SEC and incorporated by reference into this proxy statement/prospectus.

 Risks Related to the Merger

The exchange ratio for the Cameron common stock to be received in the merger is fixed and will not be adjusted in the event of any change in stock price.

        Upon completion of the merger, each share of common stock of NATCO will be exchanged for 1.185 shares of common stock of Cameron. The share conversion number is fixed and will not be adjusted as a result of any change in the price of the common stocks of either Cameron or NATCO. In addition, neither Cameron nor NATCO may terminate the merger agreement solely because of changes in the market price of either company's common stock. Therefore, if the value of the common stock of Cameron declines prior to the completion of the merger, the value of the merger consideration to be received by NATCO stockholders will decline. The share prices of the common stocks of both Cameron and NATCO are by nature subject to the general price fluctuations in the market for publicly traded equity securities and have experienced significant volatility, and we cannot predict or give any assurances as to the market prices of the respective common stocks of Cameron and NATCO on the date of the special meeting of NATCO stockholders, the date of the completion of the merger or at any time after the completion of the merger. NATCO stockholders are encouraged to obtain current market price quotations for the common stocks of Cameron and NATCO before voting their shares at the special meeting.

Existing NATCO stockholders will represent a minority of Cameron stockholders after the merger.

        Based on the number of outstanding shares of the common stock of NATCO as of                         , 2009, Cameron will issue to NATCO stockholders approximately 24.0 million shares of common stock of Cameron in the merger. As a result, the current NATCO stockholders and Cameron stockholders will hold approximately 10% and 90%, respectively, of the outstanding common stock of Cameron immediately after the completion of the merger based upon the outstanding shares of common stock of the companies as of                          , 2009. Therefore, NATCO stockholders will have significantly less influence over the management and policies of Cameron than they currently exercise over the management and policies of NATCO.

Failure to complete the merger or delays in completing the merger could negatively impact Cameron's and NATCO's stock prices and future business and operations.

        If the merger is not completed for any reason, Cameron and NATCO may be subject to a number of material risks, including the following:

  •
  the individual companies will not realize the benefits expected from becoming part of a combined company;

  •
  under certain circumstances, NATCO may be required to pay Cameron a termination fee of $27.3 million, and under certain other circumstances, either of the companies may be required to reimburse the other party for up to $6.0 million in merger-related expenses;

  •
  the price of common stock of Cameron or NATCO may decline because of and to the extent that the current market price of either common stock reflects a market premium based on the assumption that the merger will be completed; and

  •
  some costs related to the merger, such as legal, accounting and financial advisor fees, must be paid even if the merger is not completed.

Some of the directors and executive officers of NATCO may have interests that differ from, or are in addition to, those of NATCO stockholders.

        In considering the recommendation of NATCO's board of directors to adopt the merger agreement, NATCO stockholders should consider that some of NATCO's directors and executive officers may have interests that differ from, or are in addition to, their interests as NATCO stockholders generally. These interests include the benefits that directors and officers may receive in connection with any acceleration of the vesting of their outstanding equity and performance awards as a result of the merger or their terminations of service, and the potential payments that certain officers of NATCO may receive if their employment terminates as a result of the merger. For a detailed discussion of interests of the directors and executive officers of NATCO, please see "The Merger—Interests of Directors and Executive Officers of NATCO in the Merger."

The merger agreement limits NATCO's ability to pursue alternatives to the merger, and in certain instances requires payment of a termination fee, which could deter a third party from proposing an alternative transaction to the merger.

        While the merger agreement is in effect, subject to certain limited exceptions, NATCO is prohibited from soliciting, initiating, encouraging or entering into any extraordinary transactions, such as a merger, sale of assets or other business combination, with any third party. As a result of these limitations, NATCO could lose opportunities to enter into an alternative transaction which could be more favorable. If the merger is terminated and NATCO's board of directors determines to seek another merger or business combination, NATCO cannot assure you that it will be able to find a transaction providing as much value to stockholders as this merger. See "The Merger Agreement—Covenants—No Solicitation" beginning on page 69.

        Under specified circumstances, NATCO could be required to pay Cameron a termination fee of $27.3 million in connection with the termination of the merger agreement. See "The Merger Agreement—Termination—Termination Fees and Expenses" beginning on page 76. This termination fee could deter a third party from proposing an alternative to the merger.

Whether or not the merger is completed, the pendency of the transaction could cause disruptions in NATCO's business, which could have an adverse effect on its operations and financial results.

        In response to the announcement of the merger, NATCO's customers could delay or defer purchasing decisions. Any delay or deferral of purchasing decisions by customers could negatively affect the business and results of operations of NATCO, regardless of whether the merger is ultimately completed. Similarly, current and prospective employees of NATCO may experience uncertainty about their future roles with the combined company until after the merger is completed. This may adversely affect the ability of NATCO to attract and retain key personnel. In addition, the diversion of the attention of NATCO's management team away from the day-to-day operations during the pendency of the transaction could have an adverse effect on the financial condition and operating results of NATCO.

Cameron and NATCO could be required to divest, hold separate or license assets to complete the merger.

        We cannot complete the merger until the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or HSR Act, or any other applicable waiting period has expired or is otherwise terminated. On June 25, 2009, Cameron and NATCO filed documents relating to the merger with the FTC and the DOJ. Cameron and NATCO have also made, or are in the process of making, the required filings relating to the merger with various government authorities in certain foreign jurisdictions in which one or both companies have sufficient market presence to require filings. We will continue to work with these various governmental agencies to obtain regulatory clearance to complete the merger. As a prerequisite to obtaining the expiration or termination of this waiting period, or to avoid an injunction by a governmental entity, whether foreign or domestic, Cameron, NATCO or both companies may be required to divest, hold separate or license certain assets. Although each of Cameron and NATCO have agreed to use their reasonable best efforts to obtain the expiration or termination of this waiting period and to obtain any other governmental clearance or approvals under federal, state or foreign antitrust laws, neither Cameron nor NATCO is required under the merger agreement to divest, hold separate or license any of their respective businesses, product lines or assets, take or agree to take any other action or agree to any limitation.

The shares of Cameron common stock to be received by NATCO stockholders in the merger will be governed by Cameron's certificate of incorporation and bylaws.

        NATCO stockholders will become Cameron stockholders in the merger, and their rights as stockholders will be governed by Cameron's certificate of incorporation and bylaws. The rights associated with NATCO common stock are different than the rights associated with Cameron common stock. For more information, see "Comparison of Stockholder Rights" beginning on page 78.

Litigation against NATCO, its directors, Cameron and Acquisition Sub has been instituted. This litigation could delay or prevent the merger. Similar litigation could also be instituted in the future.

        As of the date of this proxy statement/prospectus, Cameron and NATCO are aware of at least two lawsuits that have been filed in connection with the proposed merger. The first case was filed in the 189th Judicial District Court of Harris County, Texas. The second case was filed in the Court of Chancery of the State of Delaware.

        The plaintiffs in both lawsuits are NATCO stockholders. The suits allege, among other things, breaches of fiduciary duties of the directors of NATCO owed to NATCO stockholders in connection with the proposed merger. In addition, the plaintiffs allege NATCO and Cameron aided and abetted the alleged breaches by the NATCO directors. The plaintiffs seek to enjoin the merger and ask for other legal and equitable relief. Cameron and NATCO believe these lawsuits are without merit and intend to defend against them. This litigation could, however, delay or prevent the proposed merger. It is also possible that additional suits seeking to enjoin the proposed merger could be filed. Any such suit could delay or prevent the proposed merger.

Risks Relating to Cameron and the Combined Company Following the Merger

The current turmoil and uncertainty in the public and private credit markets could adversely impact the ability of Cameron's customers to finance future purchases of equipment or could adversely impact Cameron's ability to finance its future operational and capital needs.

        The public and private credit markets in the United States and around the world are currently severely constricted due to economic concerns related to the strength of the overall financial system, high levels of unemployment, the shrinking of the world's economic output and the present state of various world economies. The current uncertainty and turmoil in the credit markets has, in certain cases, negatively impacted the ability of customers to finance purchases of Cameron's equipment which will, in the short-term, result in a decline in sales, profitability and operating cash flows. Although Cameron does not currently anticipate a need to access the credit markets for new financing in the short-term and has no significant debt maturities until 2011, a prolonged constriction on future lending by banks or investors could also result in higher interest rates on future debt obligations of Cameron or could restrict Cameron's ability to obtain sufficient financing to meet its long-term operational and capital needs or could limit its ability in the future to consummate significant business acquisitions to be paid for in cash.

Downturns in the oil and gas industry have had, and will likely in the future have, a negative effect on Cameron's sales and profitability.

        Demand for most of Cameron's products and services, and therefore its revenues, depends to a large extent upon the level of capital expenditures related to oil and gas exploration, production, development, processing and transmission. Actual and anticipated declines in oil and gas prices could negatively affect the level of these activities, or could result in the cancellation, modification or rescheduling of existing orders. As an example, Cameron and NATCO expect that relatively low oil and gas prices during the first quarter of 2009, combined with the currently constricted credit markets, will adversely affect short-term spending by the combined company's customers until such time as the combined company's customers believe it is prudent to make a higher level of purchases. This decrease in purchases will negatively impact the combined company's revenues and profitability.

        Factors that contribute to the volatility of oil and gas prices include, but are not limited to, the following:

  •
  demand for oil and gas, which is impacted by economic and political conditions and weather;

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  the ability of the Organization of Petroleum Exporting Countries, or OPEC, to set and maintain production levels and pricing;

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  the level of production from non-OPEC countries;

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  policies regarding exploration and development of oil and gas reserves; and

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  the political environments of oil and gas producing regions, including the Middle East.

Cancellation of orders in backlog are possible.

        Cameron and NATCO have recently experienced cancellation of orders in backlog and may experience more. If the combined company's customers cancel existing purchase orders, future profitability could be negatively impacted.

Uncertainties exist in integrating the business and operations of Cameron and NATCO.

        After Cameron's proposed acquisition of NATCO, Cameron expects to continue NATCO's current operations. However, Cameron intends to integrate certain of NATCO's and Cameron's functions and operations. Although Cameron believes the integration of NATCO's operations with those of Cameron will be completed successfully, there can be no assurance that Cameron will be able to do so successfully. There will be inherent challenges in integrating the companies' operations that could result in a delay in achieving, or the failure to achieve, some or all of the anticipated benefits of the merger. Issues that must be addressed in integrating NATCO's operations include, among other things:

  •
  consolidating corporate and administrative infrastructures;

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  conforming accounting and disclosure standards, controls, procedures and policies, business cultures and compensation structures;

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  consolidating certain operations, including distribution and sales and marketing;

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  retaining key employees;

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  coordinating geographically dispersed organizations; and

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  minimizing the diversion of management's attention from ongoing business concerns.

        If Cameron is not able to successfully address these challenges, Cameron may be unable to successfully integrate the companies' operations, or to realize the anticipated benefits of the merger. Actual synergies, if achieved at all, may be lower than Cameron currently expects and may take a longer time to achieve than Cameron currently anticipates.

The inability of Cameron to deliver its backlog on time could affect the combined company's future sales and profitability and its relationships with its customers.

        At March 31, 2009, Cameron's backlog was $5.27 billion, and NATCO's was $314 million. The ability to meet customer delivery schedules for this backlog is dependent on a number of factors including, but not limited to, access to the raw materials required for production, an adequately trained and capable workforce, project engineering expertise for large subsea projects, sufficient manufacturing plant capacity and appropriate planning and scheduling of manufacturing resources. Many of the contracts Cameron and NATCO enter into with their customers require long manufacturing lead times and contain penalty or incentive clauses relating to on-time delivery. A failure by the combined company to deliver in accordance with customer expectations could subject the combined company to financial penalties and may result in damage to existing customer relationships. Failure to deliver backlog in accordance with expectations could negatively impact the combined company's financial performance.

Failure to successfully implement Cameron's capital expansion program could cause delivery disruptions or delays and may adversely impact future profitability.

        Cameron spent $245.6 million in 2007 and $272.2 million in 2008 on capital expenditures for new machine tools and other equipment, including expenditures for expanding its subsea facility in Malaysia and for building a new facility in Romania. For 2009, Cameron expects full-year capital expenditures of approximately $200.0 million and NATCO expects full-year capital expenditures of approximately $35 million. To the extent this program of upgrading machine tools, manufacturing technologies, processes and facilities in order to improve efficiency and address expected market demand for Cameron's products causes disruptions in Cameron's plants, or the needed machine tools or facilities are not delivered and installed or in use as currently expected, Cameron's ability to deliver existing or future backlog may be negatively impacted. In addition, if the program does not result in the expected efficiencies, future profitability may be negatively impacted.

Execution of subsea systems projects exposes Cameron to risks not present in its surface business.

        The subsea market is significantly different from Cameron's other markets since subsea systems projects are significantly larger in scope and complexity, in terms of both technical and logistical requirements. Subsea projects typically (1) involve long lead times, (2) are larger in financial scope, (3) require substantial engineering resources to meet the technical requirements of the project and (4) involve the application of existing technology to new environments and in some cases, new technology. Cameron's subsea business unit received orders in the amount of $2.7 billion during 2008, a record level. Several of these orders are substantially more complex and involve substantially more risk than previous projects. To the extent Cameron experiences unplanned delays or difficulties in meeting the technical and/or delivery requirements of the projects, Cameron's earnings or liquidity could be negatively impacted. Cameron accounts for its subsea projects, as well as separation and drilling projects, using SOP 81-1. In accordance with SOP 81-1, Cameron estimates the expected margin on these projects and recognizes this margin as units are completed. Factors that may affect future project costs and margins include the ability to properly execute the engineering and design phases consistent with Cameron's customers' expectations, production efficiencies, and availability and cost of labor, materials and subcomponents. These factors can significantly impact the accuracy of Cameron's estimates and materially impact Cameron's future period earnings. If Cameron experiences cost overruns, the expected margin could decline. In accordance with SOP 81-1, Cameron would record a cumulative adjustment to reduce the margin previously recorded on the related project. Subsea projects accounted for approximately 13.0% of Cameron's total revenues for the year ended December 31, 2008. As of March 31, 2009, Cameron had a subsea systems project backlog of approximately $2.0 billion.

Fluctuations in worldwide currency markets can impact Cameron's profitability.

        Cameron has production facilities located in the United Kingdom, Canada, Brazil and other European, South American and Asian countries. Additionally, NATCO has production facilities in Canada, Japan and Saudi Arabia. To the extent products are sold in U.S. dollars for which Cameron has related costs in other currencies, Cameron's profitability will be eroded when the U.S. dollar weakens against the currencies of these other countries.

Cameron's worldwide operations expose it to instability and changes in economic and political conditions, foreign currency fluctuations, trade and investment regulations and other risks inherent to international business.

        The economic risks of doing business on a worldwide basis include the following:

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  volatility in general economic, social and political conditions;

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  differing tax rates, tariffs, exchange controls or other similar restrictions;

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  changes in currency rates;

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  inability to repatriate income or capital;

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  reductions in the number or capacity of qualified personnel; and

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  seizure of equipment.

        Cameron has manufacturing and service operations that are essential parts of its business in developing countries and economically and politically volatile areas in Africa, Russia and other countries that were part of the former Soviet Union, Latin America, the Middle East and Central and South East Asia. Cameron also purchases a large portion of its raw materials and components from a relatively small number of foreign suppliers in developing countries. The ability of these suppliers to meet Cameron's demand could be adversely affected by the factors described above.

Cameron and NATCO are subject to trade laws and regulations that expose them to potential liability.

        Doing business on a worldwide basis puts the combined company and its operations at risk due to political risks and the need for compliance with the laws and regulations of many jurisdictions. These laws and regulations impose a range of restrictions and/or duties on importation and exportation, operations, trade practices, trade partners and investment decisions. Each of Cameron and NATCO has received inquiries regarding its compliance with certain such laws and regulations from several U.S. federal agencies.

        Each of Cameron and NATCO does business and has operations in a number of developing countries that have relatively underdeveloped legal and regulatory systems when compared to more developed countries. Several of the countries are generally perceived as presenting a higher than normal risk of corruption, or a culture where requests for improper payments are not discouraged. Maintaining and administering an effective compliance program under the U.S. Foreign Corrupt

Practices Act, or FCPA, and under similar statutes in other applicable jurisdictions for these developing countries presents greater challenges to the combined company than is the case in more developed countries.

        Cameron.    With respect to FCPA compliance, Cameron received and responded to a voluntary request for information in September 2005 from the SEC regarding certain of Cameron's West African activities.

        In July 2007, Cameron was one of a number of companies to receive a letter from the Criminal Division of the DOJ requesting information on its use of a customs clearance broker in Nigeria and Angola. The DOJ is inquiring into whether certain of the services provided to Cameron by the customs clearance broker may have involved violations of the FCPA. Cameron is conducting an internal investigation in response, as discussed below, and is providing the requested information to the DOJ.

        Cameron engaged special counsel reporting to the Audit Committee of the Board of Directors to conduct this investigation into its dealings with the customs clearance broker in Nigeria and Angola to determine if any payments made to or by the customs clearance broker on Cameron's behalf involved any violation of the FCPA by any Cameron person or entity. The investigation is also looking into activities of Cameron employees and agents with respect to immigration matters and importation permitting in Nigeria. To date, the special counsel has found that Cameron utilized certain services in Nigeria offered by the customs clearance broker that appear to be similar to services that have been under review by the DOJ. Similar issues do not appear to be present in Angola. Special counsel is reviewing these and other services and activities to determine whether they were conducted in compliance with all applicable laws and regulations. Special counsel is also reviewing the extent, if any, of Cameron's knowledge, and involvement in the performance of these services and activities, and whether Cameron fulfilled its obligations under the FCPA.

        In addition, the SEC is conducting an informal inquiry into the same matters currently under review by the DOJ. As part of this inquiry, the SEC has requested that Cameron provide to it the information and documents that have been requested by and are being provided to the DOJ. Cameron is cooperating fully with the SEC and the DOJ, and is providing the requested materials. Both agencies have requested, and been granted, an extension of the statute of limitations with respect to matters under review until January 2010. At this stage of the internal investigation, Cameron cannot predict the ultimate outcome of either the internal investigation or the government inquiries. Cameron has also undertaken an enhanced compliance training effort for its personnel, including foreign operations personnel dealing with customs clearance regulations and hired a Chief Compliance Officer in September 2008 to assume responsibility for all legal compliance matters for Cameron.

        Compliance with U.S. regulations on trade sanctions and embargoes also poses a risk to Cameron since its business is conducted on a worldwide basis through various entities. Cameron has received a number of inquiries from U.S. governmental agencies regarding compliance with these regulations. On March 25, 2009, Cameron received a letter from the Office of Global Security Risk of the U.S. Securities and Exchange Commission inquiring into the status of Cameron's non-U.S. entities' withdrawal from conducting business in or with Iran, Syria and Sudan. In mid-2006, Cameron adopted a policy which prohibited doing business with these and other U.S. embargoed countries and restricted its non-U.S. subsidiaries and persons from taking new orders from those countries, though Cameron did not prohibit them from honoring then existing contracts if they were, in the opinion of non-U.S. counsel, binding and enforceable in accordance with their terms and would subject a Cameron entity to damages for a failure to perform thereunder, provided such contracts could, in fact, be performed without any U.S. person or entity involvement and otherwise in accordance with existing U.S. regulations. Cameron's records show that its non-U.S. entities made deliveries in 2008 of approximately $3.1 million (direct) and $1.9 million (indirect) to Iran and $1.5 million to Syria. No deliveries were made to Sudan in 2008 nor have there been any deliveries to Syria or Sudan in 2009.

Deliveries of $5 million were made to Iran in the second quarter of 2009. Cameron's backlog report shows an additional shipment(s) of approximately $4 million in the second half of 2009. It is expected that with this/these deliveries, performance under the pre-mid-2006 contracts will be complete. Cameron is examining these deliveries to confirm they were in compliance with its policy and is actively monitoring present and future performance of its non-U.S. entities to ensure compliance. In connection with Cameron's decision to cease doing business with these countries, one of Cameron's non-U.S. subsidiaries divested its interest in a joint venture doing business in Iran to its joint venture partner in 2006 in exchange for an $11.4 million receivable. The first installment was paid in the amount of $0.6 million during the first quarter of 2009. Subsequent to the receipt of this payment, Cameron determined it will not be able to recover the remaining balance of the receivable under its terms. Cameron will continue to evaluate its options for recovery of all or a portion of this sum through other means. Cameron also received an inquiry from the Office of Global Security Risk regarding essentially the same matters in 2006. In December 2008, Cameron received an inquiry from the U.S. Department of Treasury's Office of Foreign Assets Control regarding a bank guaranty Cameron attempted to establish for a sale to a Burmese entity. Cameron has responded and has received no further inquiry regarding this matter.

        In January 2007, Cameron underwent a Pre-Assessment Survey as part of a Focused Assessment Audit initiated by the Regulatory Audit Division of the U.S. Customs and Border Protection, Department of Homeland Security. The Pre-Assessment Survey resulted in a finding that Cameron had deficiencies in its U.S. Customs compliance process and had underpaid customs duties. Cameron has taken corrective action and will close out all matters regarding duties owed for import entries processed from September 29, 2001 through October 5, 2007. Cameron expects that the final assessment compliance period will encompass import activity during the second half of 2009. The fieldwork for the Focused Assessment Audit is expected to commence in the second quarter of 2010.

        NATCO.    Consistent with the laws of their respective jurisdictions of incorporation, NATCO's UK-based operations, its Japanese subsidiary and its Canadian subsidiary have made sales (as part of their ongoing businesses) of non-U.S. equipment and services to customers in certain countries that are also subject to U.S. government trade sanctions and embargoes. In the past, these included sales to the Iraqi national oil companies permitted under the United Nations Oil-For-Food Program, Libya, Syria, Iran and Sudan. Sales to customers in these sanctioned countries were approximately 1% of NATCO's consolidated revenue in each of the years 2008, 2007 and 2006. Pursuant to the merger agreement, NATCO adopted a policy not to do any new business with, and has restricted its non-U.S. subsidiaries and personnel from doing any new business in or with, any sanctioned country. Certain of NATCO's non-U.S. subsidiaries are in the process of winding up contracts in sanctioned countries that were in place prior to the issuance of such policy.

        NATCO also has unresolved matters pending before the DOJ and SEC. NATCO has identified certain payments made in Kazakhstan that may raise implications under the FCPA. This matter has been reported to the SEC and the DOJ, and NATCO has kept them apprised as to the status of the review. The SEC is conducting an investigation into the matter and NATCO is cooperating with this inquiry. As part of any resolution of this matter, the DOJ, the SEC or other governmental authorities could seek criminal or civil sanctions, including monetary fines and penalties, against NATCO and/or certain of its employees, as well as additional changes to its business practices and compliance programs in the event that the review or any governmental investigation identifies violations of law. To the extent any payments are determined to be illegal in Kazakhstan, it is possible that there could be penalties assessed in that jurisdiction.

Cameron's business is subject to environmental, health and safety laws and regulations that subject it to potential liability.

        Cameron's operations are subject to a variety of national and state, provisional and local laws and regulations, including laws and regulations relating to the protection of the environment. Cameron is required to invest financial and managerial resources to comply with these laws and expects to continue to do so in the future. To date, the cost of complying with governmental regulation has not been material to Cameron, but the fact that such laws or regulations are frequently changed makes it impossible for Cameron to predict the cost or impact of such laws and regulations on Cameron's future operations. The modification of existing laws or regulations or the adoption of new laws or regulations imposing more stringent environmental restrictions could adversely affect Cameron.

        Cameron is currently identified as a potentially responsible party with respect to two sites designated for cleanup under the Comprehensive Environmental Response Compensation and Liability Act or similar state laws. One of these sites is Osborne, Pennsylvania (a landfill into which a predecessor of the Compression Systems operation in Grove City, Pennsylvania deposited waste), where remediation is complete and remaining costs relate to ongoing ground water treatment and monitoring. The other is believed to be a de minimis exposure. Cameron is also engaged in site cleanup under the Voluntary Cleanup Plan of the Texas Commission on Environmental Quality at former manufacturing locations in Houston and Missouri City, Texas. Additionally, Cameron has discontinued operations at a number of other sites which had been active for many years. Cameron does not believe, based upon information currently available, that there are any material environmental liabilities existing at these locations. At March 31, 2009, Cameron's consolidated balance sheet included a noncurrent liability of approximately $6.48 million for environmental matters.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus and the documents incorporated by reference contain various forward-looking statements and information that are based on the beliefs of Cameron and NATCO, as well as assumptions made by Cameron and NATCO and information currently available to us. When used in this proxy statement/prospectus, words such as "anticipate," "project," "expect," "plan," "goal," "forecast," "intend," "could," "believe," "may," and similar expressions and statements regarding our plans and objectives for future operations, are intended to identify forward-looking statements. Forward-looking statements in this proxy statement/prospectus also include:

  •
  statements relating to the cost savings, transaction costs or integration costs that Cameron and NATCO anticipate to arise from the merger;

  •
  statements with respect to various actions to be taken or requirements to be met in connection with completing the merger or integrating Cameron and NATCO; and

  •
  statements relating to revenue, income and operations of the combined company after the merger is completed.

        These forward-looking statements are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, including those discussed in the "Risk Factors" section of this proxy statement/prospectus, could cause actual results to differ materially from those described in the forward-looking statements:

  •
  expected cost savings from the merger may not be fully realized or realized within the expected time frame;

  •
  revenue of the combined company following the transaction may be lower than expected;

  •
  costs or difficulties related to obtaining regulatory approvals for completing the merger and, following the transaction, to the integration of the businesses of Cameron and NATCO, may be greater than expected;

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  general economic conditions, either internationally or nationally or in the jurisdictions in which Cameron or NATCO is doing business, may be less favorable than expected;

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  the potential for rapid and significant changes in technology and their effect on the combined company's operations;

  •
  inability to retain key personnel after the merger; and

  •
  operating, legal and regulatory risks.

        Except for its ongoing obligations to disclose material information as required by the federal securities laws, neither Cameron nor NATCO has any intention or obligation to update these forward-looking statements after it distributes this proxy statement/prospectus.

        Although we believe that such expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected.

        You should not put undue reliance on any forward-looking statements. When considering forward-looking statements, please review the risk factors described under "Risk Factors" in this proxy statement/prospectus and incorporated by reference into this proxy statement/prospectus.

THE COMPANIES

Cameron's Business

        This section summarizes general information from Cameron's Annual Report on Form 10-K for the year ended December 31, 2008. For a more detailed discussion of Cameron's business, please read Cameron's Annual Report on Form 10-K for the year ended December 31, 2008, its Form 8-K filed on July 20, 2009 and its other filings incorporated into this proxy statement/prospectus by reference.

  Business Segments

        Cameron's operations are organized into three businesses:

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  Drilling & Production Systems, or DPS;

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  Valves & Measurement, or V&M; and

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  Compression Systems, or CS.

  Drilling & Production Systems Segment

        Cameron's DPS segment is one of the world's leading providers of systems and equipment used to control pressures, direct flows of oil and gas wells and separate oil and gas from impurities. Its products are employed in a wide variety of operating environments including basic onshore fields, highly complex onshore and offshore environments, deepwater subsea applications and ultra-high temperature geothermal operations.

        DPS's products include surface and subsea production systems, blowout preventers, drilling and production control systems, oil and gas separation equipment, gate valves, actuators, chokes, wellheads, drilling riser and aftermarket parts and services. DPS's products are marketed under the brand names CAMERON®, W-K-M®, MCEVOY® and WILLIS®. Additionally, DPS manufactures elastomers, which are used in pressure and flow control equipment and other petroleum industry applications, as well as in the petroleum, petrochemical, rubber molding and plastics industries.

        DPS primarily markets its products directly to end-users through a worldwide network of sales and marketing employees, supported by agents in some international locations. Due to the technical nature of many of the products, the marketing effort is further supported by a staff of engineering employees.

        DPS's primary customers include oil and gas majors, national oil companies, independent producers, engineering and construction companies, drilling contractors, rental companies and geothermal energy producers.

  Valves & Measurement

        Cameron's V&M segment is a leading provider of valves and measurement systems primarily used to control, direct and measure the flow of oil and gas as they are moved from individual wellheads through flow lines, gathering lines and transmission systems to refineries, petrochemical plants and industrial centers for processing. Equipment used in these environments is generally required to meet demanding standards, including API 6D and the American Society of Mechanical Engineers.

        V&M's products include gate valves, ball valves, butterfly valves, Orbit® valves, double block & bleed valves, plug valves, globe valves, check valves, actuators, chokes and aftermarket parts and services. Measurement products include totalizers, turbine meters, flow computers, chart recorders, ultrasonic flow meters and sampling systems.

        V&M markets its equipment and services through a worldwide network of combined sales and marketing employees, distributors and agents in selected international locations. Due to the technical nature of many of the products, the marketing effort is further supported by a staff of engineering employees.

        V&M's primary customers include oil and gas majors, independent producers, engineering and construction companies, pipeline operators, drilling contractors and major chemical, petrochemical and refining companies.

  Compression Systems

        Cameron's CS segment is a provider of reciprocating and integrally geared centrifugal compression equipment and aftermarket parts and services. Reciprocating compression equipment, or Reciprocating Technology, is used throughout the energy industry by gas transmission companies, compression leasing companies, oil and gas producers and independent power producers. Integrally geared centrifugal compressors, or Centrifugal Technology, are used by customers around the world in a variety of industries, including the air separation, petrochemical and chemical industries. CS's products include aftermarket parts and services, integral engine-compressors, separable compressors, turbochargers, integrally geared centrifugal compressors, compressor systems and controls. Its aftermarket services include spare parts, technical services, repairs, overhauls and upgrades.

        Customers for Reciprocating Technology products include gas transmission companies, compression leasing companies, oil and gas producers and processors and independent power producers.

        Centrifugal Technology customers include petrochemical and refining companies, natural gas processing companies, durable goods manufacturers, utilities, air separation and chemical companies.

NATCO's Business

        This section summarizes general information from NATCO's Annual Report on Form 10-K for the year ended December 31, 2008. For a more detailed discussion of NATCO's business, please read NATCO's Annual Report on Form 10-K for the year ended December 31, 2008 and its other filings incorporated into this proxy/statement prospectus by reference.

  Business Segments

        NATCO's business operates under three defined segments:

  •
  Integrated Engineered Solutions, or IES;

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  Standard & Traditional; and

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  Automation & Controls.

  Integrated Engineered Solutions

        NATCO's IES segment includes custom-designed and engineered solutions for specific customer-defined applications (including NATCO's advanced electrostatic technologies), CO2 membrane business, the assets and operating relationship related to NATCO's gas processing facilities in West Texas, H2 S removal technologies (including the Shell Paques process) and the ConSepT™ brand of advanced separator equipment technology featuring internals for gas scrubbing, primary separation and produced water de-gassing.

        NATCO designs, engineers, procures, fabricates, manufactures and manages engineered systems using its own facilities or third-party subcontractors for upstream and downstream oil and gas projects throughout the world and provides start-up services for our custom-made engineered products. Engineered systems typically require a significant amount of technology, engineering, procurement, fabrication and project management. NATCO utilizes a project delivery system designed to integrate these functions into a predictable process with integrated project management capabilities that provide effective risk management and timely delivery of a high quality product within budget.

        IES' systems and solutions are marketed through NATCO's direct sales force based in the U.S., Latin America, Southeast Asia, Japan, U.K., the Middle East, Norway, Russia and West Africa, augmented by independent representatives in other countries.

        IES' customers include independent operators, major integrated and national oil companies and engineering, procurement and construction companies acting on behalf of end users.

  Standard & Traditional

        NATCO's Standard & Traditional segment includes conventional oil and gas separation and dehydration equipment sales and related services. The Standard & Traditional business consists of the sale of upstream and wellhead production equipment, replacement parts, refurbished equipment and aftermarket parts, sales and service. NATCO's Canadian operation provides production equipment for treatment of heavy oils. Equipment built for these markets typically is based on standardized NATCO designs available via catalogue purchase, or variations of standardized equipment requiring limited customized engineering.

        Standard and traditional production equipment includes:

  •
  Separators.  Separators are used for the primary separation of a hydrocarbon stream into oil, water and gas. In addition to traditional separator solutions, NATCO offers customers more advanced separation technologies utilizing proprietary devices inside vessels to achieve more efficient separation designed to reduce size and weight, improve separation efficiency and eliminate processing problems.

  •
  Oil, Gas and Water Conditioning Equipment.  NATCO markets heaters, which are used to reduce the viscosity of oil to improve flow rates and to prevent hydrates from forming in gas streams; oil dehydrators, which are used to remove water from oil; water treatment and conditioning equipment that removes contaminants from water extracted during oil and gas production; gas conditioning equipment, such as glycol or amine units, that remove contaminants from hydrocarbon and gas streams.

  •
  Linco Measurement and Liquid Metering Systems.  These systems include large and small custody transfer measurement skids for liquid, gas and liquefied petroleum gas; on-line analyzer systems; odorant injection; meter provers; automated truck and rail loading racks; and customized systems, as well as complementary automation systems, field services, training and manufactured products.

        In addition, NATCO provides the following

  •
  Equipment Refurbishment.  NATCO sources, refurbishes and integrates used oil and gas production equipment, such as production units, separators, dehydrators, oil treaters, heaters and amine plants. Customers that purchase this equipment may benefit from reduced delivery times and lower equipment costs relative to new equipment. The used equipment market is focused primarily in North America, both onshore and offshore.

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  Parts, Service and Training.  NATCO provides replacement parts for its own equipment and for equipment manufactured by others. Each branch in the North American marketing network also serves as a local parts and service business. In addition, NATCO offers operational and safety training to the oil and gas production industry, which provides an additional marketing tool for our other products and services.

        Standard & Traditional equipment and services are marketed throughout the U.S., Canada, Mexico and South America through NATCO's extensive branch network system.

        Standard & Traditional's customers include independent operators, major integrated and national oil companies and engineering, procurement and construction companies acting on behalf of end users.

  Automation & Controls

        NATCO's Automation & Controls segment offers products and services under the TEST™ brand, including:

  •
  Engineering and Instrumentation Field Services.  NATCO provides the service of engineering and instrumentation professionals for start-up support, testing, maintenance, repair, renovation, expansion and upgrade of control systems, including those designed or installed by others for major customers worldwide, with primary concentration in the Gulf of Mexico and offshore Angola. NATCO's design and engineering staff also provides contract electrical engineering services.

  •
  Control Systems and Panels.  NATCO designs, programs, assembles, installs and commissions a variety of pneumatic, hydraulic, electrical and computerized control panels and systems for multiple industries.

        These systems monitor and change key parameters of oil and gas production systems. Key parameters include wellhead flow control, emergency shutdown of production and safety systems, hydraulic power unit controls, lighting systems, power generation, distribution and control, and quarters and production facilities controls. A control system typically consists of a control panel and related tubing, wiring, sensors and connections.

        The primary market for NATCO's Automation & Controls segment is in offshore applications. NATCO markets and services these products from Houston, Texas, Harvey and New Iberia, Louisiana, and internationally in the Republic of Angola.

        Automation & Controls' customers include independent operators, major integrated and national oil companies and engineering, procurement and construction companies acting on behalf of end users.

RECENT DEVELOPMENTS

        As of the date of this proxy statement/prospectus, Cameron and NATCO are aware of at least two lawsuits that have been filed in connection with the proposed merger. The first case was filed in the 189th Judicial District Court of Harris County, Texas. The second case was filed in the Court of Chancery of the State of Delaware.

        The plaintiffs in both lawsuits are NATCO stockholders. The suits allege, among other things, breaches of fiduciary duties of the directors of NATCO owed to NATCO stockholders in connection with the proposed merger. In addition, the plaintiffs allege NATCO and Cameron aided and abetted the alleged breaches by the NATCO directors. The plaintiffs seek to enjoin the merger and ask for other legal and equitable relief. Cameron and NATCO believe these lawsuits are without merit and intend to defend against them. This litigation could, however, delay or prevent the proposed merger. It is also possible that additional suits seeking to enjoin the proposed merger could be filed. Any such suit could delay or prevent the proposed merger.

THE SPECIAL MEETING OF NATCO STOCKHOLDERS

        This proxy statement/prospectus is being provided to NATCO stockholders as part of a solicitation of proxies by NATCO's board of directors for use at NATCO's special meeting of stockholders to be held at the time and place specified below, and at any properly convened meeting following an adjournment or postponement thereof. This proxy statement/prospectus provides NATCO stockholders with the information they need to know to be able to vote or instruct their vote to be cast at NATCO's special meeting of stockholders.

 Date, Time and Place of the Special Meeting of NATCO Stockholders

        The special meeting is scheduled to be held as follows:

                                ,                         , Houston, Texas                        on                          , 2009 at            :00 a.m., Houston time.

Purpose of the Special Meeting of NATCO Stockholders

        The special meeting of NATCO stockholders is being held in order to consider and vote on the adoption of the Agreement and Plan of Merger, dated as of June 1, 2009, among Cameron International Corporation, a Delaware corporation, Octane Acquisition Sub, Inc., a wholly owned subsidiary of Cameron International Corporation and a Delaware corporation, and NATCO Group Inc., a Delaware corporation, which provides that the Acquisition Sub will be merged with and into NATCO and each outstanding share of common stock of NATCO will be converted into 1.185 shares of common stock of Cameron, plus cash in lieu of fractional shares.

Recommendation of the Board of Directors of NATCO

        NATCO's board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of NATCO and its stockholders, and has approved the merger agreement and merger.

        NATCO's board of directors unanimously recommends that you vote "FOR" the proposal to adopt the merger agreement.

 Record Date; Stockholders Entitled to Vote; Quorum

        Only holders of record of the common stock of NATCO at the close of business on                         , 2009, the record date for the NATCO special meeting, are entitled to notice of, and to vote at, the NATCO special meeting. At the close of business on the record date,                          shares of common stock of NATCO were issued and outstanding and held by                         holders of record. Holders of record of the common stock of NATCO on the record date are entitled to one vote per share at the special meeting on each proposal. A list of NATCO stockholders will be available for review for any purpose germane to the special meeting at NATCO's executive offices and principal place of business during regular business hours for a period of 10 days before the special meeting. The list will also be available at the special meeting for examination by any stockholder of record present at the special meeting.

        A quorum is necessary to hold a valid special meeting. A quorum will be present at the NATCO special meeting if the holders of a majority of the outstanding shares of the common stock of NATCO entitled to vote on the record date are present, in person or by proxy. If a quorum is not present at the special meeting, we expect the presiding officer to adjourn the meeting to solicit additional proxies. Abstentions and broker "non-votes" count as present for establishing a quorum for the transaction of all business.

 Vote Required

        The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of the common stock of NATCO entitled to vote at the special meeting. Whether or not a quorum of stockholders is present at the special meeting, the presiding officer may choose to adjourn the meeting for any reason, including if he or she determines that it would be in the best interests of NATCO to extend the period of time for solicitation of additional proxies, and the presiding officer may do so until he or she decides conclusively that the business to be conducted at the meeting is completed.

        As of the record date for the NATCO special meeting, the directors and executive officers of NATCO as a group owned and were entitled to vote                         shares of the common stock of NATCO, or less than 6.0% of the outstanding shares of the common stock of NATCO on that date.

  Voting at the Special Meeting

        Whether or not you plan to attend the NATCO special meeting, please vote your shares. If your shares are held in your name, you may vote in person at the special meeting or by proxy. If your shares are held in "street name," which means your shares are held in an account with a broker, bank or other nominee, you must instruct your broker, bank or nominee how to vote your shares. Each participant in the NATCO 401(k) Plan must instruct the trustee of the NATCO 401(k) Plan how to vote the shares of NATCO common stock credited to the participant's account. The plan trustee can not vote your shares in the NATCO 401(k) Plan unless you instruct the plan trustee how to vote. You should follow the directions provided to you by your broker, bank, nominee or the plan trustee.

  Voting in Person

        If you plan to attend the NATCO special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in street name, and you wish to vote at the special meeting, you must bring to the special meeting a proxy from the record holder (your broker, bank or nominee) of the shares authorizing you to vote at the special meeting.

  Voting by Proxy

        You should vote your proxy even if you plan to attend the NATCO special meeting. You can always change your vote at the special meeting.

        NATCO stockholders of record may submit their proxies by: (1) accessing the Internet website specified on their proxy cards; (2) calling the telephone number specified on their proxy cards; or (3) completing, signing and mailing their proxy cards. If you vote your proxy over the Internet or by telephone, you should NOT return your proxy card in the postage-paid envelope. If you hold your shares of common stock of NATCO in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to vote your shares. If you hold your shares of common stock of NATCO through the NATCO 401(k) Plan, you will receive instructions from the plan trustee that you must follow in order to vote your shares.

        If you vote via the Internet or by telephone, you should be aware that you may incur costs such as usage charges from telephone companies or Internet service providers, and that you must bear these costs.

How Proxies are Counted

        All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the stockholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted "FOR" the proposal to adopt the merger agreement.

        Only shares affirmatively voted for the proposal, and properly executed proxies that do not contain voting instructions, will be counted as favorable votes for the adoption of the merger agreement. All other shares of common stock of NATCO, to include shares held by persons attending the special meeting but not voting, shares held by persons not represented at the meeting in person or by proxy, and shares of common stock of NATCO for which NATCO received proxies but with respect to which holders of those shares have abstained from voting, will have the same effect as votes against the adoption of the merger agreement.

        A broker "non-vote" occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares. Shares represented by proxies that reflect a broker "non-vote" will be counted for purposes of determining whether a quorum exists, and those proxies will have the same effect as votes against the adoption of the merger agreement.

Revocation of Proxies

        Submitting a proxy on the enclosed form does not preclude you from voting in person at the special meeting. A NATCO stockholder of record may revoke a proxy at any time before it is voted by:

  •
  delivery of a duly executed revocation of proxy bearing a date later than the proxy to the Secretary of NATCO at or before the NATCO special meeting;

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  submitting another proxy by telephone or the Internet (the latest voting instructions will be followed);

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  timely delivery by mail of a valid, subsequently dated proxy; or

  •
  appearing at the special meeting and voting in person (note that your attendance alone will not revoke your proxy).

        A NATCO stockholder of record may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder's previous proxy.

        Written notices of revocation and other communications with respect to the revocation of proxies should be addressed:

  NATCO Group Inc.
  11210 Equity Drive
  Houston, Texas 77041
  Attention: Corporate Secretary

        Please note that if your shares are held of record by a broker, bank or other nominee, and you decide to attend and vote at the special meeting, your vote in person at the special meeting will not be effective unless you have obtained and present a proxy issued in your name from the record holder (your broker, bank or nominee). If your shares are held in the name of a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or nominee in accordance with its established procedures.

        Please note that if you hold your shares through the NATCO 401(k) Plan any changes or revocations of voting instructions to the plan trustee must be received before midnight (Eastern daylight time) on                         , 2009.

 Solicitation of Proxies

        NATCO is soliciting proxies for its special meeting from its stockholders. NATCO will pay its own cost of soliciting proxies, including the cost of mailing this proxy statement, from its stockholders. In addition to solicitation by use of the mails, proxies may be solicited by NATCO's directors, officers and employees in person or by telephone or other means of communication. These persons will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses in connection with this solicitation. In addition, NATCO has retained the services of Morrow & Co., LLC to assist in the solicitation of proxies for an estimated fee not to exceed $25,000, plus reimbursement of out-of-pocket expenses. NATCO will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of shares held of record by them. NATCO will also reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding the proxy materials.

Assistance

        NATCO stockholders who have questions regarding the materials, need assistance voting their shares or require additional copies of the proxy statement/prospectus or proxy card should contact or call:

NATCO Group Inc.
11210 Equity Drive
Houston, Texas 77041
Attention: Corporate Secretary
(713) 849-7500
or
Morrow & Co., LLC
470 West Avenue
Stamford, CT 06902
(800) 607-0088
(203) 658-9400

THE MERGER

Background of the Merger

        Cameron and NATCO both regularly assess the industry and potential opportunities for business combinations and other strategic relationships to enhance stockholder value.

        Cameron and NATCO have considered engaging in strategic business transactions with each other at various times since early 2004. However, it was not until early 2009 that the parties began discussions that resulted in the execution of the merger agreement. A summary of the discussions between the parties is set forth below.

        In early 2004, NATCO engaged a financial advisor to assist it in connection with its consideration of strategic alternatives to enhance stockholder value, including through a potential business combination with a third party. Over the course of several weeks, the financial advisor contacted eight companies, including Cameron, to discuss potential strategic transactions. Members of NATCO's senior management team made management presentations to several of these companies and allowed them to conduct limited financial, accounting and legal due diligence reviews. NATCO received two proposals, one from a company interested in acquiring NATCO as a whole and one from Cameron to acquire NATCO's engineered systems business. NATCO's board, after consulting with its financial and legal advisors, determined that both proposals were inadequate. NATCO's board terminated this strategic review process in June 2004. Later in the year, NATCO made certain changes to its senior management team and developed a new long-term strategic plan, which was implemented in January 2005.

        In April 2005, Cameron approached NATCO regarding potential strategic alternatives. Cameron and NATCO entered into a confidentiality agreement to discuss potential business combination transactions, including Cameron's sale of its Petreco division to NATCO. Members of the parties' senior management teams exchanged documents and met to conduct management presentations. During the course of these discussions, Cameron also proposed acquiring NATCO. However, differing views on respective valuations prevented the parties from reaching an agreement regarding any transaction and discussions were terminated in March 2006. In June 2006, members of NATCO's and Cameron's management met again to discuss potential strategic alternatives, but no proposals were made.

        In July 2007, NATCO entered into a confidentiality agreement with a potential financial buyer, referred to herein as "Company A," to discuss a potential transaction. Members of NATCO's management met on various occasions with representatives of Company A, but the parties could not reach an agreement regarding any potential transaction and discussions ceased in August 2007.

        In November 2007, NATCO was approached by a company, referred to herein as "Company B," to discuss a potential business combination transaction. Members of NATCO's and Company B's management teams exchanged documents, engaged in telephone conferences and met on various occasions to conduct management presentations and perform accounting, financial and legal due diligence reviews. In mid-summer of 2008, Company B provided an indication of interest to acquire NATCO in an all-cash transaction. NATCO's board, after consulting with its financial and legal advisors, rejected Company B's proposal as inadequate.

        In June 2008, while discussions with Company B were ongoing, NATCO entered into a confidentiality agreement with a company, referred to herein as "Company C," to discuss a potential business combination transaction. Members of NATCO's and Company C's management teams exchanged documents, engaged in telephone conferences and met on various occasions to conduct management presentations and perform accounting, financial and legal due diligence reviews. In September 2008, discussions were indefinitely suspended because of uncertainty related to NATCO's FCPA review.

        On January 9, 2009, John U. Clarke, NATCO's Chairman of the Board and Chief Executive Officer, Joe Wilson, NATCO's Senior Vice President-Global Ventures, Sheldon R. Erickson, Cameron's Chairman, and Jack B. Moore, Cameron's President and Chief Executive Officer, met while attending an industry function and discussed the idea of exploring a strategic business combination transaction between NATCO and Cameron. Mr. Clarke indicated to Mr. Moore that NATCO was not for sale, but they discussed the logic of combining the two companies. No proposals were made or agreements reached during these discussions. The following week Mr. Clarke informally updated each of the members of NATCO's board of his discussions with Mr. Moore.

        On March 12, 2009, Mr. Clarke and Patrick M. McCarthy, NATCO's President and Chief Operating Officer, met for breakfast with Mr. Moore and Charles M. Sledge, Cameron's Senior Vice President and Chief Financial Officer, to further discuss a potential business combination transaction. Mr. Clarke again informed Messrs. Moore and Sledge that NATCO was not for sale, but that NATCO's board would consider a stock-for-stock transaction that reflected an appropriate premium. Messrs. Clarke, McCarthy, Moore and Sledge also discussed the need to enter into a new confidentiality agreement and agree on an appropriate process for due diligence so that Cameron could provide an initial indication of interest. Mr. Clarke informally updated each of the members of NATCO's board of his discussions with Messrs. Moore and Sledge.

        On March 13, 2009, Messrs. Clarke and McCarthy met with members of Company B's management team. Company B provided a revised indication of interest to purchase NATCO in an all cash transaction. Mr. Clarke informed Company B's management team that he would communicate Company B's offer to NATCO' board at their next board meeting on March 16, 2009.

        At the meeting of NATCO's board on March 16, 2009, the board considered NATCO's strategic business plan and potential alternatives to enhance stockholder value, including, among other things, continuing to operate as a stand-alone company and pursuing a potential transaction with Cameron or Company B. Mr. Clarke provided NATCO's board with a formal update on his discussions with Cameron and Company B, including the all-cash indication of interest made by Company B. NATCO's board determined that it was advisable to explore further the alternatives presented by the potential transactions with Cameron and Company B.

        On March 23, 2009, NATCO engaged Barclays Capital to act as its financial advisor in connection with its exploration of its strategic alternatives. Locke Lord Bissell & Liddell LLP, or Locke Lord, had been previously engaged as NATCO's legal advisor on these matters.

        On March 24, 2009, Messrs. Clarke and McCarthy advised Company B that NATCO's board had concluded that Company B's revised indication of interest was inadequate.

        On April 7, 2009, Messrs. Clarke, Moore and Sledge and Mr. C. Andrew Smith, NATCO's Senior Vice President and Chief Financial Officer, had preliminary discussions regarding a potential transaction and the process for due diligence by each company.

        On April 14, 2009, NATCO and Cameron entered into a new confidentiality agreement relating to the latest transaction discussions. That day, members of NATCO's senior management team, including Messrs. Clarke and McCarthy, made a management presentation to members of Cameron's senior management team, including Messrs. Moore and Sledge, regarding NATCO's business and financial results and forecasts. No proposals were made or agreements reached during this meeting.

        On April 16, 2009, Mr. Clarke and Mr. Moore discussed the status of their discussions via teleconference. No specific terms of a potential transaction were discussed during their call.

        On April 17, 2009, NATCO's and Cameron's management teams met at Cameron's offices to discuss potential general and administrative synergies that could result from a transaction.

        On April 20, 2009, members of NATCO's senior management team met with representatives of Locke Lord to discuss the status of discussions with Cameron and Company B regarding a potential business combination transaction, the fiduciary duties of NATCO's board in the context of considering NATCO's strategic alternatives, potential transaction structures and deal terms, and timing and process for due diligence.

        On April 21, 2009, members of NATCO's senior management team and representatives of Barclays Capital met with members of Cameron's senior management team and representatives of its financial advisor, Simmons & Company International, or Simmons & Company, to further discuss a potential transaction, including potential cost synergies to be realized if the companies were combined. No proposals were made or agreements reached during these discussions.

        On April 22, 2009, Mr. Clarke and Walter T. Weathers III, NATCO's Vice President—Finance, met with Messrs. Moore and Sledge to further discuss process and timing for considering a potential transaction, including due diligence, board approvals, documentation and other related matters. No proposals were made or agreements reached during these discussions.

        On April 27, 2009, Mr. Clarke received an update from Mr. Moore regarding Cameron's diligence efforts and Mr. Moore's discussions with the Cameron board. No proposals were made or agreements reached during this discussion.

        On April 29, 2009, at the offices of Locke Lord, the senior management team of NATCO, together with its advisors from Barclays Capital and Locke Lord, met with the senior management team of Cameron, together with its advisors from Simmons & Company and Porter & Hedges, L.L.P., Cameron's legal advisor. Mr. Clarke indicated to Cameron and its advisors that NATCO was not for sale, but that a business combination transaction between Cameron and NATCO did present some compelling synergy and other opportunities. Mr. Clarke also discussed NATCO's expectations regarding deal structure, process and timing for considering any proposed transaction. During this meeting, members of NATCO's senior management team made a presentation to, and answered questions from, Cameron and its advisors regarding NATCO's businesses, technology, financial results and projections and other related matters. No proposals were made or agreements reached during these discussions.

        On May 1, 2009, at a special telephonic meeting of NATCO's board, Mr. Clarke provided members of the board with an update on the most recent discussions with Cameron and discussions between the parties' outside advisors. Mr. Clarke informed the board that he had indicated to Mr. Moore that NATCO would only consider a transaction structured as a stock-for-stock merger with a fixed exchange ratio and which included customary fiduciary "outs" and a reasonable break up fee consistent with the NATCO board's fiduciary duties. Mr. Clarke also informed the board that he had advised Mr. Moore that NATCO would not move forward with due diligence or further consideration of a business combination transaction until NATCO received an indication of interest from Cameron that fell within NATCO's expectations. Representatives of Barclays Capital then provided a report on certain strategic considerations with respect to a potential transaction with Cameron, including a general discussion of the oilfield services sector, valuations and premiums in recent business combination transactions, the potential benefits of a combination transaction with Cameron, the benefits of a stock-for-stock merger structure and other related matters. Representatives of Locke Lord then provided a report on the board's fiduciary duties. After further discussion of various matters related to a potential transaction with Cameron, the board authorized Mr. Clarke to maintain contact with Mr. Moore and to provide the board with an update if he received an indication of interest.

        On May 6, 2009, Mr. Clarke received an update from Mr. Moore regarding Mr. Moore's latest discussions with the Cameron board. Mr. Moore informed Mr. Clarke that Cameron would be in a position to provide an indication of interest on or about May 14, 2009, following its regularly scheduled board meeting on May 13, 2009.

        On May 7, 2009, Messrs. Clarke, Smith, Moore, and Sledge met at Cameron's offices to discuss possible deal terms, the status of each company's due diligence and a transaction timetable.

        On May 8, 2009, at a special telephonic meeting of NATCO's board, Mr. Clarke updated the board on the latest discussions with Cameron, including the proposed date for receiving a possible indication of interest with respect to a potential business combination transaction.

        On May 14, 2009, Mr. Moore provided Mr. Clarke an update on Cameron's latest board meeting, indicating that the Cameron board was interested in pursuing a potential transaction. Mr. Moore indicated that Cameron's proposal was a stock-for-stock merger with a fixed exchange ratio of 1.175 shares of Cameron common stock for each share of NATCO common stock. Mr. Clarke informed Mr. Moore that he would discuss this proposal with NATCO's board.

        On May 15, 2009, at a special telephonic meeting of NATCO's board, Mr. Clarke updated the board on the discussions with Cameron, including receipt of Cameron's indication of interest. Representatives of Barclays Capital then presented an updated report discussing, among other things, Cameron's business, financial condition, and trading history, the terms of Cameron's proposal, the strategic rationale for the proposed transaction, anticipated synergies, various preliminary valuation analyses and other related matters. The board then discussed other strategic alternatives, including continuing as a stand-alone company, the process for exploring further the Cameron proposal, potential deal terms for any such transaction and other related matters. Representatives of Locke Lord also discussed with the directors their fiduciary duties in connection with their consideration of Cameron's proposal. After further discussion with members of NATCO's management team and its financial and legal advisors, NATCO's board decided not to accept Cameron's proposal and directed Mr. Clarke to continue discussions with Cameron to seek improved deal terms, including an increase in the fixed exchange ratio.

        On May 15, 2009, Mr. Clarke updated Mr. Moore on his discussions with NATCO's board. He informed Mr. Moore that the NATCO board had not accepted Cameron's proposal, but that NATCO's board believed that the proposed business combination presented a compelling opportunity for both companies should the deal terms be improved. Mr. Clarke then countered with a proposal to establish an exchange ratio of 1.25 shares of Cameron common stock for each share of NATCO common stock.

        On May 18, 2009, NATCO's board held a dinner meeting, together with certain members of NATCO's senior management team and representatives from Barclays Capital and Locke Lord. Mr. Clarke updated the board on his most recent discussion with Mr. Moore. NATCO's board discussed, and asked questions of the management team and its advisors regarding, NATCO's strategic alternatives, including continuing as a stand-alone company, potential alternative transaction proposals from other parties, its fiduciary duties in considering these various alternatives and other related matters.

        On May 21, 2009, Messrs. Clarke and Smith met with Messrs. Moore and Sledge in an effort to negotiate an acceptable exchange ratio, subject to both boards' approval. Mr. Moore informed Mr. Clarke that Cameron was revising its indication of interest to reflect an increased fixed exchange ratio of 1.185 to 1. Mr. Clarke informed Mr. Moore that he would discuss this revised proposal with NATCO's board. Also, on May 21, 2009, Mr. Smith met with Mr. Sledge to discuss accounting and financial matters related to the proposed transaction.

        On May 22, 2009, at a special telephonic meeting of NATCO's board, Mr. Clarke provided the board with an update on his latest discussions with Mr. Moore, including the revised indication of interest from Cameron, and meetings between the parties' respective management teams. Mr. Clarke reviewed the companies' relative stock price performance over the past several trading days and the resultant impact on the exchange ratio. Representatives of Barclays Capital then provided an updated report on the proposed transaction discussing, among other things, relative stock price performance, comparable transactions and premiums, preliminary valuation analyses, the nature of a fixed exchange ratio transaction and other related matters. Representatives of Locke Lord then updated the board on discussions with Porter & Hedges, plans of the companies for conducting their respective due diligence and an estimated timeline for a transaction, including completion of due diligence and negotiation of a merger agreement. Representatives of Locke Lord also discussed with the directors their fiduciary duties in light of the revised proposal from Cameron. After further discussion with members of NATCO's management team and its financial and legal advisors, NATCO's board determined that the company should move forward with the proposed transaction based on Cameron's revised indication of interest, subject to the negotiation of a definitive merger agreement and satisfactory completion of NATCO's due diligence of Cameron.

        On May 22, 2009, at the offices of Locke Lord, the senior management team of NATCO, together with advisors from Barclays Capital and Locke Lord, met with the senior management team of Cameron, together with advisors from Simmons & Company, Porter & Hedges and Deloitte & Touche LLP. During this meeting, members of Cameron's senior management team made a presentation to, and answered questions from, NATCO and its advisors regarding Cameron's businesses, financial results and publicly available projections and other related matters. No proposals were made or agreements reached during these discussions. Later that day, Cameron and its legal advisor, Porter & Hedges, provided NATCO and Locke Lord with an initial draft of the merger agreement for their review. The companies began negotiations of the merger agreement.

        From May 23, 2009 through June 1, 2009, the management teams, financial advisors and legal advisors of Cameron and NATCO had frequent negotiations regarding the terms of the merger agreement and numerous discussions regarding due diligence matters. During that period, several drafts of the merger agreement were negotiated, and various financial, operational and legal due diligence items related to Cameron and NATCO were exchanged between and analyzed and evaluated by the two companies.

        On June 1, 2009, NATCO's board held a special meeting at which NATCO's senior management and outside legal and financial advisors were present. Prior to the meeting, NATCO's board received a summary of the most recent draft of the merger agreement, a copy of the most recent draft of the merger agreement, a memorandum summarizing the results of due diligence on certain legal and other issues affecting Cameron and a summary of Barclays Capital's preliminary financial analyses of the proposed transaction. At the meeting, NATCO's senior management updated the board on its discussions with Cameron and reviewed with the board the strategic rationale for, and potential benefits and risks of, the proposed transaction. NATCO's senior management also reviewed NATCO's stand-alone strategic plan and financial forecasts, other potential strategic alternatives, including potential transactions with parties other than Cameron, current financial market and industry conditions and the findings of management and outside counsel regarding due diligence with respect to Cameron. Representatives of Locke Lord reviewed with the directors their fiduciary duties in the context of considering the company's strategic alternatives, including the proposed stock-for-stock transaction with Cameron. Representatives of Locke Lord also reviewed with the board the proposed terms of the merger agreement and the other related transaction documents. Representatives of Barclays Capital then reviewed Barclays Capital's financial analyses of the proposed transaction and delivered Barclays Capital's oral opinion to NATCO's board (which was subsequently confirmed in writing dated as of the same date) to the effect that, as of June 1, 2009, the exchange ratio offered to the holders of NATCO shares of common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. Following these presentations, a careful consideration of the merger agreement and the premium to be received by NATCO's stockholders and a lengthy discussion of matters related to the proposed transaction, all members of NATCO's senior management team left the meeting and further discussions were conducted among the non-management directors and representatives of Barclays Capital and Locke Lord. Following these additional discussions and deliberation, management rejoined the meeting and NATCO's board unanimously determined that the merger and the merger agreement were advisable and in the best interests of NATCO stockholders, unanimously approved the merger and the merger agreement and the other transaction documents contemplated thereby and unanimously recommended that NATCO stockholders approve and adopt the merger agreement at a special meeting to be called for such purpose. NATCO's board authorized the appropriate officers of NATCO to execute and deliver the merger agreement and related transaction documents and to take any other actions required in connection therewith.

        Cameron, NATCO and the Acquisition Sub executed the merger agreement on the evening of June 1, 2009. The companies issued a press release announcing the execution of the merger agreement later that evening.

NATCO's Reasons for the Merger and Recommendation of NATCO's Board of Directors

        NATCO's board of directors believes that the terms of the merger are advisable and in the best interests of NATCO and its stockholders, has unanimously approved the merger agreement and the merger, and recommends that NATCO stockholders vote "FOR" the proposal to adopt the merger agreement.

        In reaching its conclusion, NATCO's board of directors consulted with its management and legal, financial and other advisors, and considered a variety of factors weighing in favor of the merger, including the factors listed below.

        Expected Benefits of the Merger.    The combination of Cameron and NATCO is expected to result in several significant strategic benefits to the combined companies and NATCO stockholders, including the following:

  •
  Premium to NATCO Stockholders.  Based on the closing prices of the common stock of NATCO and Cameron as of May 29, 2009, the trading day most recently preceding the date of the merger agreement, the merger consideration represented at the time a premium of 30.8% to NATCO stockholders. Based on the 30-day average trading price of the common stock of NATCO for the 30-day period ending May 29, 2009, the merger consideration represented at the time a premium of 44.5% to NATCO's stockholders. Based on the closing price of the common stock of NATCO on the date 30 trading days prior to May 29, 2009, the merger consideration represented at the time a premium of 58.6% to NATCO's stockholders.

  •
  Stock Consideration.  NATCO stockholders will receive the merger consideration in the form of shares of Cameron's common stock pursuant to a fixed exchange ratio, which will allow NATCO stockholders to share in growth and other opportunities of the combined company after the merger. NATCO stockholders will receive Cameron common stock generally on a tax-free basis for U.S. federal income tax purposes.

  •
  Increases Scope and Scale of Operations.  The combined company is expected to have substantially greater cash flow, greater liquidity and financial flexibility, and a lower cost of capital than NATCO on a stand-alone basis, strengthening NATCO's ability to pursue growth opportunities and expansion into new businesses, to continue to develop new technology and to compete in the highly competitive global oilfield services industry.

  •
  Enhances Role as a Leading Provider of Separation and Processing Technologies and Solutions. By combining two companies with complementary engineered products and technologies, the merger will create a combined company that will be a world leader in separation and processing products and solutions. The combination is expected to provide the benefits of increased size, the ability to leverage NATCO's proprietary technologies using Cameron's larger international footprint, and the potential for cross-selling a broader line of separation and processing products and services providing customers with a comprehensive oilfield product and services solution not available on a stand-alone basis.

  •
  Synergy Opportunities.  NATCO believes the potential synergy savings resulting from the transactions are expected to be between $30 million and $40 million. These synergies are expected to come primarily from reduced corporate overhead expenses, improved utilization of facilities, supply chain efficiencies, and office and facility consolidation.

        Other Material Factors Considered.    During the course of its deliberations relating to the merger agreement and the merger, NATCO's board of directors considered the following factors in addition to the benefits described above:

  •
  The Companies' Operating and Financial Market Conditions.  The business operations and prospects of each of NATCO, Cameron and the combined company, and the then-current financial market conditions and historical market prices, volatility and trading information with respect to shares of common stock of NATCO and Cameron.

  •
  Consideration of Uncertainty in Forecasts.  The risk that the forecasts relating to NATCO's stand-alone business, as well as the combined businesses of NATCO and Cameron on a pro forma basis, which were prepared by management and shared with NATCO's board of directors and NATCO's financial advisors, may not be achieved.

  •
  Impact of the Announcement of the Transaction on Business Operations.  The potential impact of the announcement of the transaction on NATCO's and Cameron's business operations and on their respective suppliers, creditors, customers and employees.

  •
  Stockholder Vote.  The fact that NATCO stockholders will have an opportunity to vote upon the proposal to adopt the merger agreement.

  •
  Provisions of the Merger Agreement.  The structure of the transaction and terms and conditions of the merger agreement, including the ability, under certain circumstances, for NATCO's board of directors to entertain alternative acquisition proposals and to terminate the merger agreement and accept a superior proposal. See the section entitled "The Merger Agreement" beginning on page 60.

  •
  Market Capitalization and Capital Structure.  The relative market capitalizations of NATCO and Cameron and the expected capital structure and market capitalization of the combined company after the merger.

  •
  Strategic Alternatives.  The strategic alternatives available to NATCO, including the alternatives available to NATCO if it proceeded on a stand-alone basis or attempted to sell the company in whole or in parts.

  •
  Due Diligence.  The results of the due diligence investigations of Cameron by NATCO's management and financial, legal and other advisors.

  •
  Market Reaction.  Possible stock market reaction to the transaction.

  •
  Financial Advisor's Analysis and Opinion.  The financial analysis reviewed and discussed with NATCO's board of directors by representatives of Barclays Capital, as well as the oral opinion of Barclays Capital to NATCO's board of directors on June 1, 2009 (which was subsequently confirmed in writing by delivery of Barclays Capital written opinion dated the same date) with respect to the fairness, from a financial point of view, of the exchange ratio offered to the holders of shares of common stock of NATCO pursuant to the merger agreement.

        NATCO's board of directors weighed these factors against a number of other material factors identified in its deliberations weighing negatively against the merger, including:

  •
  The lack of a collar or floating exchange rate in an effort to fix the value of the merger consideration, and thus, if the market price of Cameron's common stock declines prior to the effective time of the merger, the value of the merger consideration to be received by the NATCO stockholders upon consummation of the merger will be lower than the value at the time the merger agreement was executed.

  •
  The challenges inherent in the combination of two businesses with the size and scope of the businesses of NATCO and Cameron and the possible diversion of management's attention for an extended period of time.

  •
  The risk of not capturing all of the anticipated synergies between NATCO and Cameron and the risk that other anticipated benefits might not be fully realized.

  •
  The conditions to the merger agreement requiring receipt of certain regulatory approvals and clearances. See the sections entitled "The Merger—Regulatory Approvals Required for the Merger" and "The Merger Agreement—Conditions to Completion of the Merger" on pages 46 and 72, respectively.

  •
  The risk that the merger may not be consummated despite the parties' efforts or that consummation may be unduly delayed, even if the requisite approval is obtained from NATCO's stockholders.

  •
  The risks associated with ongoing regulatory inquiries of both companies related to potential violations of the Foreign Corrupt Practices Act of 1977 and transactions with sanctioned countries.

  •
  The possibility that business partners may decide to terminate their relationship with the combined company.

  •
  The other risks described in the section entitled "Risk Factors" beginning on page 14.

        After consideration of these material factors, NATCO's board of directors determined that these risks could be mitigated or managed by the combined company, were reasonably acceptable under the circumstances, were unlikely to have a material impact on the merger or the combined company, or that, overall, the risks were significantly outweighed by the potential benefits of the merger.

        This discussion of the information and factors considered by NATCO's board of directors includes the material positive and negative factors considered by NATCO's board of directors, but is not intended to be exhaustive and may not include all of the factors considered by NATCO's board. NATCO's board of directors did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination that the merger agreement and the merger are advisable and in the best interests of NATCO's stockholders. Rather, NATCO's board of directors viewed its position and recommendation as being based on the totality of the information presented to it and the factors it considered. In addition, individual members of NATCO's board of directors may have given differing weights to different factors. It should be noted that this explanation of the reasoning of NATCO's board of directors and certain information presented in this section is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the section entitled "Cautionary Statement Regarding Forward-Looking Statements" in this proxy statement/prospectus, beginning on page 23.

 Cameron's Reasons for the Merger

        Cameron believes that access to NATCO's separation and processing technology, products and services will significantly enhance its business as a provider of flow equipment, systems and services in the oil and gas industry. In approving the transaction, Cameron's board considered a variety of factors, including the following material factors:

  •
  NATCO's products and technology are complementary to Cameron's Petreco business, which is focused on large scale engineered, process-driven applications.

  •
  By combining research and development efforts for new products, and by potential cross-selling of Cameron's broader product line, the acquisition will provide new growth opportunities through Cameron's larger international presence.

  •
  The acquisition provides the opportunity to apply and market NATCO's proprietary technology for deepwater applications.

  •
  The acquisition allows Cameron to reduce its outsourcing by taking advantage of NATCO's manufacturing assets and capacity.

  •
  Cameron expects $30 to $40 million in synergy savings by eliminating NATCO's public company costs, increasing supply chain efficiencies, and consolidating selected offices and facilities.

  •
  NATCO's Standard & Traditional business will provide Cameron with new product offerings, including separation and dehydration equipment and replacement parts.

Interests of Directors and Executive Officers of NATCO in the Merger

        When considering the recommendation of NATCO's board of directors with respect to the merger agreement, NATCO stockholders should be aware that some of NATCO's directors and executive officers may have interests in the merger and have arrangements that may be different from, or in addition to, those of NATCO stockholders generally. These interests and arrangements may create potential conflicts of interest. NATCO's board of directors was aware of these interests and considered them, among other matters, when making its decision to approve the merger agreement and the merger and recommend that NATCO stockholders vote in favor of adoption of the merger agreement.

  Awards under NATCO Incentive Equity Plans

        As of the date of this proxy statement/prospectus, certain of NATCO's executive officers hold unvested options to purchase shares of NATCO common stock. At the effective time of the merger, all outstanding NATCO stock options (vested or unvested) granted under NATCO's incentive equity plans will be converted into the right to purchase Cameron common stock pursuant to the terms of the merger agreement, as discussed in more detail in the section entitled "The Merger Agreement—Treatment of NATCO Stock Options and Restricted Stock." In addition, any portion of these outstanding NATCO stock options that are unvested immediately prior to the effective time of the merger will fully vest, except for certain limited NATCO compensatory stock options granted after the signing of the merger agreement and before the effective time of the merger as permitted under the terms of the merger agreement (which latter options will not automatically vest at the effective time of the merger but rather will continue to vest in accordance with the terms of the related option agreement).

        As of the date of this proxy statement/prospectus, certain of NATCO's directors and executive officers hold restricted shares of NATCO common stock. At the effective time of the merger, all outstanding shares of NATCO restricted common stock granted to such individuals under NATCO's incentive equity plans that are unvested and subject to restrictions or other similar conditions immediately prior to the effective time of the merger will become fully vested, the restrictions or conditions shall lapse upon the effective time of the merger and the restricted common stock will be converted into Cameron common stock and cash in lieu of fractional shares in the same manner as outstanding shares of NATCO common stock that are not subject to vesting and such restrictions or conditions.

        As of the date of this proxy statement, certain of NATCO's executive officers hold performance units granted in 2006 and 2007 under NATCO's incentive equity plans which entitles the executive officers to cash awards based on NATCO achieving designated performance criteria during a three-year period. The three-year period applicable to the NATCO performance grants are July 1, 2006 through June 30, 2009 for the 2006 grants and January 1, 2007 through December 31, 2009 for the 2007 grants. At December 31, 2008, NATCO determined, consistent with generally accepted accounting principles, that the minimum performance criteria necessary to earn any award related to the performance units was not likely to be achieved, and thus, reversed the accrued liability NATCO had established for this payment. However, both performance units provide for accelerated vesting of the awards at the target performance criteria upon a "corporate change," including the merger contemplated by the merger agreement. As permitted by the merger agreement, NATCO has amended the terms of the outstanding 2006 performance units to accelerate vesting if the merger contemplated by the merger agreement (or a superior proposal) is consummated. Without the consummation of the merger, the cash payouts related to these performance units would most likely not have occurred.

        The following tables sets forth with respect to each NATCO director and certain designated executive officers as well as the other executive officers as a group, as of June 1, 2009, (1) the number of shares of NATCO common stock underlying outstanding NATCO unvested stock options, (2) the spread value of these outstanding stock options, (3) the number of shares of outstanding NATCO unvested restricted common stock that may become vested as a result of the merger, (4) the value of the consideration that will be payable with respect to these shares of restricted common stock, (5) the total number of all outstanding NATCO unvested performance units, and (6) the amount of the estimated cash award represented by these outstanding performance units.

Executive Officer	Number of Shares Underlying All Unvested NATCO Stock Options	Aggregate Spread for All Unvested NATCO Stock Options($)(1)	Total Number of All Unvested NATCO Restricted Stock	Aggregate Value of All Unvested NATCO Restricted Stock (1)	Total Number of All Unvested NATCO Performance Units	Aggregate Value of All Unvested NATCO Performance Units($)(3)
John U. Clarke(2)	51,875	$3,800	73,130	$2,811,849	635,250	$635,250
Patrick M. McCarthy(2)	29,173	2,283	48,433	1,862,249	406,000	406,000
Robert A. Curcio	19,928	2,111	16,900	649,805	212,180	212,180
Knut Eriksen	14,366	399	8,420	323,749	159,700	159,700
C. Andrew Smith	22,763	346,770	15,556	598,128	0	0
All Other Executive Officers as a Group	81,766	194,026	63,181	2,429,309	713,190	713,190

TOTAL	219,871	$549,389	225,620	$8,675,089	2,126,320	$2,126,320

(1)
Based upon a NATCO equivalent price per share of $38.45 on June 1, 2009, which is equal to the closing price of a Cameron common share on June 1, 2009 multiplied by 1.185.

(2)
Also a director of NATCO.

(3)
Based upon target price of $1.00 per performance unit.

Director	Number of Shares of Unvested NATCO Restricted Stock	Aggregate Value for All Shares of NATCO Unvested Restricted Stock ($)(1)
Keith K. Allan	2,500	$96,125
Thomas R. Bates, Jr.	2,500	96,125
Julie H. Edwards	2,500	96,125
George K. Hickox, Jr.	2,500	96,125
Thomas C. Knudson	2,500	96,125

TOTAL	12,500	$480,625

  (1)
  Based upon a NATCO equivalent price per share of $38.45 on June 1, 2009, which is equal to the closing price of a Cameron common share on June 1, 2009 multiplied by 1.185.

  Employment and Change in Control Agreements

        Each of John U. Clarke, NATCO's chairman of the board and chief executive officer, and Patrick M. McCarthy, NATCO's president and chief operating officer, is a party to an employment agreement, and several of NATCO's other executive officers are parties to management change in control and severance agreements that, among other things, provide for certain payments and benefits upon a qualifying termination of employment, including in connection with a change in control transaction such as the merger. It is contemplated that Messrs. Clarke and McCarthy will terminate their employment and director positions in connection with the completion of the merger. It is anticipated that certain other members of NATCO's management team could be presented with, and will discuss with Cameron, proposed terms for terminating his or her existing employment or change in control agreement and continuing with future employment in a similar or different capacity subsequent to the date of this proxy statement/prospectus. It is also possible that certain members of NATCO's management team may elect to terminate their employment in connection with completion of the merger, thereby triggering the rights to certain payments under their employment or change in control agreements.

        Employment Agreements with Messrs. Clarke and McCarthy.    Selected material terms of the employment agreements of Messrs. Clarke and McCarthy are summarized below. The employment agreements of Messrs. Clarke and McCarthy each have a three-year term which expire December 31, 2010. The employment agreements provide for a base salary of $500,000 per year for Mr. Clarke (which was increased to $525,000 per year effective as of October 5, 2008), and $400,000 per year for Mr. McCarthy (which was increased to $412,000 per year effective as of October 5, 2008). Mr. Clarke is eligible to receive an annual bonus with a target award of 100% of his annual base salary and Mr. McCarthy is eligible to receive an annual bonus with a target award of 70% of his annual base salary, in each case, based upon NATCO's financial performance and other criteria to be established on an annual basis by NATCO's board of directors.

        Upon any involuntary termination of employment by NATCO or an executive for certain specified reasons prior to expiration of the term, the executive is entitled to receive his pro rata base salary and benefits (including payment for accrued, but unused, vacation) through the date of termination. Where such involuntary termination is in connection with a change of control (as defined in the employment agreements, including the consummation of the merger), the executive or his estate is entitled to additional compensation and/or benefits as described below:

  •
  If an involuntary termination occurs within 24 months following a change of control, the executive is entitled to (1) an amount equal to 2.99 times his annual base salary; (2) an amount equal to 2.99 times the target bonus compensation at the greater of his target bonus in effect (A) at the time notice of termination is given or (B) immediately preceding the change of control date; (3) continuation of health and dental insurance benefits for the executive and eligible dependents for 18 months following the termination date; (4) continuation of life insurance benefits for the executive for up to 18 months following the termination date; (5) the cash-equivalent of the value of an additional 18 months of health, dental, and life insurance benefits; and (6) any bonus compensation previously earned under NATCO's bonus plan to the extent deferred under such plan and not previously paid. In addition, all outstanding unvested stock options held by the executive fully vest as of the change in control date and become immediately exercisable, all restrictions on any restricted stock held by the executive lapse as of the change in control date, and all vesting and/or performance requirements on any forms of awards granted to the executive under any incentive plans automatically accelerate and/or are deemed to have been met at target levels, unless such treatment will cause the award to become subject to Section 409A of the Internal Revenue Code. In addition, any such stock options will be exercisable for 12 months after the date of termination, unless the term of the stock options expires before the end of such exercise period, in which case the stock options will be exercisable until the expiration of their term. Additionally, Mr. McCarthy is entitled to receive cash in the amount of any bonus to which he would have become entitled to for any completed fiscal year prior to the fiscal year in which the termination date occurs, to the extent such bonus had not been previously paid.

  •
  If a change in control occurs within six months following an involuntary termination, the executive is entitled to the same benefits enumerated in (1) through (6) in the preceding subsection with regard to termination following a change in control. In addition, the executive is entitled to receive a cash payment in an amount equal to the sum of (A) with respect to any stock option that was forfeited as of the date of his termination of employment, the difference between the closing price of NATCO's common stock on the change of control date and such option's exercise price (or, if the term of such option would have expired before the change of control date, the difference between the closing price of NATCO's common stock as of the date of such option's expiration date and such option's exercise price), (B) with respect to any restricted stock that is forfeited as of the date of his termination of employment, the aggregate closing price of such stock as of the change of control date, and (C) with respect to any other form of incentive compensation award under NATCO's long-term incentive compensation plans that is forfeited as of his termination date, the amount of such award as of the change in control date, with payment to be made within 30 days of the change of control date. Additionally, Mr. McCarthy is entitled to receive cash in the amount of any bonus to which he would have become entitled to for any completed fiscal year prior to the fiscal year in which the termination date occurs, to the extent the bonus had not been previously paid.

        Change in Control and Severance Agreements.    NATCO has also entered into senior management change in control and severance agreements with certain executives and other officers not otherwise having employment agreements (including Robert A. Curcio, Katherine P. Ellis, C. Frank Smith, Joseph H. Wilson, Knut Eriksen, James D. Graves, R. Gregory Jean, Richard Leong, C. Andrew Smith, J. Scott Thompson, Walter T. Weathers III and Rick Peters), which we refer to in this proxy statement/prospectus as "change in control agreements." Selected material terms of the change in control agreements are summarized below.

        The change in control agreements are for an initial term of three years, but renew for successive one-year periods unless terminated earlier as provided in the agreement. If, during the period commencing 90 days before a change in control and ending 24 months following a change in control, the executive's employment is terminated by NATCO other than for cause, or by the executive for good reason (as defined in the change in control agreements), NATCO is obligated to pay (1) the executive's salary and accrued vacation through the date of termination; (2) annual bonus earned through the date of termination; (3) an amount equal to two times the executive's annual base salary at the time of notice of termination or immediately preceding the change in control, whichever is greater; (4) an amount equal to two times the executive's target annual bonus at the time of notice of termination or immediately preceding the change of control, whichever is greater and (5) the executive's health, dental and life insurance benefits for a period of two years following the date of termination. These payments are in lieu of any other severance to which the executive may be entitled under other severance arrangements of NATCO, and are in addition to any stock options, restricted stock or other long-term incentive compensation awards granted to the executive. Upon the occurrence of a change in control, the executive's stock options shall vest immediately, restrictions on his or her restricted stock shall lapse automatically and performance or other requirements of any other such awards shall be deemed immediately met, and certain of the executive's options may have extended exercise periods.

        The following table summarizes the estimated payout of NATCO's named executive officers and all other executive officers as a group in the context of an involuntary termination of employment following a change of control transaction (excluding the effects of accelerated vesting of NATCO stock options, restricted stock and performance units discussed above):

	John Clarke	Patrick M. McCarthy	Robert A. Curcio	Knut Eriksen	C. Andrew Smith	All Other Executive Officers as a Group
Estimated payout on change in control and involuntary termination of executive's employment:
Cash severance (multiple of annual base salary)	$1,569,750	$1,231,880	$660,000	$578,000	$470,000	$4,264,000
Continuation/reimbursement of health benefits(1)	39,600	52,200	26,400	26,400	26,400	249,049
Life insurance premiums(2)	4,590	4,590	2,693	2,358	1,667	15,125
Cash severance (multiple of annual bonus at target)	1,569,750	862,316	396,000	317,900	235,000	2,100,300
Pro rata bonus through termination date at target(3)	—	—	132,000	106,333	78,333	685,333

Total estimated change in control payout	$3,183,690	$2,150,986	$1,217,093	$1,030,991	$811,410	$7,313,807

(1)
Assumes a benefit of $1,100 per month for continuation coverage. For Mr. McCarthy, assumes a COBRA premium payment of $1,450 per month.

(2)
Premiums paid represent three years in the case of Messrs. Clarke and McCarthy, and two years in the case of all other executives, life insurance premiums paid for by NATCO in the case of involuntary termination without cause or a termination following a change in control. Does not include voluntary coverage purchased by executive through NATCO.

(3)
Assumes a termination date of September 1, 2009.

        Pursuant to the above-referenced employment and change in control agreements, to the extent that any benefit, payment or distribution by NATCO under the agreement or otherwise would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then such amount will be reduced to the extent necessary to avoid the imposition of the excise tax.

  Indemnification and Insurance

        For a period of six years after closing, Cameron and NATCO will indemnify and advance expenses to each present and former director, officer and certain other representatives of NATCO or its subsidiaries against liabilities arising out of that person's services for NATCO or the subsidiary occurring prior to the effective time of the merger. NATCO will maintain directors' and officers' liability insurance for a period of six years after closing to cover NATCO's officers and directors, or at the request of NATCO, it will purchase a six-year tail policy to satisfy this insurance requirement. For a more complete description of this obligation, see the discussion at "The Merger Agreement—Covenants—Directors' and Officers' Insurance and Indemnification" on page 67.

 No Appraisal Rights

        NATCO is incorporated under the laws of the State of Delaware. Under Delaware law, because the shares of NATCO common stock are listed on a national securities exchange on the record date for the vote on the merger and NATCO stockholders are each receiving shares of Cameron common stock and cash in lieu of fractional shares as consideration pursuant to the merger agreement, NATCO stockholders do not have appraisal rights or similar rights to a court determination of the fair value of their shares in connection with the transaction.

Regulatory Approvals Required for the Merger

        The merger is subject to review by the Antitrust Division of the DOJ and the FTC under the HSR Act. Under the HSR Act, Cameron and NATCO are required to make pre-merger notification filings and to await the expiration or early termination of the statutory waiting period prior to completing the merger. On June 25, 2009, Cameron and NATCO each filed a Premerger Notification and Report Form with the Antitrust Division of the DOJ and FTC.

        The merger is also subject to antitrust review by government authorities in several foreign jurisdictions in which one or both companies have a significant market presence to require filings. As of the date of this proxy statement, the parties have made the necessary antitrust filings in some, but not all, of these jurisdictions. Cameron and NATCO continue to work with the governmental authorities in these jurisdictions regarding the proposed merger between the companies. If one or more of these foreign approvals are not obtained prior to the special meeting of NATCO stockholders, Cameron and NATCO may elect to proceed with the merger subject to certain restrictions on the combination of the operations of the companies in these jurisdictions until such approvals could be obtained.

        While Cameron and NATCO expect to resolve matters related to the antitrust review by U.S. and foreign authorities and to receive regulatory clearance, we cannot assure you that the antitrust authorities in the U.S. or other jurisdictions will give regulatory clearance to complete the merger at all or without restrictions or conditions that would have a materially adverse effect on the combined company if the merger is completed. These restrictions and conditions could include the grant of a complete or partial license, divestiture, spin-off or the holding separate of assets or businesses. Under the terms of the merger agreement, neither Cameron nor NATCO is required to commit to any divestitures, licenses or hold separate or similar arrangements with respect to its assets or conduct of business arrangements if such divestiture, license, holding separate or arrangement is not conditioned upon the consummation of the merger or would have a material adverse effect on Cameron or NATCO. In this case, either Cameron or NATCO may refuse to complete the merger if any such restrictions or conditions are required by governmental authorities as a condition to approving the merger. No additional stockholder approval is expected to be required or sought for any decision by Cameron or NATCO, after the special meeting of NATCO stockholders, to agree to any terms and conditions necessary to resolve any regulatory objections to the merger, and stockholder approval will not be sought unless additional stockholder approval is required to approve the terms and conditions under applicable law.

        In addition, during or after any statutory waiting periods (as applicable) and clearance of the merger, and even after completion of the merger, either the Antitrust Division of the DOJ, the FTC or foreign governmental authorities could challenge the consummated merger under the antitrust laws. Also, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the merger, before or after it is completed. Cameron and NATCO cannot be sure that a challenge to the merger will not be made or that, if made, Cameron or NATCO will prevail.

Opinion of Barclays Capital—Financial Advisor to NATCO

        NATCO engaged Barclays Capital to act as NATCO's financial advisor in connection with the proposed merger. On June 1, 2009, Barclays Capital rendered its opinion to NATCO's board of directors that as of such date and based upon and subject to certain matters stated in the opinion letter, from a financial point of view, the exchange ratio to be offered to NATCO stockholders in the merger is fair to NATCO stockholders.

        The full text of Barclays Capital's opinion dated June 1, 2009, is included as Annex B to this proxy statement/prospectus. Holders of NATCO's common stock may read Barclays Capital's opinion for a discussion of the procedures followed, factors considered, assumptions made and qualifications and limitations of the review undertaken by Barclays Capital in connection with its opinion. The following is a summary of Barclays Capital's opinion and the methodology that Barclays Capital used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

        Barclays Capital's opinion, the issuance of which was approved by Barclays Capital's Fairness Opinion Committee, is addressed to NATCO's board of directors, addresses only the fairness, from a financial point of view, of the exchange ratio to be offered to NATCO stockholders and does not constitute a recommendation to any NATCO stockholder as to how NATCO stockholders should vote with respect to the proposed transaction. The terms of the proposed transaction were determined through arm's-length negotiations between NATCO and Cameron and were unanimously approved by NATCO's board of directors. Barclays Capital did not recommend any specific form of consideration to NATCO or that any specific form of consideration constituted the only appropriate consideration for the proposed transaction. Barclays Capital was not requested to address, and its opinion does not in any manner address, NATCO's underlying business decision (1) to proceed with or effect the proposed transaction or (2) to enter into or consummate the proposed transaction at any particular time now or in the future. In addition, Barclays Capital expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the proposed transaction, or any class of such persons, relative to the consideration to be offered to NATCO stockholders in the proposed transaction. No limitations were imposed by NATCO's board of directors upon Barclays Capital with respect to the investigations made or procedures followed by it in rendering its opinion.

        In arriving at its opinion, Barclays Capital, among other things:

  •
  reviewed the merger agreement and the specific terms of the merger;

  •
  reviewed and analyzed publicly available information concerning NATCO and Cameron that Barclays Capital believed to be relevant to its analysis, including, without limitation, the Annual Reports on Form 10-K for the year ended December 31, 2008 and the Quarterly Reports on Form 10-Q for the quarter ended March 31, 2009 for each of NATCO and Cameron;

  •
  reviewed and analyzed financial and operating information with respect to the business, operations and prospects of NATCO including financial projections contained in the business plan of NATCO as prepared by the management team of NATCO and the anticipated charges and costs in connection with certain contingent liabilities as furnished to us by NATCO (the "NATCO Contingent Liabilities");

  •
  reviewed and analyzed financial and operating information with respect to the business, operations and prospects of Cameron including financial projections contained in the business plan of Cameron as prepared by the management team of Cameron and the anticipated charges and costs in connection with certain contingent liabilities as furnished to us by Cameron (the "Cameron Contingent Liabilities");

  •
  reviewed and analyzed the trading histories of NATCO common stock and Cameron common stock from May 30, 2007 to May 29, 2009 and a comparison of those trading histories with each other and with those of other companies that Barclays Capital deemed relevant;

  •
  reviewed and analyzed a comparison of the historical financial results and present financial condition of NATCO and Cameron with each other and with those of other companies that Barclays Capital deemed relevant;

  •
  reviewed and analyzed a comparison of the financial terms of the merger with the financial terms of certain other transactions that Barclays Capital deemed relevant;

  •
  reviewed and analyzed the potential pro forma impact of the merger on the future financial performance of the combined company, including the amounts and timing of the cost savings and operating synergies and other strategic benefits expected by the managements of NATCO and Cameron to result from a combination of the businesses of NATCO and Cameron (the "Expected Synergies");

  •
  reviewed and analyzed the potential pro forma impact of the merger on the current financial condition of Cameron, including the impact on Cameron leverage levels and ratios;

  •
  reviewed and analyzed published estimates of independent research analysts with respect to the future financial performance and price targets of NATCO and Cameron; and

  •
  reviewed and analyzed the relative contributions of NATCO and Cameron to the historical and future financial performance of the combined company.

        In addition, Barclays Capital had discussions with the managements of NATCO and Cameron concerning their respective businesses, operations, assets, liabilities, financial conditions and prospects and undertook such other studies, analyses and investigations that Barclays Capital deemed appropriate.

        In arriving at its opinion, Barclays Capital assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays Capital without assuming any responsibility for independent verification of such information and further relied upon the assurances of the managements of NATCO and Cameron that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of NATCO, upon advice of NATCO, Barclays Capital assumed that such projections had been reasonably prepared on a basis reflecting the then best currently available estimates and judgments of the management of NATCO as to the future financial performance of NATCO and that NATCO will perform substantially in accordance with such projections. With respect to the financial projections of Cameron, upon advice of Cameron, Barclays Capital assumed that such projections had been reasonably prepared on a basis reflecting the then best currently available estimates and judgments of the management of Cameron as to the future financial performance of Cameron and that Cameron will perform substantially in accordance with such projections. Furthermore, upon the advice of NATCO and Cameron, Barclays Capital assumed that the amounts and timing of the Expected Synergies were reasonable and that the Expected Synergies would be realized in accordance with such estimates. Barclays Capital assumed no responsibility for and Barclays Capital expresses no view as to any such projections or estimates or the assumptions on which they are based. In addition, with respect to the NATCO Contingent Liabilities and the Cameron Contingent Liabilities, Barclays Capital assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us by NATCO and Cameron and their advisors as to the nature, scope and value of the NATCO Contingent Liabilities and the Cameron Contingent Liabilities, and Barclays Capital assumed no responsibility for independently verifying such information or did not undertake an independent evaluation or appraisal of any of the NATCO Contingent Liabilities or Cameron Contingent Liabilities. In arriving at its opinion, Barclays Capital did not conduct a physical inspection of the properties and facilities of NATCO or Cameron and did not make or obtain from third parties any evaluations or appraisals of the assets or liabilities of NATCO or Cameron. In addition, NATCO did not authorize Barclays Capital to solicit, and Barclays Capital did not solicit any indications of interest from any third party with respect to the purchase of all or a part of NATCO's business. Barclays Capital's opinion necessarily is based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion letter. Barclays Capital assumes no responsibility for updating or revising its opinion based upon events or circumstances that may have occurred after the date of its letter. In addition, Barclays Capital expressed no opinion as to the prices at which shares of (1) NATCO common stock or Cameron common stock would trade at any time following the announcement of the merger or (2) Cameron common stock would trade at any time following the consummation of the merger. Further, Barclays Capital's opinion should not be viewed as providing any assurance that the market value of the shares of common stock of Cameron to be held by NATCO stockholders after consummation of the merger will be in excess of the market value of the common stock of NATCO owned by NATCO stockholders at any time prior to announcement or consummation of the merger.

        Barclays Capital assumed the accuracy of the representations and warranties contained in the merger agreement and all agreements related thereto. Barclays Capital also assumed, upon the advice of NATCO, that all material governmental, regulatory and third party approvals, consents and releases for the merger would be obtained within the constraints contemplated by the merger agreement and that the merger would be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Barclays Capital did not express any opinion as to any tax or other consequences that might result from the merger, nor did Barclays Capital opinion address any legal, tax, regulatory or accounting matters, as to which Barclays Capital understands that NATCO obtained any such advice as it deemed necessary from qualified professionals.

        In arriving at its opinion, Barclays Capital did not ascribe a specific range of value to NATCO or Cameron, but rather made its determination as to the fairness to NATCO, from a financial point of view, of the exchange ratio to be offered to NATCO stockholders in the merger on the basis of the financial, comparative and other analyses described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial, comparative and other analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its fairness opinion, Barclays Capital did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Barclays Capital believes that its analyses must be considered as a whole and that considering any portion of such analyses and the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the opinion. In its analyses, Barclays Capital made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of NATCO or Cameron. Any estimates contained in the analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth in the analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses could actually be sold.

        The following is a summary of the material financial analyses prepared and used by Barclays Capital in connection with rendering its opinion to NATCO's board of directors. Some of the summaries of the financial, comparative and other analyses include information presented in tabular format. In order to fully understand the methodologies used by Barclays Capital and the results of its financial, comparative and other analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial, comparative and other analyses. Accordingly, the information presented in the tables and described below must be considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying Barclays Capital's opinion.

  Valuation Analyses Used to Derive Implied Exchange Ratios

        Barclays Capital prepared separate valuations of NATCO and Cameron before considering the pro forma impact of the Expected Synergies resulting from the merger. In determining valuation, Barclays Capital used the following methodologies: discounted cash flow analysis, comparable company analysis, comparable transactions analysis and equity research analysts target price analysis. Each of these methodologies was used to generate a reference enterprise value or equity value range for each of NATCO and Cameron. The enterprise value range for each company was adjusted for appropriate balance sheet assets and liabilities to arrive at a common equity value range (in aggregate dollars) for each company. The equity value range was divided by fully diluted shares outstanding, which is comprised of primary shares and the dilutive effect of outstanding options, to derive an equity value range per share. The per share equity value ranges were used to derive the implied exchange ratios which were then compared to the merger exchange ratio.

        The various valuation methodologies noted above and the implied exchange ratios derived from these methodologies are included in the following table. In particular, in applying the various valuation methodologies to the particular businesses, operations and prospects of NATCO and Cameron, and the particular circumstances of the merger, Barclays Capital made qualitative judgments as to the significance and relevance of each analysis. In addition, Barclays Capital made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of NATCO or Cameron. Accordingly, the methodologies and the implied exchange ratios derived from these methodologies set forth in the table must be considered as a whole and in the context of the narrative description of the financial analyses, including the assumptions underlying these analyses. Considering the implied exchange ratios set forth in the table without considering the full narrative description of the financial analyses, including the assumptions underlying these analyses, could create a misleading or incomplete view of the process underlying, and conclusions represented by, Barclays Capital's opinion.

Valuation Methodology	Summary Description of Valuation Methodology	Implied Exchange Ratio Range
Discounted Cash Flow Analysis	Net present valuation of projections of after-tax cash flows assuming selected discount rates and terminal value calculations
	—Case I Projections	0.550–1.169
	—Case II Projections	0.473–0.916
Comparable Company Analysis	Market valuation benchmark based on trading multiples of selected comparable companies for selected financial measures	0.673–1.125
Comparable Transactions Analysis	Market valuation benchmark based on consideration paid in selected comparable transactions	0.788–1.207
Equity Research Analysts Target Price Analysis	Analysis of target prices as estimated by equity research analysts who publish for NATCO and Cameron	0.658–1.292
Exchange Ratio Offered to NATCO Stockholders in the Merger		1.185

  Discounted Cash Flow Analysis

        Barclays Capital prepared an after-tax cash flow model for the period from January 1, 2009 through December 31, 2013 for both NATCO and Cameron utilizing information and projections provided by both companies. The discounted cash flow analysis was performed under two projection scenarios: Case I and Case II. For NATCO, in both Case I and Case II, projections for the years 2009 and 2010 were the same and consistent with management plans and guidance. For Cameron, in both Case I and Case II, projections for 2009 were the same and consistent with management plans and guidance. In Case I, activity levels in the industry were assumed to return to 2008 levels by the year 2012. In Case II, activity levels in the industry were assumed to remain depressed through the 5-year model period. With respect to the NATCO discounted cash flow analysis, Barclays Capital used discount rates of 11.5% to 13.5% and terminal value perpetuity growth factors of 4.0% to 6.0% for Case I and 0.0% to 3.0% for Case II, respectively. With respect to the Cameron discounted cash flow analysis, Barclays Capital used discount rates of 9.5% to 11.5% and terminal value perpetuity growth factors of 0.5% to 1.5% for Case I and 0.0% to 0.5% for Case II, respectively. The discount rates were based on Barclays Capital's analysis of the weighted average cost of capital for each of NATCO and Cameron based upon historical and future estimates of the weighted average cost of capital for each of NATCO and Cameron as well as the weighted average cost of capital for similar companies with a subsea and technology focus in the oilfield service sector and oilfield equipment companies.

        The discounted cash analysis methodology yielded valuations for NATCO and Cameron that implied a range of exchange ratios of 0.550 to 1.169 shares of NATCO common stock per share of

Cameron common stock for Case I and a range of exchange ratios of 0.473 to 0.916 shares of NATCO common stock per share of Cameron common stock for Case II, respectively. Barclays Capital noted that the exchange ratio of 1.185 to be offered to the NATCO stockholders in the merger is above each of these ranges.

  Comparable Company Analysis

        With respect to NATCO, Barclays Capital reviewed the public stock market trading multiples for the following oilfield service sector companies with a subsea and technology focus and oilfield equipment companies:

  Subsea and Technology Focused Oilfield Service Companies

  •
  Cameron

  •
  CARBO Ceramics Inc.

  •
  Core Laboratories N.V.

  •
  Dril-Quip, Inc.

  •
  FMC Technologies, Inc.

  Oilfield Equipment Companies

  •
  Chart Industries, Inc.

  •
  Dresser-Rand Group Inc.

  •
  Flowserve Corporation

  •
  National Oilwell Varco, Inc.

  •
  Tesco Corporation

  •
  T-3 Energy Services, Inc.

        Using publicly available information, including certain consensus published equity research estimates from Institutional Brokers' Estimate System ("IBES"), Barclays Capital calculated and analyzed equity value and enterprise value multiples of certain historical and projected financial and operating criteria (such as earnings before interest, taxes, depreciation, depletion, and amortization expenses ("EBITDA"), net income and cash flow from operating activities prior to changes in working capital ("CFFO")). The equity value of each company was calculated as the market value of its common equity. The enterprise value of each company was obtained by adding its long-term debt to the sum of the equity value, the value of its preferred stock (market value if publicly traded, liquidation value if not) and the book value of any minority interest minus its cash balance. Barclays Capital analyzed historical information for each company for the period from April 1, 2008 to March 31, 2009 ("LTM") pro forma for any acquisition and/or divestiture activity. In addition, Barclays Capital analyzed IBES projected information for the years of 2009 and 2010.

        Because of the inherent differences between the corporate structure, businesses, operations and prospects of NATCO and the corporate structure, businesses, operations and prospects of the companies included in the comparable company groups, Barclays Capital believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis and, accordingly, also made qualitative judgments concerning differences between the financial and operating characteristics of NATCO and companies in the comparable company groups that would affect the public trading values of NATCO and such comparable companies.

        With respect to the selected comparable companies for NATCO, Barclays Capital considered the following multiples.

Multiple Range of Comparable Companies of NATCO
	Subsea & Technology Focused Oilfield Service Companies			Oilfield Equipment Companies
	Low	Median	High	Low	Median	High
Enterprise Value as a Multiple of:
LTM EBITDA	6.4x	8.7x	9.8x	3.7x	4.2x	6.3x
2009E EBITDA	8.5x	9.5x	10.9x	5.1x	6.3x	7.8x
2010E EBITDA	7.9x	8.9x	11.1x	4.3x	6.7x	7.8x
Equity Value as a Multiple of:
LTM Net Income	11.4x	15.1x	15.8x	7.2x	7.7x	11.5x
2009E Net Income	16.2x	17.7x	19.9x	10.2x	11.4x	16.4x
2010E Net Income	15.1x	18.1x	20.0x	10.9x	12.2x	14.8x
LTM CFFO	8.7x	10.4x	13.2x	4.4x	6.1x	9.0x
2009E CFFO	12.1x	12.9x	15.7x	6.1x	8.0x	11.5x
2010 CFFO	11.2x	12.9x	14.4x	5.3x	9.3x	10.5x

        With respect to Cameron, Barclays Capital reviewed the public stock market trading multiples for the following oilfield service sector companies with a subsea and technology focus and large capitalization oilfield equipment companies:

  Subsea and Technology Focused Oilfield Service Companies

  •
  Core Laboratories N.V.

  •
  Dril-Quip, Inc.

  •
  FMC Technologies, Inc.

  Large Capitalization Oilfield Equipment Companies

  •
  Dresser-Rand Group Inc.

  •
  Flowserve Corporation

  •
  National Oilwell Varco, Inc.

        Using publicly available information, including certain consensus published equity research estimates from IBES, Barclays Capital calculated and analyzed equity value and enterprise value multiples of certain historical and projected financial and operating criteria (EBITDA, net income and CFFO). The equity value of each company was calculated as the market value of its common equity. The enterprise value of each company was obtained by adding its long-term debt to the sum of the equity value, the value of its preferred stock (market value if publicly traded, liquidation value if not) and the book value of any minority interest minus its cash balance. Barclays Capital analyzed historical information for each company for the LTM period pro forma for any acquisition and/or divestiture activity. In addition, Barclays Capital analyzed projected information for the years of 2009 and 2010.

        Because of the inherent differences between the corporate structure, businesses, operations and prospects of Cameron and the corporate structure, businesses, operations and prospects of the companies included in the comparable company groups, Barclays Capital believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis and, accordingly, also made qualitative judgments concerning differences between the financial and operating characteristics of Cameron and companies in the comparable company groups that would affect the public trading values of Cameron and such comparable companies.

        With respect to the selected comparable companies for Cameron, Barclays Capital considered the following multiples.

Multiple Range of Comparable Companies of Cameron
	Subsea & Technology Focused Oilfield Service Companies			Large Capitalization Oilfield Equipment Companies
	Low	Median	High	Low	Median	High
Enterprise Value as a Multiple of:
LTM EBITDA	8.7x	9.6x	9.8x	4.2x	6.3x	6.3x
2009E EBITDA	9.5x	10.1x	10.9x	5.5x	6.4x	6.6x
2010E EBITDA	8.6x	10.0x	11.1x	6.3x	7.1x	7.8x
Equity Value as a Multiple of:
LTM Net Income	15.1x	15.7x	15.9x	8.0x	9.5x	11.5x
2009E Net Income	16.2x	17.7x	18.8x	10.2x	11.0x	11.6x
2010E Net Income	15.1x	17.3x	20.0x	10.9x	12.7x	13.4x
LTM CFFO	9.6x	13.2x	13.2x	6.2x	7.6x	9.0x
2009E CFFO	12.9x	13.8x	15.7x	8.0x	8.6x	9.1x
2010 CFFO	12.9x	13.9x	14.4x	9.3x	9.8x	10.3x

        The comparable companies' methodology yielded valuations for NATCO and Cameron that implied a range of exchange ratios of 0.673 to 1.125 shares of NATCO common stock per share of Cameron common stock. Barclays Capital noted that the exchange ratio of 1.185 to be offered to NATCO stockholders in the merger is above this range.

  Comparable Transactions Analysis

        Barclays Capital reviewed certain publicly available information on selected corporate or business line oilfield service and oilfield equipment transactions it deemed comparable to both NATCO and Cameron, which were announced from January 1998 to March 2009 including, but not limited to:

  •
  Emerson Electric Co./Roxar ASA

  •
  Umbrellastream Ltd. (private equity consortium)/Expro International Group Ltd

  •
  GE Oil & Gas/Hydril's Pressure Control Business from Tenaris S.A.

  •
  National Oilwell Varco, Inc./Grant Prideco, Inc.

  •
  Arcapita Inc./Varel International Inc.

  •
  United States Steel Corporation/Lone Star Technologies, Inc.

  •
  Tenaris S.A./Hydril Company

  •
  Tenaris S.A./Maverick Tube Corporation

  •
  Cameron/Certain Businesses of the Flow Control Segment of Dresser, Inc.

  •
  First Reserve Corporation/Dresser-Rand Company, a business unit of Ingersoll-Rand Company Limited

  •
  National-Oilwell, Inc./Varco International, Inc.

  •
  Tuboscope Inc./Varco International, Inc

  •
  National-Oilwell, Inc./IRI International Corporation

  •
  Emerson Electric Co./Daniel Industries, Inc.

  •
  Schlumberger N.V./Camco International Inc.

  •
  Baker Hughes Incorporated/Western Atlas Inc.

  •
  EVI, Inc./Weatherford Enterra, Inc.

  •
  Halliburton Company/Dresser Industries, Inc.

        Because the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations and prospects of NATCO and Cameron and the acquired businesses analyzed, Barclays Capital believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis and, accordingly, also made qualitative judgments concerning differences between the characteristics of these transactions and the merger that would affect the acquisition values of NATCO and Cameron and such acquired companies or businesses.

        For the comparable transactions analysis, relevant transaction multiples were analyzed, including (1) the total transaction value (equity purchase price plus obligations) divided by LTM EBITDA and forward year estimates of EBITDA for the next two full years (termed "FY1" and "FY2," respectively) for the businesses acquired, and (2) equity purchase price divided by LTM CFFO and FY1 and FY2 CFFO, respectively, for the businesses acquired.

        With respect to the selected comparable transactions, Barclays Capital considered the following multiples:

Multiple Range of Comparable Transactions
	Low	Median	High
Enterprise Value as a Multiple of:
LTM EBITDA	8.4x	10.2x	17.5x
FY1 EBITDA	6.2x	10.2x	14.1x
FY2 EBITDA	3.7x	7.6x	11.7x
Equity Value as a Multiple of:
LTM CFFO	7.7x	14.0x	19.7x
FY1 CFFO	9.3x	12.9x	18.8x
FY2 CFFO	7.5x	11.7x	15.5x

        This methodology yielded valuations for NATCO and Cameron that imply a range of exchange ratios of 0.788 to 1.207 shares of NATCO common stock per share of Cameron common stock. The exchange ratio of 1.185 to be offered to NATCO stockholders in the merger falls within this range.

  Equity Research Analysts Target Price Analysis

        Barclays Capital reviewed the target prices, as of May 29, 2009, estimated by the equity research analysts who publish such target prices for NATCO and Cameron, respectively. This analysis implied exchange ratios ranging from 0.658 to 1.292 shares of NATCO common stock per share of Cameron common stock. The exchange ratio of 1.185 to be offered to NATCO stockholders in the merger falls within this range.

  Historical Common Stock Trading Analysis

        Barclays Capital reviewed the daily historical closing prices of NATCO common stock and Cameron common stock for the period from May 30, 2007 to May 29, 2009. Barclays Capital analyzed the ratio of the closing share price for NATCO to the closing share price of Cameron on the same day as of May 29, 2009 as well as both 5-days and 30-days prior to May 29, 2009. Barclays Capital also analyzed the ratio of NATCO's 52-week high and 52-week low common stock trading prices, respectively, to Cameron's 52-week high and 52-week low common stock trading prices, respectively, as of May 29, 2009. In addition, Barclays Capital reviewed the ratio of the closing share prices for NATCO and Cameron based on 5-day, 10-day, 30-day, 90-day, since September 15, 2008, 1-year and 2-year averages, respectively, as of May 29, 2009. This analysis implied exchange ratios ranging from 0.713 to 1.026 shares of NATCO common stock per share of Cameron common stock.

  Contribution Analysis

        Barclays Capital analyzed the relative income statement and cash flow contribution of NATCO and Cameron to the combined company based on 2009 and 2010 estimated financial data as projected by IBES for NATCO and Cameron, respectively. Barclays Capital also analyzed the relative income statement and cash flow contribution of NATCO and Cameron to the combined company based on 2009 estimated financial data as projected by the managements of NATCO and Cameron, respectively. In its analysis, Barclays Capital did not adjust for the Expected Synergies. Using IBES estimates, this analysis indicated that NATCO will contribute approximately 7.7% to 8.8% of the combined company's net income and 7.8% to 8.9% of the combined company's CFFO for the periods analyzed, implying an exchange ratio range of 0.922 to 1.076 shares of NATCO common stock per share of Cameron common stock, respectively. Using the management projections, this analysis indicated that NATCO will contribute approximately 8.2% to the combined company's 2009 net income and 8.1% to the combined company's 2009 CFFO, implying an exchange ratio range of 0.974 to 0.990 shares of NATCO common stock per share of Cameron common stock, respectively. Barclays Capital also analyzed the relative contribution of NATCO and Cameron to the combined company based on the net book value of equity as of March 31, 2009 and the equity market capitalization of each company as of May 29, 2009. This analysis indicated that NATCO will contribute 7.6% to 11.0% of the combined company's equity value, implying an exchange ratio range of 0.906 to 1.359 shares of NATCO common stock per share of Cameron common stock, respectively. At the exchange ratio to be offered to NATCO stockholders in the merger of 1.185 shares of Cameron common stock per share of NATCO common stock, NATCO stockholders will hold approximately 9.7% of the combined company's equity immediately after the completion of the merger based upon the outstanding shares of common stock of the companies as of May 29, 2009. Barclays Capital notes that the primary shortcoming of contribution analysis is that it treats all cash flow and earnings the same regardless of capitalization, expected growth rates, upside potential or risk profile.

  Pro Forma Merger Consequences Analysis

        Barclays Capital analyzed the pro forma impact of the merger on Cameron's projected earnings per share, or EPS, and cash flow per share, or CFPS. In the pro forma merger consequences, Barclays Capital prepared a pro forma merger model which incorporated the IBES estimates for both NATCO and Cameron for the years 2009 and 2010 as well as the Expected Synergies expected to result from the merger. Barclays Capital then compared the EPS and CFPS of NATCO and Cameron on a standalone basis to the EPS and CFPS attributable to each of NATCO and Cameron's interest in the pro forma combined company. Barclays Capital noted that the merger is accretive to the pro forma 2009 and 2010 IBES estimates of EPS and CFPS for each of NATCO and Cameron. The pro forma merger consequences analysis suggests that the exchange ratio to be offered to NATCO stockholders in the merger is fair to NATCO stockholders from a financial point of view.

  Premiums Analysis

        Barclays Capital reviewed certain publicly available information related to selected corporate transactions to calculate the amount of the premiums paid by the acquirers to the acquired company's stockholders. Barclays Capital analyzed all corporate transactions announced for the period from September 15, 2008 to May 29, 2009 with total transaction values in excess of $250 million. Barclays Capital also analyzed all stock-for-stock corporate transactions for the period from September 15, 2008 to May 29, 2009 with total transaction values in excess of $250 million. In addition, Barclays Capital analyzed all corporate transactions and the stock-for-stock corporate transactions, respectively, occurring in the oilfield service and oilfield equipment sectors (collectively, "OFS") announced during the period from January 1, 1995 to May 29, 2009, with total transaction values in excess of $250 million.

        For each of precedent transactions analyzed, Barclays Capital calculated the premiums paid by the acquirer by comparing the per share purchase price in each transaction to the historical stock price of the acquired company as of 1-day, 5-days, and 30-days prior to the announcement date as well as based upon the 52-week high prior to the announcement date. Barclays Capital compared the premiums paid in the precedent transactions to the premium levels implied by the exchange ratio to be offered to

NATCO stockholders in the merger based on closing prices as of May 29, 2009. The table below sets forth the summary results of the analysis.

	Percentage Premium/(Discount) to the Closing Price Prior to Transaction Announcement
	1-Day	5-Days	30-Days	52-Week High
Selected Corporate Transactions Since September 15, 2008
Median	36.8%	43.4%	56.1%	(15.3%)
Mean	48.7%	55.8%	73.9%	(20.0%)
High	148.6%	218.8%	286.0%	19.9%
Low	14.7%	15.8%	(19.3)%	(63.5%)
Selected Stock-for-Stock Corporate Transactions Since September 15, 2008
Median	36.3%	38.0%	48.0%	(45.5%)
Mean	42.7%	40.9%	53.5%	(41.6%)
High	87.2%	68.9%	147.6%	(7.3)%
Low	23.1%	15.8%	(19.3)%	(63.5%)
Selected OFS Transactions
Median	21.5%	24.0%	29.6%	(0.8%)
Mean	25.5%	28.9%	29.8%	(5.8%)
High	90.9%	99.3%	90.5%	74.2%
Low	0.0%	(5.0)%	(19.6)%	(67.5%)
Selected OFS Stock-for-Stock Transactions
Median	19.9%	20.1%	22.8%	(1.2%)
Mean	25.2%	28.9%	24.8%	(6.4%)
High	90.9%	99.3%	84.3%	74.2%
Low	4.6%	(5.0)%	(19.6)%	(67.5%)
Implied Premium Based on the Exchange Ratio Offered to NATCO Stockholders in the Merger (as of May 29, 2009 close)	30.8%	47.0%	58.6%	(34.9)%

  General

        Barclays Capital is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. NATCO's board of directors selected Barclays Capital because of its expertise, reputation and familiarity with NATCO and the energy industry generally and because its investment banking professionals have substantial experience in transactions comparable to the merger.

        Pursuant to the terms of an engagement letter, dated March 23, 2009, between Barclays Capital and NATCO, NATCO paid Barclays Capital an annual retainer fee beginning on the effective date of the engagement letter. Additionally, NATCO paid Barclays Capital a fee upon delivery of Barclays Capital's fairness opinion. NATCO has also agreed to pay Barclays Capital an additional fee upon the closing of the merger. In addition, NATCO has agreed to reimburse Barclays Capital for its reasonable expenses incurred in connection with its engagement, and to indemnify Barclays Capital and certain related persons against certain liabilities in connection with its engagement, including certain liabilities which may arise under federal securities laws.

        Barclays Capital has performed various investment banking and financial services for Cameron and its subsidiaries in the past and has received customary fees for such services, specifically, in the past two years; Barclays Capital and its affiliates have provided credit support for certain subsidiaries of Cameron for which Barclays Capital has received customary compensation. Barclays Capital expects to perform investment banking and financial services for NATCO and Cameron in the future and Barclays Capital expects to receive customary fees for such services.

        Barclays Capital and its affiliates are engaged in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays Capital and its affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of NATCO and Cameron for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

Accounting Treatment

        Cameron prepares its financial statements in accordance with GAAP. The merger will be accounted for using the purchase method of accounting. Statement of Financial Accounting Standards No. 141-R, Business Combinations, referred to as SFAS 141-R, provides guidance for determining the accounting acquirer in a business combination when equity interests are exchanged between two entities. SFAS 141-R provides that in a business combination effected through an exchange of equity interests, such as the merger, the entity that issues the equity interests is generally the acquiring entity. Commonly, the acquiring entity is the larger entity. SFAS 141-R further provides that in identifying the acquiring entity in a combination effected through an exchange of equity interests, all pertinent facts and circumstances must be considered, including: the relative voting rights of the stockholders of the constituent companies in the combined entity, the composition of the board of directors and senior management of the combined company and the terms of the exchange of equity securities in the business combination, including payment of any premium.

        Cameron will be considered to be the acquirer of NATCO for accounting purposes under SFAS 141-R based upon the terms of the merger and other factors, such as the size of Cameron, the payment of the merger consideration (including issuance of Cameron stock to NATCO stockholders at a premium of the fair market value of NATCO common stock on the date preceding the announcement of the execution of the merger agreement) by Cameron, and the composition of the combined company's board of directors and senior management. This means that Cameron will allocate the purchase price to NATCO's assets and liabilities at the acquisition date based on the estimated relative fair value of the assets acquired and liabilities assumed, with the excess purchase price being recorded as goodwill. Under the purchase method of accounting, goodwill is not amortized but is tested for impairment annually.

THE MERGER AGREEMENT

        The following summary describes selected material provisions of the merger agreement. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A, and is incorporated by reference into this proxy statement/prospectus. This summary may not contain all of the information about the merger agreement that is important to you. We encourage you to carefully read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger agreement.

        The representations and warranties contained in the merger agreement are as of specified dates and were made only for purposes of the merger agreement and are subject to important exceptions and limitations, including a contractual standard of materiality different from that generally relevant to investors. The representations and warranties are solely for the benefit of the parties to the merger agreement and may be subject to limitations agreed between the parties. Additionally, certain representations and warranties in the merger agreement were used for the purpose of allocating risk between Cameron and NATCO. Accordingly, investors should not rely on the representations and warranties in the merger agreement as characterizations of facts about Cameron or NATCO. Certain of the representations, warranties and covenants in the merger agreement are qualified by information each of Cameron and NATCO filed with the SEC prior to the date of the merger agreement, as well as by disclosure letters each of Cameron and NATCO delivered to the other party in connection with the signing the merger agreement. The disclosure letters have not been made public because, among other reasons, they include confidential or proprietary information. The parties believe, however, that all information material to a NATCO stockholder's decision to approve the merger is included or incorporated by reference in this document. None of the representations and warranties contained in the merger agreement will have any legal effect among the parties to the merger agreement after the closing of the merger.

General

        Subject to the conditions of the merger agreement, at the effective time of the merger, Acquisition Sub, a wholly owned subsidiary of Cameron, will merge with and into NATCO, with NATCO surviving the merger. Upon the effectiveness of the merger, the separate corporate existence of the Acquisition Sub will cease.

        The closing of the merger and the other transactions contemplated by the merger agreement are expected to occur, subject to the satisfaction or waiver of all closing conditions, promptly following the NATCO stockholder meeting. The merger will become effective immediately when the certificate of merger is accepted for filing by the Secretary of State of Delaware (or such later time as set forth in the certificate of merger and agreed to by the parties). In this summary, the time when the merger becomes effective is referred to as the effective time of the merger.

Conversion of Shares

        At the effective time of the merger, each outstanding share of NATCO common stock (other than shares held by Cameron, the Acquisition Sub or NATCO or by any subsidiary of NATCO or Cameron) will be converted into the right to receive 1.185 shares of Cameron common stock, which we refer to as the exchange ratio. Based on the closing price of Cameron common stock on June 1, 2009, the merger consideration would be valued at $38.45 per share of NATCO common stock, consisting of 1.185 shares of Cameron common stock valued at $32.45.

        At the time NATCO stockholders grant their proxies or vote at their stockholder meeting, they will not know the actual value of the merger consideration they will receive in the merger. The value of the merger consideration that NATCO stockholders will receive in the merger will depend on the value of Cameron common stock at the effective time of the merger and thereafter. We expect the merger to occur on the first business day following receipt of the requisite NATCO stockholder approval. Neither company may terminate the merger agreement due solely to a change in the price of Cameron common stock.

        If, between the date of the merger agreement and the effective time of the merger, the shares of NATCO common stock or Cameron common stock are changed into a different number or class of shares by reason of any stock split, combination, merger, consolidation, reorganization or other similar transaction, or any distribution of shares of NATCO common stock or Cameron common stock shall be declared with a record date within that period, appropriate adjustments will be made to the exchange ratio to have the same economic effect as was contemplated by the merger agreement prior to giving effect to such event.

        Each share of outstanding common stock of Cameron will remain outstanding after the merger.

        No fractional shares of Cameron common stock will be issued to any holder of NATCO common stock in connection with the merger. Cameron will convert into cash to the nearest whole cent each fractional share that would otherwise be issued to NATCO stockholders based upon the closing price of a share of Cameron common stock on the NYSE on the business day immediately preceding the closing of the merger. No interest will be paid or accrued on cash payable in lieu of fractional shares of Cameron common stock. Further, no fractional share will be entitled to vote or have any other rights of a Cameron stockholder.

Exchange Procedures

  Exchange of Stock Certificates

        The conversion of shares of NATCO common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. Cameron and NATCO have designated                                    to serve as exchange agent for the exchange of certificates representing shares of NATCO common stock for both certificates representing shares of Cameron common stock as well as any cash payment in lieu of fractional shares. As soon as reasonably practicable after the merger is completed, the exchange agent will mail transmittal forms and exchange instructions to each holder of record of shares of the NATCO common stock. After receiving the transmittal form, each holder of certificates formerly representing shares of NATCO common stock will be able to surrender the certificates to the exchange agent and receive certificates evidencing the appropriate number of whole shares of Cameron common stock as well as the cash in lieu of fractional shares. After the merger, each certificate formerly representing shares of NATCO common stock, until surrendered and exchanged, will be deemed, for all purposes, to evidence only the right to receive a certificate representing the number of whole shares of Cameron common stock that the holder's shares of NATCO common stock were converted to in the merger, along with the cash in lieu of fractional shares, if any.

  Dividends and Distributions with Respect to Unexchanged NATCO Common Stock

        NATCO stockholders prior to the effective time of the merger will not be paid any dividends or other distributions on shares of Cameron common stock declared or made after the effective time of the merger until they surrender their shares of NATCO common stock to the exchange agent (upon surrender of certificates a holder of NATCO common stock will receive any accrued but unpaid dividends, without interest). After the effective time of the merger, there will be no transfers on the stock transfer books of NATCO of any shares of NATCO common stock.

  Lost Certificates

        A NATCO stockholder must provide an appropriate affidavit to the exchange agent if any certificate of shares of NATCO common stock are lost, stolen or destroyed, in order to receive shares of Cameron common stock, cash in lieu of fractional shares or unpaid dividends and distributions in respect of the lost, stolen or destroyed certificates. In addition, Cameron or the exchange agent may require the holder of lost, stolen or destroyed certificates to post a bond as indemnity against any claim that may be made with respect to the lost certificates.

  Withholding

        Each of Cameron, NATCO and the exchange agent will be entitled to deduct and withhold from the merger consideration payable to any NATCO stockholder the amounts it is required to deduct and withhold under the Internal Revenue Code or any state, local or foreign tax law. Withheld amounts will be treated for all purposes as having been paid to NATCO stockholders from whom they were withheld.

Treatment of NATCO Stock Options and Restricted Stock

        The following summarizes the treatment of holders of NATCO stock options and restricted stock in the merger:

  Stock Options

        Each NATCO stock option issued under the NATCO incentive plans that is outstanding immediately prior to the effective time will be converted into an option to purchase shares of Cameron common stock and will be assumed by Cameron. Each NATCO stock option so converted and assumed will continue to be subject to the same terms and conditions set forth in the applicable NATCO incentive plan and option agreement immediately prior to the effective time, except as described below as to vesting. Additionally, as of the effective time, each NATCO stock option will be converted into an option to purchase shares of Cameron common stock with appropriate adjustments to the number of shares and exercise price based upon the exchange ratio. Specifically, the number of shares of Cameron common stock underlying each assumed and converted NATCO stock option will equal the product (rounded down to the nearest whole share) of (1) the number of shares of NATCO common stock subject to the option immediately prior to the effective time, multiplied by, (2) the exchange ratio. The exercise price per share of Cameron common stock underlying the assumed and converted NATCO stock option will equal the quotient (rounded up to the nearest whole cent) of (1) the exercise price per share of NATCO common stock of such NATCO stock option immediately prior to the effective time, divided by, (2) the exchange ratio. All of these NATCO stock options assumed by Cameron will be fully vested, except that any NATCO stock options granted between signing of the merger agreement and the effective time will continue to vest in accordance with the option agreement and the NATCO incentive equity plan under which they were awarded. At the effective time, Cameron will assume the NATCO incentive plans with appropriate amendments to reflect the merger, including the substitution of Cameron common stock for NATCO common stock under such plans. As soon as practicable after the merger is completed, Cameron will file a registration statement on Form S-8 with respect to the shares of common stock of Cameron subject to the assumed NATCO stock options.

  Restricted Stock

        Each share of NATCO common stock that is subject to a restriction or other condition under the NATCO incentive plans that is outstanding immediately prior to the effective time will, at the effective time, be immediately vested and become free of such restrictions or conditions and automatically converted into Cameron common stock and cash in lieu of fractional shares in the same manner as each outstanding share of NATCO common stock that is not subject to any such restrictions or conditions, except that NATCO restricted common stock granted between signing of the merger agreement and the effective time will continue to be subject to such restriction or condition in accordance with the agreement and the NATCO incentive equity plan under which they were awarded.

 Representations and Warranties

        The merger agreement contains representations and warranties made by each of the parties regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the merger. These representations and warranties do not survive the closing of the merger. Each of NATCO, on the one hand, and Cameron and the Acquisition Sub, on the other hand, has made representations and warranties to the other in the merger agreement, including with respect to the following subject matters:

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  existence, good standing and qualification to conduct business;

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  capitalization;

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  power and authorization and the enforceability of the merger agreement;

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  governmental and regulatory approvals or consents required to complete the merger;

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  filings and reports with the SEC and financial information;

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  disclosure controls and procedures;

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  required vote by stockholders, if any;

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  opinion of its financial adviser as to the fairness of the merger consideration from a financial point of view;

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  board approvals and recommendations of merger by boards of directors;

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  fees payable to brokers in connection with the merger;

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  absence of improper payments; and

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  absence of other representations or warranties.

        NATCO has made additional representations and warranties to Cameron and the Acquisition Sub with respect to the following:

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  absence of any conflict or violation of organizational documents, laws or third party agreements, consents or approvals;

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  valid existence, good standing and qualification to do business of all subsidiaries;

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  absence of material adverse effect and certain other changes, events or circumstances;

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  absence of undisclosed liabilities;

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  employee benefit plans and ERISA;

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  litigation and compliance with laws;

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  intellectual property;

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  material agreements;

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  tax matters;

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  environmental matters;

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  insurance;

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  labor matters;

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  ownership of Cameron capital stock or rights to acquire Cameron capital stock;

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  inapplicability of state takeover statutes; and

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  amendment to the NATCO rights agreement relating to the merger agreement and related merger.

Covenants

  Conduct of Business Pending the Merger

        During the period from the date of the merger agreement until the effective time of the merger or until the earlier termination of the merger agreement, NATCO has agreed that it will, and will cause its subsidiaries to, except as disclosed in its disclosure letter, expressly permitted or contemplated by the merger agreement or agreed to in writing by Cameron (which consent will not be unreasonably withheld, delayed or conditioned):

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  conduct its business and that of its subsidiaries only in the ordinary course consistent with past practices and policies;

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  use commercially reasonable efforts to preserve intact its business organization and goodwill;

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  use commercially reasonable efforts to keep available the services of its current officers, directors and key employees; and

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  use commercially reasonable efforts to preserve and maintain existing relationships with customers, suppliers, agents and creditors.

        During the period from the date of the merger agreement until the effective time of the merger or until the earlier termination of the merger agreement, NATCO has also agreed, except as disclosed in its disclosure letter, expressly permitted or contemplated by the merger agreement or agreed to in writing by Cameron (which consent will not be unreasonably withheld, delayed or conditioned), to limitations or prohibitions on NATCO and its subsidiaries with respect to the following activities:

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  amending its certificate of incorporation or bylaws or similar organizational documents unless required to comply with applicable law or rules of the NYSE;

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  adjusting, splitting, combining, reclassifying or disposing any of its outstanding equity interests;

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  declaring, setting aside or paying dividends or other distributions with respect to its equity interests;

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  issuing, granting, selling or agreeing to issue, grant or sell any equity interests, except pursuant to the exercise of any current outstanding stock options and other contractual obligations and limited grants of NATCO compensatory stock options or restricted stock awards to new hires of non-officers and consistent with past practices for annual grants to officers and employees of NATCO and its subsidiaries;

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  subject to certain limited exceptions, purchasing, redeeming or acquiring any outstanding equity interests;

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  merging with, or transferring, leasing, subleasing or otherwise disposing of all or a substantial portion of its assets, to any other person, except to (1) customers in the ordinary course of business or (2) non-affiliates at fair market value and in an amount not in excess of $5 million individually or $10 million in the aggregate;

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  liquidating, winding up, dissolving or adopting any plan to liquidate, wind up or dissolve;

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  acquiring or agreeing to acquire the business of any other person, except acquisitions with aggregate consideration not exceeding $10 million;

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  selling, transferring or otherwise disposing of or mortgaging, pledging or otherwise encumbering any equity interests of any other person, except for permitted liens;

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  making any loans or investments in any person, other than advances to its wholly owned subsidiaries or from its wholly owned subsidiaries, customer loans and advances to employees consistent with past practices or short-term investment of cash in the ordinary course of business in accordance with its cash management procedures;

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  terminating or amending any material contract or waiving or assigning any of its rights under a material contract in a manner that would be materially adverse to it, or entering into any material contract other than customer contracts entered into in the ordinary course of business;

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  incurring or assuming any indebtedness, except indebtedness incurred under its respective credit agreement, letters of credit, surety bonds or similar arrangement incurred in the ordinary course of business and consistent with its past practices;

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  assuming, endorsing, guaranteeing or otherwise becoming liable for the liabilities, obligations or performance of any other person, except under its credit agreements or in the ordinary course of its business consistent with past practices;

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  increasing any compensation or benefits payable to directors, officers or employees, except increases in cash compensation of non-officers in the ordinary course of business consistent with past practices (other than certain broad company, division or function area wide type increases), under any existing and outstanding employee benefit plan or agreement, and in connection with assumption of additional duties for non-officer employees or in response to third party employment offers to non-officer employees;

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  entering into any employment, retention or severance agreements with or granting any severance or termination pay to any employees or officers, other than with or to non-officer employees in the ordinary course of business consistent with past practices or as provided under any existing and outstanding employee benefit plan or agreement;

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  establishing, adopting, entering into or materially and adversely (to NATCO or its subsidiaries) amending any collective bargaining agreement, other than as required by applicable law;

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  establishing, adopting, entering into, materially amending or terminating any employee benefit plan, except as required to comply with applicable law or any agreement or as expressly permitted under the other compensation and employee benefit plan related negative covenants;

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  creating, incurring, assuming or permitting to exist any lien on any of its assets, except for permitted liens or liens under existing credit agreements;

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  making or rescinding any material election relating to taxes, settling or compromising any material claim or investigation relating to taxes, or changing in any material respect any of its methods of reporting any item for tax purposes, except as may be required by applicable law;

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  entering into any material new line of business;

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  incurring or committing to any capital expenditures exceeding $35 million in the aggregate;

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  entering into any contract that subjects Cameron or the surviving company to any material non-compete agreement;

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  entering into any contract the effect of which would be to grant a third party following the merger any right or potential right of license to any material intellectual property;

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  authorizing, approving or knowingly entering into any new contract to provide products or services to any person in countries in which the U.S. has instituted sanctions;

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  changing any of its material accounting principles, estimates, or practices (except as may be required as a result of a change in GAAP);

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  compromising, settling or granting any waiver or release related to any litigation or proceeding, subject to certain limited monetary settlements and compromises (and related confidentiality obligations);

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  subject to certain exceptions, engaging in any transaction or entering into any agreement with any of its affiliates; and

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  entering into any contract or obligation with respect to any of the foregoing.

        During the period from the date of the merger agreement until the effective time of the merger or until the earlier termination of the merger agreement, Cameron has agreed, except as disclosed in its disclosure letter or expressly permitted or contemplated by the merger agreement, to limitations or prohibitions on Cameron and its subsidiaries with respect to the following activities:

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  amending Cameron's organizational documents;

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  declaring, setting aside or paying any dividend in respect of any capital stock (other than from or among its subsidiaries);

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  acquiring, by merger, consolidation, purchase of capital stock or assets or otherwise, any other business or entity but only to the extent that any of foregoing could reasonably be expected to prevent or materially delay the closing of the merger with NATCO;

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  sell, transfer otherwise dispose to a third party any business assets or capital stock that constitutes 25% or more of the assets, net revenue or net income of Cameron and its subsidiaries, taken as a whole;

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  liquidating, winding, up, dissolving or adopting any plan to liquidate, wind up or dissolve Cameron; and

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  entering into any contract or obligation regarding any of the foregoing.

  Access to Information and Properties

        Subject to certain exceptions, during the period prior to the effective time of the merger, Cameron and NATCO and their respective subsidiaries will provide each other reasonable access to their books and records and copies of these materials. The parties will also provide each other a copy of any report or communication with the SEC related to the merger.

  Additional Arrangements

        Each of Cameron and NATCO also has agreed to do the following:

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  take all actions necessary or appropriate under applicable law to enable the closing of the merger to occur as soon as reasonably practicable;

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  provide to the other party such information and reasonable assistance as the other party may reasonably request in connection with its preparation of any regulatory filings;

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  take all action to cause the covenants and conditions in the merger agreement to be performed or satisfied as soon as practicable;

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  use its reasonable best efforts to avoid the entry of, or to have vacated or terminated, any decree, order, ruling or injunction that would restrain, prevent or delay the closing of the merger, and if any order, decree, ruling, injunction or other action has been taken by a governmental authority that would restrain, enjoin or otherwise prohibit, delay or prevent the closing of the merger, Cameron and NATCO must use their reasonable best efforts to have the action declared ineffective as soon as practicable;

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  promptly notify each other of any communication concerning the merger or the merger agreement from any governmental authority and permit the other party to review in advance any proposed communication to any governmental authority concerning the merger or the merger agreement;

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  allow the other party to participate in any substantive meeting with any governmental authority relating to any filings or inquiry concerning the merger or the merger agreement; and

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  provide the other party's counsel with copies of all correspondence, filings and communications between it and any governmental authority with respect to the merger or the merger agreement.

        However, nothing contained in the merger agreement will be interpreted so as to require any party or its subsidiaries or affiliates, without such party's written consent, to sell, license, dispose of, hold separate or operate in any specified manner any of its businesses or assets. Further, nothing contained in the merger agreement will give either party, directly or indirectly, the right to control the operations of the other party.

  Notification Requirements

        Each of Cameron and NATCO will give prompt notice to the other party after obtaining knowledge of any occurrence that would be reasonably expected to result in the inaccuracy of a representation or any failure by Cameron or NATCO, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with under the terms of the merger agreement.

  Directors' and Officers' Insurance and Indemnification

        The merger agreement provides that for a period of six years from the effective time of the merger Cameron and NATCO will, jointly and severally, indemnify, defend and hold harmless, to the fullest extent permitted by applicable law, each person who is, has been or becomes prior to the effective time of the merger a director, officer or certain other representatives of NATCO or any of its subsidiaries in their capacities as such from and against all claims and expenses arising out of, relating to or in connection with any action or omission in his or her capacity as such occurring or alleged to have occurred at or before the effective time of the merger. The merger agreement also requires Cameron and NATCO to pay the expenses of the indemnified person in advance of the final disposition of any claim made against the indemnified person during such six-year period.

        In addition, the merger agreement provides that Cameron and NATCO will maintain in effect all exculpation, indemnification and advancement of expenses provisions of the organizational documents of each of NATCO and its subsidiaries in effect as of the date of the merger agreement or in any indemnification agreements between NATCO and its subsidiaries and their respective current and former directors, officers, fiduciaries, agents or employees. Cameron and NATCO may not, for a period of six years from the effective time of the merger, amend, repeal or otherwise modify, unless required by law, any such provisions in any manner that would adversely affect the rights under such provisions of any indemnitee, and all rights to indemnification thereunder in respect of any claim asserted or made within such period shall continue until the final disposition or resolution of such claim.

        For a period of six years after the effective time of the merger, NATCO will also maintain liability insurance for directors and officers with respect to claims arising from facts or events that occurred at or prior to the effective time of the merger. The liability insurance will be from an insurance carrier with the same or better credit rating as NATCO's current insurance carrier and will cover all directors and officers of NATCO who are currently covered by NATCO's existing directors' and officers' liability insurance. The insurance will be no less advantageous to the directors and officers than the coverage and amounts they currently have. However, after the merger Cameron will not be obligated to make annual premium payments for this insurance to the extent that the premiums exceed 250% of the per annum rate of the premium currently paid by NATCO for similar insurance as of the date of the merger agreement. In the event that the annual premium for this insurance exceeds the maximum amount, NATCO will purchase as much coverage per policy year as reasonably practicable for the maximum amount. If requested in writing by NATCO, Cameron will purchase a six-year "tail" policy on terms and conditions no less advantageous than the existing insurance policy and otherwise satisfying the insurance requirements described above.

  Stock Exchange Listing

        Cameron will use its reasonable best efforts to cause the shares of Cameron common stock to be issued in connection with the merger, including shares of Cameron common stock to be issued upon the exercise of NATCO stock options assumed by Cameron, to be listed on the NYSE, as of the effective time of the merger, subject to official notice of issuance.

  Employee Matters

        To the extent Cameron does not continue a pre-merger employee benefit plan applicable to any continuing NATCO employee, such continuing NATCO employee will generally be eligible to participate in any corresponding Cameron employee benefit plan providing benefits to any continuing NATCO employee after the merger to the extent such Cameron post-merger employee benefit plan replaces similar coverage under NATCO's pre-merger employee benefit plan. If permitted under Cameron's post-merger employee benefit plans, Cameron will give NATCO employees full credit for their years of service with NATCO or its subsidiaries for purposes of eligibility and vesting (excluding vesting in equity based awards, eligibility for post-employment welfare benefits and benefit accruals) under all employee benefit plans maintained by Cameron that constitute post-merger plans (as defined in the merger agreement) to the same extent recognized by NATCO or its subsidiaries under the NATCO pre-merger employee benefit plans. Cameron will give NATCO employees credit toward deductibles and out-of-pocket requirements for any payments made during the current year under the old NATCO employee benefit plans. NATCO employees generally will be immediately eligible to participate, without any waiting time, in all of Cameron post-merger employee benefit plans to the extent coverage replaces coverage under any NATCO pre-merger employee benefit plan. For purposes of each Cameron post-merger employee benefit plan that provides medical, dental, pharmaceutical or vision benefits to NATCO employees, Cameron will cause all pre-existing condition exclusions and activity-at-work requirements of such Cameron post-merger plan to be waived for such NATCO employee and his or her dependents to the extent the exclusion or requirement did not apply to such NATCO employee under NATCO's pre-merger plan and to the extent permitted under such Cameron post-merger plan or otherwise required by applicable law.

        The value of the compensation and benefits provided under the pre-merger plans or the post-merger plans, as applicable, to NATCO employees, taken as a whole, after the effective time of the merger through December 31, 2009, will be substantially similar to the value of the compensation and benefits previously provided under NATCO's employee benefit plans (determined without regard to awards under NATCO's equity incentive plans) to such NATCO employees, taken as a whole, immediately prior to the effective time of the merger, as determined by Cameron in good faith after taking into account all facts and circumstances.

        Cameron, the Acquisition Sub and NATCO agree that the closing of the merger is a "change of control" of NATCO under NATCO's employee benefit plans, the NATCO equity incentive plans and outstanding awards under such plans (except NATCO stock options granted between the signing of the merger agreement and the effective time of the merger) and certain specified employment agreements.

        No third party will have any rights with respect to Cameron's agreements in the merger agreement regarding employee benefits after the merger.

        Please also read "The Merger—Interests of Directors and Executive Officers of NATCO in the Merger," beginning on page 40.

  Section 16 Matters

        Prior to the effective time of the merger, Cameron and NATCO will take all required actions to cause any dispositions of shares of NATCO common stock (or derivatives thereof) or acquisitions of Cameron common stock (or derivatives thereof) resulting from the transactions contemplated by the merger agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt from Section 16(b) of the Exchange Act under Rule 16b-3 promulgated under the Exchange Act.

  Resignations of NATCO Directors and Officers

        Prior to the closing of the merger and unless notified otherwise by Cameron, NATCO will deliver to Cameron written resignations of all members of NATCO's board of directors and all officers of NATCO and its subsidiaries, with such resignations to be effective as of the effective time of the merger.

  No Solicitation

        NATCO has agreed, and agreed to cause its subsidiaries and its and their respective officers, directors, employees and representatives, to cease all then-existing activities with any parties with respect to an acquisition proposal. With respect to NATCO, an acquisition proposal generally means any inquiry, offer or proposal from any person after the date of the merger agreement relating to a transaction or a potential transaction (pursuant to a merger, consolidation, business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer, liquidation or similar transaction involving NATCO or its subsidiaries), other than the merger, involving:

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  the acquisition of at least 15% of the assets, net revenues or net income of NATCO and its subsidiaries, taken as a whole; or

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  acquisition or purchase of at least 15% of the equity or any class of equity of NATCO or any of its significant subsidiaries.

        In addition, NATCO has agreed that it will not, and will direct its subsidiaries and its and their respective officers, directors, employees, and representatives not to, directly or indirectly:

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  initiate, solicit or knowingly encourage (including by way of furnishing non-public information) any inquiries, proposals, or offers that constitute, or may reasonably be expected to lead to, an acquisition proposal or engage in discussions or negotiations with respect thereto;

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  approve or recommend, or publicly propose to approve or recommend an acquisition proposal or enter into any agreement relating to an acquisition proposal or enter into any agreement, arrangement or understanding requiring such party to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement or breach its obligations thereunder;

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  withdraw, modify or qualify, or propose to publicly withdraw, modify, or qualify, in a manner adverse to Cameron, the recommendation to NATCO stockholders by NATCO's board of directors to adopt the merger agreement, which action is referred to as a "change of board recommendation"; or

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  take any action to exempt any person (other than Cameron and its subsidiaries) from the restrictions contained in any takeover law or otherwise cause such restrictions not to apply.

        Notwithstanding these restrictions, NATCO may, at any time prior to obtaining stockholder approval at its special meeting, in response to an unsolicited bona fide written acquisition proposal from a third party that does not result from a breach of its non-solicitation or such third party's contractual obligations owed to NATCO, which NATCO's board of directors determines in good faith (1) (after consultation with outside counsel and financial advisors) constitutes or would reasonably likely lead to a superior proposal (as defined below) and (2) (after consultation with outside legal counsel) that failure to do so could reasonably be expected to result in a breach of its fiduciary duties to its stockholders under applicable law:

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  furnish non-public information with respect to the recipient of the acquisition proposal and its subsidiaries to the person making the acquisition proposal (and its representatives) pursuant to a customary confidentiality agreement not less favorable to NATCO than the existing confidentiality agreement between NATCO and Cameron, provided that all the information is previously provided or made available to Cameron, or is provided or made available to Cameron promptly; and

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  participate in discussions or negotiations with the person making the acquisition proposal (and its representatives) regarding the acquisition proposal.

        Superior proposal generally means, with respect to NATCO, any bona fide acquisition or proposal from any person (other than Cameron or its subsidiaries) made in writing after the date of the merger agreement relating to a transaction or potential transaction (pursuant to a merger, consolidation, business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer, liquidation or similar transaction involving such party), other than the merger, involving:

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  such person acquiring at least 50% of the assets, net revenues or net income of NATCO and its subsidiaries, taken as a whole; or

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  acquisition or purchase of at least 50% of the equity or any class of equity of NATCO or any of its significant subsidiaries;

that NATCO's board of directors has determined in good faith (after consulting with outside counsel and financial advisors), taking into account all terms and conditions of such acquisition proposal, including all legal, financial, regulatory, and other aspects of such acquisition proposal, (1) is more favorable, from a financial point of view, to NATCO stockholders, than the merger (taking into account the time frame considered appropriate by NATCO's board of directors given the strategic nature of the merger), (2) contains conditions reasonably capable of being satisfied in a timely manner and (3) is not subject to financing or, if so, such financing is then committed in writing.

        NATCO has agreed to promptly (but in any event within 48 hours) notify Cameron in the event that it receives (including through any subsidiary or representative) any acquisition proposal, or any request for non-public information which relates to, or could reasonably lead to, an acquisition proposal. NATCO has also agreed to keep Cameron reasonably informed on a current basis of the status (including material terms and conditions and material modifications) of any such request, acquisition proposal or inquiry (including by providing notice of any material changes, developments or written communications within 48 hours).

        Notwithstanding NATCO's obligation not to cause a change of board recommendation, if prior to obtaining its stockholder approval of the merger agreement, (1) NATCO receives a written, bona fide acquisition proposal from a third party that is not in violation of such third party's contractual obligations to NATCO, (2) such acquisition proposal did not result from a breach of NATCO's non-solicitation obligations, and (3) NATCO's board of directors concludes in good faith (after consultation with outside counsel and financial advisors, after giving effect to all of the adjustments to the terms of the merger agreement which may be offered by Cameron pursuant to the negotiations between the parties as described below), that such acquisition proposal constitutes a superior proposal, then NATCO's board of directors may at any time prior to obtaining the stockholder approval of the merger agreement, if it determines in good faith (after consultation with outside counsel) that the failure to take such action could reasonably be expected to be a breach of its fiduciary duties to its stockholders under applicable law, (1) make a change of board recommendation and/or (2) terminate the merger agreement and cause itself to enter into an acquisition agreement with respect to a superior proposal, provided that NATCO fulfills the following conditions:

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  NATCO provides a prior written notice advising Cameron that NATCO's board of directors intends to take such action and specifying the material terms and conditions of the superior proposal (including the identity of the party making such a superior proposal);

  •
  for three business days following Cameron's receipt of this written notice, NATCO must negotiate (and direct its financial and legal advisors to negotiate) with Cameron (to the extent Cameron wishes to negotiate) in good faith to make such adjustments to the terms and conditions of the merger agreement so that such acquisition proposal ceases to constitute a superior proposal; and

  •
  following any such negotiation described in the immediately preceding clause, NATCO's board of directors determines in good faith (after consultation with its financial advisors and outside counsel) such acquisition proposal continues to constitute a superior proposal. In the event of any revisions to the terms of a superior proposal that are material to such superior proposal after the start of the three-business day notice period, NATCO must satisfy the three-business day notice requirement with a new written notice to Cameron and the requirement to negotiate with Cameron as described above with respect to such new written notice, and the notice period will be deemed to have re-commenced on the date of such new notice.

        Also, notwithstanding NATCO's obligation not to cause a change of board recommendation, if prior to obtaining stockholder approval, NATCO's board of directors determines in good faith (1) (after consultation with outside counsel) that failure to do so could reasonably be expected to be a breach of its fiduciary duties to its stockholders under applicable law and (2) that the reasons for making such change of board recommendation are the result of a "NATCO intervening event," then NATCO may make a change of board recommendation, provided that:

  •
  NATCO provides a prior written notice at least three business days in advance advising Cameron that NATCO's board of directors intends to take such action and specifying the material facts and information constituting the basis for such contemplated determination; and

  •
  for three business days following Cameron's receipt of this written notice, NATCO must negotiate (and direct its financial and legal advisors to negotiate) with Cameron (to the extent Cameron wishes to negotiate) in good faith to make such adjustments to the terms and conditions of the merger agreement as would permit NATCO to not make such change of board recommendation consistent with its fiduciary duties.

        A "NATCO Intervening Event" generally means, with respect to NATCO and its subsidiaries, an event or circumstance arising after the date of the merger agreement or that was not known to NATCO's board of directors as of the date of the merger agreement, other than an acquisition proposal.

        The merger agreement does not prohibit NATCO from taking and disclosing to its stockholders, in compliance with the rules and regulations of the Exchange Act, a position regarding any unsolicited tender offer for its common stock or from making any other disclosure to its stockholders if, in the good faith judgment of its board of directors, after consultation with outside counsel, failure to make such disclosure would reasonably be expected to violate its obligations under applicable law.

  Public Announcements

        Cameron and NATCO have agreed to consult with each other regarding any public announcements relating to the merger agreement or the merger.

  Expenses

        Subject to certain exceptions discussed below under the heading "—Termination—Termination Fees and Expenses" beginning on page 76, each party will pay its own expenses relating to the preparing, entering into, and carrying out of the merger agreement and the consummation of the transactions contemplated thereunder.

  Tax

        Each of Cameron, Acquisition Sub and NATCO will use its reasonable best efforts to cause the merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and to obtain certain tax opinions from its counsel relating thereto. NATCO shall provide Cameron with a certification in accordance with Treasury Regulation Section 1.1445-2(c)(3) that it is not a United States real property holding corporation.

  Takeover Laws

        At Cameron's request, NATCO will take all necessary steps to exclude the merger from the applicability of any takeover law, including Section 203 of the DGCL, and to assist Cameron in any challenge to the applicability of such takeover laws.

  Subsequent SEC Filings

        Until the closing of the merger, each of Cameron and NATCO have agreed to timely file with the SEC all documents required to be filed or furnished by such party and its subsidiaries under the Exchange Act.

  Stockholder Litigation

        Cameron and NATCO have each agreed to give the other party the opportunity to participate, subject to a customary joint defense agreement, in the defense or settlement of any stockholder litigation against it or its directors or officers relating to the merger. Neither Cameron nor NATCO will settle or compromise any such stockholder litigation without the prior written consent of the other party (which consent will not be unreasonably withheld, conditioned or delayed).

  Sanctioned Countries

        On June 16, 2009, as contemplated by the merger agreement, NATCO adopted a written policy restricting any new business in countries against which the U.S. has instituted sanctions. NATCO has agreed to use its reasonable best efforts to monitor compliance with such written policy.

Conditions to the Completion of the Merger

        The obligations of Cameron and NATCO to complete the merger are subject to various conditions. While it is anticipated that all of these conditions will be satisfied, there can be no assurance as to whether or when all of the conditions will be satisfied or, where permissible, waived.

  Conditions to Each Party's Obligations

        Each party's obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

  •
  adoption by NATCO stockholders of the merger agreement;

  •
  expiration or termination of the waiting period under the HSR Act;

  •
  effectiveness of the registration statement on Form S-4, of which this proxy statement/prospectus constitutes a part, and the absence of any stop order or proceedings for that purpose pending before or threatened by the SEC;

  •
  absence of any action taken by any governmental entity that is continuing and prevents the consummation of the merger or imposes any material restrictions on the parties with respect to the merger;

  •
  authorization for listing on the NYSE of the shares of Cameron common stock issuable to NATCO stockholders pursuant to the merger, subject to official notice of issuance; and

  •
  obtaining all consents, approvals, permits and authorizations required to be obtained from any governmental authority to consummate the merger, the failure of which to obtain is reasonably expected to have a material adverse effect on NATCO.

  Additional Conditions to NATCO's Obligations

        The obligation of NATCO to complete the merger is subject to the satisfaction or waiver of the following conditions:

  •
  Cameron's and the Acquisition Sub's representations and warranties set forth in the merger agreement will be true and correct as of the date of the merger agreement and as of the closing date of the merger, except where the failure of the representations or warranties to be accurate would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Cameron (subject to certain limited exclusions);

  •
  the performance or compliance in all material respects by Cameron and Acquisition Sub of each of their respective obligations contained in the merger agreement;

  •
  the absence of any event or circumstance constituting a "material adverse effect" with respect to Cameron;

  •
  Cameron's delivery of satisfactory transfer instructions to the exchange agent; and

  •
  NATCO's receipt from its legal counsel of a legal opinion to the effect that for U.S. federal income tax purposes, (1) the merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and (2) each of Cameron, the Acquisition Sub and NATCO will be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code.

  Additional Conditions to the Obligations of Cameron and Acquisition Sub

        The obligations of Cameron and the Acquisition Sub to complete the merger are subject to the satisfaction or waiver of the following conditions:

  •
  NATCO's representations and warranties set forth in the merger agreement will be true and correct as of the date of the merger agreement and at and as of the closing date of the merger, except where the failure of the representations and warranties to be accurate would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on NATCO (subject to certain exclusions);

  •
  the performance or compliance in all material respects by NATCO of each of its obligations contained in the merger agreement;

  •
  the absence of any event or circumstance constituting a "material adverse effect" with respect to NATCO; and

  •
  Cameron's receipt from its legal counsel of a legal opinion to the effect that for U.S. federal income tax purposes, (1) the merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and (2) each of Cameron, Acquisition Sub and NATCO will be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code.

Material Adverse Effect Definition

        Certain representations and warranties of Cameron, the Acquisition Sub and NATCO, and certain other provisions in the merger agreement, are qualified by references to a "material adverse effect." For purposes of the merger agreement, a "material adverse effect" on a person means any change or condition that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (1) the assets, properties, business or results of operations or condition (financial or otherwise) of such person and its subsidiaries, taken as a whole or (2) the ability of such person to timely perform its obligations under the merger agreement or the ability of such person to timely consummate the merger. However, a "material adverse effect" does not include changes or conditions relating to:

  •
  the oilfield services industry in general unless they have a disproportionate effect on the person relative to other participants in the oilfield services industry;

  •
  the economy, or financial securities or credit markets, in the U.S. or elsewhere unless they have a disproportionate effect on the person relative to other participants in the oilfield services industry;

  •
  any change in such person's stock price or trading volume, in and of itself;

  •
  any change after the date of the merger agreement in applicable law or generally accepted accounting principles;

  •
  the negotiation or performance of the merger agreement or announcement or pendency of the merger agreement or the merger itself;

  •
  acts of war, terrorism or insurrection;

  •
  any legal proceedings initiated by any current or former stockholder of such person and related to the merger agreement or the related transactions;

  •
  natural disasters, such as earthquakes, hurricanes or tornados unless they have a disproportionate effect on the person relative to other participants in the oilfield services industry;

  •
  any failure in and of itself to meet any internal or published projections, forecasts, or other predictions;

  •
  any change or announcement of a potential change in the credit rating of a person or its subsidiaries; and

  •
  in the case of NATCO, any action taken by NATCO or its subsidiaries that are requested or consented to by Cameron or Acquisition Sub.

 Termination

  Termination of the Merger Agreement

        At any time before the effective time of the merger, whether or not NATCO stockholders have adopted the merger agreement, the merger agreement may be terminated:

  •
  by mutual written consent of Cameron and NATCO;

  •
  by either Cameron or NATCO if:

  •
  any court of competent jurisdiction or other governmental entity has issued an order, decree or ruling enjoining or otherwise prohibiting any of the transactions contemplated by the merger agreement, and such order, decree, or ruling has become final and non-appealable, except under limited circumstances;

  •
  the parties fail to consummate the merger on or before the outside date of March 31, 2010, unless the failure to perform or comply in all material respects with the covenants in the merger agreement by the party seeking the termination contributed to the failure to consummate the merger by the outside date; or

  •
  the NATCO special meeting has been convened, NATCO stockholders have voted, and the adoption of the merger agreement by NATCO stockholders was not obtained; or

  •
  by Cameron if:

  •
  NATCO breaches its representations, warranties or covenants set forth in the merger agreement, which breach would result in a failure of certain of the conditions to the completion of the merger being satisfied and such breach is not cured by the earlier of the outside date or 30 days after the receipt of written notice thereof or is incapable of being cured within such period, except under limited circumstances;

  •
  prior to the receipt of NATCO stockholders' approval of the proposal to adopt the merger agreement, (1) NATCO's board of directors has effected a change of board recommendation or failed to include the board recommendation in the proxy statement/prospectus, (2) NATCO materially breaches its covenant to convene the NATCO special meeting or non-solicitation obligations or obligations relating to the NATCO board recommendation that NATCO stockholders vote in favor of the adoption of the merger agreement, (3) after the expiration of three business days immediately following Cameron's receipt of written notice from NATCO informing Cameron of NATCO's intention to effect a change of board recommendation, (4) NATCO's board of directors recommends or approves, or announces publicly its intention to recommend or enter into an acquisition proposal other than the merger agreement, or (5) a tender offer or exchange offer that would, if consummated, constitute an acquisition proposal with respect to NATCO is commenced by a third party, and NATCO does not make a "stop, look and listen" or similar communication or a recommendation that its stockholders reject such tender or exchange offer within ten business days after such offer is first made; or

  •
  by NATCO if:

  •
  Cameron or the Acquisition Sub breaches its representations, warranties or covenants set forth in the merger agreement, which breach would result in a failure of certain of the conditions to the completion of the merger being satisfied and such breach is not cured by the earlier of the outside date or 30 days after the receipt of written notice thereof or is incapable of being cured within such period, except under limited circumstances; or

    •
    prior to the receipt of NATCO's stockholders' approval of the proposal to adopt the merger agreement, (1) NATCO receives an unsolicited written acquisition proposal, not in violation of its non-solicitation obligations, after the date of the merger agreement, which NATCO's board of directors concludes in good faith constitutes a superior proposal, (2) NATCO provides Cameron with a written notice that it intends to take such action, specifying the material terms of the superior proposal, (3) NATCO's board of directors determines in good faith that the failure to take such action could reasonably be expected to be a breach of its fiduciary duties to NATCO stockholders under applicable law, (4) NATCO thereafter satisfies its obligations to negotiate with Cameron in good faith to make adjustments to the terms and conditions of the merger agreement, and (5) NATCO, concurrently with the termination of the merger agreement, enters into an acquisition agreement for such superior proposal; provided that NATCO pays a $27.3 million termination fee to Cameron.

  Termination Fees and Expenses

        NATCO is required to pay a termination fee of $27.3 million to Cameron under certain circumstances. Cameron and NATCO must under certain circumstances reimburse the other party for its out-of-pocket expenses, not to exceed $6.0 million, incurred in connection with the transaction contemplated by the merger agreement.

        The $27.3 million termination fee would be payable by NATCO to Cameron in the following circumstances:

  •
  Upon termination by Cameron if prior to the receipt of NATCO stockholders' approval of the proposal to adopt the merger agreement (1) NATCO's board of directors has effected a change of board recommendation or failed to include the board recommendation in the proxy statement/prospectus, (2) NATCO has materially breached its covenant to convene the NATCO special meeting or non-solicitation obligations or obligations to recommend that NATCO stockholders vote in favor of the adoption of the merger agreement, (3) after the expiration of three business days immediately following Cameron's receipt of written notice from NATCO informing Cameron of NATCO's intention to effect a change of board recommendation, (4) NATCO's board of directors has recommended or approved, or announced publicly its intention to recommend or enter into an acquisition proposal other than the merger agreement, or (5) if a tender offer or exchange offer that would, if consummated, constitute an acquisition proposal with respect to NATCO is commenced by a third party, and NATCO has not made a "stop, look and listen" or similar communication or recommendation that its stockholders reject such tender or exchange offer within ten business days after such offer is first made.

  •
  At the consummation of a competing acquisition proposal of at least 50% of the assets, net revenues, net income or equity of NATCO and its subsidiaries between NATCO and a third party if:

  •
  a competing acquisition proposal had been announced or made to NATCO's stockholders after the signing of the merger agreement;

  •
  after such competing acquisition proposal had been announced or made and before it had been publicly withdrawn, the merger agreement was terminated (1) due to the failure of the merger to be completed before the outside date or (2) due to the failure to adopt the merger agreement by NATCO's stockholders; and

  •
  within 12 months after such termination, NATCO either consummates a competing acquisition proposal or enters into a definitive agreement for a competing acquisition proposal (and consummates any competing acquisition proposal within the one-year period following the entry into such definitive agreement).

  •
  Upon termination by NATCO to enter into a definitive agreement for a superior proposal prior to the receipt of NATCO stockholders' approval.

        The reimbursement of out-of-pocket costs and expenses (not to exceed $6.0 million) are payable in the following circumstances:

  •
  By Cameron, upon termination by NATCO due to Cameron's or the Acquisition Sub's breach of its representations, warranties or covenants set forth in the merger agreement resulting in the failure of certain conditions to completion of merger, subject to Cameron's and Acquisition Sub's 30-day cure right, except under limited circumstances.

  •
  By NATCO, upon termination by Cameron due to NATCO's breach of its representations, warranties or covenants resulting in the failure of certain conditions to the completion of merger, subject to NATCO's 30-day cure right, except under limited circumstances.

  Effect of Termination

        In the event of the termination of the merger agreement as described above, the merger agreement will become null and void and there will be no liability on the part of Cameron or the Acquisition Sub, on the one hand, or NATCO, on the other hand, except as described above under the heading "—Termination Fees and Expenses," and except with respect to the requirement to comply with the terms of the confidentiality agreement executed between Cameron and NATCO as well as other specified provisions in the merger agreement, including provisions related to confidentiality, filings with the SEC and expenses; provided, that no party will be relieved from any liability with respect to any willful or intentional breach of any representation, warranty, covenant, agreement or other obligation under the merger agreement.

Amendment

        Cameron, the Acquisition Sub and NATCO may amend the merger agreement in writing at any time before the effective time of the merger. However, after the adoption of the merger agreement by NATCO stockholders, no amendment may be made without first obtaining such stockholders' approval where such amendment would materially adversely affect the rights of NATCO stockholders or require further approval by NATCO stockholders under applicable law or NATCO's listing agreement with NYSE.

Extension; Waiver

        Cameron, the Acquisition Sub and NATCO may at any time before the effective time of the merger and to the extent legally allowed:

  •
  extend the time for the performance of any of the obligations or the other acts of the other parties;

  •
  waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

  •
  waive performance of any of the covenants or agreements, or satisfaction of any of the conditions, contained in the merger agreement.

Specific Performance

        Each of Cameron, the Acquisition Sub and NATCO agreed that it will be entitled to specifically enforce the provision of the merger agreement against the other party in addition to any other remedy to which it may be entitled at law or equity.

COMPARISON OF STOCKHOLDER RIGHTS

        The rights of NATCO stockholders are currently governed by Delaware law and the certificate of incorporation and bylaws of NATCO, each as amended to date. Upon completion of the merger, NATCO stockholders will become Cameron stockholders and their rights as Cameron stockholders will be governed by Delaware law and the certificate of incorporation and bylaws of Cameron, each as amended to date.

        The following is a summary of the material differences between the rights of NATCO stockholders and the rights of Cameron stockholders. This is not a complete summary of the provisions affecting, and the differences between, the rights of NATCO stockholders and the rights of Cameron stockholders. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. You should carefully read this entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus for a more complete understanding of the differences between being a NATCO stockholder and a Cameron stockholder.

        The summary is qualified in its entirety by references to the DGCL, the organizational documents of NATCO and the organizational documents of Cameron. NATCO and Cameron will send copies of their documents referred to herein to you upon you request. See the section entitled "Where You Can Find More Information," beginning on page 90 of this proxy statement/prospectus for additional information.

AUTHORIZED CAPITAL STOCK

NATCO	Cameron
NATCO's authorized capital stock consists of 50 million shares of common stock, par value $0.01 per share, and five million shares of preferred stock, par value $0.01 per share.	Cameron's authorized capital stock consists of 400 million shares of common stock, par value $0.01 per share, and ten million shares of preferred stock, par value $0.01 per share.

NUMBER OF DIRECTORS

NATCO	Cameron
NATCO's board of directors has seven members. NATCO's certificate of incorporation states that the number of directors shall never be less than three. NATCO's bylaws state that the number of directors shall not be less than six nor more than ten. NATCO's organizational documents state that the exact number of directors are fixed from time to time through resolutions adopted by NATCO's board of directors.	Cameron's board of directors has nine members. Cameron's organizational documents state that the number of directors shall never be less than five or more than fifteen. Cameron's organizational documents state that the exact number of directors are to be determined from time to time through resolutions adopted by Cameron's board of directors.

ELECTION OF DIRECTORS

NATCO	Cameron
A NATCO director is elected by receiving a plurality of the votes cast, with each share entitled to one vote.	Cameron's bylaws provide that a director is elected by receiving a plurality vote of the votes cast, with each share entitled to cast one vote.

NOTICE REQUIREMENT FOR NOMINATION OF DIRECTORS

NATCO	Cameron
NATCO stockholders may nominate candidates to serve on NATCO's board of directors only through written notice. Such written notice must be timely filed. In order to be timely filed, such notice must be received by the secretary of NATCO no later than 90 calendar days, and no more than 120 calendar days, before the first anniversary of the date on which NATCO first mailed its proxy statement to stockholders for the annual meeting of stockholders in the immediate prior year. In the case of an annual meeting of stockholders that is called for a date that is not within 30 calendar days before or after the first anniversary date of the annual meeting of stockholders in the immediate prior year, the written notice must be received by the secretary of NATCO no later than the later of 60 days prior to the date of such annual meeting or five business days after the date of the public announcement of the date of such annual meeting.	Cameron stockholders may nominate candidates to serve on Cameron's board of directors only through written notice. Such written notice must be timely filed. In order to be timely filed, such notice must be received at the executive offices of Cameron no later than 60 calendar days, and no more than 90 calendar days, before the first anniversary of the date on which Cameron first mailed its proxy statement to stockholders for the annual meeting of stockholders in the immediate prior year. In the case where an annual meeting of stockholders is called for a date that is not within 30 calendar days before or after the first anniversary date of the annual meeting of stockholders in the immediate prior year, the written notice must be received by at the executive offices of Cameron no later than the close of business on the tenth day after the date the notice of annual meeting was mailed to stockholders or public announcement of the date of such annual meeting, whichever first occurs

ANNUAL MEETINGS OF STOCKHOLDERS

NATCO	Cameron
An annual meeting of NATCO stockholders, for the election of directors and for the transaction of other business as properly presented before the meeting, shall be held within 15 months subsequent to the date of the last annual meeting of NATCO stockholders.	An annual meeting of Cameron stockholders, for the election of directors and for the transaction of other business as properly presented before the meeting, shall be held as designated by Cameron's board of directors.

SPECIAL MEETINGS OF STOCKHOLDERS

NATCO	Cameron
A special meeting of NATCO stockholders may be called for any purpose, at any time, by the Chairman of the Board of NATCO, by the Chief Executive Officer of NATCO or by a majority of NATCO's board of directors.	A special meeting of Cameron stockholders may be called for any purpose, at any time, by the Chairman of the Board of Cameron, by the President of Cameron or by a majority of Cameron's board of directors.

STOCKHOLDER ACTION BY WRITTEN CONSENT

NATCO	Cameron
No action required or permitted under the DGCL taken at annual or special meetings of NATCO stockholders may be taken without a meeting unless a written consent, setting forth the action to be taken, is signed by the holders of all outstanding capital stock entitled to vote with respect to such action.	No action required or permitted under the DGCL to be taken at annual or special meetings of Cameron stockholders may be taken without a meeting of Cameron stockholders. No action may be taken by written consent.

VOTE ON EXTRAORDINARY CORPORATE TRANSACTIONS

NATCO	Cameron
Under Delaware law, a merger, sale or other disposition of all or substantially all of a corporation's assets or dissolution of a corporation requires the affirmative vote of NATCO's board of directors and (except in limited circumstances) the affirmative vote of a majority of the outstanding stock entitled to vote on the transaction.	Cameron stockholders are subject to the same Delaware law provision as NATCO stockholders. Notwithstanding that provision, the affirmative vote of the holders of not less than 80% of the outstanding voting stock of Cameron is required for certain extraordinary transactions when such transactions involve Cameron and certain related parties who are current stockholders of at least 20% of the outstanding common stock of Cameron. This 80% approval requirement does not apply if the transaction is approved by two-thirds of the members of Cameron's board of directors who were directors before such related party became an owner of 20% or more of Cameron. This 80% approval requirement also does not apply if the transaction meets certain financially beneficial standards for Cameron and a proxy statement is mailed to Cameron stockholders prior to any approval.

CLASSIFIED BOARD

NATCO	Cameron
NATCO's board of directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors constituting the entire NATCO board of directors. The three year term of office of each class of directors is staggered such that only one-third of the entire NATCO board of directors is up for re-election each year.	Cameron's board of directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors constituting the entire Cameron board of directors. The three year term of office of each class of directors is staggered such that only one-third of the entire Cameron board of directors is up for re-election each year.

AMENDMENTS TO THE CERTIFICATE OF INCORPORATION

NATCO	Cameron
Under Delaware law, NATCO's board of directors must first adopt a resolution setting forth the proposed amendment to the certificate of incorporation and declaring it advisable. NATCO stockholders may then either approve or disapprove the proposed amendment. If a majority of outstanding stock entitled to vote and a majority of the outstanding stock of each class entitled to vote has voted in the affirmative in favor of the proposed amendment, the amendment is duly adopted.	Cameron stockholders are subject to the same Delaware law provision as NATCO stockholders. Notwithstanding this provision, any amendment to the fourth article of Cameron's certificate of incorporation or any amendment to any other article effecting, modifying or preventing the circumvention of such article requires a favorable vote of at least two-thirds of the holders of outstanding shares of Cameron's Series A Junior Preferred Stock. Any amendment to the fifth article of Cameron's certificate of incorporation or any amendment to any other article effecting, modifying or preventing the circumvention of such article requires a favorable vote of at least 80% of the holders of Cameron's outstanding voting stock unless the proposed amendment is approved by 2/3 of the members of Cameron's board of directors who were directors before such related party became an owner of 20% or more of Cameron. In addition, any amendment to the sixth, seventh, eighth or tenth article of Cameron's certificate of incorporation or any amendment to any other article effecting, modifying or preventing the circumvention of such articles require a favorable vote of at least 80% of Cameron's outstanding voting stock. Finally, any amendment to the twelfth or thirteenth articles or any amendment to any other article effecting, modifying or preventing the circumvention of such articles shall have no effect with respect to indemnification or for the liability or alleged liability of any director for or with respect to any acts or omissions occurring prior to such amendment.

AMENDMENTS TO THE BYLAWS

NATCO	Cameron
NATCO's bylaws may be amended by a majority vote of NATCO's board of directors or a majority vote of NATCO's stockholders.	Cameron's bylaws may be amended by a two-thirds vote of Cameron stockholders or a majority vote of Cameron's board of directors, provided, that the vote of 80% of Cameron stockholders is required to amend certain provisions of the bylaws relating to special meetings of stockholders, stockholder action by written consent, the number and election of directors, the definition of "entire board of directors" and the provision governing amendments to the bylaws.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

NATCO	Cameron
To the fullest extent permitted by the DGCL, a director of NATCO will not be liable to NATCO or its stockholders for monetary damages for breach of fiduciary duties as a director.	To the fullest extent permitted by the DGCL, a director of Cameron is not liable to Cameron or its stockholders for monetary damages for breach of fiduciary duties as a director. Notwithstanding the foregoing, a director will be liable to the extent provided by applicable law for any breach of director's duty of loyalty, for acts or omission not in good faith, for unlawful dividend payments or other transfers under Section 174 of the DGCL, or for any other transaction from which such director derived an improper personal benefit.

INDEMNIFICATION

NATCO	Cameron
Each person who was or is made, or threatened to be made, a party to or is involved in any suit, action or proceeding, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was or has agreed to become a director or officer of NATCO, or is or was serving or has agreed to serve at the request of NATCO as a director, officer, employee or agent of another entity, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving or having served as a director or officer, shall be indemnified and held harmless by NATCO to the fullest extent authorized by the DGCL. Except for proceedings to enforce rights to indemnification, such suit, action or proceeding must have been authorized by NATCO's board of directors. NATCO may provide indemnification to employees or agents of NATCO with the same scope and effect as the indemnification of the directors and officers.

Expenses incurred by a current, former or proposed director or officer of NATCO in defending any such proceeding will be paid by NATCO in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by NATCO.	Cameron shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding by reason of the fact that he is or was a director or officer of Cameron, or is or was serving at the request of Cameron as a director, officer, employee or agent of another entity, if he acted in good faith and in a manner in which he reasonably believed to be in the interests of Cameron and, with respect to a criminal action, had no reasonable cause to believe his conduct was unlawful. A director or officer will not be indemnified for claims under which a court has found that party is liable to Cameron unless and only to the extent the court in which such action or suit was brought shall determine such person is fairly and reasonably entitled to indemnification for such expenses.

Except for proceedings to enforce rights to indemnification, Cameron shall not be obligated to indemnify any person in connection with a proceeding initiated by such person unless such proceeding was authorized by Cameron's board of directors.

Additionally, unless an officer or director has been successful on the merits or otherwise in defense of any such suit, action or proceeding, indemnification shall only be available upon a determination that indemnification is proper in the circumstances as determined by (a) a majority of Cameron's board of directors, (b) if a quorum of disinterested directors so directs, independent legal counsel's written opinion or (c) Cameron stockholders. Cameron may provide indemnification to employees or agents with the same scope and effect as the indemnification of the directors and officers.

Expenses incurred by a person who is or was a director or officer of Cameron in defending or investigating a threatened or pending action, suit or proceeding will be paid by Cameron in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by Cameron.

APPLICABLE STATE TAKEOVER LAWS

NATCO	Cameron
The DGCL generally prohibits significant business transactions, including mergers, with a holder of 15% or more of a public corporation's stock for a period of three years after such holder exceeds such ownership level, unless:	Cameron stockholders are subject to the same DGCL provision.

•    the board approves either the transaction in question or the acquisition of shares by the interested stockholder prior to the time the stockholder becomes an interested stockholder based on its direct or indirect ownership of 15% of the corporation's stock; or

•    when the interested stockholder exceeds the fifteen percent threshold, it acquires at least 85% of the outstanding shares not held by certain affiliates, such as pursuant to a tender offer; or

• the transaction is approved by the board of directors and the holders of at least two-thirds of the corporation's shares entitled to vote thereon, excluding the shares held by the interested stockholder, at a meeting of stockholders. Delaware law does not require that this vote occur within six month's of the interested stockholder's share acquisition date.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following discussion summarizes material U.S. federal income tax consequences of the merger to U.S. holders and non-U.S. holders (as defined below) of NATCO common stock. This discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated under the Internal Revenue Code, court decisions, published positions of the Internal Revenue Service and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders who hold NATCO common stock as capital assets for U.S. federal income tax purposes (generally, assets held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of their particular circumstances or to holders who may be subject to special treatment under U.S. federal income tax laws, such as:

  •
  a financial institution;

  •
  a tax-exempt organization;

  •
  an insurance company;

  •
  a mutual fund;

  •
  a dealer in stocks and securities, or foreign currencies;

  •
  a trader in securities who elects the mark-to-market method of accounting for securities;

  •
  an S corporation or other pass-through entity;

  •
  a holder of NATCO common stock subject to the alternative minimum tax provisions of the Internal Revenue Code;

  •
  a holder of NATCO common stock who received its NATCO common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

  •
  a holder of options granted under any NATCO benefit plan;

  •
  a U.S. Holder (defined below) that has a functional currency other than the U.S. dollar;

  •
  a regulated investment company;

  •
  a real estate investment trust;

  •
  a controlled foreign corporation;

  •
  a passive foreign investment company; or

  •
  a holder of NATCO common stock who holds NATCO common stock as part of a hedge, straddle, wash sale, synthetic security, conversion transaction or other integrated transaction comprised of NATCO common stock and one or more other investments.

        Further, this discussion does not address any aspect of non-income taxation or state, local or foreign taxation. No ruling has been or will be obtained from the Internal Revenue Service regarding any matter relating to the merger. While receipt of opinions of counsel on the U.S. federal income tax consequences of the merger are conditions to the closing, an opinion of counsel is not a guaranty of a result as it merely represents counsel's best legal judgment and is not binding on the Internal Revenue Service or the courts. As a result, no assurance can be given that the Internal Revenue Service will not assert, or that a court will not sustain, a position contrary to any of the tax aspects described below. Holders are urged to consult their tax advisors as to the U.S. federal income tax consequences of the merger, as well as the effects of non-income tax and state, local and foreign tax laws.

        As used in this summary, a "U.S. holder" is a beneficial owner of NATCO common stock who for U.S. federal income tax purposes is:

  •
  an individual U.S. citizen or resident alien;

  •
  a corporation or other entity created or organized under U.S. law (federal or state) and treated as a corporation for U.S. federal income tax purposes;

  •
  an estate whose worldwide income is subject to U.S. federal income tax; or

  •
  a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

        If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of NATCO shares, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Holders of NATCO shares that are partnerships and partners in these partnerships are urged to consult their tax advisors regarding the U.S. federal income tax consequences of owning and disposing of NATCO common stock in the merger.

        A "non-U.S. holder" of NATCO common stock is a holder, other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes, that is not a U.S. holder. For purposes of this summary, "holder" means either a U.S. holder or a non-U.S. holder or both.

        THIS SUMMARY IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES OF THE MERGER TO YOU. WE URGE YOU TO CONSULT A TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER IN LIGHT OF YOUR OWN SITUATION.

        It is a condition to the closing of the merger that Porter & Hedges, L.L.P. and Locke Lord Bissell & Liddell LLP deliver opinions, effective as of the date of closing, to Cameron and NATCO, respectively, to the effect that (1) the merger will be treated for U.S. federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and (2) each of Cameron, Acquisition Sub and NATCO will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code.

        The opinions of Porter & Hedges, L.L.P., counsel to Cameron, and Locke Lord Bissell & Liddell LLP, counsel to NATCO, which are required as a condition to closing the merger, are and will be based on U.S. federal income tax law in effect as of the date of these opinions. In rendering the opinions, Porter & Hedges, L.L.P. and Locke Lord Bissell & Liddell LLP will rely on certain assumptions, including assumptions regarding the absence of changes in existing facts and the completion of the merger strictly in accordance with the merger agreement and this proxy statement/prospectus. The opinions will also rely upon certain representations and covenants in the merger agreement as well as representation letters provided by the management of Cameron and NATCO and will assume that these representations are true, correct and complete without regard to any knowledge limitation, and that the parties will comply with the covenants. If any of these assumptions or representations are inaccurate in any way, or any of the parties do not comply with any of the covenants, the opinions could be adversely affected.

 U.S. Holders

        Assuming the merger qualifies as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, the material U.S. federal income tax consequences that will result to a U.S. holder are as follows:

  •
  If a U.S. holder exchanges all of its NATCO common stock solely for shares of Cameron common stock in the merger, such U.S. holder will not recognize gain or loss (except with respect to cash received in lieu of a fractional share of Cameron common stock, as discussed below).

  •
  If a U.S. holder receives cash in lieu of a fractional share of Cameron common stock, it will generally recognize capital gain or loss equal to the difference between the cash received in lieu of this fractional share and the portion of its adjusted tax basis in the NATCO shares surrendered that is allocable to this fractional share. The capital gain or loss will be long-term capital gain or loss if the holding period for the NATCO shares exchanged for cash in lieu of the fractional share of Cameron common stock is more than one year as of the date of the merger.

  •
  The aggregate tax basis of any shares of Cameron common stock received by a U.S. holder in the merger will be the same as the aggregate tax basis of the NATCO common stock exchanged in the merger, reduced by the tax basis allocable to any fractional share of Cameron common stock exchanged for cash.

  •
  The holding period of the Cameron common stock received by a NATCO stockholder in the merger will include the holding period of NATCO shares surrendered in exchange for Cameron common stock.

  •
  NATCO stockholders who hold NATCO shares with differing bases or holding periods are urged to consult their tax advisors with regard to identifying the tax bases or holding periods of the particular shares of Cameron common stock received in the merger.

Non-U.S. Holders

  In general

        Assuming the merger qualifies as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, as a result of the merger, a non-U.S. holder will recognize gain (all or part of which could be recharacterized as a dividend) in the same manner as a U.S. holder as described above under the heading "—U.S. Holders." Any gain a non-U.S. holder will recognize, generally for cash in lieu of a fractional share of Cameron common stock, will generally not be subject to U.S. federal income tax unless:

  •
  the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of the merger and certain other requirements are met; or

  •
  such gain is effectively connected with the conduct of a trade or business in the United States, or, if certain tax treaties apply, is attributable to a U.S. permanent establishment.

        If a non-U.S. holder is described in the first bullet above, it will be subject to a flat 30% tax on any gain recognized, which may be offset by U.S. source capital losses. If a non-U.S. holder is described in the second bullet above, it will be subject to tax on any gain recognized at applicable U.S. federal income tax rates and, if it is treated as a corporation for U.S. federal income tax purposes, may be subject to a branch profits tax equal to 30% (or lower rate under an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year, which would include such gain.

        The other material U.S. federal income tax consequences of the merger to a non-U.S. holder are generally as follows:

  •
  A non-U.S. holder will have an aggregate tax basis in the Cameron common stock received in the merger equal to the aggregate tax basis of its NATCO common stock surrendered, reduced by the tax basis allocable to any fractional share of Cameron common stock exchanged for cash.

  •
  The non-U.S. holder's holding period for shares of Cameron common stock received in exchange for shares of NATCO common stock in the merger will include the holding period of the non-U.S. holder's NATCO common stock exchanged for Cameron common stock.

  •
  NATCO stockholders who hold NATCO shares with differing tax bases or holding periods are urged to consult their tax advisors with regard to identifying the tax bases or holding periods of the particular shares of Cameron common stock received in the merger.

  Ownership of Cameron Common Stock

        As a result of the merger, a non-U.S. holder may hold Cameron common stock. Dividends paid to a non-U.S. holder (to the extent paid out of Cameron's current or accumulated earnings and profits, as determined for U.S. federal income tax purposes) with respect to such shares of Cameron common stock will be subject to withholding at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States or, if certain tax treaties apply, are attributable to a U.S. permanent establishment, are not subject to withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated rates, including the branch profits tax. Special certification and disclosure requirements must be satisfied for effectively connected income to be exempt from withholding. If a non-U.S. holder is treated as a corporation for U.S. federal income tax purposes, any such effectively connected dividend received may be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

        If a non-U.S. holder wishes to claim the benefit of an applicable treaty rate (and avoid backup withholding as discussed below) for dividends, it must provide the applicable withholding agent with a properly executed IRS Form W-8BEN or other applicable form claiming exemption from, or a reduction in the rate of, withholding.

        If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, it may obtain a refund of any excess amount withheld by filing an appropriate claim for refund with the Internal Revenue Service.

        Subject to the exceptions described under the heading "—Non-U.S. Holders—In General," a non-U.S. holder generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of shares of Cameron common stock.

Backup Withholding

        Certain holders of NATCO common stock may be subject to backup withholding (currently at a rate of 28%) on cash amounts received pursuant to the merger, generally for cash in lieu of a fractional share of Cameron common stock. Backup withholding will not apply, however, to a holder of NATCO common stock who provides a correct taxpayer identification number or a certificate of foreign status and certain other required information or comes within certain exempt categories and, in each case, complies with applicable certification requirements. In addition to being subject to backup withholding, if a holder of NATCO common stock does not provide Cameron (or the exchange agent) with its correct taxpayer identification number or a certificate of foreign status or other required information, the holder may be subject to penalties imposed by the Internal Revenue Service. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the stockholder's U.S. federal income tax liability, provided that the holder timely furnishes certain required information to the Internal Revenue Service. NATCO stockholders should consult their tax advisers as to their qualifications for exemption from backup withholding and the procedure for establishing the exemption.

Information Reporting

        NATCO stockholders receiving shares of Cameron common stock in the merger and who are required to file a U.S. federal income tax return should file a statement with their U.S. federal income tax return setting forth their adjusted tax basis in the NATCO shares exchanged in the merger, as well as the fair market value of the Cameron common stock and the amount of cash received in the merger. In addition, NATCO stockholders will be required to retain permanent records of these facts relating to the merger.

Failure to Qualify as a Reorganization

        If the merger is not treated as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, then (1) each U.S. holder would recognize gain or loss equal to the difference between the sum of the fair market value of the Cameron common stock and any cash received in lieu of any fractional share of Cameron common stock and its tax basis in NATCO shares surrendered in exchange therefor and (2) each non-U.S. holder generally will not be subject to U.S. federal income tax on any gain recognized unless the non-U.S. holder is described in either of the bullets in the discussion above titled "Non-U.S. Holders—In General."

Other Tax Consequences

        This discussion does not address tax consequences that may vary with, or are contingent upon, the individual circumstances of holders of NATCO common stock. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to holders of NATCO common stock will depend upon the facts of their particular situation. Accordingly, we strongly urge holders of NATCO common stock to consult with their tax advisors to determine the particular federal, state, local or foreign income or other tax consequences to them as a result of the merger.

SUBMISSION OF STOCKHOLDER PROPOSALS

        NATCO will hold an annual meeting in 2010 only if the merger has not already been completed.

        Under the rules of the SEC, if a stockholder wants NATCO to include a proposal in its proxy statement and form of proxy for presentation at its 2010 Annual Meeting of Stockholders, the proposal must be received by NATCO's Corporate Secretary, NATCO Group Inc., 11210 Equity Drive, Houston, Texas 77041 by November 27, 2009. The written notice must be accompanied by specific information regarding the proposal and the interest of the stockholder.

        Under NATCO's Bylaws, and as permitted by the rules of the SEC, a stockholder must follow certain procedures to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. These procedures provide that director nominations or an item of business to be introduced at an annual meeting of stockholders must be submitted in to the NATCO Corporate Secretary, NATCO Group Inc., 11210 Equity Drive, Houston, Texas 77041:

  •
  if the annual meeting will be held within 30 days before or after the anniversary of the prior year's meeting, prior to 90 days before the first anniversary of the mailing date of the preceding year's proxy statement and after 120 days before the mailing date of the preceding year's proxy statement; or

  •
  if the annual meeting will not be held within 30 days before or after the anniversary of the prior year's meeting, no later than the latter of (i) 60 days prior to the date of such annual meeting or (ii) five (5) business days after the date on which public announcement of the meeting date was first made.

        NATCO's annual meeting of stockholders is generally held in May. Assuming that NATCO's 2010 Annual Meeting is held on schedule, NATCO's Corporate Secretary must receive notice of your intention to introduce a nomination or other items of business at that meeting between November 27, 2009 and December 27, 2009. The notice must include certain required information as detailed in NATCO's bylaws. The stockholder also must comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, with respect to stockholder proposals.

LEGAL MATTERS

        The validity of the securities to be issued in the transaction will be passed upon for Cameron by Porter & Hedges, L.L.P. The opinions referred to in the discussion set forth in the "Material U.S. Federal Income Tax Consequences" section of this proxy statement/prospectus will be provided to Cameron by Porter & Hedges, L.L.P. and to NATCO by Locke Lord Bissell & Liddell LLP.

EXPERTS

        The consolidated financial statements of Cameron appearing in Cameron's Current Report (Form 8-K) dated July 20, 2009 and the effectiveness of Cameron's internal control over financial reporting as of December 31, 2008 incorporated by reference in Cameron's Annual Report (Form 10-K) for the year ended December 31, 2008, and the related financial statement schedule of Cameron for the year ended December 31, 2008 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included or incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements and related financial statement schedule of NATCO as of December 31, 2008 and 2007, and for each of the three years in the three-year period ended December 31, 2008, and the effectiveness of NATCO's internal control over financial reporting incorporated by reference in this prospectus have been audited by KPMG LLP, an independent registered public accounting firm, as stated in their reports incorporated herein. Such consolidated financial statements are incorporated by reference herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        Cameron has filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933 that registers the distribution of the shares of common stock of Cameron to be issued to NATCO stockholders in connection with the merger. This proxy statement/prospectus forms a part of that registration statement and constitutes a prospectus of Cameron as well as a proxy statement of NATCO for its special meeting of stockholders. That registration statement, including the attached exhibits and schedules, contains additional relevant information about the common stock of Cameron. The rules and regulations of the SEC allow us to omit some of the information included in the registration statement from this proxy statement/prospectus.

        In addition, Cameron and NATCO file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy that information at the SEC's public reference room at the following location:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

        You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.

        The SEC also maintains a website that contains reports, proxy statements and other information about issuers, including Cameron and NATCO, that file electronically with the SEC. The address of that site is http://www.sec.gov.

        The SEC allows Cameron and NATCO to "incorporate by reference" information into this proxy statement/prospectus. This means that Cameron and NATCO can disclose important information by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus.

        This proxy statement/prospectus incorporates by reference the documents listed below that Cameron and NATCO have previously filed with the SEC, excluding any information furnished in a Current Report on Form 8-K.

Cameron's Filings (File No. 001-13884)

  •
  Annual Report on Form 10-K for the year ended December 31, 2008 filed on February 25, 2009;

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 filed on May 8, 2009;

  •
  Current Reports on Form 8-K and 8-K/A filed on January 5, 2009, January 7, 2009, March 31, 2009, May 19, 2009, June 3, 2009, June 17, 2009, June 19, 2009 and July 20, 2009; and

  •
  Description of the common stock, preferred stock and preferred stock purchase rights of Cameron contained in the Registration Statement on Form 8-A, filed with the SEC on July 27, 1995, including any amendment or report filed with the SEC for the purpose of updating this description.

        You may request a copy of Cameron's filings at no cost by making written or telephone requests for copies to: Cameron International Corporation, 1333 W. Loop South, Suite 1700, Houston, Texas 77027, (713) 513-3300, Attention: Investor Relations.

        Cameron also makes available free of charge on its website at http://www.c-a-m.com its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after it electronically files such material with, or furnishes it to, the SEC. Information contained on the website of Cameron is not part of this proxy statement/prospectus.

NATCO's Filings (File No. 001-15603)

  •
  Annual Report on Form 10-K for the year ended December 31, 2008 filed on March 2, 2009;

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 filed on May 7, 2009; and

  •
  Current Reports on Form 8-K filed on January 12, 2009, April 6, 2009, May 21, 2009, June 4, 2009 and July 1, 2009.

        You may request a copy of NATCO's filings at no cost by making written or telephone requests for copies to NATCO Group Inc., 11210 Equity Drive, Suite 100, Houston, Texas 77041, Telephone: (713) 849-7500, Attention: Investor Relations.

        NATCO also makes available free of charge on its website at http://www.natcogroup.com its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after it electronically files such material with, or furnishes it to, the SEC. Information contained on the website of NATCO is not part of this proxy statement/prospectus.

        Cameron and NATCO also incorporate by reference additional documents that either company may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this proxy statement/prospectus and the date of the meeting of NATCO stockholders. Those documents include periodic reports such as an Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

        Neither Cameron nor NATCO has authorized anyone to give any information or make any representation about the merger, Cameron or NATCO, that is different from, or in addition to, the information contained in this proxy statement/prospectus or in any of the materials that have been incorporated into this proxy statement/prospectus by reference. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
CAMERON INTERNATIONAL CORPORATION
NATCO GROUP INC.
AND
OCTANE ACQUISITION SUB, INC.
Dated as of June 1, 2009

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

        This Agreement and Plan of Merger (as amended, supplemented or modified from time to time, this "Agreement"), dated as of June 1, 2009, is by and among Cameron International Corporation, a Delaware corporation ("Parent"), Octane Acquisition Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent ("Merger Sub"), and NATCO Group Inc., a Delaware corporation (the "Company").

Recitals

        WHEREAS, the boards of directors of each of Parent, Merger Sub and the Company (each a "Party," and collectively, the "Parties") have approved this Agreement and the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation, upon the terms and subject to the conditions of this Agreement and the Delaware General Corporation Law, as amended (the "DGCL");

        WHEREAS, the boards of directors of each of Parent, Merger Sub and the Company have determined that the Merger (as defined below) and this Agreement and the transactions contemplated hereby are advisable and in the best interests of their respective companies and stockholders;

        WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code (as defined below), and any comparable provision of state or local law and this Agreement is intended to be as is adopted as a "plan of reorganization" for purposes of Sections 354 and 361 of the Internal Revenue Code; and

        WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to set forth various conditions to the consummation of the Merger;

        NOW, THEREFORE, for and in consideration of the recitals and the mutual covenants and agreements set forth in this Agreement, the Parties agree as follows:

Article 1
Definitions

        Section 1.1    Defined Terms.    As used in this Agreement, capitalized terms shall have the meanings set forth below or shall have the meanings set forth for such terms in the sections of this Agreement referenced below:

        "Acquired Companies" means the Company and each of the Company's Subsidiaries.

        "Acquisition Proposal" means, for any Person, any proposal, offer or other inquiry or indication of interest (regardless of whether in writing and regardless of whether delivered to such Person's stockholders) relating to any of the following (other than the transactions contemplated by this Agreement or the Merger): (a) any merger, reorganization, share exchange, take-over bid, tender offer, recapitalization, consolidation, liquidation, dissolution or other business combination, purchase or similar transaction or series of transactions directly or indirectly involving 15% or more of the assets, net revenues or net income of such Person and its Subsidiaries, taken as a whole; (b) the sale, lease, exchange, transfer or other disposition, directly or indirectly, of any business or assets involving 15% or more of the assets, net revenues or net income of such Person and its Subsidiaries, taken as a whole, or any license, lease, exchange, mortgage, pledge or other agreement or arrangement having a similar economic effect, in each case in a single transaction or a series of related transactions; or (c) any direct or indirect acquisition of beneficial ownership (as defined in Section 13(d) of the Exchange Act) or any direct or indirect acquisition of the right to acquire beneficial ownership (as defined in Section 13(d) of the Exchange Act) by any Person or any "group" (as defined in the Exchange Act) of 15% or more of the shares of any class of the issued and outstanding Equity Interests of such Person, whether in a single transaction or a series of related transactions.

        "Affiliate" means, with respect to any Person, each other Person that directly or indirectly Controls, is Controlled by, or is under common Control with such Person.

        "Agreement" has the meaning given to such term in the preamble.

        "Assumed Option" has the meaning given such term in Section 2.4(c)(iii)(A).

        "Benefit Plan" means any qualified or non-qualified employee benefit plan, program, policy, practice, agreement, Contract or other arrangement, regardless of whether written, regardless of whether U.S.-based, including any "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA (including post-retirement medical and life insurance and regardless of whether such plan is subject to ERISA), any "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (regardless of whether such plan is subject to ERISA), including any multiemployer plan (as defined in Section 3(37) of ERISA) or multiple employer plan (as defined in Section 413 of the Internal Revenue Code), any employment or severance agreement or other arrangement, and any employee benefit, bonus, incentive, deferred compensation, profit sharing, vacation, stock, stock purchase, stock option, severance, retention, change of control, fringe benefit or other plan, program, policy, practice, agreement, Contract, or other arrangement, regardless of whether subject to ERISA and regardless of whether funded.

        "Business Day" means any day other than a Saturday, Sunday or any day on which banks in the State of Texas are authorized or required by federal Law to be closed.

        "Certificate of Merger" means the certificate of merger, prepared and executed in accordance with the applicable provisions of the DGCL and this Agreement, filed with the Secretary of State of the State of Delaware to effect the Merger.

        "Claim" has the meaning given to such term in Section 5.13(b).

        "Closing" has the meaning given to such term in Section 2.6.

        "Closing Date" has the meaning given to such term in Section 2.6.

        "Company" has the meaning given to such term in the preamble.

        "Company Acquisition Proposal" means an Acquisition Proposal with respect to the Company.

        "Company Adverse Recommendation Change" has the meaning given to such term in Section 5.4(a).

        "Company Benefit Plan" means a Benefit Plan (a) providing benefits to (i) any current or former employee, officer or director of the Company or any of its Subsidiaries or ERISA Affiliates or (ii) any beneficiary or dependent of any such employee, officer or director, (b) in which any of the foregoing is a participant, (c) that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or ERISA Affiliates or to which the Company or any of its Subsidiaries or ERISA Affiliates is a party or is obligated to contribute, or (d) with respect to which the Company or any of its Subsidiaries or ERISA Affiliates has any liability, whether direct or indirect, contingent or otherwise.

        "Company Board" means the board of directors of the Company.

        "Company Board Recommendation" means the duly adopted resolution of the Company Board to recommend the Company Proposal in accordance with Section 251 of the DGCL, subject to Section 5.4(d) and Section 5.4(e) of this Agreement.

        "Company Certificate" means a certificate representing a share or shares of Company Common Stock or other appropriate evidence of a share or shares of Company Common Stock issued in book-entry form.

        "Company Charter Documents" has the meaning given to such term in Section 3.1.

        "Company Common Stock" means the common stock, par value $0.01 per share, of the Company.

        "Company Disclosure Letter" has the meaning given to such term in the introduction to Article 3.

        "Company Employees" means the individuals who are employed as employees by the Company or any of its Subsidiaries immediately prior to the Effective Time and who remain employed as employees of Parent or any of its Subsidiaries after the Effective Time.

        "Company Financial Statements" has the meaning given to such term in Section 3.7(a).

        "Company Incentive Plans" means the Directors Compensation Plan, as amended, the 1998 Employee Stock Incentive Plan, the 2000 Employee Stock Option Plan, the 2001 Stock Incentive Plan, the 2004 Stock Incentive Plan, the 2006 Long-Term Incentive Compensation Plan and the 2009 Long-Term Incentive Compensation Plan.

        "Company Information" has the meaning given to such term in Section 5.3(b).

        "Company Intervening Event" means with respect to the Acquired Companies, an event or circumstance arising after the date of this Agreement or that was not known by the Company Board as of the date of this Agreement (or if known, the material consequences of which are not known to or understood by the Company Board as of such date), which event or circumstance, or any material consequence thereof, becomes known to or understood by the Company Board prior to the Required Company Vote and which causes the Company Board to conclude in good faith, after consultation with its outside counsel and financial advisors that its failure to effect a Company Adverse Recommendation Change would be reasonably expected to be a breach its fiduciary duties to the stockholders of the Company under applicable Law; provided, however, that in no event shall the receipt, existence or terms of a Company Acquisition Proposal or any matter relating thereto or consequences thereof constitute a Company Intervening Event.

        "Company Leased Real Property" means real property leased by the Company or any of its Subsidiaries.

        "Company Material Adverse Effect" means a Material Adverse Effect with respect to the Company.

        "Company Material Contracts" has the meaning given to such term in Section 3.21(a).

        "Company Meeting" means a meeting of the stockholders of the Company duly called and held for the purpose specified in the Proxy Statement/Prospectus, including the Company Proposal.

        "Company Notice Period" has the meaning given to such term in Section 5.4(d).

        "Company Owned Real Property" means real property owned by the Company or any of its Subsidiaries.

        "Company Permits" has the meaning given to such term in Section 3.5(b).

        "Company Proposal" means the proposal to adopt this Agreement, which proposal is to be presented to the stockholders of the Company in the Proxy Statement/Prospectus.

        "Company Real Property" means the Company Leased Real Property and the Company Owned Real Property.

        "Company Regulatory Filings" has the meaning given to such term in Section 3.6(b).

        "Company Reports" has the meaning given to such term in Section 3.7(a).

        "Company Representative" means a Representative of the Company or its Subsidiaries.

        "Company Restricted Stock" has the meaning given to such term in Section 2.4(c)(iv).

        "Company Rights Agreement" means the Amended and Restated Rights Agreement between the Company and Mellon Investor Services, L.L.C. dated May 15, 2008.

        "Company Securities" means the Company Common Stock and Company Restricted Stock.

        "Company Stock Option" means an option issued and outstanding immediately prior to the Effective Time to acquire shares of Company Common Stock granted to an employee, non-employee director or any other Person pursuant to a Company Incentive Plan.

        "Company Subsidiary" means a Subsidiary of the Company.

        "Company Subsidiary Charter Documents" means the certificate of incorporation, articles of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement or other governing or organizational documents of each of the Company Subsidiaries.

        "Company Superior Proposal" means a Company Acquisition Proposal that is a Superior Proposal.

        "Company Termination Fee" has the meaning given such term in Section 7.3(f).

        "Confidentiality Agreement" means the Mutual Confidentiality Agreement, dated as of April 14, 2009, between the Company and Parent.

        "Contract" means any agreement, arrangement, commitment or instrument, written or oral, including, without limitation, any loan or credit agreement or other agreement evidencing Indebtedness, promissory note, bond, mortgage, indenture, guarantee, permit, lease, sublease, license, agreement to render services, or other agreement, arrangement, commitment or instrument evidencing rights or obligations of any kind or nature, including all amendments, modifications, supplements and options relating thereto.

        "Control" (and related terms) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, by contract, credit arrangement or otherwise.

        "D&O Insurance" has the meaning given to such term in Section 5.13(c).

        "DGCL" has the meaning given to such term in the Recitals.

        "Disclosure Letter" means, as applicable, the Company Disclosure Letter or the Parent Disclosure Letter.

        "DOJ" means the United States Department of Justice.

        "Effective Time" has the meaning given to such term in Section 2.7.

        "Environmental, Health and Safety Laws" means any Laws relating to (a) emissions, discharges, releases or threatened releases of Hazardous Materials into the environment, including into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly-owned treatment works, or septic systems, (b) the generation, treatment, storage, disposal, use, handling, manufacturing, recycling, transportation or shipment of Hazardous Materials, (c) occupational health and safety, or (d) the pollution of the environment, solid waste handling, treatment or disposal, reclamation or remediation activities, or protection of environmentally sensitive areas.

        "Equity Interests" means (a) with respect to a corporation, any and all shares, interests, participation, phantom stock plans or arrangements or other equivalents (however designated) of corporate stock, including all common stock, preferred stock and other equity and voting interests, and warrants, options, calls, subscriptions or other convertible securities or other rights to acquire any of the foregoing, and (b) with respect to a partnership, limited liability company or similar Person, any and all units, membership or other interests, including rights to purchase, warrants, options, calls, subscriptions or other equivalents of, or other interests convertible into, any beneficial or legal ownership interest in such Person.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any regulations promulgated pursuant thereto.

        "ERISA Affiliate" means any trade or business, regardless of whether incorporated, which is required to be treated as a single employer together with an entity pursuant to Section 414(b), (c), (m) or (o) of the Internal Revenue Code or Section 4001(b)(1) of ERISA.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Exchange Agent" has the meaning given to such term in Section 2.5(a).

        "Exchange Fund" has the meaning given to such term in Section 2.5(a).

        "Exchange Ratio" has the meaning given to such term in Section 2.4(c)(i)(A).

        "FTC" means the U.S. Federal Trade Commission.

        "GAAP" means generally accepted accounting principles, as recognized by the U.S. Financial Accounting Standards Board (or any generally recognized successor).

        "Governmental Authority" means any national, state, local, county, parish or municipal government, domestic or foreign, any agency, board, bureau, commission, court, tribunal, subdivision, department or other governmental or regulatory authority or instrumentality, or any arbitrator in any case that has jurisdiction over any of the Acquired Companies or Parent Companies, as the case may be, or any of their respective properties or assets.

        "Hazardous Material" means any chemical, pollutant, contaminant, material, waste or substance the generation, management, treatment, storage, escape, release, discharge, emission or disposal of which is regulated by any Governmental Authority or subject to liability under any Environmental, Health and Safety Law, including, but not limited to, any hazardous waste, hazardous substance, toxic substance, radioactive material (including any naturally occurring radioactive material), asbestos-containing materials in any form or condition, polychlorinated biphenyls in any form or condition, chloride or petroleum, petroleum hydrocarbons, petroleum products or any fraction or byproducts thereof.

        "HSR Act" has the meaning given to such term in Section 3.6(b).

        "Indebtedness" of any Person means and includes any obligations consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including "earn-out" payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) commitments or obligations by which such Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit, (e) payment obligations secured by a Lien, other than a Permitted Lien, on assets or properties of such Person, (f) obligations to repay deposits or other amounts advanced by and owing to third parties, (g) obligations under capitalized leases, (h) obligations under any interest rate, currency or other hedging agreement or derivatives transaction, (i) guarantees or other contingent liabilities with respect to any amounts of a type described in clauses (a) through (h) above, and (j) any change of control payments or prepayment premiums, penalties, charges or equivalents thereof with respect to any indebtedness, obligation or liability of a type described in clauses (a) through (i) above that are required to be paid at the time of, or the payment of which would become due and payable solely as a result of, the execution of this Agreement or the consummation of the transactions contemplated by this Agreement at such time, in each case determined in accordance with GAAP; provided, however, that Indebtedness shall not include accounts payable to trade creditors and accrued expenses arising in the ordinary course of business consistent with past practice and shall not include the endorsement of negotiable instruments for collection in the ordinary course of business.

        "Indemnified Party" has the meaning given to such term in Section 5.13(b).

        "Intellectual Property" means all United States and foreign (a) patents and patent applications and all reissues, renewals, divisions, extensions, provisionals, continuations and continuations in part thereof, (b) inventions (regardless of whether patentable), invention disclosures, trade secrets, proprietary information, industrial designs and registrations and applications, mask works and applications and registrations therefor, (c) copyrights and copyright applications and corresponding rights, (d) trade dress, trade names, logos, URLs, common law trademarks and service marks, registered trademarks and trademark applications, registered service marks and service mark applications, (e) domain name rights and registrations, (f) databases, customer lists, data collections and rights therein, and (g) licenses, proprietary information and know-how, confidentiality rights and other intellectual property rights of any nature, in each case throughout the world.

        "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended.

        "International Plans" means Company Benefit Plans subject to the Laws of any jurisdiction outside the United States.

        "IRS" has the meaning given to such term in Section 3.11(b).

        "knowledge" of a Person means, with respect to the matter in question, the actual knowledge of any executive officer of such Person after inquiry of their respective direct reports.

        "Law" means any federal, state, local or foreign statute, code, ordinance, rule, regulation, permit, consent, approval, license, judgment, Order, writ, decree, injunction or other authorization, treaty, convention, or governmental certification requirement of any Governmental Authority.

        "Lien" means any lien, mortgage, security interest, indenture, deed of trust, pledge, deposit, restriction, burden, lien, license, lease, sublease, right of first refusal, right of first offer, charge, privilege, easement, right of way, reservation, option, preferential purchase right, right of a vendor under any title retention or conditional sale agreement, or other arrangement substantially equivalent thereto, in each case regardless of whether relating to the extension of credit or the borrowing of money.

        "Material Adverse Effect" means, with respect to any Person, any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects or occurrences, has had or caused or would reasonably be expected to have or cause a material adverse effect on (i) the assets, properties, business, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (ii) the ability of such Person to timely perform its obligations under this Agreement or timely consummate the Merger, but, in either case, shall not include any fact, circumstance, event, change, effect or occurrence relating to (a)(1) the industry in which such Person and its Subsidiaries operate or (2) the economy or the financial, securities or credit markets in the U.S. or elsewhere in the world, including natural disasters, any regulatory or political conditions or developments, or any outbreak or escalation of hostilities or declared or undeclared acts of war, terrorism or insurrection, whether occurring before or after the date hereof, unless any such fact, circumstance, event, change, effect or occurrence disproportionately affects the assets, properties, business, results of operations or financial condition of such Person and its Subsidiaries, taken as a whole, relative to other industry participants, (b) the negotiation or performance of this Agreement, the announcement of the execution of this Agreement or the consummation or the pendency of the Merger (including, without limitation, and solely by way of example of such facts, circumstances, events, changes, effects or occurrences, the direct and substantiated effect of the public announcement of this Agreement or the Merger on the relationships of such Person or any of its Subsidiaries with customers, suppliers, distributors or employees); (c) fluctuations in the price or trading volume of shares of any trading stock of such Person (provided, however, that the exception in this clause (c) shall not prevent or otherwise affect a determination that any fact, circumstance, event, change, effect or occurrence underlying such fluctuation has resulted in, or contributed to, a Material Adverse Effect with respect to such Person), (d) any changes in Law or in GAAP (or the interpretation thereof) after the date hereof, (e) any legal proceedings initiated by any of the current or former stockholders of such Person (or on their behalf or on behalf of such Person) and related to this Agreement or any of the transactions contemplated hereby, (f) any failure by such Person to meet any published analyst estimates or expectations regarding such Person's revenue, earnings or other financial performance or results of operations for any period or any failure by such Person to meet its internal budgets, plans or forecasts regarding its revenues, earnings or other financial performance or results of operations (provided, however, that the exception in this clause (f) shall not prevent or otherwise affect a determination that any fact, circumstance, event, change, effect or occurrence underlying such failure has resulted in, or contributed to, a Material Adverse Effect), (g) any change or announcement of a potential change in the credit rating of any Person or any of its Subsidiaries, (h) any actions taken by the Company or its Subsidiaries that are expressly requested or consented to by Parent or Merger Sub, (i) the failure to take action as a result of any restrictions or prohibitions set forth in Section 5.2 of this Agreement, or (j) any change in the price of oil or natural gas or the number of active drilling rigs operating in the geographic areas in which such Person and its Subsidiaries have significant operations or sales.

        "Maximum Amount" has the meaning given to such term in Section 5.13(c).

        "Merger" means the merger of Merger Sub with and into the Company under the DGCL, with the Company continuing as the surviving corporation, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the requirements of the DGCL.

        "Merger Consideration" has the meaning given to such term in Section 2.4(c)(i)(A).

        "Merger Sub" has the meaning given to such term in the preamble.

        "Merger Sub Charter Documents" has the meaning given to such term in Section 4.1.

        "Notification and Report Forms" has the meaning given to such term in Section 3.6(b).

        "NYSE" means the New York Stock Exchange, Inc.

        "Order" means any order, writ, fine, injunction, decree, judgment, award or enforceable determination of any Governmental Authority.

        "Outside Date" means March 31, 2010 or such later date to which the "Outside Date" shall be extended pursuant to Section 5.5.

        "Parent" has the meaning given to such term in the preamble.

        "Parent Board" means the board of directors of Parent.

        "Parent Certificate" means a certificate representing a share or shares of Parent Common Stock or other appropriate evidence of a share or shares of Parent Common Stock issued in book-entry form.

        "Parent Charter Documents" has the meaning given to such term in Section 4.1.

        "Parent Common Stock" means the common stock, par value $0.01 per share, of Parent.

        "Parent Companies" means Parent and each of the Parent Subsidiaries.

        "Parent Disclosure Letter" has the meaning given to such term in the introduction to Article 4.

        "Parent Financial Statements" has the meaning given to such term in Section 4.7(a).

        "Parent Incentive Plans" means the 2005 Equity Incentive Plan (as amended and restated as of February 18, 2009), the Long-Term Incentive Plan, as amended and restated as of November 2002, the Broadbased 2000 Incentive Plan and the Second Amended and Restated 1995 Stock Option Plan for Non-Employee Directors.

        "Parent Information" has the meaning given to such term in Section 5.3(a).

        "Parent Material Adverse Effect" means a Material Adverse Effect with respect to Parent.

        "Parent Preferred Stock" means the preferred stock, par value $0.01 per share, of Parent.

        "Parent Regulatory Filings" has the meaning given to such term in Section 4.6.

        "Parent Reports" has the meaning given to such term in Section 4.7(a).

        "Parent Representative" means a Representative of Parent or its Subsidiaries.

        "Parent Rights Agreement" means the Rights Agreement between Parent and Computershare Trust Company, N.A., dated October 1, 2007.

        "Parent Stock Consideration" has the meaning given to such term in Section 2.4(c)(i)(A).

        "Parent Subsidiary" means a Subsidiary of Parent identified on the Parent Disclosure Letter.

        "Parent Subsidiary Charter Documents" means the certificate of incorporation, articles of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement or other governing or organizational documents of each of the Parent Subsidiaries.

        "Parties" has the meaning given to such term in the Recitals.

        "Party" has the meaning given to such term in the Recitals.

        "PBGC" means the Pension Benefit Guaranty Corporation.

        "Permitted Liens" means (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established and described in the applicable Disclosure Letter, (b) Liens in connection with workmen's compensation, unemployment insurance or other social security, old age pension or public liability obligations not yet due or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established and described in the applicable Disclosure Letter, (c) operators', vendors', suppliers', carriers', warehousemen's, repairmen's, mechanics', workmen's, materialmen's, or construction Liens (during repair or upgrade periods) or other like Liens arising by operation of Law in the ordinary course of business or statutory landlord's Liens, each of which is in respect of obligations that have not been outstanding more than 90 days (so long as no action has been taken to file or enforce such Liens within said 90-day period) or which are being contested in good faith, (d) Liens described in the applicable Disclosure Letter or (e) any other Lien, encumbrance or other imperfection of title that does not materially affect the value or use of the property subject thereto.

        "Person" means any natural person, corporation, company, limited or general partnership, joint stock company, joint venture, association, limited liability company, trust, bank, trust company, land trust, business trust or other entity or organization, regardless of whether a Governmental Authority.

        "Post-Merger Plans" has the meaning given to such term in Section 5.14.

        "Pre-Merger Plan" has the meaning given to such term in Section 5.14.

        "Proxy Statement/Prospectus" means the proxy statement in definitive form relating to the Company Meeting, which proxy statement will be included in the prospectus contained in the Registration Statement.

        "Registration Statement" means the Registration Statement on Form S-4 to be filed by Parent in connection with the issuance of Parent Common Stock in the Merger.

        "Regulatory Filings" has the meaning given to such term in Section 5.8(a).

        "Related Documents" has the meaning given to such term in Section 3.2(a).

        "Representative" means any director, officer, employee, agent or advisor (including legal, accounting and financial advisors).

        "Required Company Vote" has the meaning given to such term in Section 3.19.

        "Responsible Officers" means, with respect to each Party, the Chief Executive Officer and the Chief Financial Officer of such Party.

        "SEC" means the U.S. Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended.

        "SOX" means the Sarbanes-Oxley Act of 2002, as amended.

        "Subsidiary" means for any Person at any time (a) any corporation of which such Person owns, either directly or through its Subsidiaries, 50% or more of the total combined voting power of all classes of voting securities of such corporation, or (b) any partnership, association, joint venture, limited liability company or other business organization, regardless of whether such constitutes a legal entity, in which such Person directly or indirectly owns 50% or more of the total Equity Interests. With respect to the Company, "Subsidiary" includes the entities listed in Schedule 3.4(b) of the Company Disclosure Letter.

        "Superior Proposal" means a bona fide written Acquisition Proposal (with all percentages used in the definition of Acquisition Proposal increased to 50% for purposes of this definition) made by a Third Party after the date of this Agreement through the Effective Time (or such earlier date that this Agreement is terminated in accordance with the terms set forth herein), if the Company Board determines in good faith (after receipt of the advice of its independent financial advisors, and after consultation with its outside counsel and taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal) that such Acquisition Proposal (a) would, if consummated in accordance with its terms, result in a transaction that is more favorable, from a financial point of view, to the holders of the common stock of the Company than the transactions contemplated by this Agreement (taking into account the time frame considered appropriate by the Company Board given the strategic nature of the Merger, and any Parent adjusted offer made under Section 5.4(d)), (b) contains conditions which are all reasonably capable of being satisfied in a timely manner, and (c) is not subject to any financing contingency or, to the extent financing for such proposal is required, that such financing is then committed in writing.

        "Surviving Corporation" has the meaning given to such term in Section 2.2.

        "Takeover Law" has the meaning given to such term in Section 3.22.

        "Tax" or "Taxes" (including with correlative meaning, "Taxable") means (a) any federal, foreign, state or local tax, including any income, gross income, gross receipts, ad valorem, excise, sales, use, value added, admissions, business, occupation, license, franchise, margin, capital, net worth, customs, premium, real property, personal property, intangibles, capital stock, transfer, profits, windfall profits, environmental, severance, fuel, utility, payroll, social security, employment, withholding, disability, stamp, rent, recording, registration, alternative minimum, add-on minimum, or other tax, assessment, duty, fee, levy or other governmental charge of any kind whatsoever imposed by a Governmental Authority (a "Tax Authority"), together with and including, without limitation, any and all interest, fines, penalties, assessments and additions to tax resulting from, relating to, or incurred in connection with any such tax or any contest or dispute thereof, (b) any liability for the payment of any amount of the type described in the immediately preceding clause (a) as a result of being a member of a consolidated, affiliated, unitary or combined group with any other corporation or entity at any time prior to and through the Closing Date, and (c) any liability for the payment of any amount of the type described in the preceding clauses (a) or (b) as a result of a contractual obligation to any other Person or of transferee, successor or secondary liability.

        "Tax Authority" has the meaning given to such term in the definition of Tax.

        "Tax Return" means any report, return, document, declaration or other information (including any attached schedules and any amendments to such report, return, document, declaration or other information) required to be supplied to or filed with any Tax Authority with respect to any Tax, including an information return and any document with respect to or accompanying payments, deposits or estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

        "Third Party" means a Person other than any of the Acquired Companies or any of the Parent Companies.

        "Treasury Regulations" means the regulations promulgated by the United States Treasury Department under the Internal Revenue Code.

        "U.S." means the United States of America.

        "Voting Debt" of any Person, means any bonds, debentures, promissory notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for Equity Interests having the right to vote) with the stockholders of such Person on any matter.

  Section 1.2    References, Construction and Titles.

        (a)   All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement, unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words "this Agreement," "herein," "hereby," "hereunder" and "hereof," and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, Subsection or subdivision unless expressly so limited. The words "this Article" and "this Section," and words of similar import, refer only to the Article or Section hereof in which such words occur.

        (b)   The word "or" is not exclusive, and the word "including" (in its various forms) means including without limitation. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

        (c)   As used in the representations and warranties contained in this Agreement, the phrase "to the knowledge" of the representing Party or "known" to a representing Party shall mean to the actual knowledge (and not constructive or imputed knowledge) of one or more of the Responsible Officers of the representing Party.

        (d)   The Parties have participated jointly in negotiating and drafting this Agreement. In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision(s) of this Agreement.

        (e)   Provisions hereof referring to delivery of documents by one Party to another Party prior to the date hereof shall be deemed to refer to either actual physical delivery of such documents or making such documents available for review in a data room or computer based virtual data room at least three Business Days prior to the date hereof.

Article 2
The Merger

        Section 2.1    The Merger.    On the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of this Agreement, the Certificate of Merger and the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company.

        Section 2.2    Effect of the Merger.    Upon the effectiveness of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall be the surviving entity in the Merger (referred to from time to time herein as the "Surviving Corporation"). The Company shall continue its company existence under the Laws of the State of Delaware with all its rights, privileges, immunities and franchises continuing unaffected by the Merger. The Merger shall have the effects specified in this Agreement and the DGCL.

        Section 2.3    Governing Instruments, Directors and Officers of the Surviving Corporation.

        (a)   At the Effective Time, the certificate of incorporation of the Company shall be amended to read in its entirety as the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, except that the name of the Company shall remain "NATCO Group Inc." and the incorporator of the Company shall not be amended, and as so amended shall be the certificate of incorporation of the Surviving Corporation until subsequently amended in accordance with applicable Law.

        (b)   At the Effective Time, the bylaws of the Company shall be amended to read in their entirety as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, and as so amended shall be the bylaws of the Surviving Corporation until subsequently amended in accordance with applicable Law.

        (c)   The directors and officers of Merger Sub at the Effective Time shall be the initial directors and officers, respectively, of the Surviving Corporation from the Effective Time until their respective successors have been duly elected or appointed in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable Law.

  Section 2.4    Effect on Equity Securities.

        (a)    Merger Sub Capital Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or its stockholders, each share of common stock, par value $0.01 per share, of Merger Sub then issued and outstanding shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

        (b)    Parent Capital Stock.    At the Effective Time, each share of Parent capital stock then issued and outstanding shall remain issued, outstanding and unchanged.

        (c)   Company Securities.

            (i)  Company Common Stock.

            (A)  At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Parent, the Company or any holder thereof (but subject to the provisions of Section 2.5(e)), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares to be cancelled pursuant to Section 2.4(c)(ii), but including, without limitation, shares of Company Common Stock that are issued prior to the Effective Time in connection with Company Stock Options) shall be converted into the right to receive a number of fully paid and nonassessable shares of Parent Common Stock (the "Parent Stock Consideration") equal to the Exchange Ratio. "Exchange Ratio" means 1.185. The Parent Stock Consideration using the Exchange Ratio shall be calculated to the nearest one-ten thousandth of a share of Parent Stock. The Parent Stock Consideration to be received by the holders of Company Common Stock hereunder (together with the cash in lieu of fractional shares of Parent Stock as specified below) is referred to herein as the "Merger Consideration."

            (B)  Each share of Company Common Stock, when so converted, shall automatically be cancelled and retired, shall cease to exist and shall no longer be outstanding; each certificate that, immediately prior to the Effective Time, represented any such shares (other than shares to be cancelled pursuant to Section 2.4(c)(ii)) shall thereafter represent the right to receive the Merger Consideration therefor and the holder of any Company Certificate shall cease to have any rights with respect to such Company Common Stock, except the right to receive the Merger Consideration (including any cash in lieu of fractional shares of Parent Common Stock as provided in Section 2.5(e) and any unpaid dividends and distributions with respect to such shares of Parent Common Stock as provided in Section 2.5(c)), without interest, upon the surrender of such Company Certificate in accordance with Section 2.5(b).

          (ii)    Company Treasury Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Parent, the Company or any holder thereof, all shares of Company Common Stock that are held immediately prior to the Effective Time by the Company, by Parent or Merger Sub or by any direct or indirect wholly owned Subsidiary of Parent or the Company shall be cancelled and retired without any conversion and shall cease to exist, and no Merger Consideration shall be paid or payable in exchange therefor.

          (iii)  Company Stock Options.

            (A)  At the Effective Time, Company Stock Options granted to holders that are outstanding and unexercised immediately prior to the Effective Time shall cease to represent a right to acquire shares of Company Common Stock, and Parent shall assume each such Company Stock Option (hereinafter an "Assumed Option") subject to the terms of the applicable Company Incentive Plan and stock option award agreement; provided, however, that the (1) number of shares of Parent Common Stock purchasable upon such exercise of such Assumed Option shall be equal to the number of shares of the Company Common Stock that were purchasable under such Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded down to the nearest whole share, and (2) the per share exercise price under such Assumed Option shall be adjusted by dividing the per share exercise price under such Company Stock Option immediately prior to the Effective Time by the Exchange Ratio, and rounding up to the nearest whole cent, each in compliance with the "ratio test" and the "spread test" of the Treasury Regulations under Section 424 of the Internal Revenue Code. As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee thereof administering the Company Incentive Plans) shall adopt such resolutions and the Company Board (or any such committee) and the Company shall take such other actions as may be required to effect the provisions of the preceding sentence and to provide for the full vesting of Assumed Options to the extent provided in Section 2.4(c)(iii)(B). At the Effective Time, Parent shall assume the Company Incentive Plans with such amendments thereto as may be required to reflect the Merger, including the substitution of Parent Common Stock for Company Common Stock thereunder.

            (B)  Notwithstanding any provision of this Agreement to the contrary, any adjustment pursuant to Parent's assumption of the Company Stock Options shall be determined in a manner so the Assumed Option will be exempt from Code Section 409A and the Parties to this Agreement shall agree to any adjustments to the foregoing to comply therewith. All Assumed Options shall be fully vested; provided that each Assumed Option that is attributable to a Company Stock Option issued after the date hereof pursuant to Section 5.2(a)(iv) shall provide the holder with the same vesting rights that were included in such Company Stock Option immediately prior to the Effective Time. Following the Effective Time, no holder of a Company Stock Option that becomes an Assumed Option shall have any right to receive any shares of Company Common Stock in respect of such option or any Merger Consideration.

          (iv)    Company Restricted Stock.    Immediately prior to the Effective Time, each share of Company Common Stock then outstanding that is unvested or is subject to a repurchase option, risk of forfeiture or other condition or restriction under any Company Incentive Plans or any applicable restricted stock purchase agreement or other agreement with the Company ("Company Restricted Stock") shall be immediately vested and become free of such conditions or restrictions and the holder thereof shall be entitled to receive the Merger Consideration upon surrender of the Company Certificate(s) representing such shares of Company Common Stock to the Exchange Agent; provided that each share of Parent Common Stock received in exchange for each such outstanding share of Company Common Stock that is attributable to a grant issued after the date hereof pursuant to Section 5.2(a)(iv) shall provide the holder with the same vesting, repurchase option, risk of forfeiture or other condition or restriction that were applicable to such Company Common Stock immediately prior to the Effective Time.

          (v)    Certain Adjustments.    If between the date of this Agreement and the Effective Time, regardless of whether permitted pursuant to the terms of this Agreement, the outstanding Parent Common Stock or Company Common Stock shall be changed into a different number or type of securities by reason of any stock split, combination, merger, consolidation, reorganization or other similar transaction, or any distribution of shares of Parent Common Stock or Company Common Stock shall be declared with a record date within such period, the Merger Consideration shall be appropriately adjusted to provide the holders of Company Common Stock and Company Restricted Stock with the same economic effect as was contemplated by this Agreement prior to giving effect to such event.

  Section 2.5    Exchange of Certificates.

        (a)    Exchange Fund.    Prior to the Effective Time, Parent shall appoint an exchange agent selected by Parent that is reasonably satisfactory to the Company (the "Exchange Agent"), and enter into an exchange agent agreement, in form and substance reasonably satisfactory to the Company, with such Exchange Agent to act as agent for payment of the Merger Consideration in respect of Company Certificates upon surrender of such Company Certificates (or affidavits of loss in lieu thereof) in accordance with this Article 2 from time to time after the Effective Time. At the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of the holders of shares of Company Securities, (i) Parent Certificates representing shares of Parent Stock Consideration to be issued pursuant to Section 2.4(c)(i) and Section 2.4(c)(iv) and delivered pursuant to Section 2.5(b) and (ii) cash for payment in lieu of fractional shares pursuant to Section 2.5(e). Such shares of Parent Common Stock, together with any interest, dividends or distributions with respect thereto (as provided in Section 2.5(c)) and such cash, are referred to herein as the "Exchange Fund." The Exchange Agent, pursuant to irrevocable instructions consistent with the terms of this Agreement given on the Closing Date, shall deliver the Parent Common Stock to be issued pursuant to Section 2.4(c)(i) and Section 2.4(c)(iv) as well as cash in lieu of fractional shares pursuant to Section 2.5(e) out of the Exchange Fund, and the Exchange Fund shall not be used for any other purpose whatsoever; provided that the Exchange Agent shall invest or hold the cash portion of the Exchange Fund only in cash or direct, short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody's Investor Services, Inc. or Standard & Poor's Corporation, respectively, in each case as directed by Parent and acceptable to the Exchange Agent; provided, however, that no such investment or losses thereon shall affect the Merger Consideration payable to the holders of the Company Securities and following any losses, Parent shall promptly provide additional funds to the Exchange Agent for the benefit of the holders of the Company Securities in the amount of any such losses to the extent necessary to pay the Merger Consideration to such holders. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect thereto after the establishment of such Exchange Fund for the account of Persons entitled thereto.

        (b)   Exchange Procedures.

            (i)  As soon as reasonably practicable after the Effective Time (but in no event later than five Business Days following the Effective Time), Parent shall cause the Exchange Agent to mail to each holder of record of a Company Certificate that, immediately prior to the Effective Time, represented shares of Company Common Stock, a letter of transmittal (in customary form and reasonably acceptable to the Company) to be used to effect the exchange of such Company Certificate for the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Company Certificate, along with instructions for using such letter of transmittal to effect such exchange. The letter of transmittal (or the instructions thereto) shall specify that delivery of any Company Certificate shall be effected, and risk of loss and title thereto shall pass, only upon proper delivery of such Company Certificate to the Exchange Agent. Such letter of transmittal shall be in such form and have such other provisions as Parent may reasonably specify.

           (ii)  Upon surrender to the Exchange Agent of a Company Certificate for cancellation, together with a duly completed and executed letter of transmittal and any other documents that may reasonably be required by the Exchange Agent: (A) the holder of such Company Certificate shall be entitled to receive in exchange therefor a Parent Certificate representing the number of whole shares of Parent Common Stock, if any, and that such holder has the right to receive pursuant to Section 2.4(c)(i) and Section 2.4(c)(iv) , any cash in lieu of fractional shares of Parent Common Stock as provided in Section 2.5(e), and any unpaid dividends and distributions that such holder has the right to receive pursuant to Section 2.5(c) (all after giving effect to any required withholding of Taxes); and (B) the Company Certificate so surrendered shall forthwith be cancelled. No interest shall be paid or accrue on any Merger Consideration, cash in lieu of fractional shares or unpaid dividends and distributions, if any, payable to holders of Company Certificates.

          (iii)  In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, the Merger Consideration payable in respect of such shares of Company Common Stock (including any cash in lieu of fractional shares and any unpaid dividends and distributions that such holder has the right to receive under this Agreement) may be issued or paid to a transferee if the Company Certificate representing such shares of Company Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer, including such signature guarantees as Parent or the Exchange Agent may request, and to evidence that any applicable stock transfer Taxes have been paid.

          (iv)  Until surrendered as contemplated by this Section 2.5(b), each Company Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender of a Company Certificate and execution of such other documents as the Exchange Agent may require, the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Company Certificate as provided in Section 2.4(c)(i) and Section 2.4(c)(iv) (including any cash in lieu of fractional shares and any unpaid dividends and distributions payable pursuant to the terms of this Agreement).

        (c)    Distributions with Respect to Unexchanged Shares.    No dividends or other distributions with respect to Parent Common Stock declared or made after the Effective Time with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Certificate. Subject to the effect of applicable Law: (i) at the time of the surrender of a Company Certificate for exchange in accordance with the provisions of this Section 2.5, there shall be paid to the surrendering holder, without interest, the amount of dividends or other distributions (having a record date after the Effective Time but on or prior to surrender and a payment date on or prior to surrender) not theretofore paid with respect to the number of whole shares of Parent Common Stock that such holder is entitled to receive (less the amount of any withholding Taxes that may be required with respect thereto); and (ii) at the appropriate payment date and without duplicating any payment made under clause (i) above, there shall be paid to the surrendering holder, without interest, the amount of dividends or other distributions (having a record date after the Effective Time but on or prior to surrender and a payment date subsequent to surrender) payable with respect to the number of whole shares of Parent Common Stock that such holder receives (less the amount of any withholding Taxes that may be required with respect thereto).

        (d)    No Further Ownership Rights in Company Common Stock.    The Merger Consideration issued and paid upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash in lieu of fractional shares and any unpaid dividends and distributions payable pursuant to the terms of this Agreement) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed, and, from and after the Effective Time, there shall be no further registration of transfers of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, a Company Certificate is presented to the Surviving Corporation or Parent for any reason, it shall be cancelled and exchanged as provided in this Section 2.5.

        (e)    Treatment of Fractional Shares.    No Parent Certificates or scrip representing fractional shares of Parent Common Stock shall be issued in the Merger and, except as provided in this Section 2.5(e), no dividend or other distribution, stock split or interest shall relate to any such fractional share, and such fractional share shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of any fractional share of Parent Common Stock to which a holder of Company Common Stock would otherwise be entitled (after taking into account all Company Certificates delivered by or on behalf of such holder), such holder, upon surrender of a Company Certificate as described in this Section 2.5, shall be paid an amount in cash to the nearest whole cent (without interest) determined by multiplying (i) the closing price of a share of Parent Common Stock on the NYSE on the Business Day immediately preceding the Closing Date by (ii) the fraction of a share of Parent Common Stock to which such holder would otherwise be entitled, in which case Parent shall make available to the Exchange Agent, in addition to any other cash being provided to the Exchange Agent pursuant to Section 2.5(a), the amount of cash necessary to make such payments.

        (f)    Termination of Exchange Fund.    Any portion of the Exchange Fund and cash held by the Exchange Agent in accordance with the terms of this Section 2.5 that remains unclaimed by the former stockholders of the Company as of the date that is twelve months following the Effective Time shall be delivered to Parent, upon demand. Thereafter, any former stockholders of the Company, who have not theretofore complied with the provisions of this Section 2.5 shall look only to Parent for payment of their claim for Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock (all without interest).

        (g)    No Liability.    None of Parent, the Company, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to any public official pursuant to any applicable abandoned property, escheat or similar Law.

        (h)    Lost, Stolen, or Destroyed Company Certificates.    If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed, and, if required by Parent or the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as Parent or the Exchange Agent may direct, as indemnity against any claims that may be made against it with respect to such Company Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Certificate the Merger Consideration (along with any cash in lieu of fractional shares payable pursuant to Section 2.5(e) and any unpaid dividends and distributions payable pursuant to Section 2.5(c), without interest) deliverable with respect thereto pursuant to this Agreement.

        Section 2.6    Closing.    Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of Porter & Hedges, L.L.P., 1000 Main Street, 36th Floor, Houston, Texas 77002 at 10:00 a.m., local time, as promptly as practicable, but in no event later than the third Business Day immediately following the day on which all of the conditions set forth in Article 6 have been satisfied or waived (by the party entitled to waive the condition) (except for those conditions that by their nature cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions) or (b) at such other time, date or place as the Parties may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

        Section 2.7    Effective Time of the Merger.    The Merger shall become effective (the "Effective Time") at the time the Certificate of Merger is accepted for filing by the Delaware Secretary of State, or at such time thereafter as is permitted by law, agreed by the Parties and provided in the Certificate of Merger. At the Closing, the Certificate of Merger shall be filed with the Secretary of State of the State of Delaware.

        Section 2.8    Withholding.    Each of Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as are required to be deducted or withheld under the Internal Revenue Code or any provision of state, local or foreign Tax Law with respect to the making of such payment (including withholding shares of Parent Common Stock). Any such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of whom such deduction and withholding was made.

        Section 2.9    Tax Consequences.    It is intended that the Merger shall constitute a "reorganization" within the meaning of Section 368(a) of the Internal Code, and any comparable provisions of applicable state or local Law, that each of the Parent, Merger Sub and the Company is "a party to the reorganization" pursuant to Section 368(b) of the Internal Revenue Code, and that this Agreement shall constitute a "plan of reorganization" within the meaning of Treasury Regulations Section 1.368-2(g).

Article 3
Representations and Warranties of the Company

        As an inducement for Parent and Merger Sub to enter into this Agreement, the Company hereby makes the following representations and warranties to Parent and Merger Sub; provided, however, that such representations and warranties shall be subject to and qualified by (a) the disclosure schedule delivered by the Company to Parent as of the date hereof (each Section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein) (the "Company Disclosure Letter") (it being understood that (i) the disclosure of any fact or item in any Section of the Company Disclosure Letter shall, should the existence of such fact or item be relevant to any other Section, be deemed to be disclosed with respect to that other Section to the extent that the text of such disclosure is made in a manner that makes its relevance to the other Section reasonably apparent and (ii) the disclosure of any matter or item in the Company Disclosure Letter shall not be deemed to constitute an acknowledgment that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms "material," "materially," "materiality," "Company Material Adverse Effect" or any word or phrase of similar import and does not mean that such matter or item, alone or together with any other matter or item, would constitute a Company Material Adverse Effect) and (b) information contained in the Company Reports (excluding any exhibits thereto) filed with the SEC prior to the date hereof (but only to the extent that such disclosure on its face appears to constitute information that could reasonably be deemed a qualification or exception to the following representations and warranties; provided, that in no event shall any disclosure in such Company Reports qualify or limit the representations and warranties in Section 3.2, Section 3.3, Section 3.7(a), Section 3.16, Section 3.17, Section 3.18, Section 3.19 and Section 3.22):

        Section 3.1    Corporate Existence; Good Standing; Corporate Authority.    The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company is duly qualified to conduct business and is in good standing (to the extent such concept exists in the relevant jurisdiction) in each jurisdiction in which the ownership, operation or lease of its property or the nature of the Company's business requires such qualification, except for jurisdictions in which any failures to be so qualified or to be in good standing, individually or in the aggregate, do not constitute a Company Material Adverse Effect. The Company has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is currently being conducted. The Company has delivered to Parent true, accurate and complete copies of the Restated Certificate of Incorporation and Amended and Restated By-laws of the Company, each as amended to date (the "Company Charter Documents"), and each Company Charter Document is in full force and effect, has not been amended or modified and has not been terminated, superseded or revoked. The Company is not in violation of its Company Charter Documents.

  Section 3.2    Authorization, Validity and Effect of Agreements.

        (a)   The Company has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements, instruments, certificates and documents contemplated hereunder (collectively, the "Related Documents") to which it is, or will become, a party, to perform its obligations hereunder and thereunder and to consummate the Merger and all other transactions contemplated hereunder and thereunder, subject to the approval of the Company Proposal by the Company's stockholders. The execution, delivery and performance of this Agreement and the Related Documents and the consummation of the Merger and the other transactions contemplated hereunder and thereunder have been duly authorized by all requisite corporate action on behalf of the Company, and no other corporate proceedings by the Company are necessary to authorize the execution and delivery of this Agreement or the Related Documents or to consummate the Merger and the other transactions contemplated hereunder or under the Related Documents, except for the approval of the Company Proposal by the Company's stockholders, the filing of the Certificate of Merger pursuant to the DGCL and the Governmental Authority applications and approvals described in Section 3.6(b).

        (b)   This Agreement and each of the Related Documents to which the Company is a party have been or will be duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof and thereof by Parent and Merger Sub to the extent either Parent or Merger Sub is a party hereof and thereof, constitute or will constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

  Section 3.3    Capitalization.

        (a)   The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 5,000,000 shares of Company Preferred Stock. As of the close of business on May 29, 2009, there were 20,254,414 issued and outstanding shares of Company Common Stock, 339,434 shares of Company Common Stock held by the Company in its treasury, and no issued or outstanding shares of Company Preferred Stock. As of May 29, 2009, 2,028,253 shares of Company Common Stock were reserved for future issuance pursuant to outstanding Company Stock Options under the Company Incentive Plans. As of May 29, 2009, there were 906,496 shares of Company Common Stock remaining available for the grant of awards under the Company Incentive Plans. Except as set forth in this Section 3.3(a) or Section 3.3(a) of the Company Disclosure Letter, there are no outstanding or authorized Equity Interests. All shares of Company Common Stock are, and all shares of Company Common Stock which may be issued and outstanding immediately prior to the Effective Time as permitted under this Agreement shall be when issued, duly authorized, validly issued, fully paid and nonassessable shares of Company Common Stock and not subject to any preemptive rights. Each share of Company Common Stock includes one preferred stock purchase right; each such right is issued pursuant to the Company Rights Plan.

        (b)   The Company has no outstanding Voting Debt. Except as set forth in Section 3.3(b) of the Company Disclosure Letter, the Company and its Subsidiaries are not obligated to issue, sell, grant or deliver (or to cause to be issued, sold, granted or delivered), and are not a party to any Contract or other obligation to issue, sell, grant or deliver, any Voting Debt of the Company or any of its Subsidiaries. Except as set forth in Section 3.3(b) of the Company Disclosure Letter, there are no outstanding or authorized (i) contractual or other obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Interest of the Company or any of its Subsidiaries or any such securities or agreements referred to in the prior sentence or (ii) voting trusts or similar agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of its Subsidiaries.

  Section 3.4    Subsidiaries.

        (a)   Each Company Subsidiary is a corporation or other legal entity duly organized or constituted and validly existing under the Laws of its jurisdiction of incorporation, organization or formation. Each Company Subsidiary has all requisite corporate, limited liability company, partnership or other business power and authority to own or lease and operate its properties and assets and to carry on its business as currently conducted, except as would have an immaterial effect on the Company and its Subsidiaries, taken as a whole. Each Company Subsidiary is duly qualified to conduct business and is in good standing (to the extent such concept exists in the relevant jurisdiction) in each jurisdiction in which the ownership or lease and operation of its property or the nature of its business requires such qualification, except for jurisdictions in which any failures to be so qualified or to be in good standing, individually or in the aggregate, do not constitute a Company Material Adverse Effect. Except as set forth in Section 3.4(a) of the Company Disclosure Letter, all of the outstanding shares of capital stock of, or other Equity Interests in, each Company Subsidiary are duly authorized, validly issued, fully paid and nonassessable and are owned, directly or indirectly, by the Company free and clear of all Liens.

        (b)   Section 3.4(b) of the Company Disclosure Letter and Exhibit 21.1 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008, sets forth all of the Company Subsidiaries. The Company's U.S. Subsidiaries are not in violation of their respective Company Subsidiary Charter Documents, and the Company's non-U.S. subsidiaries are not in material violation of their respective Company Subsidiary Charter Documents.

        Section 3.5    Compliance with Laws; Permits.    Except for such matters that, individually or in the aggregate, do not constitute a Company Material Adverse Effect, and except for (x) matters relating to Taxes, which are treated exclusively in Section 3.10, and (y) matters relating to Company Benefit Plans, which are treated exclusively in Section 3.11 and (z) matters arising under Environmental, Health and Safety Laws, which are treated exclusively in Section 3.13:

        (a)   Neither the Company nor any Company Subsidiary is in violation of any applicable Law relating to its business or the ownership or operation of any of its assets, and no Claim is pending or, to the knowledge of the Company, threatened with respect to any such matters;

        (b)   The Company and each Company Subsidiary hold all permits, licenses, certifications, variations, exemptions, Orders, franchises, registrations, filings, approvals, authorizations or other required grant of operating authority required by any Governmental Authority necessary for the conduct of their respective businesses (the "Company Permits"). All Company Permits are in full force and effect and there exists no default thereunder or breach thereof, and the Company has no notice or knowledge that such Company Permits will not be renewed in the ordinary course after the Effective Time. No Governmental Authority has given, or to the knowledge of the Company, threatened to give, notice of any action to terminate, cancel or reform any Company Permits; and

        (c)   The Company and each Company Subsidiary possess all Company Permits required for the present ownership or lease, as the case may be, and operation of all Company Real Property, and there exists no default or breach with respect to, and no Person, including any Governmental Authority, has taken or, to the knowledge of the Company, threatened to take, any action to terminate, cancel or reform any such Company Permit pertaining to the Company Real Property.

  Section 3.6    No Violations; Consents.

        (a)   The execution and delivery by the Company of this Agreement and the Related Documents, the performance of the Company's obligations hereunder and thereunder and the consummation by the Company of the Merger and the other transactions contemplated hereby and thereby in accordance with the terms hereof and thereof will not (i) violate any provisions of the Company Charter Documents, (ii) violate any provisions of the Company Subsidiary Charter Documents of any Company Subsidiary, (iii) except as set forth in Section 3.6(a) of the Company Disclosure Letter, violate, result in a breach of any provision of, require any consent or approval under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, impair the Company's rights under, alter the rights or obligations of third parties under, result in the termination of or in a right of termination or cancellation of, give rise to a right of purchase under, or accelerate the performance required by, any Company Material Contract, (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or its Subsidiaries under any Company Material Contract, (v) result in any Company Material Contract being declared void, voidable, or without further binding effect, (vi) result in a detriment to the Company or any of its Subsidiaries (constituting a Material Adverse Effect) under the terms, conditions or provisions of any Contracts by which the Company or any of its Subsidiaries is bound or to which any of their properties is subject or (vii) assuming that the consents and approvals referred to in Section 3.6(b) are duly and timely made or obtained and that Company Proposal is approved by the requisite Company stockholders, contravene or constitute a violation of any provision of any applicable Law binding upon or applicable to the Company or any of its Subsidiaries, other than, in the cases of clauses (iii) through (vii), any such violations, breaches, defaults, impairments, alterations, terminations, cancellations, purchase rights, accelerations, Liens, voidings or detriments that, individually or in the aggregate, do not constitute a Company Material Adverse Effect.

        (b)   Neither the execution and delivery by the Company of this Agreement or any Related Document nor the consummation by the Company of the Merger and the other transactions contemplated hereby or thereby in accordance with the terms hereof or thereof will require any consent, approval or authorization of, notice to or filing or registration with any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the filing of other documents required to be filed as a result of the Merger with the relevant Governmental Authorities in the states and foreign jurisdictions in which Company or any Company Subsidiary is qualified to conduct business, (ii) the filing of the Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act and the filing and effectiveness of the Registration Statement, (iii) filings required under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), including the filing of forms and other documents with the FTC and the Antitrust Division of the DOJ as required by the HSR Act ("Notification and Report Forms"), (iv) filings required under federal and state securities or "Blue Sky" Laws, applicable non-U.S. Laws or the rules of the NYSE or (v) any other applicable filings or notifications under the antitrust, competition or similar Laws of foreign jurisdictions ((i), (ii), (iii), (iv) and (v) collectively, the "Company Regulatory Filings"), except for any failures to obtain any such consent, approval or authorization or to make any such filing, notification or registration that, individually or in the aggregate, do not constitute a Company Material Adverse Effect.

  Section 3.7    SEC Documents.

        (a)   The Company has filed with the SEC all documents required to be so filed by it since January 1, 2007 pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act, and has made available to Parent each registration statement, periodic or other report, proxy statement or information statement (other than preliminary materials) it has so filed, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Company Reports"). As used in this Section 3.7, the term "file" shall include any reports on Form 8-K furnished to the SEC. As of its respective date or, if amended by a subsequent filing prior to the date hereof, on the date of such filing, each Company Report complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act. There are no outstanding or unresolved comments to any comment letters received by the Company from the SEC and, to the knowledge of the Company, none of the Company Reports is the subject of any ongoing review by the SEC. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Company and its Subsidiaries as of its date, and each of the consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, changes in stockholders' equity and comprehensive income, and cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (such consolidated balance sheets and consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows, each including the notes and schedules thereto, the "Company Financial Statements"). The Company

Financial Statements (i) complied as to form in all material respects with the published rules and regulations of the SEC and (ii) were prepared in accordance with GAAP consistently applied during the periods involved, except as may be noted in the Company Financial Statements or as permitted by Form 10-Q or Form 8-K.

        (b)   The Company has not entered into or modified any loans or arrangements with its officers and directors in violation of Section 402 of SOX. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company's disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of SOX. The management of the Company has completed its assessment of the effectiveness of the Company's internal controls over financial reporting in compliance with the requirements of Section 404 of SOX for the year ended December 31, 2008, and such assessment concluded that such controls were effective. The Company has disclosed, based on the most recent evaluations by its chief executive officer and its chief financial officer, to the Company's outside auditors and the audit committee of the Company Board (A) any significant deficiencies or material weaknesses (as such terms are defined in the Public Company Accounting Oversight Board's Auditing Standard No. 2 or No. 5, as applicable) in the design or operation of internal controls over financial reporting and (B) any fraud, regardless of whether material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting.

        (c)   Except as set forth in Section 3.7(c) of the Company Disclosure Letter, since January 1, 2007, to the knowledge of the Company, neither the Company nor any of its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or Claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries, including any complaint, allegation, assertion or Claim that the Company or any of its Subsidiaries has a material weakness (as such terms is defined in the Public Company Accounting Oversight Board's Auditing Standard No. 2 or No. 5, as applicable), in its internal control over financial reporting.

        (d)   The Company is in compliance in all material respects with all current listing and corporate governance requirements of the NYSE and is in compliance in all material respects with all rules, regulations and requirements of SOX.

        Section 3.8    Litigation.    There is no litigation, arbitration, mediation, action, suit, claim, proceeding or investigation, whether legal or administrative, pending against the Company or any of its Subsidiaries or, to the Company's knowledge, threatened against the Company or any of its Subsidiaries or any of their respective assets, properties or operations, at Law or in equity, before or by any Governmental Authority or any Order of any Governmental Authority that, individually or in the aggregate, constitutes a Company Material Adverse Effect. Except as disclosed in Section 3.9 of the Company Disclosure Letter, there is no pending or, to the Company's knowledge, any threatened, litigation or other claim or demand against the Company or any of its Subsidiaries relating to asbestos or mesothelioma.

        Section 3.9    Absence of Company Material Adverse Effect and Certain Other Changes.    Since December 31, 2008, there has not been (a) any Company Material Adverse Effect, (b) any material change by the Company or any of its Subsidiaries, when taken as a whole, in any of their accounting methods, principles or practices or any of their Tax methods, practices or elections, (c) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock or other Equity Interest of the Company or any redemption, purchase or other acquisition of any of its Equity Interests, or (d) except in the ordinary course of business consistent with past practice, any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other Company Benefit Plan.

  Section 3.10    Taxes.

        (a)   Except (x) as set forth in Section 3.10(a) of the Company Disclosure Letter, (y) as described in Company Reports or (z) for such matters that, individually or in the aggregate, do not constitute a Company Material Adverse Effect:

            (i)  The Acquired Companies have timely filed, or have caused to be timely filed on their behalf, all Tax Returns required to be filed by or on behalf of the Acquired Companies (including any Tax Return required to be filed by an affiliated, consolidated, combined, unitary or similar group that included the Acquired Companies) in the manner prescribed by applicable Law. All such Tax Returns are complete and correct. The Acquired Companies have timely paid (or the Company has paid on each Company Subsidiary's behalf) all Taxes due and owing, and, in accordance with GAAP, the most recent Company Financial Statements contained in the Company Reports reflect a reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all Taxes payable by the Acquired Companies for all Taxable periods and portions thereof through the date of such Company Financial Statements.

           (ii)  No Tax Return of the Acquired Companies is under audit or examination by any Tax Authority, and no written notice of such an audit or examination has been received by the Acquired Companies. Each material assessed deficiency resulting from any audit or examination relating to Taxes by any Tax Authority has been timely paid and there is no assessed deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Acquired Companies.

          (iii)  Since December 31, 2007, the Acquired Companies have not made or rescinded any material election relating to Taxes or settled or compromised any Claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to any Taxes, or, except as may be required by applicable Law, made any change to any of their methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of their most recently filed federal Tax Returns.

          (iv)  The Acquired Companies do not have any liability for any Tax under Treasury Regulation Section 1.1502-6 or any similar provision of any other Tax Law, except for Taxes of the Acquired Companies and the affiliated group of which the Company is the common parent, within the meaning of Section 1504(a)(1) of the Internal Revenue Code or any similar provision of any other Tax Law.

           (v)  There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material Taxes and no power of attorney with respect to any such Taxes has been executed or filed with any Tax Authority by or on behalf of the Acquired Companies.

          (vi)  Except for statutory Liens for Taxes not yet due, no Liens for Taxes exist with respect to any assets or properties of the Acquired Companies.

         (vii)  Except for any agreements or arrangements (A) with customers, vendors, lessors or similar persons entered into in the ordinary course of business or (B) among the Acquired Companies, no Acquired Company is a party to or bound by any Tax sharing agreement, Tax indemnity obligation or agreement or arrangement with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Tax Authority).

        (viii)  The Acquired Companies have complied with all applicable Laws relating to the payment and withholding of Taxes and have, within the time and the manner prescribed by applicable Law, withheld from and paid over to the proper Tax Authorities all amounts required to be so withheld and paid over under applicable Tax Law.

          (ix)  No Acquired Company is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code.

           (x)  No Acquired Company shall be required to include in a Taxable period ending after the Closing Date any item of income that accrued in a prior Taxable period but was not recognized in any prior Taxable period as a result of the installment method of accounting, the long-term contract method of accounting, the cash method of accounting or Sections 108(i) or 481 of the Internal Revenue Code or comparable provisions of any other Tax Law.

          (xi)  No Acquired Company has participated in any "reportable transaction" as defined in Section 6707A of the Internal Revenue Code and Treasury Regulation Section 1.6011-4.

        (b)   Except as set forth in Section 3.10(b) of the Company Disclosure Letter, during the five (5) year period ending on the Closing, the Company has not made any purchases of or distribution with respect to its outstanding stock other than ordinary, normal regular dividend distributions made pursuant to the historic dividend paying practice of Company and no Acquired Company has been a "distributing corporation" or a "controlled corporation" in connection with a distribution described in Section 355 of the Internal Revenue Code.

  Section 3.11    Employee Benefit Plans.

        (a)    Section 3.11(a) of the Company Disclosure Letter contains a list of all the Company Benefit Plans. The Company has provided or made available to Parent true and complete copies of the Company Benefit Plans and, if applicable, all amendments thereto, the most recent trust agreements, the Forms 5500 for the prior three years, the most recent IRS determination or opinion letters, summary plan descriptions, any summaries of material modifications provided to participants since the most recent summary plan descriptions, material notices to participants, funding statements, annual reports and actuarial reports, if applicable, and all correspondence with any Governmental Authority for each Company Benefit Plan. Section 3.11(a) of the Company Disclosure Letter also contains a list of all performance units issued and outstanding under the Company Incentive Plans as of the close of business on the date hereof, and the aggregate amount that would be payable with respect to such units if the Merger was to occur either (i) on or before June 30, 2009, or (ii) on or after July 1, 2009. Except for the performance units described in the preceding sentence and the Company Stock Options and Company Restricted Stock issued and outstanding pursuant to the Company Incentive Plans as of the close of business on the date hereof, there are no other awards issued and outstanding under the Company Incentive Plans.

        (b)   There has been no "reportable event," as that term is defined in Section 4043 of ERISA, with respect to the Company Benefit Plans subject to Title IV of ERISA for which the 30-day reporting requirement has not been waived that, individually or in the aggregate with other reportable events, constitutes a Company Material Adverse Effect; to the extent applicable, the Company Benefit Plans comply in all material respects with the requirements of ERISA, the Internal Revenue Code and with the Laws and regulations of any applicable jurisdiction, and except as set forth in Section 3.11(b) of the Company Disclosure Letter, any Company Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service (the "IRS") (or, if applicable, an opinion letter) and such letter has not been revoked; all required amendments since the issuance of such favorable determination letter from the IRS have been made and no amendments have been made which could reasonably be expected to result in the disqualification of any of such Company Benefit Plans; the Company Benefit Plans have been maintained and operated in compliance in all material respects with their terms and all applicable Laws; to the Company's knowledge, there are no breaches of fiduciary duty in connection with the Company Benefit Plans for which the Acquired Companies could have, directly or indirectly, material liability; there are no pending or, to the Company's knowledge, threatened Claims against or otherwise involving any Company Benefit Plan that, individually or in the aggregate, constitute a Company Material Adverse Effect, and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of the Company Benefit Plan activities) has been brought against or with respect to any such Company Benefit Plan for which the Acquired Companies could be liable, that, individually or in the aggregate, constitutes a Company Material Adverse Effect; there is no matter pending (other that routine qualification determination filings) with respect to any Company Benefit Plan before any Governmental Authority; all material contributions required to be made as of the date hereof to the Company Benefit Plans have been made or have been properly accrued and are reflected in the Company Financial Statements as of the date thereof; neither the Company nor any of its Subsidiaries or ERISA Affiliates has any material liability, contingent or otherwise, under Title IV of ERISA; and with respect to the Company Benefit Plans or any "employee pension benefit plans," as defined in Section 3(2) of ERISA, that are subject to Title IV of ERISA, there does not exist any waived funding deficiency within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA.

        (c)   Except as set forth in Section 3.11(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries or ERISA Affiliates contributes to, or has an obligation to contribute to, and has not within six years prior to the Effective Time contributed to, or had an obligation to contribute to, (i) a "multiemployer plan" within the meaning of Section 3(37) of ERISA, (ii) any plan that is covered by Title IV of ERISA, (iii) any plan subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA or (iv) any plan funded by a "VEBA" within the meaning of Section 501(c)(9) of the Internal Revenue Code.

        (d)   Except as set forth in Section 3.11(d) of the Company Disclosure Letter, no Company Benefit Plan maintained by the Acquired Companies provides medical, surgical, hospitalization, death or similar benefits (regardless of whether insured) for employees or former employees of the Company or any Company Subsidiary for periods extending beyond their retirement or other termination of service other than coverage mandated by applicable Law.

        (e)   All accrued material obligations of the Company and its Subsidiaries, whether arising by operation of Law, Contract, or past custom, for compensation and benefits, including, but not limited to, bonuses and accrued vacation, and benefits under Company Benefit Plans, have been paid or adequate accruals for such obligations are reflected on the Company Financial Statements as of the date thereof.

        (f)    Section 3.11(f) of the Company Disclosure Letter sets forth an accurate and complete list of each Company Benefit Plan (and the particular circumstances described in this Section 3.11(f) relating to such Company Benefit Plan) under which the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event, such as termination of employment), result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of its Subsidiaries. As to each Company Benefit Plan, the Company or the applicable Company Subsidiary, as the case may be, has reserved the right to amend or terminate such plan without material liability to any Person except with respect to benefits accrued in the ordinary course prior to the date of such amendment or termination.

        (g)   In connection with the consummation of the transactions contemplated by this Agreement, no payments of money or property, acceleration of benefits, or provisions of other rights have or will be made hereunder, under the Company Benefit Plans or under any other agreement which, in the aggregate and with respect to the Company, its Subsidiaries and their respective employees and other service providers, would be reasonably likely to result in imposition of the sanctions imposed under Sections 280G and 4999 of the Internal Revenue Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

        (h)   Each Company Benefit Plan which is or reasonably could be determined to be an arrangement subject to Section 409A of the Internal Revenue Code has been operated in compliance with Section 409A of the Internal Revenue Code since January 1, 2005 and has been timely amended to comply with Section 409A of the Internal Revenue Code and any applicable guidance issued by the IRS with respect thereto. No service provider is or may become entitled to a tax gross-up or similar payment for any tax or interest that may be due under Section 409A of the Internal Revenue Code with respect to a Company Benefit Plan.

        (i)    Except as set forth in Section 3.11(i) of the Company Disclosure Letter, no Company Benefit Plan is a multiple employer plan as defined in Section 413(c) of the Internal Revenue Code.

        (j)    No Company Benefit Plan that is not subject to ERISA has any material liabilities thereunder which are not otherwise fully funded, if applicable, or properly accrued and reflected under the Company Financial Statements as of the date thereof.

        (k)   Except as set forth in Section 3.11(k) of the Company Disclosure Letter, no Company Benefit Plan holds any "qualifying employer securities" or "qualifying employer real estate" within the meaning of ERISA.

        (l)    No Company Benefit Plan that is an employee pension benefit plan has been completely or partially terminated and no proceeding to terminate any such plan has been instituted or threatened. The market value of assets under each Company Benefit Plan that is an employee pension benefit plan (other than a multiemployer plan) equals or exceeds the present value of all vested and non-vested liabilities thereunder determined in accordance with the PBGC methods, factors and assumptions applicable to employee pension benefit plans determined as if terminating on the date hereof. None of the Company, any of its Subsidiaries or any ERISA Affiliate has incurred, and none of the Company, its Subsidiaries, ERISA Affiliates or their directors, officers and employees has any reason to expect that the Company, any of its Subsidiaries or any ERISA Affiliate will incur, any liability to the PBGC (other than with respect to PBGC premium payments not yet due) or otherwise under Title IV of ERISA or under the Internal Revenue Code with respect to any employee pension benefit plan. None of the Company, any of its Subsidiaries, or any ERISA Affiliate has incurred any liability on account of a "partial withdrawal" or a "complete withdrawal" (within the meaning of ERISA Sections 4205 and 4203, respectively) from any multiemployer plan, no such liability has been asserted, and there are no events or circumstances that could result in any such partial or complete withdrawal. None of the Company, any of its Subsidiaries or any ERISA Affiliate is bound by any Contract or agreement or has any liability described in ERISA Section 4204.

        (m)  Except as set forth in Section 3.11(m) of the Company Disclosure Letter, with respect to all International Plans, (i) the International Plans have been maintained in all material respects in accordance with all applicable Laws, (ii) if intended to qualify for special Tax treatment, the International Plans meet the requirements for such treatment in all material respects, (iii) if intended to be funded and/or book-reserved, the International Plans are fully funded and/or book-reserved based upon reasonably actuarial assumptions, and (iv) no liability which could be material to the Company and its Subsidiaries, taken as a whole, exists or reasonably could be imposed upon the assets of the Company or any of its Subsidiaries by reason of such International Plans, other than to the extent reflected on the Company's balance sheet as contained in the Company's Form 10-Q for the quarter ended March 31, 2009.

  Section 3.12    Labor Matters.

        (a)   (i) As of the date of this Agreement, except as set forth in Section 3.12(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or similar Contract, agreement or understanding with a labor union or similar labor organization and (ii) to the Company's knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened.

        (b)   Except for such matters that, individually or in the aggregate, do not constitute a Company Material Adverse Effect or as set forth in Section 3.12(b) of the Company Disclosure Letter, (i) neither the Company nor any Company Subsidiary has received any written complaint of any unfair labor practice or other unlawful employment practice or any written notice of any material violation of any federal, state or local statutes, Laws, ordinances, rules, regulations, Orders or directives with respect to the employment of individuals by, or the employment practices of, the Company or any Company Subsidiary, or the work conditions, terms and conditions of employment, wages or hours of their respective businesses, (ii) there are no unfair labor practice charges or other employee related complaints against the Company or any Company Subsidiary pending or, to the Company's knowledge, threatened, before any Governmental Authority by or concerning the employees working in their respective businesses, and (iii) there is no labor dispute, strike, slowdown or work stoppage against the Company or any of its Subsidiaries or, to the Company's knowledge, pending or threatened against the Company or any of its Subsidiaries.

        Section 3.13    Environmental Matters.    Except for such matters that, individually or in the aggregate, do not constitute a Company Material Adverse Effect or as set forth in Section 3.13 of the Company Disclosure Letter:

        (a)   The Company and each Company Subsidiary has been and is in compliance with all applicable Environmental, Health and Safety Laws and possesses and is in compliance with any permits or licenses required under Environmental, Health and Safety Laws for their respective current operations. To the knowledge of the Company, there are no past or present facts, conditions or circumstances that interfere with continued compliance with applicable Environmental, Health and Safety Laws.

        (b)   No proceedings or known investigations of any Governmental Authority are pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries (or any other Person the obligations of which have been assumed by the Company or any Company Subsidiary) that allege the violation of or seek to impose liability pursuant to any Environmental, Health and Safety Laws, and, to the knowledge of the Company, there are no past or present facts, conditions or circumstances at, on or arising out of, or otherwise associated with, any current (or, to the knowledge of the Company or its Subsidiaries, former) businesses, assets or properties of the Company or any Company Subsidiary (or any other Person the obligations of which have been assumed by the Company or any Company Subsidiary), including, but not limited to, any on-site or off-site disposal, release or spill of any Hazardous Materials, which constitute a material violation of Environmental, Health and Safety Laws or are reasonably likely to give rise to (i) costs, expenses, liabilities or obligations for any cleanup, remediation, disposal or corrective action under any Environmental, Health and Safety Laws, (ii) Claims arising for personal injury, property damage or damage to natural resources, or (iii) fines, penalties or injunctive relief under any Environmental, Health and Safety Laws.

        (c)   Neither the Company nor any of its Subsidiaries has (i) received any written notice of noncompliance with, violation of, or liability or potential liability under any Environmental, Health and Safety Laws or (ii) entered into or become subject to any consent decree, Order or agreement with any Governmental Authority or other Persons pursuant to any Environmental, Health and Safety Laws or relating to the cleanup of any Hazardous Materials.

        Section 3.14    Intellectual Property.    Except for such matters that, individually or in the aggregate, do not constitute a Company Material Adverse Effect, (a) the products, services and operations of the Company and its Subsidiaries do not infringe upon, violate or misappropriate the Intellectual Property of any Third Party, (b) the Company and its Subsidiaries own or possess valid licenses or other valid rights to use the Intellectual Property that the Company and its Subsidiaries use, exercise or exploit in, or that may be necessary or desirable for, their businesses as currently being conducted, free and clear of all Liens (other than Permitted Liens), and (c) to the knowledge of the Company, there is no infringement of any Intellectual Property owned by or licensed by or to the Company or any of its Subsidiaries. To the Company's knowledge, there are no unauthorized uses, disclosures, infringements or misappropriations of any Intellectual Property of the Company or any Company Subsidiary by any Person, including, without limitation, any employee or independent contractor (present or former) of the Company or any Company Subsidiary, that, individually or in the aggregate, constitute a Company Material Adverse Effect.

        Section 3.15    Insurance.    Except for such matters that, individually or in the aggregate, do not constitute a Company Material Adverse Effect, the Company and its Subsidiaries maintain and will maintain through the Closing Date the insurance coverages summarized in Section 3.15(a) of the Company Disclosure Letter or replacement policies that are substantially similar to the policies replaced. In addition, there is no default with respect to any provision contained in any such policy or binder, and none of the Acquired Companies has failed to give any notice or present any claim under any such policy or binder in a timely fashion.

        Section 3.16    No Brokers.    Neither the Company nor any of its Subsidiaries has entered into any Contract with any Person that may result in the obligation of the Company, the Surviving Corporation, Merger Sub, Parent or any of their respective Subsidiaries to pay any finder's fees, brokerage or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that the Company has retained Barclays Capital as its financial advisor, the fee and expense reimbursement arrangements with which have been disclosed in writing to Parent prior to the date hereof.

        Section 3.17    Opinion of Financial Advisor.    The Company Board has received the opinion of Barclays Capital to the effect that, as of the date of such opinion, the Merger Consideration to be received by the holders of Company Common Stock in the Merger (other than Parent, Merger Sub and their respective Subsidiaries and Affiliates) is fair, from a financial point of view, to such holders, and the Company will promptly deliver a copy of such opinion to Parent.

        Section 3.18    Parent Share Ownership.    Neither the Company nor any of its Subsidiaries owns any shares of the capital stock of Parent or any other securities convertible into or otherwise exercisable to acquire shares of capital stock of Parent.

        Section 3.19    Vote Required; Board of Director Approval.    Under Delaware Law and the rules of the NYSE, the only vote of the holders of any class or series of Company Equity Interests necessary to approve the Company Proposal is the affirmative vote in favor of the Company Proposal by the holders of a majority of the issued and outstanding shares of Company Common Stock (the "Required Company Vote"). The Company Board has, by resolutions duly adopted by the directors present at a meeting of such board duly called and held and not subsequently rescinded or modified in any way, unanimously (a) determined that this Agreement, the Merger and the other transactions contemplated hereby are advisable and in the best interests of the Company and its stockholders, (b) approved this Agreement and the Merger and the other transactions contemplated hereby, (c) directed that this Agreement be submitted for adoption by the stockholders of the Company and (d) recommended that the stockholders of the Company adopt this Agreement. Notwithstanding the foregoing, any change in or modification or revocation of the recommendation to the Company's stockholders of this Agreement by the Company Board in accordance with the terms of this Agreement shall not constitute a breach of the representation set forth in clause (d) of this Section 3.19.

        Section 3.20    Undisclosed Liabilities.    Except as disclosed in the Company Reports filed prior to the date hereof, and except for normal or recurring liabilities incurred since December 31, 2008 in the ordinary course of business consistent with past practices, the Company and its Subsidiaries do not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate are reasonably likely to have a Company Material Adverse Effect.

  Section 3.21    Certain Contracts.

        (a)   Section 3.21(a) of the Company Disclosure Letter contains a list of all of the following Contracts (other than those set forth on an exhibit index in the Company Reports filed prior to the date of this Agreement) to which the Company or any Company Subsidiary is a party or by which any of them is bound (other than this Agreement or any Related Document): (i) any non-competition agreement that purports to limit the manner in which, or the localities in which, all or any portion of their respective businesses are conducted; (ii) any hedging agreements of the Company or any Company Subsidiary for which the notional value of such agreement is in excess of $1.0 million; (iii) any Contract granting any Person registration or other purchase or sale rights with respect to any Equity Interest in the Company or any Company Subsidiary; (iv) any voting agreement relating to any Equity Interest of the Company or any Company Subsidiary; (v) any Contract outside the ordinary course between the Company or any Company Subsidiary and any current or former Affiliate of the Company; (vi) any Contract or agreement for the borrowing of money with a borrowing capacity or outstanding Indebtedness of $2.0 million or more; (vii) any joint venture, partnership or similar agreement; (viii) any customer or supplier Contract contained on the Contract list provided to the Company's Audit Committee for analysis or providing for payments by or to the Company or any Company Subsidiary in excess of $2.0 million over the term of such Contract; or (ix) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (all Contracts of the types described in clauses (i) through (ix), regardless of whether listed in Section 3.22(a) of the Company Disclosure Letter and regardless of whether in effect as of the date of this Agreement, being referred to herein as "Company Material Contracts").

        (b)   Each of the Company Material Contracts is, to the knowledge of the Company, in full force and effect. Except for such matters that, individually or in the aggregate, do not constitute a Company Material Adverse Effect or are set forth on Section 3.21(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries knows of, or has received written notice of, any breach or violation of, or default under (nor, to the knowledge of the Company and its Subsidiaries, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under), any Company Material Contract, or has received written notice of the desire of the other party or parties to any such Company Material Contract to exercise any rights such party has to cancel, terminate or repudiate such Contract or exercise remedies thereunder.

        Section 3.22    State Takeover Statutes.    The Company has, or will have prior to the Effective Time, taken all necessary action so that, assuming compliance by Parent and Merger Sub with their respective obligations hereunder and the accuracy of the representations and warranties made by Parent and Merger Sub herein, the restrictions on business combinations and voting requirements set forth in Section 203 of the DGCL would not apply to this Agreement, the Merger, and the transactions contemplated hereby, and no other "business combination," "moratorium," "fair price," "control share acquisition" or other state antitakeover statute or regulation (collectively, "Takeover Law"), nor any takeover-related provision in the Company Charter Documents, would apply to this Agreement, any Related Document or the Merger.

        Section 3.23    Improper Payments.    Except as would not be material to the Company (including any costs incurred or reasonably expected to be incurred by the Company or any Company Subsidiary with respect to the foregoing), (i) no funds, assets or properties of the Company or any of its Subsidiaries have been used or offered for illegal purposes, (ii) none of the Company or any of its Subsidiaries or any director, officer, representative, agent or employee acting on behalf of the Company or any of its Subsidiaries: (A) has used any corporate funds for any unlawful contribution, gift, entertainment or anything of value relating to political activity; (B) has made any direct or indirect unlawful payment to any employee, agent, officer, director, representative or stockholder of a Governmental Authority or political party, or official or candidate thereof, or any immediate family member of the foregoing; or (C) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment in connection with the conduct of the business of the Company or any of its Subsidiaries, (iii) none of the Company or any of its Subsidiaries or any director, officer, representative, agent or employee of the Company or any of its Subsidiaries has received any bribes, kickbacks or other improper payments from vendors, suppliers or other Persons and (iv) the Company has no knowledge that any payment made to a Person would be, or has thereafter been, offered, given or provided to any foreign official, political party or official thereof, or to any candidate for public office.

        Section 3.24    Amendment to the Company Rights Agreement.    The Company has amended or taken action under the Company Rights Agreement so that (i) none of the execution and delivery of this Agreement or any Related Document, the consummation of the Merger or any other transaction contemplated hereby or by a Related Document, will cause the rights under the Company Rights Plans to become exercisable under the Company Rights Agreement, and (ii) the rights granted to any Person thereunder will expire immediately prior to the Effective Time. The Company has delivered to Parent a true, accurate and complete copy of the Company Rights Agreement, as amended to date.

        Section 3.25    No Other Representations or Warranties.    Except for the representations and warranties contained in this Article 3, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby.

Article 4
Representations and Warranties of Parent and Merger Sub

        As an inducement for the Company to enter into this Agreement, Parent and Merger Sub hereby jointly and severally make the following representations and warranties to the Company; provided, however, that such representations and warranties shall be subject to and qualified by (a) the disclosure schedule delivered by Parent to the Company as of the date hereof (each Section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein) (the "Parent Disclosure Letter") (it being understood that (i) the disclosure of any fact or item in any Section of the Parent Disclosure Letter shall, should the existence of such fact or item be relevant to any other Section, be deemed to be disclosed with respect to that other Section to the extent that such disclosure is made in a manner that makes its relevance to the other Section reasonably apparent and (ii) the disclosure of any matter or item in the Parent Disclosure Letter shall not be deemed to constitute an acknowledgment that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms "material," "materially," "materiality," "Parent Material Adverse Effect" or any word or phrase of similar import and does not mean that such matter or item, alone or together with any other matter or item, would constitute a Parent Material Adverse Effect) and (b) information contained in the Parent Reports (excluding any exhibits thereto) filed with the SEC prior to the date hereof (but only to the extent that such disclosure on its face appears to constitute information that could reasonably be deemed a qualification or exception to the following representations and warranties, provided, that in no event shall any disclosure in such Parent Reports qualify or limit the representations and warranties in Section 4.2, Section 4.3, Section 4.7(a), Section 4.9, Section 4.10 and Section 4.11):

        Section 4.1    Corporate Existence; Good Standing; Corporate Authority.    Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Parent and Merger Sub are duly qualified to conduct business and are in good standing (to the extent such concept exists in the relevant jurisdiction) in each jurisdiction in which the ownership, operation or lease of their respective properties or the nature of their respective businesses requires such qualification, except for jurisdictions in which any failures to be so qualified or to be in good standing, individually or in the aggregate, do not constitute a Parent Material Adverse Effect. Parent and Merger Sub have all requisite corporate power and authority to own or lease and operate their respective properties and assets and to carry on their respective businesses as they are currently being conducted. Parent has delivered to the Company true, accurate and complete copies of (a) the Amended and Restated Certificate of Incorporation and the Second Amended and Restated By-laws of Parent, each as amended to date (the "Parent Charter Documents"), and (b) the certificate of incorporation and bylaws of Merger Sub, each as amended to date (the "Merger Sub Charter Documents"), and each Parent Charter Document and Merger Sub Charter Document is in full force and effect, has not been amended or modified and has not been terminated, superseded or revoked. Parent and Merger Sub are not in violation of the Parent Charter Documents or Merger Sub Charter Documents, as applicable.

  Section 4.2    Authorization, Validity and Effect of Agreements.

        (a)   Parent and Merger Sub have the requisite corporate power and authority to execute and deliver this Agreement and the Related Documents to which they are, or will become, a party, to perform their respective obligations hereunder and thereunder and to consummate the Merger and all other transactions contemplated hereunder and thereunder, subject to the adoption of this Agreement as the sole stockholder of Merger Sub. The execution, delivery and performance of this Agreement and the Related Documents and the consummation of the Merger and the other transactions contemplated hereunder and thereunder have been duly authorized by all requisite corporate action on behalf of Parent and Merger Sub, and no other corporate proceedings by Parent and Merger Sub are necessary to authorize the execution and delivery of this Agreement or the Related Documents or to consummate the Merger and the other transactions contemplated hereunder or under the Related Documents, except for the approval of this Agreement by the Parent as the sole stockholder of Merger Sub, the filing of the Certificate of Merger pursuant to the DGCL and the Governmental Authority applications and approvals described in Section 5.8.

        (b)   This Agreement and each of the Related Documents to which Parent and/or Merger Sub is a party have been or will be duly executed and delivered by Parent and/or Merger Sub and, assuming the due authorization, execution and delivery hereof and thereof by the Company to the extent the Company is a party hereof and thereof, constitute or will constitute the valid and legally binding obligations of Parent and/or Merger Sub, enforceable against Parent and/or Merger Sub in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

  Section 4.3    Capitalization.

        (a)   The authorized capital stock of Parent consists of 400,000,000 shares of Parent Common Stock and 10,000,000 shares of Parent Preferred Stock. As of the close of business on May 29, 2009, there were 236,316,946 issued and outstanding shares of Parent Common Stock, 19,200,242 shares of Parent Common Stock held by Parent in its treasury and no issued and outstanding shares of Parent Preferred Stock. As of May 29, 2009, 7,644,533 shares of Parent Common Stock were reserved for future issuance pursuant to outstanding Parent stock options or restricted stock awards under the Parent Incentive Plans. As of May 29, 2009, there were 8,142,125 shares of Parent Common Stock remaining available for the grant of awards under the Parent Incentive Plans. All shares of Parent Common Stock are, and all shares of Parent Common Stock which may be issued and outstanding immediately prior to the Effective Time shall be when issued, duly authorized, validly issued, fully paid and nonassessable shares of Parent Common Stock and not subject to any preemptive rights. All shares of Parent Common Stock constituting Parent Stock Consideration will be, upon issuance, duly authorized and validly issued, fully paid and non assessable and not subject to any preemptive rights. Each share of Parent Common Stock includes one preferred share purchase right issued under the terms of the Parent Rights Agreement.

        (b)   Parent directly or indirectly owns 100% of the outstanding Equity Interests of Merger Sub. All of the outstanding Equity Interests of Merger Sub are duly authorized, validly issued, fully paid and nonassessable and are owned, directly or indirectly, by Parent free and clear of all Liens.

        Section 4.4    Merger Sub.    Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, as of the Effective Time, will not have engaged in any activities other than in connection with the transactions contemplated by this Agreement. Merger Sub has not conducted any business prior to the date of this Agreement and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any kind other than those incident to its formation and pursuant to this Agreement and the transactions contemplated hereunder. Merger Sub is and shall be at the Effective Time a corporation wholly and directly owned by Parent.

        Section 4.5    Compliance with Laws.    Except for such matters that, individually or in the aggregate, do not constitute a Parent Material Adverse Effect, neither the Parent nor any Parent Subsidiary is in violation of any applicable Law relating to its business or the ownership or operation of any of its assets, and no Claim is pending or, to the knowledge of the Parent, threatened with respect to any such matters.

        Section 4.6    No Violations; Consents.    Neither the execution and delivery by Parent and Merger Sub of this Agreement or any Related Document nor the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby or thereby in accordance with the terms hereof or thereof will require any consent, approval or authorization of, notice to or filing or registration with any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the filing of other documents required to be filed as a result of the Merger with the relevant Governmental Authorities in the states and foreign jurisdictions in which Parent, Merger Sub or any Parent Subsidiary is qualified to conduct business, (ii) the filing of the Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act and the filing and effectiveness of the Registration Statement, (iii) filings required under the HSR Act, including the filing of Notification and Report Forms with the FTC and the Antitrust Division of the DOJ as required by the HSR Act, (iv) filings required under federal and state securities or "Blue Sky" Laws, applicable non-U.S. Laws or the rules of the NYSE, and (v) any other applicable filings or notifications under the antitrust, competition or similar Laws of foreign jurisdictions ((i), (ii), (iii), (iv) and (v) collectively, the "Parent Regulatory Filings"), except for any failures to obtain any such consent, approval or authorization or to make any such filing, notification or registration that, individually or in the aggregate, do not constitute a Parent Material Adverse Effect.

  Section 4.7    SEC Documents.

        (a)   Parent has filed with the SEC all documents required to be so filed by it since January 1, 2007 pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act, and has made available to the

Company each registration statement, periodic or other report, proxy statement or information statement (other than preliminary materials) it has so filed, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Parent Reports"). As used in this Section 4.7, the term "file" shall include any reports on Form 8-K furnished to the SEC. As of its respective date, or, if amended by a subsequent filing prior to the date hereof, on the date of such filing, each Parent Report complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Parent Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act. There are no outstanding or unresolved comments to any comment letters received by the Parent from the SEC and, to the knowledge of Parent, none of the Parent Reports is the subject of any ongoing review by the SEC. Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Parent and its Subsidiaries as of its date, and each of the consolidated results of operations, changes in stockholders' equity and cash flows included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders' equity, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (such consolidated balance sheets and consolidated results of operations, changes in stockholders' equity and cash flows, each including the notes and schedules thereto, the "Parent Financial Statements"). The Parent Financial Statements (i) complied as to form in all material respects with the published rules and regulations of the SEC and (ii) were prepared in accordance with GAAP consistently applied during the periods involved, except as may be noted in the Parent Financial Statements or as permitted by Form 10-Q or Form 8-K.

        (b)   Parent has not entered into or modified any loans or arrangements with its officers and directors in violation of Section 402 of SOX. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent's disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of Parent as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of SOX. The management of Parent has completed its assessment of the effectiveness of Parent's internal controls over financial reporting in compliance with the requirements of Section 404 of SOX for the year ended December 31, 2008, and such assessment concluded that such controls were effective. Parent has disclosed, based on the most recent evaluations by its chief executive officer and its chief financial officer, to Parent's outside auditors and the audit committee of the Parent Board (A) all significant deficiencies or material weaknesses (as such terms are defined in the Public Company Accounting Oversight Board's Auditing Standard No. 2 or No. 5, as applicable) in the design or operation of internal controls over financial reporting and (B) any fraud, regardless of whether material, that involves management or other employees who have a significant role in Parent's internal controls over financial reporting.

        (c)   Since January 1, 2007, to the knowledge of Parent, neither Parent nor any of its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of Parent or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or Claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries, including any material complaint, allegation, assertion or Claim that Parent or any of its Subsidiaries has a material weakness (as such term is defined in the Public Company Accounting Oversight Board's Auditing Standard No. 2 or No. 5, as applicable), in its internal control over financial reporting.

        (d)   Parent is in compliance in all material respects with all current listing and corporate governance requirements of the NYSE and is in compliance in all material respects with all rules, regulations and requirements of SOX.

        Section 4.8    Litigation.    There is no litigation, arbitration, mediation, action, suit, claim, proceeding or investigation, whether legal or administrative, pending against the Parent or any of its Subsidiaries or, to Parent's knowledge, threatened against the Parent or any of its Subsidiaries or any of their respective assets, properties or operations, at Law or in equity, before or by any Governmental Authority or any Order of any Governmental Authority that, individually or in the aggregate, constitutes a Parent Material Adverse Effect. Except as disclosed in Section 4.8 of the Parent Disclosure Letter, there is no pending or, to the Parent's knowledge, any threatened, litigation or other claim or demand against the Parent or any of its Subsidiaries relating to asbestos or mesothelioma.

        Section 4.9    No Brokers.    Neither Parent nor any of its Subsidiaries has entered into any Contract with any Person that may result in the obligation of the Company, the Surviving Corporation, Merger Sub, Parent or any of their respective Subsidiaries to pay any finder's fees, brokerage or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Parent has retained Simmons & Company International, Inc. as its financial advisor, the fee and expense reimbursement arrangements with which have been disclosed in writing to the Company prior to the date hereof.

        Section 4.10    Opinion of Financial Advisor.    The Parent Board has received the opinion of Simmons & Company International, Inc. to the effect that, as of the date of such opinion and subject to the assumptions, qualifications and limitations set forth therein, the Merger Consideration was fair, from a financial point of view, to Parent, and Parent will promptly furnish a copy of such opinion to the Company for informational purposes.

        Section 4.11    No Parent Vote Required; Board of Director Approval.    Under Delaware Law and the rules of the NYSE, no vote of the holders of any class or series of Parent Equity Interests is necessary to approve the Merger and this Agreement. The Parent Board has, by resolutions duly adopted at a meeting of the Parent Board, which meeting was duly called and held, (a) determined that the Merger is advisable and in the best interests of Parent and its stockholders and (b) approved the Merger and this Agreement. No stockholder vote is required for Merger Sub to adopt this Agreement and consummate the transactions contemplated hereby, other than the vote of Parent acting as the sole stockholder of Merger Sub.

        Section 4.12    Improper Payments.    Except as would not be material to the Parent (including any costs incurred or reasonably expected to be incurred by Parent or any Parent Subsidiary with respect to the foregoing), (i) no funds, assets or properties of the Parent or any of its Subsidiaries have been used or offered for illegal purposes, (ii) none of the Parent or any of its Subsidiaries or any director, officer, representative, agent or employee acting on behalf of the Parent or any of its Subsidiaries: (A) has used any corporate funds for any unlawful contribution, gift, entertainment or anything of value relating to political activity; (B) has made any direct or indirect unlawful payment to any employee, agent, officer, director, representative or stockholder of a Governmental Authority or political party, or official or candidate thereof, or any immediate family member of the foregoing; or (C) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment in connection with the conduct of the business of the Parent or any of its Subsidiaries, (iii) none of the Parent or any of its Subsidiaries or any director, officer, representative, agent or employee of the Parent or any of its Subsidiaries has received any bribes, kickbacks or other improper payments from vendors, suppliers or other Persons and (iv) the Parent has no knowledge that any payment made to a Person would be, or has thereafter been, offered, given or provided to any foreign official, political party or official thereof, or to any candidate for public office.

        Section 4.13    No Other Representations or Warranties.    Except for the representations and warranties contained in this Article 4, none of Parent, Merger Sub or any other Person makes any other express or implied representation or warranty on behalf of Parent, Merger Sub or any of their Affiliates in connection with this Agreement or the transactions contemplated hereby.

Article 5
Covenants

        Section 5.1    Business in Ordinary Course.    Except as permitted or contemplated by the terms of this Agreement, and except as provided in Section 5.1 of the Company Disclosure Letter, unless with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in all material respects in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, and use their respective commercially reasonable efforts consistent with past practices and policies to (a) preserve intact their respective present business organizations and goodwill, (b) keep available the services of their respective present executive officers, directors and key employees, and (c) preserve their relationships with customers, suppliers, agents, and creditors.

  Section 5.2    Conduct of Business Pending Closing.

        (a)   Without limiting the generality of Section 5.1, except as permitted or contemplated by the terms of this Agreement, and except as provided in Section 5.2(a) of the Company Disclosure Letter, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not, and the Company shall cause each of its Subsidiaries not to, do any of the following without the prior written consent of the Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

            (i)  except to the extent required to comply with applicable Law or the rules and regulations of the NYSE, amend its certificate or articles of incorporation, bylaws, certificate of formation, certificate of organization, certificate of limited partnership, limited liability company agreement, operating agreement, partnership agreement, or other governing or organizational documents;

           (ii)  adjust, split, combine, reclassify or dispose of any of its outstanding Equity Interests (other than dispositions by or among direct or indirect wholly owned Subsidiaries and cancellations of stock options or restricted stock grants forfeited in accordance with the terms of a Company Incentive Plan in existence on the date of this Agreement or related stock option or restricted stock grant agreements);

          (iii)  declare, set aside or pay any dividends or other distributions (whether payable in cash, property or Equity Interests) with respect to its Equity Interests (other than by or among direct or indirect wholly owned Subsidiaries);

          (iv)  issue, grant or sell, or agree to issue, grant or sell, any Equity Interests, including capital stock (other than issuances or grants of (i) Equity Interests pursuant to the exercise of any stock options or other equity awards outstanding on the date of this Agreement, (ii) (A) compensatory stock options or restricted stock in an amount consistent with past practices in connection with new hires of non-officers (including by acquisition of an entity or business) and (B) compensatory stock options in an amount consistent with past practices for annual grants to any officer or employee of the Company or any of its Subsidiaries in the ordinary course of business, provided that the amounts so issued or granted pursuant to clauses (A) and (B) shall not exceed 333,000 shares in the aggregate of Company Common Stock (but in no event greater than

  110,000 shares of restricted stock) with the issuance or grant to any specific officer or employee subject to the prior written approval of Parent and, provided further, that any such issuance or grant pursuant to clauses (A) and (B) above will not provide for accelerated vesting or lapsing of any restrictions in connection with the consummation of the Merger, or (iii) by a wholly owned Subsidiary of the Company to the Company or any of its wholly owned Subsidiaries (as the case may be)), or enter into or amend any agreements with any holder of its Equity Interests with respect to holding, voting or disposing of such Equity Interests;

           (v)  purchase, redeem or otherwise acquire any of its outstanding Equity Interests, except (i) by or among direct or indirect wholly owned Subsidiaries or (ii) shares of Company Common Stock that are withheld to satisfy federal withholding requirements upon vesting of Company Restricted Stock;

          (vi)  sell, transfer, lease, sublease or otherwise dispose of, by merger or otherwise, any of its assets to, any other Person (other than transfers among the Acquired Companies), except for any sales, leases or dispositions of assets (i) to customers in the ordinary course of business consistent with past practices or (ii) to a non-affiliated Person in an arms-length transaction for not less than fair market value and not in excess of $5.0 million individually or $10.0 million in the aggregate;

         (vii)  liquidate, wind-up, dissolve or adopt any plan to liquidate, wind-up or dissolve (or suffer any liquidation or dissolution) (other than direct or indirect wholly owned Subsidiaries);

        (viii)  acquire or agree to acquire by merger, consolidation or otherwise (including by purchase of Equity Interests or all or substantially all of the assets) the business of any Person or a division thereof, except for all such acquisitions involving aggregate consideration of not more than $10.0 million;

          (ix)  sell, transfer or otherwise dispose of, or mortgage, pledge or otherwise encumber, any Equity Interests of any other Person (including any Equity Interests in any Subsidiary), other than Permitted Liens or Liens pursuant to any credit agreement to which it is a party and that is outstanding as of the date hereof;

           (x)  make any loans, advances or capital contributions to, or investments in, any Person (other than (i) loans, advances or capital contributions to a wholly owned Subsidiary or loans or advances from such a Subsidiary, (ii) customer loans and advances to employees consistent with past practices or (iii) short-term investments of cash in the ordinary course of business in accordance with the cash management procedures of the Company or its Subsidiaries);

          (xi)  terminate or amend any Company Material Contract or waive or assign any of its rights under any Company Material Contract in a manner that would be materially adverse to the Company, or enter into any Company Material Contract other than customer Contracts entered into in the ordinary course of business;

         (xii)  (A) incur or assume any Indebtedness for borrowed money, except (1) indebtedness incurred under any credit agreement to which it is a party and that is outstanding as of the date hereof, (2) letters of credit, surety bonds or similar arrangements incurred in the ordinary course of business consistent with past practices or (3) indebtedness incurred with respect to any matter expressly permitted by this Section 5.2, or (B) assume, endorse (other than endorsements of negotiable instruments in the ordinary course of business), guarantee or otherwise become liable or responsible for (whether directly, indirectly, contingently or otherwise) the liabilities, obligations or performance of any other Person, except under any credit agreement to which it is a party and that is outstanding as of the date hereof or in the ordinary course of business consistent with past practices;

        (xiii)  (A) Increase or agree to increase the compensation or benefits payable or to become payable to the directors, officers or employees of the Company or any of its Subsidiaries, except (1) for increases in cash compensation (including bonuses) of non-officer employees in the ordinary course of business in accordance with past practices (other than any general increases applicable to all or significant portion of any business unit, segment, division, location, or functional area of the Company or any Company Subsidiary), (2) as provided under any Company Benefit Plan or any other contractual arrangement as in effect on the date of this Agreement, (3) in connection with the assumption by any non-officer employee of material new or additional responsibilities, or (4) to respond to offers of employment to any non-officer employee made by a Third Party; (B) other than as specifically set forth in Section 5.2 of the Company Disclosure Letter, grant any additional severance or termination pay to, or enter into any employment, retention or severance agreements with, any employees or officers, other than (1) payments or agreements paid to or entered into with employees (other than officers) in the ordinary course of business in accordance with past practices or (2) as provided under any Company Benefit Plan or any other contractual arrangement as in effect on the date of this Agreement; (C) establish, adopt, enter into or materially and adversely (to the Company or any Company Subsidiary) amend any collective bargaining agreement (other than as required by Law); or (D) establish, adopt, enter into, materially amend or terminate any Company Benefit Plan (except for any amendments in order to comply with applicable Law or as expressly permitted by clause (A) or (B) of this Section);

        (xiv)  create, incur, assume or permit to exist any Lien on any of its properties or assets, except for Permitted Liens or Liens pursuant to any credit agreement to which it is a party and that is outstanding as of the date thereof;

         (xv)  make or rescind any material election relating to Taxes, including any election for any and all joint ventures, partnerships, limited liability companies or other investments; settle or compromise any material Claim, action, litigation, proceeding, arbitration or investigation relating to Taxes; or change in any material respect any of its methods of reporting any items for Tax purposes from those employed in the preparation of its Tax Returns for the most recent Taxable year for which a Tax Return has been filed, except as may be required by applicable Law;

        (xvi)  make or commit to make capital expenditures except as set forth in Section 5.2 of the Company Disclosure Letter;

       (xvii)  enter into any new line of business material to it and its Subsidiaries taken as a whole;

      (xviii)  enter into any Contract that subjects or will subject the Surviving Corporation or Parent to any material non-compete or similar restriction on any Acquired Company business following the Effective Time;

        (xix)  enter into any Contract the effect of which is or will be to grant a Third Party any right or potential right of license to any material Intellectual Property of any Acquired Company;

         (xx)  authorize or approve, or knowingly enter into any new Contract to provide products or services to any Person in countries in which the United States has instituted sanctions;

        (xxi)  except as may be required as a result of a change in GAAP, change any of the material accounting principles, estimates, or practices used by the Acquired Companies;

       (xxii)  compromise, settle or grant any waiver or release related to any litigation or proceeding, other than monetary settlements or compromises of such litigation or proceedings where the full amount to be paid is covered by insurance or where the amount to be paid does not exceed $0.5 million individually or $2.0 million in the aggregate (and related confidentiality obligations);

      (xxiii)  engage in any transaction or enter into any agreement with any Affiliate (provided that for the purpose of this clause (y) only, the term "Affiliate" shall not include any employee of the Company or its Subsidiaries other than directors and executive officers thereof and any employees who share the same household as any such directors and executive officers), except pursuant to agreements in effect as of the date of this Agreement and that are disclosed in the Company Disclosure Letter and transactions between or among Company and its Subsidiaries in the ordinary course of business consistent with past practice; or

      (xxiv)  enter into any Contract or obligation with respect to any of the foregoing.

        (b)   Except as permitted or contemplated by the terms of this Agreement, and except as provided by Section 5.2(b) of the Parent Disclosure Letter, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Parent shall not, and shall cause each of its Subsidiaries not to, (i) amend the Parent Charter Documents, (ii) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than dividends from or among its Subsidiaries; (iii) acquire or agree to acquire by merging or consolidating with, or by purchasing an equity interest in or any of the assets of, or by any other manner, any business or corporation, partnership, or other organization or division but only to the extent that any of the foregoing could reasonably be expected to prevent or materially delay or interfere with the consummation of the Merger, (iv) sell, transfer, lease or otherwise dispose to a Third Party, directly or indirectly and whether by merger, sale or transfer of assets or capital stock or otherwise, 25% or more of the assets, net revenues or net income of the Parent and its Subsidiaries, taken as a whole, (v) liquidate, wind-up, dissolve or adopt any plan to liquidate, wind-up or dissolve the Parent, or (vi) enter into any contract or obligation with respect to the foregoing.

  Section 5.3    Access to Assets, Personnel and Information.

        (a)   Upon reasonable notice and subject to applicable Laws relating to the exchange of information, from the date hereof until the Effective Time, Parent shall: (i) afford to the Company and the Company Representatives, at the Company's sole risk and expense, reasonable access during normal business hours to any and all of the facilities and assets of the Parent Companies and the books and records, files, data, correspondence, Contracts, permits, audits and all other information relating to the Parent Companies' financial position, business, employees, representatives, agents, facilities and assets, whether written or computerized, that are within the possession or control of any of the Parent Companies (the "Parent Information"); and (ii) upon request during normal business hours, furnish promptly to the Company (at the Company's expense), or similarly provide reasonable access to, a copy of any Parent Information; provided, however, the Parent shall not be required to provide the Parent Information to a materially greater extent than was provided to the Company and the Company Representatives prior to the date of this Agreement, except if the Company requests Parent Information in connection with any notice provided by Parent to the Company pursuant to Section 5.11(b). The Company agrees to review such information in a manner that does not interfere unreasonably with the Parent Companies' operations and with the prompt discharge by such Parent Companies' employees of their duties. The Company agrees to indemnify and hold the Parent Companies harmless from any and all Claims and liabilities, including costs and expenses for the loss, injury to or death of any Representative of the Acquired Companies, and any loss or destruction of any property owned by the Parent Companies or others (including Claims or liabilities for use of any property) resulting directly or indirectly from the action or inaction of any of the Acquired Companies or their Representatives during any visit to the business or property of the Parent Companies prior to the completion of the Merger, whether pursuant to this Section 5.3 or otherwise. No Parent Company shall be required to provide access to or to disclose Parent Information where such access or disclosure would constitute a violation of attorney/client privilege, violate any Law or violate a Contract pursuant to which any Parent Company is required to keep such information confidential. In such circumstances, the Parties will use reasonable efforts to make reasonable and appropriate substitute disclosure arrangements.

        (b)   Upon reasonable notice and subject to applicable Laws relating to the exchange of information, from the date hereof until the Effective Time, the Company shall: (i) afford to Parent and the Parent Representatives, at Parent's sole risk and expense, reasonable access during normal business hours to any and all of the facilities and assets of the Acquired Companies and the books and records, files, data, correspondence, Contracts, permits, audits and all other information relating to the Acquired Companies' financial position, business, employees, representatives, agents, facilities and assets, whether written or computerized, that are within the possession or control of any of the Acquired Companies (the "Company Information"); and (ii) upon request during normal business hours, furnish promptly to Parent (at Parent's expense), or similarly provide reasonable access to, a copy of any Company Information. Parent agrees to review such information in a manner that does not interfere unreasonably with the Acquired Companies' operations and with the prompt discharge by such Acquired Companies' employees of their duties. Parent agrees to indemnify and hold the Acquired Companies harmless from any and all Claims and liabilities, including costs and expenses for the loss, injury to or death of any Representative of the Parent Companies, and any loss of destruction of any property owned by the Acquired Companies or others (including Claims or liabilities for use of any property) resulting directly or indirectly from the action or inaction of any of the Parent Companies or their Representatives during any visit to the business or property of the Acquired Companies prior to the completion of the Merger, whether pursuant to this Section 5.3 or otherwise. None of the Acquired Companies shall be required to provide access to or to disclose Company Information where such access or disclosure would constitute a violation of attorney/client privilege, violate any Law or violate a Contract pursuant to which any Acquired Company is required to keep such information confidential. In such circumstances, the Parties will use reasonable efforts to make reasonable and appropriate substitute disclosure arrangements.

        (c)   From the date hereof until the Effective Time, each of Parent and the Company shall: (i) furnish to the other, promptly upon receipt or filing (as the case may be), a copy of each communication between such Party and the SEC after the date hereof relating to the Merger or the Registration Statement and each report, schedule, registration statement or other document filed by such Party with the SEC after the date hereof relating to the Merger or the Registration Statement, unless such communication, report, schedule, registration statement or other document is otherwise readily available through the SEC's EDGAR system, in which case Parent or the Company (as the case may be) shall provide notice to the other of such availability; and (ii) promptly advise the other of the substance of any oral communications between such Party and the SEC relating to the Merger or the Registration Statement.

        (d)   The Company will not (and will cause the Company Subsidiaries and the Company Representatives not to), and Parent will not (and will cause the Parent Subsidiaries and the Parent Representatives not to), use any information obtained pursuant to this Section 5.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Any information obtained by the Acquired Companies or Parent Companies or their respective Representatives under this Section 5.3 shall be subject to the confidentiality and use restrictions set forth in the Confidentiality Agreement.

        (e)   Notwithstanding anything in this Section 5.3 to the contrary: (i) the Company shall not be obligated under the terms of this Section 5.3 to disclose to Parent or the Parent Representatives, or grant Parent or the Parent Representatives access to, information that is within the possession or control of any of the Acquired Companies but subject to a valid and binding confidentiality agreement with a Third Party without first obtaining the consent of such Third Party, and the Company, to the extent requested by Parent, will use its reasonable efforts to obtain any such consent; and (ii) Parent shall not be obligated under the terms of this Section 5.3 to disclose to the Company or the Company

Representatives, or grant the Company or the Company Representatives access to, information that is within the possession or control of any of the Parent Companies but subject to a valid and binding confidentiality agreement with a Third Party without first obtaining the consent of such Third Party, and Parent, to the extent requested by the Company, will use reasonable efforts to obtain any such consent.

        (f)    No investigation by Parent or the Company or their respective Representatives shall affect the representations, warranties, covenants or agreements of the other set forth in this Agreement, and no Party shall be deemed to have made any representation or warranty to the other Party except as expressly set forth in this Agreement.

  Section 5.4    No Solicitation.

        (a)   Subject to Section 5.4(b), Section 5.4(d), Section 5.4(e) and Section 5.4 (g), the Company shall not, and shall cause its Subsidiaries and their respective Representatives not to, directly or indirectly: (i) initiate, solicit or knowingly encourage (including by way of providing non-public information) the submission of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, any Company Acquisition Proposal or engage in any discussions or negotiations with respect thereto (except to disclose the existence of the provisions of this Section 5.4) or otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, offers, proposals, discussions or negotiations, (ii) approve or recommend, or publicly propose to approve or recommend, a Company Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement relating to a Company Acquisition Proposal or enter into any letter of intent, agreement or agreement in principle requiring the Company (whether or not subject to conditions) to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, (iii) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation (individually or collectively a "Company Adverse Recommendation Change"), or (iv) take any action to exempt any Person (other than Parent and its Subsidiaries) from the restrictions contained in any Takeover Law or otherwise cause such restrictions not to apply. The Company shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons conducted theretofore by the Acquired Companies or any of its Representatives with respect to any Company Acquisition Proposal. The Company shall promptly cause to be returned or destroyed all confidential information provided by or on behalf of the Acquired Companies to any such Person.

        (b)   Notwithstanding anything to the contrary contained in Section 5.4(a), if at any time following the date of this Agreement and prior to obtaining the Required Company Vote, (i) the Company has received a written, bona fide Company Acquisition Proposal from a Third Party that is not in violation of such Third Party's contractual obligations to the Company, (ii) such Company Acquisition Proposal did not result from a breach or violation by the Company of Section 5.4(a), (iii) the Company Board determines in good faith, after consultation with the Company's financial advisors and outside counsel, that such Company Acquisition Proposal constitutes or is reasonably likely to lead to a Company Superior Proposal, and (iv) after consultation with the Company's outside counsel, the Company Board determines in good faith that the failure to take such action could reasonably be expected to result in a breach of its fiduciary duties to the stockholders of the Company under applicable Law, then the Company and its Representatives may, subject to clauses (x) and (y) below, (A) furnish information with respect to the Acquired Companies to the Person making such Company Acquisition Proposal (and its Representatives), and (B) participate in discussions or negotiations with the Person making such Company Acquisition Proposal (and its Representatives) regarding such Company Acquisition Proposal; provided that (x) the Company will not, and will cause its Representatives not to, disclose any non-public information to such Person unless the Company has, or first enters into, a customary confidentiality agreement with such Person with terms no less favorable in all material respects to the Company than those contained in the Confidentiality Agreement and (y) the Company will promptly (and in any event within 24 hours) provide or make available to Parent or its Representatives any non-public information concerning the Acquired Companies provided or made available to such other Person which was not previously provided or made available to Parent or its Representatives.

        (c)   From and after the date hereof, the Company shall promptly (and in any event within 48 hours) notify Parent in the event that the Company (including through any of its Subsidiaries or Representatives) receives (i) any Company Acquisition Proposal, (ii) any request for non-public information which relates to, or could reasonably likely lead to, a Company Acquisition Proposal, or (iii) any request for discussions or negotiations regarding any Company Acquisition Proposal. The Company shall provide Parent promptly (and in any event within such 48 hour period) with the identity of such Person and a copy of such Company Acquisition Proposal or request (or, where such Company Acquisition Proposal or request is not in writing, a description of the material terms and conditions thereof). The Company shall keep Parent reasonably informed (orally or in writing) on a current basis (and in any event no later than 48 hours after the occurrence of any material changes, developments, discussions or negotiations) of the status of any Company Acquisition Proposal or request (including the material terms and conditions thereof and of any material modification thereto). The Company shall not, and shall cause its Subsidiaries not to, enter into any Contract with any Person subsequent to the date of this Agreement that would restrict Company's ability to provide such information to Parent.

        (d)   Notwithstanding anything in Section 5.4(a) to the contrary, if (i) Company receives a written, bona fide Company Acquisition Proposal from a Third Party that is not in violation of such Third Party's contractual obligations to Company, (ii) such Company Acquisition Proposal did not result from a breach or violation by the Company of Section 5.4(a), and (iii) the Company Board concludes in good faith, after consultation with outside counsel and financial advisors, after giving effect to all of the adjustments to the terms of this Agreement which may be offered by Parent pursuant to clause (B) below, that such Company Acquisition Proposal constitutes a Company Superior Proposal, the Company Board may at any time prior to obtaining the Required Company Vote, if it determines in good faith, after consultation with the Company's outside counsel, that the failure to take such action could reasonably be expected to be a breach of its fiduciary duties to the stockholders of Company under applicable Law, (1) effect a Company Adverse Recommendation Change and/or (2) terminate this Agreement pursuant to Section 7.1(h) and this Section 5.4(d), it being understood that such termination shall not be effective unless, concurrently with such termination, Company enters into a written definitive agreement for such Company Superior Proposal and Company pays to Parent the Company Termination Fee required to be paid under Section 7.3(c); provided, however, that the Company Board may not effect such a Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.1(h) and this Section 5.4(d) unless (A) Company shall have provided prior written notice to Parent, at least three Business Days in advance (the "Company Notice Period"), of its intention to take such action with respect to such Company Superior Proposal, which notice shall specify the material terms and conditions of any such Company Superior Proposal (including the identity of the Third Party making such Company Superior Proposal) and, in the case of a proposed termination pursuant to Section 7.1(h) , shall include a copy of the proposed definitive agreement to be entered into concurrently with and as a condition to such termination, (B) prior to taking such action, the Company shall, and shall direct its financial and legal advisors to, during such Company Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate in good faith) to make such adjustments in the terms and conditions of this Agreement so that such Company Acquisition Proposal ceases to constitute a Company Superior Proposal, and (C) following any negotiation described in the immediately preceding clause (B), the Company Board determines in good faith, after consultation with the Company's financial advisors and outside counsel, that such Company Acquisition Proposal continues to constitute a Company Superior Proposal. In the event of any revisions to the terms of a Company Superior Proposal that are material to such Company Superior

Proposal after the start of the Company Notice Period, the Company shall be required to deliver a new written notice to Parent satisfying the requirements of clause (A) of the preceding sentence and to comply with the requirements of this Section 5.4(d) with respect to such new written notice, and the Company Notice Period shall be deemed to have re-commenced on the date of such new notice.

        (e)   Notwithstanding anything in Section 5.4(a) to the contrary, at any time prior to obtaining the Required Company Vote, the Company Board may effect a Company Adverse Recommendation Change, if the Company Board (i) determines in good faith, after consultation with the Company's outside counsel, that the failure to make such Company Adverse Recommendation Change could reasonably be expected to be a breach of its fiduciary duties to the stockholders of Company under applicable Law, and (ii) determines in good faith that the reasons for making such Company Adverse Recommendation Change are the result of a Company Intervening Event; provided, however, that the Company Board may not effect such a Company Adverse Recommendation Change pursuant to this Section 5.4(e) unless (A) Company shall have provided prior written notice to Parent, at least three Business Days in advance, of its intention to make such Company Adverse Recommendation Change, which notice shall specify the material facts and information constituting the basis for such contemplated determination, and (B) prior to effecting such Company Adverse Recommendation Change, the Company shall, and shall direct its financial and legal advisors to, during such three Business Day period, negotiate with Parent in good faith (to the extent Parent desires to negotiate in good faith) to make such adjustments in the terms and conditions of this Agreement which would allow the Company Board not to make such Company Adverse Recommendation Change consistent with its fiduciary duties.

        (f)    The Company agrees that any violations of the restrictions set forth in this Section 5.4 by any of its or its Subsidiaries' Representatives, including any violation by such a Representative of a direction given to such Representative pursuant to the first sentence of Section 5.4(a) shall be deemed to be a breach of this Agreement (including this Section 5.4) by the Company.

        (g)   Nothing contained in this Section 5.4 shall prohibit the Company Board from (x) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act or (y) making any required disclosure to Company's stockholders if in the good faith judgment of the Company Board, after consultation with Company's outside counsel, failure to make such disclosure would reasonably be expected to violate its obligations under applicable Law; provided that any public disclosure relating or in response to a Company Acquisition Proposal other than (A) a "stop, look and listen" or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, (B) an express rejection of any applicable Company Acquisition Proposal, or (C) an express reaffirmation of its recommendation to its stockholders in favor of the Merger, shall be deemed to be a Company Adverse Recommendation Change for purposes of Section 7.1(g).

        Section 5.5    Company Stockholder Meeting.    Promptly after the Registration Statement is declared effective under the Securities Act, the Company shall take all necessary action, in accordance with applicable Law, the rules and regulations of the NYSE and the Company Charter Documents (as the case may be), to properly give notice of and hold a meeting of its stockholders for the purpose of voting on the Company Proposal. Except in the event of a Company Adverse Recommendation Change specifically permitted by Section 5.4(d) or Section 5.4(e), the Proxy Statement/Prospectus shall include the recommendation of the Company Board that the stockholders of the Company adopt the Company Proposal in accordance with Section 251 of the DGCL. Unless this Agreement is validly terminated by the Company or Parent in accordance with its terms pursuant to Article 7 and except for disclosing a Company Adverse Recommendation Change as permitted by the immediately preceding sentence, the Company shall take all lawful action to solicit such approval, including by timely mailing the Proxy Statement/Prospectus to the stockholders of the Company, soliciting proxies in favor of the Company Proposal and taking all other reasonable actions necessary or advisable to secure the Company

Required Vote. The Company and Parent shall coordinate and cooperate with respect to the timing of the stockholder meeting; provided, however, that the Company may postpone or adjourn the Company Meeting (A) for the absence of a quorum or (B) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that the Company believes in good faith is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company's stockholders prior to the Company Meeting; provided, further, that in the event that the Company Meeting is delayed to a date after the Outside Date as a result of either (A) or (B) above, then the Outside Date shall be extended to the fifth Business Day after such Company Meeting date. Notwithstanding any other provisions of this Agreement to the contrary, unless this Agreement is terminated in accordance with its terms pursuant to Article 7, the Company shall submit this Agreement to its stockholders for approval regardless of whether the Company Board withdraws, modifies or changes its recommendation and declaration regarding the Company Proposal.

  Section 5.6    Registration Statement and Proxy Statement/Prospectus.

        (a)   Parent and the Company shall cooperate and promptly prepare the Registration Statement and the Proxy Statement/Prospectus and shall file the Registration Statement in which the Proxy Statement/Prospectus will be included as a prospectus with the SEC as soon as practicable after the date hereof and in any event not later than 60 days after the date hereof. Each Party shall give the other Party and its counsel a reasonable opportunity to review and comment on the Registration Statement and the Proxy Statement/Prospectus, including all amendments and supplements thereto, prior to such documents being filed with the SEC or disseminated to stockholders of the Company and shall give the other Party and its counsel a reasonable opportunity to review and comment on all responses to requests for additional information and comments from the SEC prior to their being filed with, or sent to, the SEC. Parent and the Company shall use their respective reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing. Parent and the Company will provide each other with any information which may be required to prepare and file the Proxy Statement/Prospectus and the Registration Statement. The Company will cause the Proxy Statement/Prospectus to be mailed to its stockholders as promptly as reasonably practicable after the Registration Statement is declared effective by the SEC. If at any time prior to the Effective Time any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement, Parent or the Company, as applicable, will as promptly as reasonably practicable inform the other of such occurrence, and Parent and the Company will cooperate in filing such amendment or supplement with the SEC, use reasonable efforts to cause such amendment to become effective as promptly as possible and, if required, mail such amendment or supplement to their respective stockholders.

        (b)   Parent will cause the Registration Statement, at the time it becomes effective under the Securities Act, to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder, and the Company shall be responsible for furnishing to Parent true, accurate and complete information relating to the Company and holders of Company Common Stock and Company Stock Options as is required to be included therein.

        (c)   The Company hereby covenants and agrees with Parent that: (i) the Registration Statement (at the time it becomes effective under the Securities Act through the Effective Time) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (provided, however, that this clause (i) shall apply only to information included or incorporated by reference in the Registration Statement that was supplied by the Company for inclusion therein); and (ii) the Proxy Statement/Prospectus (at the time it is first mailed to stockholders of the Company, at the time of the Company Meeting, and at the Effective Time) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (provided, however, that this clause (ii) shall apply only to information included or incorporated by reference in the Proxy Statement/Prospectus that was supplied by the Company for inclusion therein). If, at any time prior to the Effective Time, any event with respect to the Company, or with respect to other information supplied by the Company for inclusion in the Registration Statement or the Proxy Statement/Prospectus, occurs and such event is required to be described in an amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus, the Company shall promptly notify Parent of such occurrence and shall cooperate with Parent in the preparation, filing an dissemination of such amendment or supplement.

        (d)   Parent hereby covenants and agrees with the Company that: (i) the Registration Statement (at the time it becomes effective under the Securities Act and until the Effective Time) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (provided, however, that this clause (i) shall not apply to any information included or incorporated by reference in the Registration Statement that was supplied by the Company for inclusion therein); and (ii) the Proxy Statement/Prospectus (at the Effective Time) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (provided, however, that this clause (ii) shall not apply to any information included or incorporated by reference in the Proxy Statement/Prospectus that was supplied by the Company for inclusion therein). If, at any time prior to the Effective Time, any event with respect to Parent, or with respect to other information included in the Registration Statement, occurs and such event is required to be described in an amendment to the Registration Statement, such event shall be so described and such amendment shall be promptly prepared and filed. If, at any time prior to the Effective Time, any event with respect to Parent, or with respect to other information included in the Proxy Statement/Prospectus, occurs and such event is required to be described in a supplement to the Proxy Statement/Prospectus, Parent shall promptly notify the Company of such occurrence and shall cooperate with the Company in the preparation, filing and dissemination of such supplement.

        (e)   None of the Registration Statement, the Proxy Statement/Prospectus or any amendment or supplement thereto will be filed or disseminated to the stockholders of the Company without the approval of both Parent and the Company. Parent shall advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective under the Securities Act, the issuance of any stop order with respect to the Registration Statement, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any comments or requests for additional information by the SEC with respect to the Registration Statement.

        (f)    The Company shall use its commercially reasonable efforts to cause to be delivered to the Parent two comfort letters from KPMG LLP, Company's independent auditors, one dated on the date on which the Registration Statement shall become effective, and one bring-down letter dated on the Closing Date, each addressed to the Parent and customary in scope and substance for letters delivered by independent auditors in connection with public offerings.

        (g)   Parent shall use its commercially reasonable efforts to cause to be delivered to the Company two comfort letters from Ernst & Young LLP, Parent's independent auditors, one dated on the date on which the Registration Statement shall become effective, and one bring-down letter dated on the Closing Date, each addressed to the Company and customary in scope and substance for letters delivered by independent auditors in connection with public offerings.

        Section 5.7    NYSE Listing.    Parent shall prepare and submit to the NYSE, as soon as practicable, a listing application covering the shares of Parent Common Stock representing Parent Stock

Consideration to be issued in the Merger and shall use its reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Common Stock, subject to official notice of issuance, and the Company shall cooperate with Parent with respect to such listing, in order to facilitate obtaining such approval as soon as practicable.

  Section 5.8    Reasonable Best Efforts; Consents and Governmental Approvals.

        (a)   Subject to the terms and conditions herein provided, each of the Company and Parent shall take, or cause to be taken, all action and shall do, or cause to be done, all things necessary, appropriate or desirable under any applicable Law (including the HSR Act) or under applicable Contracts so as to enable the Closing to occur as soon as reasonably practicable, including using its reasonable best efforts to obtain all necessary waivers, consents and approvals, remove all impediments to the Closing, and make all Parent Regulatory Filings and Company Regulatory Filings (the "Regulatory Filings"). Parent and the Company each will cause all documents it is responsible for filing with any Governmental Authority under this Section 5.8 to comply in all material respects with all applicable Laws.

        (b)   Each of Parent and the Company shall furnish the other Party with such information and reasonable assistance as such other Party and its respective Representatives may reasonably request in connection with their preparation of any Regulatory Filings with any Governmental Authorities; provided, however, that if the provisions of the HSR Act would prevent a Party from disclosing such information to the other Party, then such information may be disclosed to such Party's counsel.

        (c)   Each of the Company and Parent shall take, or cause to be taken, all action or shall do, or cause to be done, all things necessary, appropriate or desirable to cause the covenants and conditions applicable to the transactions contemplated hereby to be performed or satisfied as soon as practicable, including responding promptly to requests for additional information made by the DOJ or the FTC, and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing.

        (d)   Each of Parent and the Company shall use its reasonable best efforts to avoid the entry of, or to have vacated or terminated, any decree, Order, ruling or injunction that would restrain, prevent or delay the Closing. Furthermore, if any Governmental Authority shall have issued any Order, decree, ruling or injunction, or taken any other action, that would have the effect of restraining, enjoining or otherwise prohibiting, delaying or preventing the consummation of the transactions contemplated hereby, each of the Company and Parent shall use its reasonable best efforts to have such Order, decree, ruling or injunction or other action declared ineffective as soon as practicable.

        (e)   Parent and the Company shall promptly notify each other of any communication concerning this Agreement or the Merger from any Governmental Authority and, subject to applicable Law, permit the other Party to review in advance any proposed communication to any Governmental Authority concerning this Agreement or the Merger. In addition, Parent and Company shall not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or another inquiry concerning this Agreement or the Merger, or enter into any agreements with any Governmental Authority, including, without limitation, extending any antitrust waiting periods, unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate thereat. Parent and the Company shall furnish counsel to the other Party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective Representatives on the one hand, and any Governmental Authorities or members of their respective staffs on the other hand, relating to this Agreement and the Merger.

        (f)    Notwithstanding the foregoing, and except as provided in Section 5.1 and Section 5.2, nothing contained in this Agreement shall be construed so as to require Parent, Merger Sub or the Company, or any of their respective Subsidiaries or Affiliates, without its written consent, to sell, license, dispose of, hold separate, or operate in any specified manner any assets or businesses of Parent, Merger Sub, the Company or the Surviving Corporation (or to require Parent, Merger Sub, the Company or any of their respective Subsidiaries or Affiliates to agree to any of the foregoing). The obligations of each Party under this Section 5.8 to use reasonable best efforts with respect to antitrust matters shall be limited to compliance with the reporting provisions of the HSR Act and with its obligations under this Section 5.8. In connection with its obligations under this Section 5.8, the Company shall not, without Parent's prior written consent, commit to (or allow its Subsidiaries to commit to) any divestitures, licenses, hold separate arrangements or similar matters, including covenants affecting business operating practices in connection with the transactions contemplated under this Agreement.

        Section 5.9    Section 16.    Prior to the Effective Time, Parent, the Company and their respective Boards of Directors shall adopt resolutions consistent with the interpretive guidance of the SEC and take any other actions as may be required, to the extent permitted under applicable Law, to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt from Section 16(b) of the Exchange Act under Rule 16b-3 promulgated under the Exchange Act.

  Section 5.10    Public Announcements.

        (a)   On the date this Agreement is executed (or if executed after the close of business, no later than the opening of the NYSE), Parent and the Company shall issue a joint press release with respect to the execution hereof and the transactions contemplated hereby. Except as may be required by applicable Law, Order or any listing agreement with or rule of any regulatory body, national securities exchange or association, Parent and the Company shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated by this Agreement.

        (b)   No Party shall issue any press release or other public statement concerning the transactions contemplated by this Agreement without first providing the other Parties with a written copy of the text of such release or statement and obtaining the consent of the other Parties to such release or statement, which consent will not be unreasonably withheld. The consent provided for in this Section 5.10(b) shall not be required if the delay would preclude the timely issuance of a press release or public statement required by Law or any applicable regulations. The provisions of this Section 5.10(b) shall not be construed as limiting the Parties from communications consistent with the purposes of this Agreement, including but not limited to seeking the regulatory and stockholder approvals contemplated hereby.

  Section 5.11    Notification of Certain Matters.

        (a)   The Company shall give prompt notice to Parent and Merger Sub upon obtaining knowledge of any of the following: (i) any representation or warranty contained in Article 3 being untrue or inaccurate when made, (ii) the occurrence of any event or development that would cause (or could reasonably be expected to cause) any representation or warranty contained in Article 3 to be untrue or inaccurate at any time on or before the Closing Date, or (iii) any failure of the Company to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder.

        (b)   Parent shall give prompt notice to the Company upon obtaining knowledge of any of the following: (i) any representation or warranty contained in Article 4 being untrue or inaccurate when made, (ii) the occurrence of any event or development that would cause (or could reasonably be expected to cause) any representation or warranty contained in Article 4 to be untrue or inaccurate at any time on or before the Closing Date, or (iii) any failure of Parent to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder.

        Section 5.12    Payment of Expenses.    Except as provided in Section 7.3, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, regardless of whether the Merger is consummated, except that Parent and the Company shall equally share the following: (i) all fees and expenses, other than attorneys', accountants', financial advisors' and consultants' fees and expenses (which shall be paid by the Party incurring same), incurred for printing the Proxy Statement/Prospectus, including preliminary materials related thereto, and the Registration Statement, including financial statements and exhibits and any amendments and supplements thereto, and (ii) the filing fees for the Notification and Report Forms filed with the FTC and DOJ under the HSR Act.

  Section 5.13    Indemnification and Insurance.

        (a)   Parent and the Surviving Corporation shall maintain in effect any and all exculpation, indemnification and advancement of expenses provisions of the Company Charter Documents and Company Subsidiary Charter Documents in effect as of the date hereof or in any indemnification agreements between the Acquired Companies and their respective current or former directors, officers, fiduciaries, agents or employees in effect as of the date hereof (which have previously been provided to Parent). Parent and the Surviving Corporation shall not, for a period of six years from the Effective Time, amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who, immediately prior to the Effective Time, were current or former directors, officers, agents, fiduciaries or employees of the Acquired Companies unless such amendment, repeal or modification is required by applicable Law, and all rights to indemnification thereunder in respect of any Claim asserted or made within such period shall continue until the final disposition or resolution of such Claim.

        (b)   During the period beginning at the Effective Time and ending on the sixth anniversary of the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, to the fullest extent permitted under applicable Law, indemnify and hold harmless each person who is as of the date hereof, has been at any time prior to the date hereof, or becomes prior to the Effective Time a director, officer, fiduciary, agent or employee of the Company or any of its Subsidiaries (each such person, together with such person's heirs, executors or administrators, an "Indemnified Party") against any costs, expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (a "Claim"), whether asserted or claimed prior to, at or after the Effective Time, arising out of, relating to or in connection with any action or omission in his or her capacity as such occurring or alleged to have occurred at or prior to the Effective Time, including any act or omission in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby. Each Indemnified Party shall also be entitled to advancement of expenses as incurred (and not later that ten Business Days after receipt by Parent or the Surviving Corporation of receipts therefor) to the fullest extent permitted under applicable Law, provided that such Indemnified Party undertakes to repay such advances if it is ultimately determined by a court of competent jurisdiction that such Indemnified Party is not entitled to indemnification. Neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Claim for which indemnification could be sought by any Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or such Indemnified Party otherwise consents. In the event of any Claim, any Indemnified Party wishing to claim indemnification shall promptly notify Parent thereof (provided that failure to so notify Parent will not affect the obligations of Parent except to the extent that Parent shall have been prejudiced as a result of such failure) and shall deliver to Parent the undertaking contemplated by the applicable provisions of the DGCL, but without any requirement for the posting of a bond. Without limiting the foregoing, in the event any Claim is brought against any Indemnified Party (whether arising before or after the Effective Time), (i) the Indemnified Party will cooperate reasonably with Parent, at Parent's expense, in the defense of such matter and (ii) Parent shall have the right to control the defense of such matter and shall retain only one set of legal counsel selected by Parent and reasonably satisfactory to the Indemnified Party (plus one local counsel, if necessary) to represent all Indemnified Parties with respect to each such matter unless the use of one counsel to represent the Indemnified Parties would present such counsel with a conflict of interest, or the representation of all of the Indemnified Parties by the same counsel would be inappropriate due to actual differing interests between them, in which case such additional counsel as may be required (as shall be reasonably determined by the Indemnified Parties and Parent) may be retained by the Indemnified Parties. Parent shall pay all reasonable fees and expenses of all such counsel for such Indemnified Parties.

        (c)   The Surviving Corporation shall maintain the Company's officers' and directors' liability insurance policies and fiduciary liability insurance policies in effect on the date of this Agreement (collectively, the "D&O Insurance"), for a period of not less than six years after the Effective Time, but only to the extent related to actions or omissions occurring at or prior to the Effective Time; provided, however, that (i) the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms no less advantageous to such former directors or officers from insurance carriers with financial strength ratings equal to or greater than the financial strength rating of the Company's current insurance carrier and (ii) such substitution shall not result in gaps or lapses of coverage with respect to matters occurring prior to the Effective Time; provided, further, that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 250% of current annual premiums paid by the Company in the aggregate for such insurance (the "Maximum Amount") to maintain or procure insurance coverage pursuant hereto; and provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Surviving Corporation shall procure and maintain for such six year period as much coverage as reasonably practicable for the Maximum Amount. If requested in writing by the Company, Parent shall cause coverage to be extended under the D&O Insurance by obtaining a six year "tail" policy on terms and conditions no less advantageous than the existing D&O Insurance, and such "tail" insurance shall satisfy the provisions of this Section 5.13(c).

        (d)   This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise.

        (e)   In the event that the Surviving Corporation or Parent, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in this Section 5.13.

        (f)    The obligations of Parent and the Surviving Corporation under this Section 5.13 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.13 applies without the consent of such affected Indemnified Party.

        Section 5.14    Employee Matters.    Parent may, in its sole discretion, continue any Company Benefit Plan or employee policy or program in effect immediately prior to the Effective Time (each a

"Pre-Merger Plan"), including a 401(k) plan or medical plan, for any period of time after the Effective Time for the benefit of any Company Employees. To the extent Parent does not continue a Pre-Merger Plan applicable to a Company Employee, such Company Employee shall be eligible, subject to the provisions herein, to participate in any corresponding Benefit Plan maintained by Parent providing benefits to any Company Employee after the Effective Time (the "Post-Merger Plans") to the extent such Post-Merger Plan replaces similar coverage under such Pre-Merger Plan. To the extent permitted under such Post-Merger Plans, Parent will, or will cause its Subsidiaries to, give Company Employees full credit under any such Post-Merger Plan for their years of service with the Company or any Company Subsidiary to the same extent recognized by the Company or such Company Subsidiary under the corresponding Pre-Merger Plan immediately prior to the Effective Time for purposes of eligibility and vesting (excluding vesting in equity based awards, eligibility for post-employment welfare benefits and benefit accruals). The value of the compensation and benefits provided under the Pre-Merger Plans or the Post-Merger Plans, as applicable in accordance with the foregoing, to Company Employees, taken as a whole, after the Effective Time through December 31, 2009, shall be substantially similar to the value of the compensation and benefits provided under the Company Benefit Plans (determined without regard to awards under the Company Incentive Plans) to the Company Employees, taken as a whole, immediately prior to the Effective time, as determined by Parent in good faith after taking into account all facts and circumstances. In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all Post-Merger Plans to the extent coverage under such Post-Merger Plan replaces coverage under any Pre-Merger Plan; provided, however, to the extent such Company Employee is not covered by a Pre-Merger Plan immediately prior to the Effective Time due to failure to satisfy the applicable waiting period, such Company Employee shall be subject to the waiting time applicable to a Parent employee with respect to the corresponding Post-Merger Plan that replaces such Pre-Merger Plan (giving full service credit for service by such Company Employee with the Company in satisfying such waiting time); provided further, to the extent a Company Employee is covered by a Pre-Merger Plan but does not satisfy the service requirements for the corresponding Post-Merger Plan, the Post-Merger Plan may allow such Company Employee to participate in such Post-Merger Plan to the extent permitted under such Post-Merger Plan, as determined in good faith by Parent, or Parent shall continue the Pre-Merger Plan for such Company Employee or otherwise provide comparable substitute coverage; and (ii) for purposes of each Post-Merger Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such Post-Merger Plan to be waived for such employee and his or her covered dependents to the extent such exclusions and requirements did not apply to such individual under the corresponding Pre-Merger Plan and to the extent permitted under the Post-Merger Plans or otherwise required by applicable Law, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Pre-Merger Plan ending on the date such employee's participation in the corresponding Post-Merger Plan begins to be taken into account under such Post-Merger Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Post-Merger Plan. Nothing in this Agreement shall constitute an amendment to, or be construed as amending, any Benefit Plan sponsored, maintained or contributed to by the Company, Parent or any of their respective Subsidiaries. No Company Employee or any other Person (other than the parties to this Agreement) is intended to be a beneficiary of the provisions of this Section 5.14.

        Section 5.15    Company Board and Executive Officers.    At or prior to Closing, unless otherwise notified in writing by Parent, the Company shall deliver to Parent written resignations of all members of the Company Board and all officers of the Company and its Subsidiaries, to be effective as of the Effective Time.

  Section 5.16    Tax Matters.

        (a)   Parent, Merger Sub and Company shall each use its reasonable best efforts to cause the Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and to obtain the Tax opinions set forth in Sections 6.2(d) and 6.3(d). Parent, Merger Sub and Company agree to file all Tax Returns consistent with the treatment of the Merger as a "reorganization", with Parent, Merger Sub and Company as "parties to the reorganization", within the meaning of Section 368(a) of the Internal Revenue Code. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Treasury Regulation Section 1.368-2(g).

        (b)   Officers of the Company, Merger Sub and Parent shall execute and deliver to Locke, Lord, Bissell & Liddell LLP, counsel to the Company, and Porter & Hedges, LLP, counsel to Parent and Merger Sub, certificates containing appropriate representations and covenants, reasonably satisfactory in form and substance to such counsels, at such time or times as may be reasonably requested by such counsels, including the effective date of the Registration Statement, the date of the Proxy Statement/Prospectus and the Closing Date, in connection with their respective deliveries of opinions, pursuant to Section 6.3(d) and Section 6.2(d), with respect to the Tax treatment of the Merger.

        (c)   The Company shall provide Parent with a certification in accordance with the requirements of Treasury Regulation Section 1.1445-2(c)(3) that it is not a United States real property holding corporation.

        (d)   Each of Parent and Company shall use its commercially reasonable efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the officers' certificates described in this Section 5.16.

        Section 5.17    Continuing Obligation to Call, Hold and Convene Stockholders' Meeting; No Other Vote.    Notwithstanding anything herein to the contrary, the obligations of the Company to call, give notice of, convene and hold the Company Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal with respect to it, or by any determination by the Company Board to modify, withdraw, amend or modify its recommendation in favor of the Merger. Other than in accordance with the provisions of Section 5.4, the Company shall not submit to the vote of its stockholders any Company Acquisition Proposal, or propose to do so.

        Section 5.18    Additional Instruments and Agreements.    Parent, Merger Sub and the Company agree to execute and deliver any and all additional instruments necessary to consummate the transactions contemplated by this Agreement. Parent agrees to vote to adopt this Agreement by written consent of stockholder in lieu of meeting in its capacity as sole stockholder of Merger Sub promptly (but not later than 24 hours) after execution of this Agreement by Parent, Merger Sub and the Company.

        Section 5.19    Control of Other Party's Business.    Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent's operations or give Parent, directly or indirectly, the right to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, each of Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

        Section 5.20    Agreements Regarding Change of Control.    The Parties hereby agree and acknowledge that the consummation of the Merger constitutes a "change of control" of the Company with respect to (i) the Company Benefit Plans, (ii) the Company Incentive Plans, (iii) any awards or award agreements under the Company Incentive Plans, and (iv) all the employment agreements set forth in Section 5.20 of the Company Disclosure Letter. Parent, Merger Sub and the Company hereby agree and acknowledge that the amounts and benefits set forth opposite the names of the employees identified in Section 5.20 of the Company Disclosure Letter are the amounts due to such employees (assuming their employment with Parent or Parent Subsidiaries (including the Company and the Company Subsidiaries) terminates at the Effective Time) pursuant to their respective employment agreements, retention agreements or severance agreements with the Company and that such amounts and benefits will be paid or provided to the designated employees in accordance with the terms of such agreements; provided, however, that the employees mentioned in Section 5.20 of the Company Disclosure Letter as having continuing non-competition and/or non-solicitation obligations shall not be released from such obligations contained in their existing agreements with any Acquired Company.

        Section 5.21    Takeover Laws.    The Company shall, upon the request of Parent, (i) take all necessary steps to exclude the Merger and any other transaction contemplated hereby from the applicability of any Takeover Laws, and (ii) assist in any challenge by Parent to the validity, or the applicability to the Merger or any other transaction contemplated by this Agreement, of any Takeover Laws.

  Section 5.22    Subsequent Filings.

        (a)   Until the Effective Time, the Company and its Subsidiaries will timely file or furnish with or to the SEC each form, report and other document required to be filed or furnished (as applicable) by the Company and its Subsidiaries under the Exchange Act.

        (b)   Until the Effective Time, Parent and its Subsidiaries will timely file or furnish with or to the SEC each form, report and other document required to be filed or furnished (as applicable) by Parent and its Subsidiaries under the Exchange Act.

  Section 5.23    Stockholder Litigation.

        (a)   The Company shall give Parent the opportunity to participate, subject to a customary joint defense agreement, in, but not control, the defense or settlement of any stockholder Proceeding against the Company or any of its directors or officers relating to the Merger or any other transactions contemplated hereby; provided, however, that no settlement or compromise shall be agreed to by or on behalf of the Company or any of its Subsidiaries without Parent's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

        Parent shall give the Company the opportunity to participate, subject to a customary joint defense agreement, in, but not control, the defense or settlement of any stockholder Proceeding against Parent or any of its directors or officers relating to the Merger or any other transactions contemplated hereby; provided, however, that no settlement or compromise shall be agreed to by or on behalf of Parent or any of its Subsidiaries without the Company's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

        Section 5.24    Sanctioned Countries.    Promptly following the date hereof, the Company shall issue a written policy applicable to the Company and its Subsidiaries restricting any new business in countries against which the United States has instituted sanctions, and shall distribute such policies to all appropriate Acquired Company personnel. The Company agrees to use its reasonable best efforts to monitor compliance and enforce such policy.

Article 6
Conditions

        Section 6.1    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligations of each Party to effect the Merger shall be subject to the satisfaction, at or prior to the

Closing Date, of each of the following conditions, any or all of which may be waived in writing in whole or in part by either Parent or the Company (to the extent permitted by applicable Law):

        (a)    Stockholder Approval.    The Company Proposal shall have been duly and validly approved and adopted by the requisite vote of the stockholders of the Company.

        (b)    HSR Act.    Any applicable waiting period under the HSR Act (including extensions thereof) shall have expired or been terminated.

        (c)    Securities Law Matters.    The Registration Statement shall have been declared effective by the SEC under the Securities Act and shall be effective at the Effective Time, and no stop order suspending such effectiveness shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend such effectiveness shall have been initiated and be continuing, and any and all necessary approvals under state securities Laws relating to the issuance or trading of the Parent Common Stock to be issued in the Merger shall have been received.

        (d)    No Injunctions or Restraints.    No Governmental Authority of competent jurisdiction shall have issued, promulgated, enforced or entered any Order, decree, temporary restraining order, preliminary or permanent injunction, or other legal restraint or prohibition that is continuing and which prevents the consummation of the Merger or imposes any material restrictions on the Parties with respect thereto; provided, however, that, prior to invoking this condition, each Party shall have complied fully with its obligations under Section 5.8 and Section 5.23 and, in addition, shall have used its reasonable efforts to have any such decree, ruling, injunction or Order vacated, except as otherwise contemplated by this Agreement, including Section 5.8(d).

        (e)    NYSE Listing.    The shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

        (f)    Consents and Approvals.    Other than filing the Certificate of Merger pursuant to Section 2.1 and the filings and consents addressed in Section 6.1(b), all consents, approvals, permits and authorizations required to be obtained by the Parties prior to the Effective Time from any Governmental Authority to consummate the Merger shall have been made or obtained (as the case may be), except for any failures to make such filings or obtain such consents, approvals, permits and authorizations that, individually or in the aggregate, would not constitute a Material Adverse Effect on or with respect to the Surviving Corporation (assuming the Merger has taken place) provided, however, that the provisions of this Section 6(f) shall not be available to any Party whose failure to fulfill its obligations pursuant to Section 5.8 shall have been the cause of, or shall have resulted in, the failure to obtain such consent, approval, permit or authorization.

        Section 6.2    Conditions to Obligations of Parent and Merger Sub.    The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any or all of which may be waived in writing in whole or in part by Parent and Merger Sub:

        (a)    Representations and Warranties.    (i) The representations and warranties of the Company set forth in Section 3.2, Section 3.3, Section 3.9(a) and Section 3.16 shall be true, accurate and complete in all respects as of the date of this Agreement and (except to the extent such representation or warranty speaks as of an earlier date, in which case the representation or warranty shall be true and correct as of such date) as of the Closing Date as though made on and as of that time and (ii) the representations and warranties of the Company set forth in Article 3 (other than the representations and warranties set forth in Section 3.2, Section 3.3, Section 3.9(a) and Section 3.16) shall be true, accurate and complete (disregarding any qualifications as to materiality or Material Adverse Effect) as of the date of this Agreement and (except to the extent such representation or warranty speaks as of an earlier date, in which case the representation or warranty shall be true and correct as of such date) as of the Closing Date as though made on and as of that time, except (in the case of this clause (ii) only), for any failures of such representations and warranties to be so true, accurate and complete that, individually or in the aggregate, do not constitute a Material Adverse Effect with respect to the Company or the Surviving Corporation; and Parent shall have received a certificate signed by the Responsible Officers of the Company to such effect.

        (b)    Performance of Covenants and Agreements by the Company.    The Company shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed by the Responsible Officers of the Company to such effect.

        (c)    No Company Material Adverse Effect.    From the date of this Agreement through the Closing, there shall not have occurred any event or circumstance that constitutes a Company Material Adverse Effect.

        (d)    Tax Opinion.    Parent shall have received the opinion of its counsel, Porter & Hedges, LLP, in form and substance reasonably satisfactory to Parent, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and (ii) each of Parent, Merger Sub and Company will be a party to such reorganization within the meaning of Section 368(b) of the Code, and such opinion shall not have been withdrawn, revoked or modified. In rendering such opinion, counsel may require and rely upon and may incorporate by reference customary representations and covenants contained in certificates of officers of the Company, Merger Sub and Parent as provided in Section 5.16.

        Section 6.3    Conditions to Obligation of the Company.    The obligation of the Company to effect the Merger is subject to the satisfaction of each of the following conditions, any or all of which may be waived in writing in whole or in part by the Company:

        (a)    Representations and Warranties.    (i) The representations and warranties of Parent and Merger Sub set forth in Section 4.2, Section 4.3, Section 4.7(a) and Section 4.8 shall be true, accurate and complete in all respects as of the date of this Agreement and (except to the extent such representation or warranty speaks as of an earlier date, in which case the representation or warranty shall be true and correct as of such date) as of the Closing Date as though made on and as of that time and (ii) the representations and warranties of Parent and Merger Sub set forth in Article 4 (other than the representations and warranties set forth in Section 4.2, Section 4.3, Section 4.7(a) and Section 4.8) shall be true, accurate and complete (disregarding any qualifications as to materiality or Material Adverse Effect) as of the date of this Agreement and (except to the extent such representation or warranty speaks as of an earlier date, in which case the representation or warranty shall be true and correct as of such date) as of the Closing Date as though made on and as of that time, except (in the case of this clause (ii) only), for any failures of such representations and warranties to be so true, accurate and complete that, individually or in the aggregate, do not constitute a Material Adverse Effect with respect to Parent or the Surviving Corporation; and the Company shall have received a certificate signed by the Responsible Officers of Parent to such effect.

        (b)    Performance of Covenants and Agreements by Parent and Merger Sub.    Parent and Merger Sub shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed by the Responsible Officers of Parent to such effect.

        (c)    No Parent Material Adverse Effect.    From the date of this Agreement through the Closing, there shall not have occurred any event or circumstance that constitutes a Parent Material Adverse Effect.

        (d)    Tax Opinion.    The Company shall have received the opinion of its counsel, Locke, Lord, Bissell & Liddell LLP, in form and substance reasonably satisfactory to the Company, dated the Closing

Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and (ii) each of Parent, Merger Sub and Company will be a party to such reorganization within the meaning of Section 368(b) of the Code, and such opinion shall not have been withdrawn, revoked or modified. In rendering such opinion, counsel may require and rely upon and may incorporate by reference customary representations and covenants contained in certificates of officers of the Company, Merger Sub and Parent as provided in Section 5.16.

        (e)    Delivery of Transfer Instructions.    Parent shall have delivered to the Exchange Agent an irrevocable letter of instruction in a form reasonably satisfactory to the Company authorizing and directing the transfer of the Merger Consideration to holders of shares of Company Common Stock upon surrender of such holders' certificates representing such shares of Company Common Stock in accordance with Article 2.

Article 7
Termination

        Section 7.1    Termination Rights.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the Company Proposal by the stockholders of the Company (except as provided below), by action taken by the board of directors of the terminating Party or Parties upon the occurrence of any of the following:

        (a)   by mutual written consent of the Company and Parent;

        (b)   by either the Company or Parent, if any Governmental Authority shall have issued an Order, decree or ruling enjoining or otherwise prohibiting the Merger and such Order, decree, or ruling shall have become final and non-appealable; provided that a party shall not have the right to terminate this Agreement pursuant to this Section 7.1(b) if such party has breached any of its obligations under Section 5.8 or Section 5.12;

        (c)   by either the Company or Parent, if the Merger shall not have been consummated on or before the Outside Date; provided that the right to terminate pursuant to this Section 7.1(c) shall not be available to any party whose failure to perform or comply in all material respects with the covenants and agreements of such Person set forth in this Agreement shall have been the principal cause of or resulted in the failure of the Closing to occur by such date;

        (d)   by either the Company or Parent, if the Company Meeting shall have been convened and a vote with respect to the adoption of the Company Proposal shall have been taken thereat (or at any adjournment or postponement thereof) and the Required Company Vote shall not have been obtained;

        (e)   by the Company, if there shall have been a breach by Parent or Merger Sub of any of its covenants, agreements, representations or warranties set forth in this Agreement which breach, either individually or in the aggregate, would result, if occurring or continuing at the Effective Time, in the failure of the conditions set forth in Sections 6.3(a) or 6.3(b), as the case may be, and which is not cured on or before the earlier of the Outside Date and the 30th day following written notice to Parent, or which by its nature cannot be cured within such time period; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement;

        (f)    by Parent, if there shall have been a breach by Company of any of its covenants, agreements, representations or warranties set forth in this Agreement, (except the covenants set forth in Section 5.4 or Section 5.5, to the extent termination due to breach of such covenants is available under Section 7.1(g)) which breach, either individually or in the aggregate, would result, if occurring or continuing at the Effective Time, in the failure of the conditions set forth in Sections 6.2(a) or 6.2(b), as the case may be, and which is not cured on or before the earlier of the Outside Date and the 30th day following written notice to Company, or which by its nature cannot be cured within such time period; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(f) if Parent is then in material breach of any of its covenants or agreements contained in this Agreement;

        (g)   by Parent, prior to obtaining the Required Company Vote, (i) (A) a Company Adverse Recommendation Change shall have occurred, or (B) the Company shall have failed to include the Company Board Recommendation in the Proxy Statement/Prospectus distributed to its stockholders, (ii) Company shall have materially breached its obligations under the first two sentences of Section 5.4(a) or any provision of Section 5.4(b), Section 5.4(d), Section 5.4(e) or Section 5.5, (iii) after expiration of the three Business Day period immediately following the receipt by Parent of the written notice from Company informing Parent of Company's intention to effect a Company Adverse Recommendation Change or termination pursuant to Section 5.4(d) or a Company Adverse Recommendation Change pursuant to Section 5.4(e), as applicable, (iv) the Company Board shall have adopted a formal resolution approving or recommending to the stockholders of the Company a Company Acquisition Proposal or publicly announced that a Company Acquisition Proposal constitutes a Company Superior Proposal or Company shall have publicly announced its intention to recommend or enter into any agreement providing for a Company Acquisition Proposal (other than a confidentiality agreement in accordance with Section 5.3(b) ), or (v) a tender offer or exchange offer that would, if consummated, constitute a Company Acquisition Proposal shall have been commenced by a Person unaffiliated with Parent, and Company shall not have published, sent or given to its stockholders, pursuant to Rule 14e-2 under the Exchange Act, within 10 Business Days after such tender offer or exchange offer is first published, sent or given, a "stop, look and listen" or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, an express recommendation that its stockholders reject such tender or exchange offer, or an express reaffirmation of its recommendation to its stockholders in favor of the Merger; and

        (h)   by the Company, prior to obtaining the Required Company Vote, in accordance with, and subject to the terms and conditions of, Section 5.4(d), including the entrance into a written definitive agreement for a Company Superior Proposal and payment of the Company Termination Fee required to be paid pursuant to Section 7.3(c) concurrently with and as a condition to the effectiveness of such termination.

        The party desiring to terminate this Agreement pursuant to any of clauses (b) through (h) of this Section 7.1 shall give written notice of such termination to the other party in accordance with Section 8.3, specifying the provision or provisions hereof pursuant to which such termination is effected.

        Section 7.2 Effect of Termination.    If this Agreement is terminated and the Merger is abandoned pursuant to Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, other than the provisions of Section 5.3(d), Section 5.6(c), Section 5.6(d), Section 5.12, this Section 7.2, Section 7.3 and Article 8, which provisions shall survive such termination; provided, however, no such termination shall relieve or release any party from any liabilities or damages resulting from any willful or intentional breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

        Section 7.3    Fees and Expenses.    Notwithstanding the provision of Section 5.12:

        (a)   If (i) at any time after the date of this Agreement a Company Acquisition Proposal shall have been made directly to the stockholders of the Company or otherwise become publicly known or any Person shall have publicly announced or made known an intention (whether or not conditional) to make a Company Acquisition Proposal, and, in each case, such Company Acquisition Proposal has not been publicly withdrawn at the time of the event giving rise to termination of this Agreement as described in clause (ii) below, and (ii) following the occurrence of an event described in the preceding clause (i), this Agreement is terminated by Parent or Company pursuant to Section 7.1(c) or Section 7.1(d), and (iii) either (A) on or before the date that is twelve months after the date of such termination described in clause (ii) above, Company consummates any Company Acquisition Proposal (whether or not the same Company Acquisition Proposal described in clause (i)) or (B) both (1) on or before the date that is twelve months after the date of such termination described in clause (ii) above, Company enters into a definitive agreement in respect of any Company Acquisition Proposal (whether or not the same Company Acquisition Proposal described in clause (i)) and (2) any Company Acquisition Proposal is consummated within the one-year period following such entry into a definitive agreement (whether or not the same Company Acquisition Proposal described in clause (i) or in clause (iii)(B)(1)), then Company shall pay to Parent, the Company Termination Fee on the date of, and as a condition to, the consummation of such Company Acquisition Proposal described in clause (iii)(A) or (iii)(B)(2) (less any amount paid to Parent pursuant to Section 7.3(d)); provided that for purposes of only this Section 7.3(a), the term "Company Acquisition Proposal" shall have the meaning given to such term in Section 1.1, except that the references therein to "15%" shall be deemed to be references to "more than 50%."

        (b)   If Parent terminates this Agreement pursuant to Section 7.1(g), then Company shall pay to Parent, as promptly as reasonably practicable (and in any event within two Business Days) after such termination, the Company Termination Fee.

        (c)   If Company terminates this Agreement pursuant to Section 7.1(h), then Company shall pay to Parent, simultaneously with, and as a condition to the effectiveness of, such termination, the Company Termination Fee.

        (d)   The Company will, immediately upon termination of this Agreement by Parent pursuant to Section 7.1(f), pay, or cause to be paid, to Parent by wire transfer of immediately available funds to an account designated by Parent an amount equal to Parent's out-of-pocket and documented expenses incurred in connection with the transactions contemplated hereby, including without limitation all such expenses relating to accounting, legal and investment banking fees; provided, however, that such amount shall not exceed $6.0 million in the aggregate.

        (e)   The Parent will, immediately upon termination of this Agreement by the Company pursuant to Section 7.1(e), pay, or cause to be paid, to the Company by wire transfer of immediately available funds to an account designated by the Company an amount equal to the Company's out-of-pocket and documented expenses incurred in connection with the transactions contemplated hereby, including without limitation all such expenses relating to accounting, legal and investment banking fees; provided, however, that such amount shall not exceed $6.0 million in the aggregate.

        (f)    For purposes of this Agreement, the "Company Termination Fee" means an amount in cash equal to $27,300,000.00. The Company Termination Fee shall be paid (when due and owing) by the Company to Parent by wire transfer of immediately available funds to the account designated in writing by Parent.

        (g)   The Company acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement. In the event that Company shall fail to pay the Company Termination Fee (or any portion thereof) when due, the Company shall reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such other party (including reasonable expenses of counsel) in connection with the collection under and enforcement of this Section 7.3, together with interest on the amount of such amount or portion thereof at the rate specified in the Prime Rate in The Wall Street Journal (Northeast Edition) in effect on the date such payment was required to be made, plus 2.0%, until the date all such amounts are paid to Parent.

        (h)   In no event shall the Company be required to pay the Company Termination Fee on more than one occasion. The Company's payment of the Company Termination Fee pursuant to this Section shall be the sole and exclusive remedy of Parent and Merger Sub against the Company and any of its Subsidiaries and their respective Representatives with respect to the occurrences giving rise to such payment, subject to the rights of Parent and Merger Sub to seek specific performance under Section 8.12 or as a result of the Company's willful and intentional breach of this Agreement.

Article 8
Miscellaneous

        Section 8.1    Nonsurvival of Representations and Warranties.    None of the representations or warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Merger.

        Section 8.2    Amendment.    This Agreement may be amended by the Parties at any time before or after approval of the Company Proposal by the stockholders of the Company; provided, however, that, after any such approval, no amendment shall be made without the further approval of such stockholders if such amendment would (a) in any way materially adversely affect the rights of the Company stockholders (other than a termination of this Agreement in accordance with the provisions hereof) or (b) require a shareholder vote under applicable Law or the Company's listing agreement with the NYSE. This Agreement may not be amended except by a written instrument signed by an authorized representative of each of the Parties.

        Section 8.3    Notices.    Any notice or other communication required or permitted hereunder shall be in writing and, unless delivery instructions are otherwise expressly set forth above herein, either delivered personally (effective upon delivery), by facsimile transmission (effective upon confirmation of successful transmission), or by recognized overnight delivery service (effective on the next day after delivery to the service), at the following addresses or facsimile transmission numbers (or at such other address(es) or facsimile transmission number(s) for a Party as shall be specified by like notice):

To Parent and/or Merger Sub:	Cameron International Corporation 1333 W. Loop South, #1700 Houston, Texas 77027 Facsimile No.: 713-513-3455
	Attention:	Jack B. Moore President and Chief Executive Officer
with a copy (which shall not constitute notice) to:	Porter & Hedges, L.L.P. 1000 Main Street, 36th Floor Houston, Texas 77002 Facsimile: 713-226-6247
	Attention:	Richard L. Wynne
To the Company:	NATCO Group Inc. 11210 Equity Drive, Suite 100 Houston, Texas 77041 Facsimile: 713-849-8976
	Attention:	James U. Clarke Chairman and Chief Executive Officer

with a copy (which shall not constitute notice) to:	Locke Lord Bissell & Liddell LLP 600 Travis Street, Suite 3400 Houston, Texas 77002 Facsimile: (713) 223-3717
	Attention:	Bill Swanstrom

        Section 8.4    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties whether such delivery is by physical delivery or by means of a facsimile or portable document format (pdf) transmission, it being understood that all Parties need not sign the same counterpart.

        Section 8.5    Severability.    The provisions of this Agreement will be severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party. Subject to the preceding sentence, any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed modified to the minimum extent necessary to make such term or provision valid and enforceable, provided that if such term or provision is incapable of being so modified, then such term or provision shall be deemed ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

        Section 8.6    Entire Agreement; No Third Party Beneficiaries.    This Agreement (together with the Confidentiality Agreement and the documents and instruments delivered by the Parties in connection with this Agreement): (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) except as provided in Section 5.13 (which is intended to be for the benefit of the Persons covered thereby) is solely for the benefit of the Parties and their respective successors, legal representatives and assigns and does not confer on any Person other than the Parties any rights or remedies hereunder.

        Section 8.7    Applicable Law.    This Agreement shall be governed in all respects, including validity, interpretation and effect, by the Laws of the State of Delaware (including the Laws of Delaware with respect to statutes of limitation and statutes of repose).

        Section 8.8    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties, and any such attempted assignment without such consent shall be immediately null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

        Section 8.9    Waivers.    At any time prior to the Effective Time, any Party may, for itself only and to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive performance of any of the covenants or agreements, or satisfaction of any of the conditions, contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed by an authorized representative of such Party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any Party of a breach of any provision hereof shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provisions hereof.

        Section 8.10    Confidentiality Agreement.    The Confidentiality Agreement shall remain in full force and effect following the execution of this Agreement is hereby incorporated herein by reference, and shall constitute a part of this Agreement for all purposes; provided, however, that any standstill provisions contained therein will, effective as of the Closing, be deemed to have been waived to the extent necessary for the Parties to consummate the Merger in accordance with the terms of this Agreement. Any and all information received by Parent and the Company pursuant to the terms and provisions of this Agreement shall be governed by the applicable terms and provisions of the Confidentiality Agreement.

        Section 8.11    Incorporation.    Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes.

        Section 8.12    Specific Performance; Remedies.    Each Party acknowledges and agrees that the other Parties would be damaged irreparably if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the Parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and its provisions in any action or proceeding instituted in any state or federal court sitting in the State of Delaware having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at Law or in equity. Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations or remedies otherwise available at Law or in equity. Except as expressly provided herein, nothing herein will be considered an election of remedies.

        Section 8.13    Waiver of Jury Trial.    Each of the Parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the Parties hereto (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 8.13.

        Section 8.14    Jurisdiction; Venue.    Each of the Parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action or proceeding relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware.

(Signature Page Follows)

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives, on the date first written above.

Company:
NATCO GROUP INC.
By:	/s/ JOHN U. CLARKE
Name:	John U. Clarke
Title:	Chairman and Chief Executive Officer
Parent:
CAMERON INTERNATIONAL CORPORATION
By:	/s/ JACK B. MOORE
Name:	Jack B. Moore
Title:	President and Chief Executive Officer
Merger Sub:
OCTANE ACQUISITION SUB, INC., a Delaware corporation
By:	/s/ JACK B. MOORE
Name:	Jack B. Moore
Title:	President

1301 McKinney Suite 400 Houston, TX 77010 United States

June 1, 2009

Board of Directors
NATCO Group Inc.
11210 Equity Drive, Suite 100
Houston, Texas 77041

Members of the Board of Directors:

         We understand that NATCO Group Inc. ("NATCO") intends to enter into a transaction (the "Proposed Transaction") with Cameron International Corporation ("Cameron") pursuant to which (i) Octane Acquisition Sub, Inc. ("Merger Sub"), a wholly-owned subsidiary of Cameron, will merge with and into NATCO with NATCO surviving the merger (the "Merger") and (ii) upon effectiveness of the Merger, each share of issued and outstanding common stock of NATCO ("NATCO Common Stock") (other than shares to be cancelled pursuant to the Agreement (as defined below)) will be converted into the right to receive 1.185 shares (the "Exchange Ratio") of the common stock of Cameron ("Cameron Common Stock"). The terms and conditions of the Merger are set forth in the Agreement and Plan of Merger dated June 1, 2009 by and among Cameron, NATCO and Merger Sub (the "Agreement") and the summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Agreement.

        We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to NATCO's stockholders of the Exchange Ratio to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, NATCO's underlying business decision (i) to proceed with or effect the Proposed Transaction or (ii) to enter into or consummate the Proposed Transaction at any particular time now or in the future. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the consideration to be offered to the stockholders of NATCO in the Proposed Transaction.

        In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction; (2) publicly available information concerning NATCO and Cameron that we believe to be relevant to our analysis, including the Annual Reports on Form 10-K for the year ended December 31, 2008 and Quarterly Reports on Form 10-Q for the quarter ended March 31, 2009; (3) financial and operating information with respect to the business, operations and prospects of NATCO as furnished to us by NATCO including financial projections contained in the business plan of NATCO as prepared by the management team of NATCO and the anticipated charges and costs in connection with certain contingent liabilities as furnished to us by NATCO (the "NATCO Contingent Liabilities"); (4) financial and operating information with respect to the business, operations and prospects of Cameron as furnished to us by Cameron including financial projections contained in the business plan of Cameron as prepared by the management of Cameron and the anticipated charges and costs in connection with certain contingent liabilities as furnished to us by Cameron (the "Cameron Contingent Liabilities"); (5) the trading histories of NATCO Common Stock and Cameron Common Stock from May 30, 2007 to May 29, 2009 and a comparison of those trading histories with each other and with those of other companies that we deemed relevant; (6) a comparison of the historical financial results and present financial condition of NATCO and Cameron with each other and with those of other companies that we deemed relevant; (7) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant; (8) the potential pro forma impact of the Proposed Transaction on the future financial performance of the combined company, including the amounts and timing of the cost savings and operating synergies and other strategic benefits expected by the managements of NATCO and Cameron to result from a combination of the businesses of NATCO and Cameron (the "Expected Synergies"); (9) the potential pro forma impact of the merger on the current financial condition of Cameron, including the impact on Cameron's leverage levels and ratios; (10) published estimates of independent research analysts with respect to the future financial performance and price targets of NATCO and Cameron; and (11) the relative contributions of NATCO and Cameron to the historical and future financial performance of the combined company. In addition, we have had discussions with the managements of NATCO and Cameron concerning their respective businesses, operations, assets, liabilities, financial conditions and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

        In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information and have further relied upon the assurances of the managements of NATCO and Cameron that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of NATCO, upon the advice of NATCO, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of NATCO as to the future financial performance of NATCO and that NATCO will perform substantially in accordance with such projections. With respect to the financial projections of Cameron, upon the advice of Cameron, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Cameron as to the future financial performance of Cameron and that Cameron will perform substantially in accordance with such projections. Furthermore, upon the advice of NATCO and Cameron, we have assumed that the amounts and timing of the Expected Synergies are reasonable and that the Expected Synergies will be realized in accordance with such estimates. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In addition, with respect to the NATCO Contingent Liabilities and the Cameron Contingent Liabilities, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us by NATCO and Cameron and their advisors as to the nature, scope and value of the NATCO Contingent Liabilities and the Cameron Contingent Liabilities, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the NATCO Contingent Liabilities or Cameron Contingent Liabilities. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of NATCO or Cameron and have not made or obtained any evaluations or appraisals of the assets or liabilities of NATCO or Cameron. In addition, you have not authorized us to solicit, and we have not solicited any indications of interest from any third party with respect to the purchase of all or a part of NATCO's business. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter. In addition, we express no opinion as to the prices at which shares of (i) NATCO Common Stock or Cameron Common Stock will trade at any time following the announcement of the Proposed Transaction or (ii) Cameron Common Stock will trade at any time following the consummation of the Proposed Transaction. Our opinion should not be viewed as providing any assurance that the market value of the Cameron Common Stock to be held by the stockholders of NATCO after the consummation of the Proposed Transaction will be in excess of the market value of the NATCO

Common Stock owned by such stockholders at any time prior to announcement or consummation of the Proposed Transaction.

        We have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We have also assumed, upon the advice of NATCO, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that NATCO has obtained such advice as it deemed necessary from qualified professionals.

        Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio to be offered to the stockholders of NATCO in the Proposed Transaction is fair to such stockholders.

        We have acted as financial advisor to NATCO in connection with the Proposed Transaction and will receive fees for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, NATCO has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed various investment banking and financial services for Cameron and its subsidiaries in the past and have received customary fees for such services, specifically, in the past two years; we and/or our affiliates have provided credit support for certain subsidiaries of Cameron for which we have received customary compensation. We expect to perform investment banking and financial services for NATCO and Cameron in the future and expect to receive, customary fees for such services.

        Barclays Capital Inc. is a full service securities firm engaged in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of NATCO and Cameron for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

        This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of NATCO and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of NATCO as to whether to accept the consideration to be offered to the stockholders in connection with the Proposed Transaction.

                                                                                                    Very truly yours,

                                                                                                    /s/ BARCLAYS CAPITAL INC.

                                                                                                    BARCLAYS CAPITAL INC.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        Statutory Indemnification.    Section 145 of the Delaware General Corporation Law (the "DGCL") permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.

        In a suit brought to obtain a judgment in the corporation's favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorney's fees, actually and reasonably incurred in connection with the defense or settlement of the case, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matter as to which such persons shall have been adjudged liable to the corporation except as otherwise approved by the Delaware Court of Chancery or the court in which the claim was brought. In any other type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceedings, as well as to expenses (including attorneys' fees).

        The statute does not permit indemnification unless the person seeking indemnification has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. There are additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

        Cameron's Amended Certificate of Incorporation (the "Certificate") and bylaws require Cameron to indemnify Cameron's directors and officers to the fullest extent permitted under Delaware law, and to implement provisions pursuant to contractual indemnity agreements Cameron has entered into with Cameron's directors and executive officers. The Certificate limits the personal liability of a director to Cameron or Cameron's stockholders to damages for breach of the director's fiduciary duty. Cameron has purchased insurance on behalf of Cameron's directors and officers against certain liabilities that may be asserted or incurred by such persons in their capacities as Cameron directors or officers, or that may arise out of their status as Cameron directors or officers, including liabilities under the federal and state securities laws. Cameron has also entered into indemnity agreements with its directors and officers whereby Cameron has agreed to indemnify the directors and officers to the extent permitted by Delaware law.

        Section 102(b)(7) of the DGCL ("Section 102(b)") authorizes corporations to limit or to eliminate the personal liability of directors to corporations or their stockholders for monetary damages for breach of directors' fiduciary duty of care. Although Section 102(b) does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The

Certificate limits the liability of Cameron's directors to Cameron or Cameron's stockholders to the fullest extent permitted by Section 102(b). Specifically, Cameron's directors will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to Cameron or Cameron's stockholders; (2) for acts or omissions not in good faith, or which involve intentional misconduct or a knowing violation of law; (3) for unlawful payments of dividends or unlawful stock purchases or redemptions as provided in Section 174 of the DGCL; or (4) for any transaction from which the director derived an improper personal benefit. In the view of the SEC, the limitation of monetary liability pursuant to state law does not apply to liabilities under the federal securities laws.

        Contractual Indemnification.    Cameron has entered into indemnification agreements with each of its directors, executive officers and certain other designated officers under which Cameron has agreed to indemnify and advance expenses to each indemnitee as provided in the indemnification agreements to the fullest extent permitted by applicable law.

        In general, each indemnitee is entitled to the rights of indemnification if by reason of the indemnitee's corporate status he is or is threatened to be made a party to or a participant in any threatened, pending or completed proceeding. Subject to certain conditions, Cameron must indemnify the indemnitee against all expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to Cameron's best interests, and, with respect to any criminal proceeding, if he had no reasonable cause to believe his conduct was unlawful.

        In the case of a proceeding by Cameron, no indemnification against expenses will be made in respect of any claim as to which the indemnitee shall have been adjudged to be liable to Cameron or if applicable law prohibits the indemnification. Nonetheless, if applicable law permits indemnification against expenses, indemnification will be made if and to the extent that the court in which the relative proceeding is pending shall so determine.

        If an indemnitee is not wholly successful in defense of a proceeding, but is successful on the merits or otherwise as to one or more but not less than all claims, Cameron will indemnify the indemnitee against all expenses actually and reasonably incurred by him or on his behalf in connection with each such claim as to which the indemnitee was successful on the merits or otherwise. An indemnitee will be successful on the merits or otherwise if, among other things, (1) the claim was terminated by withdrawal or dismissal with or without prejudice; (2) a claim was terminated without any express finding of liability or guilt against the indemnitee with or without prejudice; or (3) 120 days expires after the making of a claim or threat without the institution of the claim or threat, or settlement of a claim as to which the indemnitee pays less than $200,000.

        In no event is an indemnitee entitled to indemnification with respect to a claim to the extent applicable law prohibits the indemnification, or an admission is made by the indemnitee in writing to Cameron, or final nonappealable determination is made in a proceeding that the standard for conduct for indemnification under the indemnification agreement has not been met.

        Indemnitees also are entitled to indemnification if they are required to appear as a witness in any proceeding.

        Cameron must advance all reasonable expenses incurred by or on behalf of an indemnitee in connection with a proceeding within ten days after Cameron's receipt of a statement from the indemnitee requesting the advance, whether before or after the final disposition of the proceeding. The indemnitee must repay amounts advanced only if and to the extent it is ultimately determined by a final nonappealable adjudication or arbitration decision that the indemnitee is not entitled to be indemnified against the expenses.

        The indemnification agreement also contains detailed procedures for determination of entitlement to indemnification and remedies for an indemnitee if it is determined that an indemnitee is not entitled to indemnification.

        If indemnification provided for in the indemnification agreement is held by a court to be unavailable to an indemnitee for any reason other than the indemnitee did not act in good faith and in a manner he reasonably believed to be in or not opposed to Cameron's best interests, or with respect to a criminal proceeding, that the indemnitee had no reasonable cause to believe his conduct was unlawful, Cameron is required to contribute to the amount of expenses, judgments, penalties, fines and amounts paid in settlement, actually and reasonably incurred by the indemnitee, in such proportion as is appropriate to reflect the relative benefits received by the indemnitee and the relative fault of the indemnitee versus the other defendants or participants in connection with the action or inaction that resulted in the expenses, judgments, penalties, fines and amounts paid in settlement, as well as any other relevant equity considerations.

        The merger agreement, dated as of June 1, 2009, between Cameron, Acquisition Sub and NATCO provides that for six years after the effective time of the merger contemplated by that agreement, Cameron will indemnify and hold harmless each person who was a director or officer of NATCO prior to the effective time of that merger from their acts or omissions in those capacities occurring prior to the effective time of that merger to the fullest extent permitted by applicable law.

Item 21.    Exhibits and Financial Statement Schedules

        (a) Exhibits

        See Index to Exhibits, which is incorporated by reference in this item.

        (b) Financial Statement Schedule

        Not applicable.

        (c) See Exhibit Index

Item 22.    Undertakings

        The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

           (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each filing of an annual report by Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an annual report of an employee benefit plan pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (4)   That every prospectus: (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (5)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (6)   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas, on the 20th day of July, 2009.

CAMERON INTERNATIONAL CORPORATION

By:	/s/ JACK B. MOORE Name: Jack B. Moore Title: Chief Executive Officer and President

POWER OF ATTORNEY

        KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William C. Lemmer, Jack B. Moore and Charles M. Sledge and each of them, any of whom may act without joinder of the other, his or her lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post- effective amendments) to this registration statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys- in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JACK B. MOORE Jack B. Moore	Chief Executive Officer, President and Director (Principal Executive Officer)	July 20, 2009
/s/ CHARLES M. SLEDGE Charles M. Sledge	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	July 20, 2009
/s/ CHRISTOPHER A. KRUMMEL Christopher A. Krummel	Vice President, Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)	July 20, 2009
/s/ SHELDON R. ERIKSON Sheldon R. Erikson	Chairman of the Board	July 20, 2009
/s/ C. BAKER CUNNINGHAM C. Baker Cunningham	Director	July 20, 2009
/s/ PETER J. FLUOR Peter J. Fluor	Director	July 20, 2009
/s/ DOUGLAS L. FOSHEE Douglas L. Foshee	Director	July 20, 2009

Signature	Title	Date

/s/ MICHAEL E. PATRICK Michael E. Patrick	Director	July 20, 2009
/s/ JON ERIK REINHARDSEN Jon Erik Reinhardsen	Director	July 20, 2009
/s/ DAVID ROSS III David Ross III	Director	July 20, 2009
/s/ BRUCE W. WILKINSON Bruce W. Wilkinson	Director	July 20, 2009

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
2.1	Agreement and Plan of Merger, dated as of June 1, 2009, between Cameron International Corporation, Octane Acquisition Sub, Inc. and NATCO Group Inc. (attached as Annex A to the proxy statement/prospectus forming a part of this registration statement).
3.1	Amended and Restated Certificate of Incorporation of Cameron International Corporation, dated June 30, 1995, filed as Exhibit 4.2 to the Registration Statement on Form S-8 filed on July 25, 2005 (Commission File No. 33-94948), and incorporated herein by reference.
3.2	Certificate of Amendment to the Restated Certificate of Incorporation of Cameron International Corporation, filed as Exhibit 4.3 to the Registration Statement on Form S-8 filed on May 19, 1998 (Commission File No. 333-57995), and incorporated herein by reference.
3.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Cameron International Corporation, dated May 5, 2006 (incorporated by reference, filed as Exhibit 3.1 to the Form 8-K filed on May 9, 2006).
3.4	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Cameron International Corporation, dated December 11, 2007, filed as Exhibit 3.1 to the Current Report on Form 8-K filed December 10, 2007, and incorporated herein by reference.
3.5	Second Amended and Restated Bylaws of Cameron, filed as Exhibit 3.3 to the Annual Report on Form 10-K for 2002 of Cameron, and incorporated herein by reference.
3.6	First Amendment to Second Amended and Restated Bylaws of Cameron, effective February 21, 2008, filed as Exhibit 3.6 to the Annual Report on Form 10-K for 2007 of the Company, and incorporated herein by reference.
3.7	Certificate of Elimination with Respect to Series A Junior Participating Preferred Stock, filed as Exhibit 3.1 to the Current Report on Form 8-K filed December 18, 2007, and incorporated herein by reference.
4.1	Form of Rights Agreement, dated as of October 1, 2007, between Cameron International Corporation and Computershare Trust Company, N.A., as Rights Agent, filed as Exhibit 4.1 to Cameron's Form 8-A filed on October 3, 2007, and incorporated herein by reference.
4.2	Registration Statement on Form S-3 filed with the Securities and Exchange Commission on May 4, 1998 (Registration Statement No. 333-51705), and incorporated herein by reference.
4.3	Form of Indenture for senior debt securities filed as Exhibit 4.1 to the Registration Statement on Form S-3 filed with the Securities and Exchange Commission on June 23, 2008 (File No. 333-151838) and incorporated herein by reference.
5.1*	Opinion of Porter & Hedges, L.L.P.
8.1*	Opinion of Porter & Hedges, L.L.P. regarding tax matters.
8.2*	Opinion of Locke Lord Bissell & Liddell LLP regarding tax matters.
23.1*	Consent of Porter & Hedges, L.L.P. (included in the opinions filed as Exhibits 5.1 and 8.1).
23.2*	Consent of Locke Lord Bissell & Liddell LLP (included in the opinion filed as Exhibit 8.2).
23.3*	Consent of Ernst & Young LLP (as to its report on the consolidated financial statements of Cameron International Corporation).
23.4*	Consent of KPMG LLP (as to its report on the consolidated financial statements of NATCO Group Inc.).
24.1*	Powers of Attorney of the directors of Cameron International Corporation (included on the signature page hereto).
99.1*	Form of proxy card for holders of NATCO Group Inc. common stock.
99.2*	Consent of Barclays Capital.

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Filed herewith